Filed pursuant to Rule 424(b)(4)

Registration No. 333-114984

Prospectus

August 18, 2004

19,605,052 Shares

Class A Common Stock

Google Inc. is offering 14,142,135 shares of Class A common stock and the selling stockholders are offering 5,462,917 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. The initial public offering price is $85.00 per share.

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

Our Class A common stock will be quoted on The Nasdaq National Market under the symbol “GOOG.”

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 4.

Price $85.00 A Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Google	Proceeds to Selling Stockholders
Per Share	$85.00	$2.3839	$82.6161	$82.6161
Total	$1,666,429,420	$46,736,483	$1,168,368,039	$451,324,897

The selling stockholders have granted the underwriters the right to purchase up to an additional 2,940,757 shares to cover over-allotments.

The price to the public and allocation of shares were determined by an auction process. The minimum size for a bid in the auction was five shares of our Class A common stock. The method for submitting bids and a more detailed description of this auction process are included in “Auction Process” beginning on page 34. As part of this auction process, we attempted to assess the market demand for our Class A common stock and to set the size and price to the public of this offering to meet that demand. As a result, buyers should not expect to be able to sell their shares for a profit shortly after our Class A common stock begins trading. We determined the method for allocating shares to bidders who submitted successful bids following the closing of the auction.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

It is expected that the shares will be delivered to purchasers on or about August 24, 2004.

Morgan Stanley	Credit Suisse First Boston

Goldman, Sachs & Co.	Citigroup

Lehman Brothers	Allen & Company LLC

JPMorgan	UBS Investment Bank

WR Hambrecht+Co	Thomas Weisel Partners LLC

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the “Company,” “Google,” “we,” “us” and “our” refer to Google Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

We have not undertaken any efforts to qualify this offering for offers to individual investors in any jurisdiction outside the U.S.; therefore, individual investors located outside the U.S. should not expect to be eligible to participate in this offering.

Until September 12, 2004, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Google Inc.

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. We maintain the world’s largest online index of web sites and other content, and we make this information freely available to anyone with an Internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise our Google Network use our Google AdSense program to deliver relevant ads that generate revenue and enhance the user experience. Advertisers in our AdWords program pay us a fee each time a user clicks on one of their ads displayed either on our web sites or on the web sites of Google Network members that participate in our AdSense program. When a user clicks on an ad displayed on a web site of a Google Network member, we retain only a small portion of the advertiser fee, while most of the fee is paid to the Google Network member.

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments we have made to our users:

•	We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

•	We will do our best to provide the most relevant and useful advertising. Whenever someone pays for something, we will make it clear to our users. Advertisements should not be an annoying interruption.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

Corporate Information

We were incorporated in California in September 1998. In August 2003, we reincorporated in Delaware. Our principal executive offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 623-4000. We maintain a number of web sites including www.google.com. The information on our web sites is not part of this prospectus.

Google® is a registered trademark in the U.S. and several other countries. Our unregistered trademarks include: AdSense, AdWords, Blogger, Froogle, Gmail, I’m Feeling Lucky and PageRank. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Class A common stock offered:

By Google	14,142,135 Shares

By the selling stockholders	5,462,917 Shares

Total	19,605,052 Shares

Class A common stock to be outstanding after this offering	33,603,386 Shares

Class B common stock to be outstanding after this offering	237,616,257 Shares

Total common stock to be outstanding after this offering	271,219,643 Shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, and possible acquisitions of complementary businesses, technologies or other assets. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds” for additional information.

Nasdaq symbol	GOOG

The number of shares of Class A and Class B common stock that will be outstanding after this offering is based on the number of shares outstanding at June 30, 2004 and includes (i) 2,700,000 shares of Class A common stock issued to Yahoo! Inc. in connection with a settlement arrangement, (ii) 62,187 shares of Class A common stock that will be sold in the offering by one of our selling stockholders following exercise of a warrant to purchase Class B common stock and (iii) the conversion of the shares of Class B common stock into Class A common stock in connection with this sale, and excludes:

•	1,933,953 shares of Class B common stock issuable upon the exercise of warrants outstanding at June 30, 2004, at a weighted average exercise price of $0.62 per share.

•	6,276,573 shares of Class A common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $9.42 per share.

•	10,456,084 shares of Class B common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $2.68 per share.

•	3,891,192 shares of common stock available for future issuance under our stock option plans at June 30, 2004.

Unless otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise the over-allotment option to purchase 2,940,757 additional shares of Class A common stock in this offering and that all shares of our preferred stock are converted into Class B common stock prior to this offering.

The Auction Process

The auction process being used for our initial public offering differs from methods that have been traditionally used in most other underwritten initial public offerings in the U.S. In particular, the initial public offering price and the allocation of shares were determined by an auction process conducted by us and our underwriters. You should be aware that we have selected an underwriting group that serves a broad range of the investing public, and each member of the underwriting group makes different suitability determinations with respect to investors participating in the auction process. We encourage you to discuss any questions you have regarding underwriter requirements with the underwriter through which you bid because these requirements could affect your ability to submit a bid. For more information about the auction process, see “Auction Process.”

Summary Consolidated Financial Data

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenues	$220	$19,108	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	908	6,081	14,228	131,510	625,854	204,596	641,775
Research and development	2,930	10,516	16,500	31,748	91,228	29,997	80,781
Sales and marketing	1,677	10,385	20,076	43,849	120,328	42,589	104,681
General and administrative	1,221	4,357	12,275	24,300	56,699	22,562	47,083
Stock-based compensation	—	2,506	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	6,736	33,845	75,462	253,042	1,123,470	370,327	1,025,554

Income (loss) from operations	(6,516)	(14,737)	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	440	47	(896)	(1,551)	4,190	719	(1,198)

Income (loss) before income taxes	(6,076)	(14,690)	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	—	—	3,083	85,259	241,006	132,241	182,047

Net income (loss)	$(6,076)	$(14,690)	$6,985	$99,656	$105,648	$57,968	$143,036

Net income (loss) per share:
Basic	$(0.14)	$(0.22)	$0.07	$0.86	$0.77	$0.44	$0.93
Diluted	$(0.14)	$(0.22)	$0.04	$0.45	$0.41	$0.23	$0.54
Number of shares used in per share calculations:
Basic	42,445	67,032	94,523	115,242	137,697	131,525	153,263
Diluted	42,445	67,032	186,776	220,633	256,638	253,024	265,223

The following table presents a summary of our balance sheet data at June 30, 2004:

•	On an actual basis.

•	On a pro forma as adjusted basis to give effect to the conversion of all outstanding shares of our preferred stock into shares of Class B common stock prior to the closing of this offering and to further give effect to the sale by us of shares of our Class A common stock at our initial public offering price of $ 85.00 per share, and the receipt of the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under “Use of Proceeds” and “Cash and Capitalization.”

	At June 30, 2004
	Actual	Pro Forma as Adjusted
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$548,687	$1,712,255
Total assets	1,328,022	2,491,590
Total long-term liabilities	58,766	58,766
Deferred stock-based compensation	(352,815)	(352,815)
Total stockholders’ equity	1,016,999	2,180,567

RISK FACTORS

An investment in Google involves significant risks. You should read these risk factors carefully before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We face significant competition from Microsoft and Yahoo.

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information on the web and provide them with relevant advertising. Currently, we consider our primary competitors to be Microsoft and Yahoo. Microsoft has announced plans to develop a new web search technology that may make web search a more integrated part of the Windows operating system. We expect that Microsoft will increasingly use its financial and engineering resources to compete with us. Yahoo has become an increasingly significant competitor, having acquired Overture Services, which offers Internet advertising solutions that compete with our AdWords and AdSense programs, as well as the Inktomi, AltaVista and AllTheWeb search engines. Since June 2000, Yahoo has used, to varying degrees, our web search technology on its web site to provide web search services to its users. We have notified Yahoo of our election to terminate our agreement effective July 2004. This agreement with Yahoo accounted for less than 3% of our revenues for the year ended December 31, 2003 and less than 2% of our revenues for the six months ended June 30, 2004.

Both Microsoft and Yahoo have more employees than we do (in Microsoft’s case, currently more than 20 times as many). Microsoft also has significantly more cash resources than we do. Both of these companies also have longer operating histories and more established relationships with customers. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and web sites. Microsoft and Yahoo also may have a greater ability to attract and retain users than we do because they operate Internet portals with a broad range of products and services. If Microsoft or Yahoo are successful in providing similar or better web search results compared to ours or leverage their platforms to make their web search services easier to access than ours, we could experience a significant decline in user traffic. Any such decline in traffic could negatively affect our revenues.

We face competition from other Internet companies, including web search providers, Internet advertising companies and destination web sites that may also bundle their services with Internet access.

In addition to Microsoft and Yahoo, we face competition from other web search providers, including companies that are not yet known to us. We compete with Internet advertising companies, particularly in the areas of pay-for-performance and keyword-targeted Internet advertising. Also, we may compete with companies that sell products and services online because these companies, like us, are trying to attract users to their web sites to search for information about products and services.

We also compete with destination web sites that seek to increase their search-related traffic. These destination web sites may include those operated by Internet access providers, such as cable and DSL service providers. Because our users need to access our services through Internet access providers, they have direct relationships with these providers. If an access provider or a computer or computing device manufacturer offers online services that compete with ours, the user may find it more convenient to use the services of the access provider or manufacturer. In addition, the access provider or manufacturer may make it hard to access our services by not listing them in the access provider’s or manufacturer’s own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than we are in tailoring services and advertisements to the specific tastes of the user.

There has been a trend toward industry consolidation among our competitors, and so smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, our revenues may decline.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

We expect our growth rates to decline and anticipate downward pressure on our operating margin in the future.

We expect that in the future our revenue growth rate will decline and anticipate that there will be downward pressure on our operating margin. We believe our revenue growth rate will decline as a result of increasing competition and the inevitable decline in growth rates as our revenues increase to higher levels. We believe our operating margin will decline as a result of increasing competition and increased expenditures for all aspects of our business as a percentage of our revenues, including product development and sales and marketing expenses. Our operating margin may decline to the extent the proportion of our revenues generated from our Google Network members increases. The margin on revenue we generate from our Google Network members is generally significantly less than the margin on revenue we generate from advertising on our web sites. Additionally, the margin we earn on revenue generated from our Google Network could decrease in the future if our Google Network members require a greater portion of the advertising fees.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this “Risk Factors” section, and the following factors, may affect our operating results:

•	Our ability to continue to attract users to our web sites.

•	Our ability to attract advertisers to our AdWords program.

•	Our ability to attract web sites to our AdSense program.

•	The mix in our revenues between those generated on our web sites and those generated through our Google Network.

•	The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure.

•	Our focus on long term goals over short term results.

•	The results of our investments in risky projects.

•	General economic conditions and those economic conditions specific to the Internet and Internet advertising.

•	Our ability to keep our web sites operational at a reasonable cost and without service interruptions.

•	Our ability to forecast revenue from agreements under which we guarantee minimum payments.

•	Geopolitical events such as war, threat of war or terrorist actions.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. For example, in 1999, advertisers spent heavily on Internet advertising. This was followed by a lengthy downturn in ad spending on the web. Also, user traffic tends to be seasonal. Our rapid growth has masked the cyclicality and seasonality of our business. As our growth slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

Our success depends on providing products and services that people use for a high quality Internet experience. Our competitors are constantly developing innovations in web search, online advertising and providing information to people. As a result, we must continue to invest significant resources in research and development in order to enhance our web search technology and our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users, advertisers and Google Network members. Our operating results would also suffer if our innovations are not responsive to the needs of our users, advertisers and Google Network members, are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our competitors may be able to offer search results that are, or that are perceived to be, substantially similar or better than those generated by our search services. This may force us to compete on bases in addition to quality of search results and to expend significant resources in order to remain competitive.

We generate our revenue almost entirely from advertising, and the reduction in spending by or loss of advertisers could seriously harm our business.

We generated approximately 97% of our revenues in 2003 and 98% of our revenues in the six months ended June 30, 2004 from our advertisers. Our advertisers can generally terminate their contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our revenues and business.

We rely on our Google Network members for a significant portion of our revenues, and otherwise benefit from our association with them. The loss of these members could prevent us from receiving the benefits we receive from our association with these Google Network members, which could adversely affect our business.

We provide advertising, web search and other services to members of our Google Network. The revenues generated from the fees advertisers pay us when users click on ads that we have delivered to our Google Network members’ web sites represented approximately 43% of our revenues in 2003, and approximately 50% of our revenues for the six months ended June 30, 2004. We consider this network to be critical to the future growth of our revenues. However, some of the participants in this network may compete with us in one or more areas. Therefore, they may decide in the future to terminate their agreements with us. If our Google Network members decide to use a competitor’s or their own web search or advertising services, our revenues would decline.

Our agreements with a few of the largest Google Network members account for a significant portion of revenues derived from our AdSense program. In addition, advertising and other fees generated from one Google

Network member, America Online, Inc., primarily through our AdSense program accounted for approximately 15%, 16% and 13% of our revenues in 2002, 2003 and in the six months ended June 30, 2004. Also, certain of our key network members operate high-profile web sites, and we derive tangible and intangible benefits from this affiliation. If one or more of these key relationships is terminated or not renewed, and is not replaced with a comparable relationship, our business would be adversely affected.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We have experienced, and continue to experience, rapid growth in our headcount and operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues, which could harm our financial position. The required improvements include:

•	Enhancing our information and communication systems to ensure that our offices around the world are well coordinated and that we can effectively communicate with our growing base of users, advertisers and Google Network members.

•	Enhancing systems of internal controls to ensure timely and accurate reporting of all of our operations.

•	Documenting all of our information technology systems and our business processes for our ad systems and our billing systems.

•	Improving our information technology infrastructure to maintain the effectiveness of our search systems.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, during our 2002 audit, our external auditors brought to our attention a need to increase restrictions on employee access to our advertising system and automate more of our financial processes. The auditors identified these issues together as a “reportable condition,” which means that these were matters that in the auditors’ judgment could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In 2003, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the “reportable condition” in 2002, we are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We intend to migrate critical financial functions to a third-party provider. If this potential transition is not successful, our business and operations could be disrupted and our operating results would be harmed.

We have entered into an arrangement to transfer our worldwide billing, collection and credit evaluation functions to a third-party service provider, Bertelsmann AG; however, we cannot be sure that the arrangement will be completed and implemented. The third-party provider will also track, on an automated basis, a majority of our growing number of AdSense revenue share agreements. These functions are critical to our operations and involve sensitive interactions between us and our advertisers and members of our Google Network. If we do not successfully implement this project, our business, reputation and operating results could be harmed. We have no experience managing and implementing this type of large-scale, cross-functional, international infrastructure project. We also may not be able to integrate our systems and processes with those of the third-party service provider on a timely basis, or at all. Even if this integration is completed on time, the service provider may not perform to agreed upon service levels. Failure of the service provider to perform satisfactorily could result in customer dissatisfaction, disrupt our operations and adversely affect operating results. We will have significantly less control over the systems and processes than if we maintained and operated them ourselves, which increases our risk. If we need to find an alternative source for performing these functions, we may have to expend significant resources in doing so, and we cannot guarantee this would be accomplished in a timely manner or without significant additional disruption to our business.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our base of users, advertisers and Google Network members will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Google” brand is critical to expanding our base of users, advertisers and Google Network members. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the “Google” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

People have in the past expressed, and may in the future express, objections to aspects of our products. For example, people have raised privacy concerns relating to the ability of our recently announced Gmail email service to match relevant ads to the content of email messages. Some people have also reacted negatively to the fact that our search technology can be used to help people find hateful or derogatory information on the web. Aspects of our future products may raise similar public concerns. Publicity regarding such concerns could harm our brand. In addition, members of the Google Network and other third parties may take actions that could impair the value of our brand. We are aware that third parties, from time to time, use “Google” and similar variations in their domain names without our approval, and our brand may be harmed if users and advertisers associate these domains with us.

Proprietary document formats may limit the effectiveness of our search technology by preventing our technology from accessing the content of documents in such formats which could limit the effectiveness of our products and services.

An increasing amount of information on the Internet is provided in proprietary document formats such as Microsoft Word. The providers of the software application used to create these documents could engineer the document format to prevent or interfere with our ability to access the document contents with our search technology. This would mean that the document contents would not be included in our search results even if the contents were directly relevant to a search. These types of activities could assist our competitors or diminish the value of our search results. The software providers may also seek to require us to pay them royalties in exchange for giving us the ability to search documents in their format. If the software provider also competes with us in the search business, they may give their search technology a preferential ability to search documents in their proprietary format. Any of these results could harm our brand and our operating results.

New technologies could block our ads, which would harm our business.

Technologies may be developed that can block the display of our ads. Most of our revenues are derived from fees paid to us by advertisers in connection with the display of ads on web pages. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success. In addition, this offering may create disparities in wealth among Google employees, which may adversely impact relations among employees and our corporate culture in general.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We seek to obtain patent protection for our innovations. It is possible, however, that some of these innovations may not be protectable. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also face risks associated with our trademarks. For example, there is a risk that the word “Google” could become so commonly used that it becomes synonymous with the word “search.” If this happens, we could lose protection for this trademark, which could result in other people using the word “Google” to refer to their own products, thus diminishing our brand.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition, many of our agreements with members of our Google Network require us to indemnify these members for third-party intellectual property infringement claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

From time to time, we receive notice letters from patent holders alleging that certain of our products and services infringe their patent rights. Some of these have resulted in litigation against us. For example, Overture Services (now owned by Yahoo) sued us, claiming that the Google AdWords program infringes certain claims of an Overture Services patent. It also claimed that the patent relates to Overture Services’ own bid-for-ad placement business model and its pay-for-performance technologies. We recently settled this dispute.

Companies have also filed trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held us liable for allowing advertisers to select certain trademarked terms as keywords. We have appealed this decision. We were also subject to two lawsuits in Germany on similar matters where one court preliminarily reached a similar conclusion as the court in France, while another court held that we are not liable for the actions of our advertisers prior to notification of trademark rights. We are litigating similar issues in other cases in the U.S., France, Germany and Italy.

In order to provide users with more useful ads, we have recently revised our trademark policy in the U.S. and Canada. Under our new policy, we no longer disable ads due to selection by our advertisers of trademarks as keyword triggers for the ads. As a result of this change in policy, we may be subject to more trademark infringement lawsuits. Defending these lawsuits could take time and resources. Adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenue for us, which could harm our business.

We have also been notified by third parties that they believe features of certain of our products, including Google WebSearch, Google News and Google Image Search, violate their copyrights. Generally speaking, any time that we have a product or service that links to or hosts material in which others allege to own copyrights, we face the risk of being sued for copyright infringement or related claims. Because these products and services comprise the majority of our products and services, the risk of potential harm from such lawsuits is substantial.

Expansion into international markets is important to our long-term success, and our inexperience in the operation of our business outside the U.S. increases the risk that our international expansion efforts will not be successful.

We opened our first office outside the U.S. in 2001 and have only limited experience with operations outside the U.S. Expansion into international markets requires management attention and resources. In addition, we face the following additional risks associated with our expansion outside the U.S.:

•	Challenges caused by distance, language and cultural differences.

•	Longer payment cycles in some countries.

•	Credit risk and higher levels of payment fraud.

•	Legal and regulatory restrictions.

•	Currency exchange rate fluctuations.

•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the U.S.

•	Political and economic instability and export restrictions.

•	Potentially adverse tax consequences.

•	Higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business and operating results.

We compete internationally with local information providers and with U.S. competitors who are currently more successful than we are in various markets, and if we fail to compete effectively in international markets, our business will be harmed.

We face different market characteristics and competition outside the U.S. In certain markets, other web search, advertising services and Internet companies have greater brand recognition, more users and more search traffic than we have. Even in countries where we have a significant user following, we may not be as successful in generating advertising revenue due to slower market development, our inability to provide attractive local advertising services or other factors. In order to compete, we need to improve our brand recognition and our selling efforts internationally and build stronger relationships with advertisers. We also need to better understand our international users and their preferences. If we fail to do so, our global expansion efforts may be more costly and less profitable than we expect.

Our business may be adversely affected by malicious third-party applications that interfere with our receipt of information from, and provision of information to, our users, which may impair our users’ experience with our products and services.

Our business may be adversely affected by malicious applications that make changes to our users’ computers and interfere with the Google experience. These applications have in the past attempted, and may in the future attempt, to change our users’ Internet experience, including hijacking queries to Google.com, altering or replacing Google search results, or otherwise interfering with our ability to connect with our users. The interference often occurs without disclosure to or consent from users, resulting in a negative experience that users may associate with Google. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to reach users and provide them with a superior experience is critical to our success. If our efforts to combat these malicious applications are unsuccessful, our reputation may be harmed, and our communications with certain users could be impaired. This could result in a decline in user traffic and associated ad revenues, which would damage our business.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers, thereby causing our business to suffer.

We are exposed to the risk of fraudulent clicks on our ads by persons seeking to increase the advertising fees paid to our Google Network members. We have regularly refunded revenue that our advertisers have paid to us and that was later attributed to click-through fraud, and we expect to do so in the future. Click-through fraud occurs when a person clicks on a Google AdWords ad displayed on a web site in order to generate the revenue share payment to the Google Network member rather than to view the underlying content. If we are unable to stop this fraudulent activity, these refunds may increase. If we find new evidence of past fraudulent clicks we may have to issue refunds retroactively of amounts previously paid to our Google Network members. This would negatively affect our profitability, and these types of fraudulent activities could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to potential revenue for the advertisers. This could lead the advertisers to become dissatisfied with our advertising programs, which could lead to loss of advertisers and revenue.

Index spammers could harm the integrity of our web search results, which could damage our reputation and cause our users to be dissatisfied with our products and services.

There is an ongoing and increasing effort by “index spammers” to develop ways to manipulate our web search results. For example, because our web search technology ranks a web page’s relevance based in part on the importance of the web sites that link to it, people have attempted to link a group of web sites together to manipulate web search results. We take this problem very seriously because providing relevant information to users is critical to our success. If our efforts to combat these and other types of index spamming are unsuccessful, our reputation for delivering relevant information could be diminished. This could result in a decline in user traffic, which would damage our business.

Privacy concerns relating to elements of our technology could damage our reputation and deter current and potential users from using our products and services.

From time to time, concerns may be expressed about whether our products and services compromise the privacy of users and others. Concerns about our collection, use or sharing of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. Recently, several groups have raised privacy concerns in connection with our Gmail free email service which we announced in April 2004 and these concerns have attracted a significant amount of public commentary and attention. The concerns relate principally to the fact that Gmail uses computers to match advertisements to the content of a user’s email message when email messages are viewed using the Gmail service. Privacy concerns have also arisen with our products that provide improved access to personal information that is already publicly available, but that we have made more readily accessible by the public.

Our business is subject to a variety of U.S. and foreign laws, which could subject us to claims or other remedies based on the nature and content of the information searched or displayed by our products and services, and could limit our ability to provide information regarding regulated industries and products.

The laws relating to the liability of providers of online services for activities of their users are currently unsettled both within the U.S. and abroad. Claims have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by our users. From time to time we have received notices from individuals who do not want their names or web sites to appear in our web search results when certain keywords are searched. It is also possible that we could be held liable for misinformation provided over the web when that information appears in our web search results. If one of these complaints results in liability to us, it could be potentially costly, encourage similar lawsuits, distract management and harm our reputation and possibly our business. In addition, increased attention focused on these issues and legislative proposals could harm our reputation or otherwise affect the growth of our business.

The application to us of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our users, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

Several other federal laws could have an impact on our business. Compliance with these laws and regulations is complex and may impose significant additional costs on us. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Any failure on our part to comply with these regulations may subject us to additional liabilities.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

We also face risks from legislation that could be passed in the future. For example, at least two states have introduced legislation that could interfere with or prohibit our Gmail free advertising-supported email service that was recently announced as a test service. The legislation, as originally proposed in California and Massachusetts, would make it more difficult for us to operate or would prohibit the aspects of the service that uses computers to match advertisements to the content of a user’s email message when email messages are viewed using the Gmail service. While the California legislation has been modified since being introduced so that it does not inhibit the operation of the Gmail service, the legislation has not been finally adopted. If this legislation is adopted as originally introduced, or other similar legislation is adopted, it could prevent us from implementing the Gmail service in the affected states. This could impair our ability to compete in the email services market.

If we were to lose the services of Eric, Larry, Sergey or our senior management team, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our CEO Eric Schmidt and our founders Larry Page and Sergey Brin are critical to the overall management of Google as well as the development of our technology, our culture and our strategic direction. All of our executive officers and key employees are at-will employees, and we do not maintain any key-person life insurance policies. The loss of any of our management or key personnel could seriously harm our business.

The initial option grants to many of our senior management and key employees are fully vested. Therefore, these employees may not have sufficient financial incentive to stay with us, we may have to incur costs to replace key employees that leave, and our ability to execute our business model could be impaired if we cannot replace departing employees in a timely manner.

Many of our senior management personnel and other key employees have become, or will soon become, substantially vested in their initial stock option grants. While we often grant additional stock options to management personnel and other key employees after their hire dates to provide additional incentives to remain employed by us, their initial grants are usually much larger than follow-on grants. Employees may be more likely to leave us after their initial option grant fully vests, especially if the shares underlying the options have significantly appreciated in value relative to the option exercise price. We have not given any additional grants to Eric, Larry or Sergey. Larry and Sergey are fully vested, and only a small portion of Eric’s stock is subject to future vesting. If any members of our senior management team leave the company, our ability to successfully operate our business could be impaired. We also may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense, and we are aware that certain of our competitors have directly targeted our employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We have in the past maintained a rigorous, highly selective and time-consuming hiring process. We believe that our approach to hiring has significantly contributed to our success to date. As we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. In addition, as we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain and motivate employees provided by our option grants or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively.

Our CEO and our two founders run the business and affairs of the company collectively, which may harm their ability to manage effectively.

Eric, our CEO, and Larry and Sergey, our founders and presidents, currently provide leadership to the company as a team. Our bylaws provide that our CEO and our presidents will together have general supervision, direction and control of the company, subject to the control of our board of directors. As a result, Eric, Larry and Sergey tend to operate the company collectively and to consult extensively with each other before significant decisions are made. This may slow the decision-making process, and a disagreement among these individuals could prevent key strategic decisions from being made in a timely manner. In the event our CEO and our two founders are unable to continue to work well together in providing cohesive leadership, our business could be harmed.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult to evaluate our future prospects, may increase the risk that we will not continue to be successful and increases the risk of your investment.

We first derived revenue from our online search business in 1999 and from our advertising services in 2000, and we have only a short operating history with our cost-per-click advertising model, which we launched in 2002. As a result, we have very little operating history for you to evaluate in assessing our future prospects. Also, we derive nearly all of our revenues from online advertising, which is an immature industry that has undergone rapid and dramatic changes in its short history. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of users, advertisers and Google Network members, and cause us to incur expenses to make architectural changes.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. In 2004, we expect to spend substantial amounts to purchase or lease data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic on our web sites and to roll out new products and services. This expansion is going to be expensive and complex and could result in inefficiencies or operational failures. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users’ experience could decline. This could damage our reputation and lead us to lose current and potential users, advertisers and Google Network members. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

We rely on bandwidth providers, data centers or other third parties for key aspects of the process of providing products and services to our users, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate aspects of our data center and connectivity operations including, among others, Internet traffic management services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business and could expose us to liabilities to third parties.

Our systems are also heavily reliant on the availability of electricity, which also comes from third-party providers. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage. This could result in a disruption of our business.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our data centers are located in areas with a high risk of major earthquakes. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

We have experienced system failures in the past and may in the future. For example, in November 2003 we failed to provide web search results for approximately 20% of our traffic for a period of about 30 minutes. Any unscheduled interruption in our service puts a burden on our entire organization and would result in an immediate loss of revenue. If we experience frequent or persistent system failures on our web sites, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

More individuals are using non-PC devices to access the Internet, and versions of our web search technology developed for these devices may not be widely adopted by users of these devices.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants, and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our web search services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market for online services.

If we account for employee stock options using the fair value method, it could significantly reduce our net income.

There has been ongoing public debate whether stock options granted to employees should be treated as a compensation expense and, if so, how to properly value such charges. On March 31, 2004, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, Share-Based Payment: an amendment of FASB Statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees beginning in 2005 and subsequent reporting periods. Currently, we record deferred stock-based compensation to the extent that the reassessed value for accounting purposes of the stock on the date of grant exceeds the exercise price of the option. We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods. If we had used the fair value method of accounting for stock options granted to employees prior to July 1, 2004 using a Black Scholes option valuation formula, our net income would have been $2.4 million less than reported in the year ended December 31, 2003 and $2.8 million less than reported in the six months ended June 30, 2004. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have on-going accounting charges significantly greater than those we would have recorded under our current method of accounting for stock options. See Note 1 of Notes to Consolidated Financial Statements included in this prospectus for a more detailed presentation of accounting for stock-based compensation plans.

Payments to certain of our Google Network members has exceeded the related fees we receive from our advertisers.

We have entered into, and may continue to enter into, minimum fee guarantee agreements with a small number of Google Network members. In these agreements, we promise to make minimum payments to the Google Networks member for a pre-negotiated period of time, typically from three months to a year or more. It is difficult to forecast with certainty the fees that we will earn under our agreements, and sometimes the fees we earn fall short of the minimum guarantee payment amounts. Also, increasing competition for arrangements with web sites that are potential Google Network members could result in our entering into more of these minimum fee guarantee agreements under which guaranteed payments exceed the fees we receive from advertisers whose ads we place on those Google Network member sites. In each period to date, the aggregate fees we have earned under these agreements have exceeded the aggregate amounts we have been obligated to pay to the Google Network members. However, individual agreements have resulted in guaranteed minimum and other payments to a Google Network member in excess of the related fees we receive from advertisers. In 2003, we recognized $22.5 million in cost of revenues related to such payments in excess of revenues for such agreements. In the six months ended June 30, 2004, we recognized $18.2 million in cost of revenues related to such payments in excess of revenues for such agreements. At December 31, 2003 and June 30, 2004, our aggregate outstanding minimum guarantee commitments totaled approximately $477.0 million and $369.4 million. These commitments expire between 2004 and 2007. We may recognize cost of revenues related to payments to certain Google Network members in excess of the related fees we receive from advertisers in the future in connection with certain AdSense agreements, which could adversely affect our profitability.

To the extent our revenues are paid in foreign currencies, and currency exchange rates become unfavorable, we may lose some of the economic value of the revenues in U.S. dollar terms.

As we expand our international operations, more of our customers may pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates. If the currency exchange rates were to change unfavorably, the value of net receivables we receive in foreign currencies and later convert to U.S. dollars after the unfavorable change would be diminished. This could have a negative impact on our reported operating results. Hedging strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures, that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

•	We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

•	We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

We rely on insurance to mitigate some risks and, to the extent the cost of insurance increases or we are unable to maintain sufficient insurance to mitigate the risks, our operating results may be diminished.

We contract for insurance to cover potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get or may not be able to acquire any insurance for certain types of business risk. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results will be negatively affected.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We do not have a great deal of experience acquiring companies and the companies we have acquired have been small. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:

•	The need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

•	Diversion of management time and focus from operating our business to acquisition integration challenges.

•	Cultural challenges associated with integrating employees from the acquired company into our organization.

•	Retaining employees from the businesses we acquire.

•	The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of many of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We have to keep up with rapid technological change to remain competitive in our rapidly evolving industry.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business depends on increasing use of the Internet by users searching for information, advertisers marketing products and services and web sites seeking to earn revenue to support their web content. If the Internet infrastructure does not grow and is not maintained to support these activities, our business will be harmed.

Our success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase, or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

Shares issued and options granted under our stock plans exceeded limitations in federal and state securities laws, the result of which is that the holders of these shares and/or options may have rescission rights that could require us to reacquire the shares and/or options for an aggregate repurchase price of up to $25.9 million.

Shares issued and options granted under our 1998 Stock Plan, our 2003 Stock Plan, our 2003 Stock Plan (No. 2) and our 2003 Stock Plan (No. 3) from September 2001 through July 2004 may not have been exempt from registration or qualification under federal securities laws and the securities laws of certain states. Certain of the shares issued during this period may not have been exempt from registration and qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met. We became aware that we were approaching the numeric limitations prescribed by Rule 701 in September 2002 and thereafter determined that we could not continue to count on being able to rely on Rule 701 to provide an exemption from the registration requirements of the Securities Act of 1933. In addition, continued compliance under Rule 701 would have required broad dissemination of detailed financial information regarding our business, which would have been strategically disadvantageous to our company. In evaluating how to issue stock upon exercise of outstanding options in light of these limitations we determined we would utilize “private placement” exemptions provided by Section 4(2) of the Securities Act of 1933 in order to exempt these issuances from federal registration requirements notwithstanding the factual and legal uncertainties inherent in Section 4(2). These uncertainties arise because analyzing whether or not issuances of securities qualify for the exemptions afforded by Section 4(2) involves a number of subjective determinations including whether the number of offerees constitutes a general solicitation, the financial sophistication of offerees and their access to information regarding the issuer, as well as whether the offering was designed to result in a distribution of shares to the general public. We considered various alternatives in determining to rely on the exemption provided by Section 4(2) despite its inherent uncertainties. We considered ceasing granting options and shares to service providers. However, we determined that this would be detrimental to our development, as equity compensation was an essential ingredient to building our company. We also considered becoming a reporting company for the purposes of federal securities laws. We determined that this too would be contrary to the best interests of our stockholders. We therefore concluded that relying on Section 4(2) despite its uncertainties was in the best interest of our security holders. Because of this uncertainty, the options we granted and the shares issued upon exercise of these options during this period may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we intend to make a rescission offer to the holders of these shares and options as soon as practicable after the completion of the offering of our Class A common stock and, in any event within 30 days of the effective date of this registration statement, assuming the offering has been completed at such time. We will be making this rescission offer to 1,406 persons who are or were residents of Arkansas, California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington.

If this rescission offer is accepted, we could be required to make aggregate payments to the holders of these shares and options of up to $25.9 million, which includes statutory interest. For options, this exposure reflects the costs of offering to rescind the issuance of the outstanding options by paying an amount equal to 20% of the aggregate exercise price for the entire option, plus statutory interest. However, it is possible that an optionholder could argue that this does not represent an adequate remedy for the issuance of the option in violation of applicable securities laws, and if a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher. For issuances of common stock, this exposure is calculated by reference to the acquisition price of the common stock, plus statutory interest. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. If any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all options and common stock granted or issued since September 2001 plus any statutory interest we may be required to pay. We also understand that the Securities and Exchange Commission has initiated an informal inquiry into this matter and certain state regulators, including California, have requested additional information. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. See “Rescission Offer.”

Risks Related to the Auction Process for Our Offering

Our stock price could decline rapidly and significantly.

Our initial public offering price will be determined by an auction process conducted by us and our underwriters. We believe this auction process will provide information with respect to the market demand for our

Class A common stock at the time of our initial public offering. However, this information may have no relation to market demand for our Class A common stock once trading begins. We expect that the bidding process will reveal a clearing price for shares of our Class A common stock offered in the auction. The auction clearing price is the highest price at which all of the shares offered (including shares subject to the underwriters’ over-allotment option) may be sold to potential investors. Although we and our underwriters may elect to set the initial public offering price below the auction clearing price, we intend to set an initial public offering price that is equal to the clearing price. If there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following our initial public offering.

The auction process for our public offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for our initial public offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction, bidders that receive allocations of shares in this offering (successful bidders) may infer that there is little incremental demand for our shares above or equal to the initial public offering price. As a result, successful bidders may conclude that they paid too much for our shares and could seek to immediately sell their shares to limit their losses should our stock price decline. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for our Class A common stock in the public market and a significant decline in our stock price. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in our Class A common stock shortly after our offering.

The auction process for our initial public offering may result in a situation in which less price sensitive investors play a larger role in the determination of our offering price and constitute a larger portion of the investors in our offering, and, therefore, the offering price may not be sustainable once trading of our Class A common stock begins.

In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent, research and analysis regarding investments in initial public offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price in participating in our auction process. Because of our auction process and the broad consumer awareness of Google, these less price sensitive investors may have a greater influence in setting our initial public offering price and may have a higher level of participation in our offering than is normal for initial public offerings. This, in turn, could cause our auction process to result in an initial public offering price that is higher than the prices professional investors are willing to pay. As a result, our stock price may decrease once trading of our Class A common stock begins. Also, because professional investors may have a substantial degree of influence on the trading price of our shares over time, the price of our Class A common stock may decline after our offering. Further, if our initial public offering price is above the level that investors determine is reasonable for our shares, some investors may attempt to short the stock after trading begins, which would create additional downward pressure on the trading price of our Class A common stock.

Successful bidders should not expect to sell our shares for a profit shortly after our Class A common stock begins trading.

During the bidding process, we and our managing underwriters will monitor the master order book to evaluate the demand that exists for our initial public offering. Based on this information, we and our underwriters may revise the price range for our initial public offering set forth on the cover of this prospectus. In addition, we and the selling stockholders may decide to change the number of shares of Class A common stock offered through this prospectus. These increases in the initial public offering price and the number of shares offered may result in there being little or no demand for our shares at or above the initial public offering price. If this were to occur, the price of our shares would decline following this offering. If your objective is to make a short term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Successful bidders may receive the full number of shares subject to their bids, so potential investors should not make bids for more shares than they are prepared to purchase.

We and our underwriters will conduct an auction to assess the demand for our shares of Class A common stock. We intend to set the initial public offering price equal to the auction clearing price. If we do this, the number of shares represented by successful bids will likely equal the number of shares offered by this prospectus, and successful bidders may be allocated all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our Class A common stock that they are willing and prepared to purchase.

Our initial public offering price may have little or no relationship to the price that would be established using traditional valuation methods, and therefore, the initial public offering price may not be sustainable once trading begins.

We intend to set an initial public offering price that is equal to the auction clearing price. The offering price of our shares may have little or no relationship to the price that would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our sales, earnings and other financial and operating information; multiples of earnings, cash flows and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. As a result, our initial public offering price may not be sustainable once trading begins, and the price of our Class A common stock may decline.

If research analysts publish or establish target prices for our Class A common stock that are below the initial public offering price or then current trading market price of our shares, the price of our shares of Class A common stock may fall.

Although the initial public offering price of our shares may have little or no relationship to the price determined using traditional valuation methods, we believe that research analysts will rely upon these methods to establish target prices for our Class A common stock. If research analysts, including research analysts affiliated with our underwriters, publish target prices for our Class A common stock that are below our initial public offering price or the then current trading market price of our shares, it could cause our stock price to decline significantly.

Submitting a bid does not guarantee an allocation of shares of our Class A common stock, even if a bidder submits a bid at or above the initial public offering price.

Our underwriters may require that bidders confirm their bids before the auction for our initial public offering closes. If a bidder is requested to confirm a bid and fails to do so, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. In addition, we, in consultation with our underwriters, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative and disruptive to the bidding process, in which case such bids will be rejected.

The systems and procedures used to implement our auction and the results of our auction could harm our business and our brand.

Only a small number of initial public offerings have been accomplished using auction processes in the U.S. and other countries, and none on the scale of our offering. We expect our auction structure to face scalability and operational challenges. Our underwriters’ systems that manage the auction process could fail to operate as anticipated. This could require us to delay our initial public offering, potentially even after our underwriters have started taking bids, and harm our brand. Our underwriters must modify their internal systems and procedures to accommodate our auction process. This could increase the risk that our underwriters’ systems or procedures fail to operate as anticipated.

Many of our users may submit bids in our auction with the hope of becoming stockholders. If these users either do not receive share allocations in our offering or if our share price immediately declines after the offering, our brand could be tarnished and users and investors could become frustrated with us, potentially decreasing their use of our products and services. If this occurs, our business could suffer.

Risks Related to Our Offering

If our involvement in a September 2004 magazine article about Google were held to be in violation of the Securities Act of 1933, we could be required to repurchase securities sold in this offering. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

Information about Google has been published in an article appearing in the September 2004 issue of Playboy Magazine and entitled “Playboy Interview: Google Guys.” The text of the article, which is included in this prospectus as Appendix B, contains information derived from an interview of Larry and Sergey conducted in April 2004, prior to the filing of our registration statement of which this prospectus is a part. The article includes quotations from Larry and Sergey, and has been reprinted by a number of news media outlets. The article presented certain statements about our company in isolation and did not disclose many of the related risks and uncertainties described in this prospectus. As a result, the article should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.

You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout the prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees. You should rely only on the information contained in this prospectus in making your investment decision.

We do not believe that our involvement in the Playboy Magazine article constitutes a violation of Section 5 of the Securities Act of 1933. However, if our involvement were held by a court to be in violation of the Securities Act of 1933, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. We would contest vigorously any claim that a violation of the Securities Act occurred. The SEC has also requested additional information concerning the publication of the article.

Investors should be aware of the following modifications and updates to the article’s content:

•	The article states that our Gmail service, with one gigabyte of storage, has 200 times more storage than our primary competitors. While at the time of its introduction, Gmail had such a substantial storage capacity advantage over competitive offerings, competitors have substantially narrowed the gap.

•	The article indicates that we had about 1,000 employees. Currently, we have approximately 2,292 employees.

•	The article states that more than 65 million people use our search engine each day. We believe that, based on data compiled by an unrelated third party research organization, this number represents monthly, not daily, domestic visitors data.

Our stock price may be volatile, and you may not be able to resell shares of our Class A common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our Class A common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	Quarterly variations in our results of operations or those of our competitors.

•	Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments.

•	Disruption to our operations or those of our Google Network members or our data centers.

•	The emergence of new sales channels in which we are unable to compete effectively.

•	Our ability to develop and market new and enhanced products on a timely basis.

•	Commencement of, or our involvement in, litigation.

•	Any major change in our board or management.

•	Changes in governmental regulations or in the status of our regulatory approvals.

•	Changes in earnings estimates or recommendations by securities analysts.

•	General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of shares by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class A common stock in the public market after the restrictions described in this prospectus lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. Based on shares outstanding as of June 30, 2004, upon completion of this offering, we will have outstanding 271,219,643 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. We have entered into contractual lock-up agreements with our officers, directors and certain employees and other securityholders, representing the holders of substantially all of our outstanding capital stock. We may, in our sole discretion, permit our officers, directors, employees and current stockholders who are subject to contractual lock-up agreements with us to sell shares prior to the expiration of their lock-up agreements. None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements with the underwriters in connection with this offering. In addition, our employees can only sell vested shares.

We have filed or plan to file shortly after the offering registration statements on Form S-8 and Form S-8/S-3, and a registration statement on Form S-1 relating to our rescission offer. As a result of these registration statements, the selling restriction agreements between us and our stockholders that are described in “Shares Eligible For Future Sale” and the provisions of Rules 144, 144(k) and 701, the restricted securities will first become available for sale in the public market as follows:

Days After the Date of this Prospectus	Additional Shares Eligible for Public Sale
At 15 days after the date of this prospectus and various times thereafter	4,667,483
At 90 days after the date of this prospectus and various times thereafter	39,071,376
At 120 days after the date of this prospectus and various times thereafter	24,874,091
At 150 days after the date of this prospectus and various times thereafter	24,874,091
At 180 days after the date of this prospectus and various times thereafter	176,794,161

147,349,935 of these shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933 and various vesting agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. The selling restriction agreements between us and our stockholders will allow significantly more shares to become freely tradeable soon after completion of the offering than is typical of initial public offerings.

In addition, we have agreed with our underwriters not to sell any shares of our common stock for a period of 180 days after the date of this prospectus. However, this agreement is subject to a number of exceptions, including an exception that allows us to issue an unlimited number of shares in connection with mergers and acquisition transactions, joint ventures or other strategic transactions. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC, on behalf of the underwriters, may release us from this lock-up arrangement without notice at any time. After the expiration of the 180-day period, there is no contractual restriction on our ability to issue additional shares. Any sales of common stock by us, or the perception that such sales could occur, could cause our stock price to decline.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock immediately after this offering. Therefore, if you purchase our Class A common stock in this offering, you will incur an immediate dilution of $77.34 in net tangible book value per share from the price you paid, based on the initial offering price of $85.00 per share. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, please see “Dilution.”

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the NASD. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The concentration of our capital stock ownership with our founders, executive officers, employees, and our directors and their affiliates will limit your ability to influence corporate matters.

After our offering, our Class B common stock will have ten votes per share and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that our founders, executive officers, directors (and their affiliates) and employees will together own approximately 84.8% of our Class B common stock, representing approximately 83.6% of the voting power of our outstanding capital stock. In particular, following this offering, our two founders and our CEO, Larry, Sergey and Eric, will control approximately 38.1% of our outstanding Class B common stock, representing approximately 37.6% of the voting power of our outstanding capital stock. Larry, Sergey and Eric will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual class structure, our founders, directors, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure our founders, executives and employees will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

•	Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.

•	Our certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

•	Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. In addition, a number of our “objectives,” “intentions,” “expectations” or “goals” described in “Auction Process” for qualification of bidders, the bidding process, the auction closing process, the pricing process and the allocation process are also forward-looking statements. These statements are based on current expectations or objectives of the auction process being used for our initial public offering that are inherently uncertain. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

LETTER FROM THE FOUNDERS

“AN OWNER’S MANUAL” FOR GOOGLE’S SHAREHOLDERS1

INTRODUCTION

Google is not a conventional company. We do not intend to become one. Throughout Google’s evolution as a privately held company, we have managed Google differently. We have also emphasized an atmosphere of creativity and challenge, which has helped us provide unbiased, accurate and free access to information for those who rely on us around the world.

Now the time has come for the company to move to public ownership. This change will bring important benefits for our employees, for our present and future shareholders, for our customers, and most of all for Google users. But the standard structure of public ownership may jeopardize the independence and focused objectivity that have been most important in Google’s past success and that we consider most fundamental for its future. Therefore, we have implemented a corporate structure that is designed to protect Google’s ability to innovate and retain its most distinctive characteristics. We are confident that, in the long run, this will benefit Google and its shareholders, old and new. We want to clearly explain our plans and the reasoning and values behind them. We are delighted you are considering an investment in Google and are reading this letter.

Sergey and I intend to write you a letter like this one every year in our annual report. We’ll take turns writing the letter so you’ll hear directly from each of us. We ask that you read this letter in conjunction with the rest of this prospectus.

SERVING END USERS

Sergey and I founded Google because we believed we could provide an important service to the world—instantly delivering relevant information on virtually any topic. Serving our end users is at the heart of what we do and remains our number one priority.

Our goal is to develop services that significantly improve the lives of as many people as possible. In pursuing this goal, we may do things that we believe have a positive impact on the world, even if the near term financial returns are not obvious. For example, we make our services as widely available as we can by supporting over 90 languages and by providing most services for free. Advertising is our principal source of revenue, and the ads we provide are relevant and useful rather than intrusive and annoying. We strive to provide users with great commercial information.

We are proud of the products we have built, and we hope that those we create in the future will have an even greater positive impact on the world.

LONG TERM FOCUS

As a private company, we have concentrated on the long term, and this has served us well. As a public company, we will do the same. In our opinion, outside pressures too often tempt companies to sacrifice long term opportunities to meet quarterly market expectations. Sometimes this pressure has caused companies to manipulate financial results in order to “make their quarter.” In Warren Buffett’s words, “We won’t ‘smooth’ quarterly or annual results: If earnings figures are lumpy when they reach headquarters, they will be lumpy when they reach you.”

If opportunities arise that might cause us to sacrifice short term results but are in the best long term interest of our shareholders, we will take those opportunities. We will have the fortitude to do this. We would request that our shareholders take the long term view.

1 Much of this was inspired by Warren Buffett’s essays in his annual reports and his “An Owner’s Manual” to Berkshire Hathaway shareholders.

You might ask how long is long term? Usually we expect projects to have some realized benefit or progress within a year or two. But, we are trying to look forward as far as we can. Despite the quickly changing business and technology landscape, we try to look at three to five year scenarios in order to decide what to do now. We try to optimize total benefit over these multi-year scenarios. While we are strong advocates of this strategy, it is difficult to make good multi-year predictions in technology.

Many companies are under pressure to keep their earnings in line with analysts’ forecasts. Therefore, they often accept smaller, predictable earnings rather than larger and less predictable returns. Sergey and I feel this is harmful, and we intend to steer in the opposite direction.

Google has had adequate cash to fund our business and has generated additional cash through operations. This gives us the flexibility to weather costs, benefit from opportunities and optimize our long term earnings. For example, in our ads system we make many improvements that affect revenue in both directions. These are in areas like end user relevance and satisfaction, advertiser satisfaction, partner needs and targeting technology. We release improvements immediately rather than delaying them, even though delay might give “smoother” financial results. You have our commitment to execute quickly to achieve long term value rather than making the quarters more predictable.

Our long term focus does have risks. Markets may have trouble evaluating long term value, thus potentially reducing the value of our company. Our long term focus may simply be the wrong business strategy. Competitors may be rewarded for short term tactics and grow stronger as a result. As potential investors, you should consider the risks around our long term focus.

We will make business decisions with the long term welfare of our company and shareholders in mind and not based on accounting considerations.

Although we may discuss long term trends in our business, we do not plan to give earnings guidance in the traditional sense. We are not able to predict our business within a narrow range for each quarter. We recognize that our duty is to advance our shareholders’ interests, and we believe that artificially creating short term target numbers serves our shareholders poorly. We would prefer not to be asked to make such predictions, and if asked we will respectfully decline. A management team distracted by a series of short term targets is as pointless as a dieter stepping on a scale every half hour.

RISK VS REWARD IN THE LONG RUN

Our business environment changes rapidly and needs long term investment. We will not hesitate to place major bets on promising new opportunities.

We will not shy away from high-risk, high-reward projects because of short term earnings pressure. Some of our past bets have gone extraordinarily well, and others have not. Because we recognize the pursuit of such projects as the key to our long term success, we will continue to seek them out. For example, we would fund projects that have a 10% chance of earning a billion dollars over the long term. Do not be surprised if we place smaller bets in areas that seem very speculative or even strange when compared to our current businesses. Although we cannot quantify the specific level of risk we will undertake, as the ratio of reward to risk increases, we will accept projects further outside our current businesses, especially when the initial investment is small relative to the level of investment in our current businesses.

We encourage our employees, in addition to their regular projects, to spend 20% of their time working on what they think will most benefit Google. This empowers them to be more creative and innovative. Many of our significant advances have happened in this manner. For example, AdSense for content and Google News were both prototyped in “20% time.” Most risky projects fizzle, often teaching us something. Others succeed and become attractive businesses.

As we seek to maximize value in the long term, we may have quarter-to-quarter volatility as we realize losses on some new projects and gains on others. We would love to better quantify our level of risk and reward for you going forward, but that is very difficult. Even though we are excited about risky projects, we expect to devote the vast majority of our resources to improvements to our main businesses (currently search and advertising). Most employees naturally gravitate toward incremental improvements in core areas so this tends to happen naturally.

EXECUTIVE ROLES

We run Google as a triumvirate. Sergey and I have worked closely together for the last eight years, five at Google. Eric, our CEO, joined Google three years ago. The three of us run the company collaboratively with Sergey and me as Presidents. The structure is unconventional, but we have worked successfully in this way.

To facilitate timely decisions, Eric, Sergey and I meet daily to update each other on the business and to focus our collaborative thinking on the most important and immediate issues. Decisions are often made by one of us, with the others being briefed later. This works because we have tremendous trust and respect for each other and we generally think alike. Because of our intense long term working relationship, we can often predict differences of opinion among the three of us. We know that when we disagree, the correct decision is far from obvious. For important decisions, we discuss the issue with a larger team appropriate to the task. Differences are resolved through discussion and analysis and by reaching consensus. Eric, Sergey and I run the company without any significant internal conflict, but with healthy debate. As different topics come up, we often delegate decision-making responsibility to one of us.

We hired Eric as a more experienced complement to Sergey and me to help us run the business. Eric was CTO of Sun Microsystems. He was also CEO of Novell and has a Ph.D. in computer science, a very unusual and important combination for Google given our scientific and technical culture. This partnership among the three of us has worked very well and we expect it to continue. The shared judgments and extra energy available from all three of us has significantly benefited Google.

Eric has the legal responsibilities of the CEO and focuses on management of our vice presidents and the sales organization. Sergey focuses on engineering and business deals. I focus on engineering and product management. All three of us devote considerable time to overall management of the company and other fluctuating needs. We also have a distinguished board of directors to oversee the management of Google. We have a talented executive staff that manages day-to-day operations in areas such as finance, sales, engineering, human resources, public relations, legal and product management. We are extremely fortunate to have talented management that has grown the company to where it is today—they operate the company and deserve the credit.

CORPORATE STRUCTURE

We are creating a corporate structure that is designed for stability over long time horizons. By investing in Google, you are placing an unusual long term bet on the team, especially Sergey and me, and on our innovative approach.

We want Google to become an important and significant institution. That takes time, stability and independence. We bridge the media and technology industries, both of which have experienced considerable consolidation and attempted hostile takeovers.

In the transition to public ownership, we have set up a corporate structure that will make it harder for outside parties to take over or influence Google. This structure will also make it easier for our management team to follow the long term, innovative approach emphasized earlier. This structure, called a dual class voting structure, is described elsewhere in this prospectus. The Class A common stock we are offering has one vote per share, while the Class B common stock held by many current shareholders has 10 votes per share.

The main effect of this structure is likely to leave our team, especially Sergey and me, with increasingly significant control over the company’s decisions and fate, as Google shares change hands. After the IPO, Sergey, Eric and I will control 37.6% of the voting power of Google, and the executive management team and directors as a group will control 61.4% of the voting power. New investors will fully share in Google’s long term economic future but will have little ability to influence its strategic decisions through their voting rights.

While this structure is unusual for technology companies, similar structures are common in the media business and has had a profound importance there. The New York Times Company, The Washington Post Company and Dow Jones, the publisher of The Wall Street Journal, all have similar dual class ownership structures. Media observers have pointed out that dual class ownership has allowed these companies to concentrate on their core, long term interest in serious news coverage, despite fluctuations in quarterly results. Berkshire Hathaway has implemented a dual class structure for similar reasons. From the point of view of long term success in advancing a company’s core values, we believe this structure has clearly been an advantage.

Some academic studies have shown that from a purely economic point of view, dual class structures have not harmed the share price of companies. Other studies have concluded that dual class structures have negatively affected share prices, and we cannot assure you that this will not be the case with Google. The shares of each of our classes have identical economic rights and differ only as to voting rights.

Google has prospered as a private company. We believe a dual class voting structure will enable Google, as a public company, to retain many of the positive aspects of being private. We understand some investors do not favor dual class structures. Some may believe that our dual class structure will give us the ability to take actions that benefit us, but not Google’s shareholders as a whole. We have considered this point of view carefully, and we and the board have not made our decision lightly. We are convinced that everyone associated with Google—including new investors—will benefit from this structure. However, you should be aware that Google and its shareholders may not realize these intended benefits.

In addition, we have recently expanded our board of directors to include three additional members. John Hennessy is the President of Stanford and has a Doctoral degree in computer science. Art Levinson is CEO of Genentech and has a Ph.D. in biochemistry. Paul Otellini is President and COO of Intel. We could not be more excited about the caliber and experience of these directors.

We believe we have a world class management team impassioned by Google’s mission and responsible for Google’s success. We believe the stability afforded by the dual class structure will enable us to retain our unique culture and continue to attract and retain talented people who are Google’s life blood. Our colleagues will be able to trust that they themselves and their labors of hard work, love and creativity will be well cared for by a company focused on stability and the long term.

As an investor, you are placing a potentially risky long term bet on the team, especially Sergey and me. The two of us, Eric and the rest of the management team recognize that our individual and collective interests are deeply aligned with those of the new investors who choose to support Google. Sergey and I are committed to Google for the long term. The broader Google team has also demonstrated an extraordinary commitment to our long term success. With continued hard work and good fortune, this commitment will last and flourish.

When Sergey and I founded Google, we hoped, but did not expect, it would reach its current size and influence. Our intense and enduring interest was to objectively help people find information efficiently. We also believed that searching and organizing all the world’s information was an unusually important task that should be carried out by a company that is trustworthy and interested in the public good. We believe a well functioning society should have abundant, free and unbiased access to high quality information. Google therefore has a responsibility to the world. The dual class structure helps ensure that this responsibility is met. We believe that fulfilling this responsibility will deliver increased value to our shareholders.

IPO PRICING AND ALLOCATION

It is important to us to have a fair process for our IPO that is inclusive of both small and large investors. It is also crucial that we achieve a good outcome for Google and its current shareholders. This has led us to pursue an auction-based IPO for our entire offering. Our goal is to have a share price that reflects an efficient market valuation of Google that moves rationally based on changes in our business and the stock market. (The auction process is discussed in more detail elsewhere in this prospectus.)

Many companies going public have suffered from unreasonable speculation, small initial share float, and stock price volatility that hurt them and their investors in the long run. We believe that our auction-based IPO will minimize these problems, though there is no guarantee that it will.

An auction is an unusual process for an IPO in the United States. Our experience with auction-based advertising systems has been helpful in the auction design process for the IPO. As in the stock market, if people bid for more shares than are available and bid at high prices, the IPO price will be higher. Of course, the IPO price will be lower if there are not enough bidders or if people bid lower prices. This is a simplification, but it captures the basic issues. Our goal is to have the price of our shares at the IPO and in the aftermarket reflect an efficient market price—in other words, a price set by rational and informed buyers and sellers. We seek to achieve a relatively stable price in the days following the IPO and that buyers and sellers receive an efficient market price at the IPO. We will try to achieve this outcome, but of course may not be successful. Our goal of achieving a relatively stable market price may result in Google determining with our underwriters to set the initial public offering price below the auction clearing price.

We are working to create a sufficient supply of shares to meet investor demand at IPO time and after. We are encouraging current shareholders to consider selling some of their shares as part of the offering. These shares will supplement the shares the company sells to provide more supply for investors and hopefully provide a more stable price. Sergey and I, among others, are currently planning to sell a fraction of our shares in the IPO. The more shares current shareholders sell, the more likely it is that they believe the price is not unfairly low. The supply of shares available will likely have an effect on the clearing price of the auction. Since the number of shares being sold is likely to be larger at a high price and smaller at a lower price, investors will likely want to consider the scope of current shareholder participation in the IPO. We may communicate from time to time that we are sellers rather than buyers at certain prices.

While we have designed our IPO to be inclusive for both small and large investors, for a variety of reasons described in “Auction Process” not all interested investors will be able to receive an allocation of shares in our IPO.

We would like you to invest for the long term, and you should not expect to sell Google shares for a profit shortly after Google’s IPO. We encourage investors not to invest in Google at IPO or for some time after, if they believe the price is not sustainable over the long term. Even in the long term, the trading price of Google’s stock may decline.

We intend to take steps to help ensure shareholders are well informed. We encourage you to read this prospectus, especially the Risk Factors section. We think that short term speculation without paying attention to price is likely to lose you money, especially with our auction structure. In particular, we caution you that investing in Google through our auction could be followed by a significant decline in the value of your investment after the IPO.

GOOGLERS

Our employees, who have named themselves Googlers, are everything. Google is organized around the ability to attract and leverage the talent of exceptional technologists and business people. We have been lucky to recruit many creative, principled and hard working stars. We hope to recruit many more in the future. We will reward and treat them well.

We provide many unusual benefits for our employees, including meals free of charge, doctors and washing machines. We are careful to consider the long term advantages to the company of these benefits. Expect us to add benefits rather than pare them down over time. We believe it is easy to be penny wise and pound foolish with respect to benefits that can save employees considerable time and improve their health and productivity.

The significant employee ownership of Google has made us what we are today. Because of our employee talent, Google is doing exciting work in nearly every area of computer science. We are in a very competitive industry where the quality of our product is paramount. Talented people are attracted to Google because we empower them to change the world; Google has large computational resources and distribution that enables individuals to make a difference. Our main benefit is a workplace with important projects, where employees can contribute and grow. We are focused on providing an environment where talented, hard working people are rewarded for their contributions to Google and for making the world a better place.

DON’T BE EVIL

Don’t be evil. We believe strongly that in the long term, we will be better served—as shareholders and in all other ways—by a company that does good things for the world even if we forgo some short term gains. This is an important aspect of our culture and is broadly shared within the company.

Google users trust our systems to help them with important decisions: medical, financial and many others. Our search results are the best we know how to produce. They are unbiased and objective, and we do not accept payment for them or for inclusion or more frequent updating. We also display advertising, which we work hard to make relevant, and we label it clearly. This is similar to a well-run newspaper, where the advertisements are clear and the articles are not influenced by the advertisers’ payments. We believe it is important for everyone to have access to the best information and research, not only to the information people pay for you to see.

MAKING THE WORLD A BETTER PLACE

We aspire to make Google an institution that makes the world a better place. In pursuing this goal, we will always be mindful of our responsibilities to our shareholders, employees, customers and business partners. With our products, Google connects people and information all around the world for free. We are adding other powerful services such as Gmail, which provides an efficient one gigabyte Gmail account for free. We know that some people have raised privacy concerns, primarily over Gmail’s targeted ads, which could lead to negative perceptions about Google. However, we believe Gmail protects a user’s privacy. By releasing services, such as Gmail, for free, we hope to help bridge the digital divide. AdWords connects users and advertisers efficiently, helping both. AdSense helps fund a huge variety of online web sites and enables authors who could not otherwise publish. Last year we created Google Grants—a growing program in which hundreds of non-profits addressing issues, including the environment, poverty and human rights, receive free advertising. And now, we are in the process of establishing the Google Foundation. We intend to contribute significant resources to the foundation, including employee time and approximately 1% of Google’s equity and profits in some form. We hope someday this institution may eclipse Google itself in terms of overall world impact by ambitiously applying innovation and significant resources to the largest of the world’s problems.

SUMMARY AND CONCLUSION

Google is not a conventional company. Eric, Sergey and I intend to operate Google differently, applying the values it has developed as a private company to its future as a public company. Our mission and business description are available in the rest of this prospectus; we encourage you to carefully read this information. We will optimize for the long term rather than trying to produce smooth earnings for each quarter. We will support selected high-risk, high-reward projects and manage our portfolio of projects. We will run the company collaboratively with Eric, our CEO, as a team of three. We are conscious of our duty as fiduciaries for our shareholders, and we will fulfill those responsibilities. We will continue to strive to attract creative, committed new employees, and we will welcome support from new shareholders. We will live up to our “don’t be evil” principle by keeping user trust and not accepting payment for search results. We have a dual class structure that is biased toward stability and independence and that requires investors to bet on the team, especially Sergey and me.

In this letter we have talked about our IPO auction method and our desire for stability and access for all investors. We have discussed our goal to have investors who invest for the long term. Finally, we have discussed our desire to create an ideal working environment that will ultimately drive the success of Google by retaining and attracting talented Googlers.

We have tried hard to anticipate your questions. It will be difficult for us to respond to them given legal constraints during our offering process. We look forward to a long and hopefully prosperous relationship with you, our new investors. We wrote this letter to help you understand our company.

We have a strong commitment to our users worldwide, their communities, the web sites in our network, our advertisers, our investors, and of course our employees. Sergey and I, and the team will do our best to make Google a long term success and the world a better place.

Larry Page	Sergey Brin

AUCTION PROCESS

The following describes the auction process we used for our initial public offering. The auction process being used for our initial public offering differs from methods that have been traditionally used in most other underwritten initial public offerings in the United States. In particular, we and our underwriters will conduct an auction to determine the initial public offering price and the allocation of shares in the offering. We plan to conduct this auction in five stages—Qualification; Bidding; Auction Closing; Pricing; and Allocation. Investors that do not submit bids through the auction process will not be eligible for an allocation of shares in our offering. Please see the risks related to the auction process for our offering beginning on page 19.

The Qualification Process

Our objective is to conduct an auction in which you submit informed bids. Before you can submit a bid, you will be required to obtain a bidder ID. Your bidder ID will be issued electronically only after you have visited a web site where you can obtain a bidder ID and followed the steps described at www.ipo.google.com and “How to Participate in the Auction for Our IPO” on page 42. Before you register for a bidder ID, you should:

•	Read this prospectus, including all the risk factors.

•	Understand that our initial public offering price is expected to be set at the auction clearing price, and, if there is little or no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline.

•	Understand that we may modify the price range and the size of our offering multiple times in response to investor demand.

•	Understand that our current stockholders, including our founders and members of our management team, are selling, not buying, shares of Class A common stock as part of our initial public offering.

•	Understand that we, in consultation with our underwriters, will have the ability to reject bids that we believe have the potential to manipulate or disrupt the bidding process, and that if you submit such a bid, all of the bids you have submitted will be rejected in which case you will not receive an allocation of shares in our initial public offering.

•	Understand that 4,667,483 of our shares become available for sale starting as early as 15 days after our initial public offering and that additional shares become available at various times thereafter such that 270,281,202 shares are available for sale within 180 days after our initial public offering. Please carefully review the disclosure set forth under “Shares Eligible for Future Sale” on page 113.

You may obtain a bidder ID from www.ipo.google.com. We expect the qualification process to end soon. After the qualification process ends, you will not be able to obtain a bidder ID. If you do not obtain a bidder ID, you will not be able to bid in our auction.

We seek to enable all interested investors to have the opportunity to qualify to bid and, following qualification, place bids in the auction for our initial public offering. To help meet this objective, we have selected an underwriter group that serves a broad range of the investing public.

We caution you that our Class A common stock may not be a suitable investment for you even if you obtain a bidder ID. Moreover, even if you obtain a bidder ID, you may not be able to bid in the auction if you do not meet the suitability requirements of the underwriter through which you are seeking to place a bid or as a result of other regulatory requirements as described below. Because each of the brokerage firms makes its own suitability determinations, we encourage you to discuss with your brokerage firm any questions you have regarding their requirements. Finally, even if you obtain a bidder ID and place a bid in the auction, you may not receive an allocation of shares in our offering for a number of reasons described below.

We have not undertaken any efforts to register this offering in any jurisdiction outside the U.S. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the U.S., individual investors located outside the U.S. should not expect to be eligible to participate in this offering. We would have liked to have made the offering more broadly available internationally, but myriad international securities regulations and compliance requirements made this impracticable.

The Bidding Process

Once the auction begins, all investors that have qualified to bid may submit bids in our offering through one of our underwriters. In connection with submitting a bid, you must provide the following information:

•	The number of shares you are interested in purchasing.

•	The price per share you are willing to pay.

•	Additional information to enable the underwriter to identify you, confirm your eligibility and suitability for participating in our initial public offering, and, if you submit a successful bid, consummate a sale of shares to you.

To submit a bid, you should contact one of the following underwriters:

Morgan Stanley & Co. Incorporated
Credit Suisse First Boston LLC
Allen & Company LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC
Thomas Weisel Partners LLC
WR Hambrecht + Co., LLC
Deutsche Bank Securities Inc.
Lazard Freres & Co. LLC
Ameritrade, Inc.
M.R. Beal & Company
William Blair & Company L.L.C.
Blaylock & Partners, L.P.
Cazenove Inc.
E*TRADE Securities LLC
Epoch Securities, Inc. (distributed by Charles Schwab & Co., Inc.*)
Fidelity Capital Markets, a division of National Financial Services, LLC
HARRISdirect, LLC
Needham & Company, Inc.
Piper Jaffray & Co.
Samuel A. Ramirez & Co., Inc.
Muriel Siebert & Co. Inc.
Utendahl Capital Group, L.L.C.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC

*	Charles Schwab & Co., Inc., pursuant to a distribution agreement with Epoch Securities, Inc., is acting solely as a distribution agent with respect to this offering. Charles Schwab & Co., Inc. will receive no compensation for the distribution of Google’s Class A common stock.

Bids may be within, above or below the estimated price range for our initial public offering on the cover of this prospectus. Bid prices may be in any increment, including pennies. The minimum size of any bid is generally five shares. However, the minimum size of any bid submitted through HARRISdirect, one of our underwriters, is 100 shares.

The bidding policies of our underwriters vary. Accordingly, the number of bids you may submit through any one underwriter will depend on the bidding policies of that underwriter. Most of our underwriters will permit you to submit an unlimited number of bids. However, UBS Securities, Charles Schwab & Co. and Fidelity Capital Markets will permit bidders to submit only one bid per account. HARRISdirect will permit bidders to submit up to three bids per account. E*TRADE Securities will permit bidders to submit up to five bids per account; however, bidders submitting bids through E*TRADE Securities may not submit bids for more than an aggregate of 10,000 shares per account. Ameritrade will permit bidders to submit up to 30 bids per account. If you decide to submit a bid in our offering, we encourage you to contact the underwriter through which you will submit your bid.

Each underwriter has the ability to receive bids from its customers through one or more of the following means: over the Internet, by telephone, by facsimile or in person. To participate in the auction for our initial public offering, you will be required to agree to accept electronic delivery of this prospectus, the final prospectus, any amendments to this prospectus or the final prospectus, and other communications related to this offering. If you do not consent to electronic delivery, or subsequently revoke that consent prior to the time at which our underwriters accept your bids, you will not be able to submit a bid or participate in our offering. If you revoke your consent after the underwriters accept your bid, a copy of the final prospectus will be delivered to you via U.S. mail. Your consent to electronic delivery of these documents does not constitute consent by you to electronic delivery of other information about us not related to this offering, such as proxy statements and quarterly and annual reports, during and after completion of this offering.

If you are interested in submitting a bid but do not currently have a brokerage account with any of the underwriters named above, you may contact one of these underwriters to inquire about opening an account and submitting a bid. You should be aware that, due to each underwriter’s requirements for new customer accounts, you may not be able to open an account with a particular underwriter. Even if you are a customer of one of our underwriters, and even if you have obtained a bidder ID, you may not be permitted to submit a bid if the underwriter through which you wish to submit your bid determines that you do not meet such underwriter’s suitability standards or that you are otherwise prohibited from participating in the offering due to regulatory requirements, such as the rules and regulations of the National Association of Securities Dealers.

We encourage you to discuss any questions regarding your bid and the suitability determinations that will be applied to your bid with the underwriter through which you expect to submit a bid. Each of our underwriters makes its own suitability determinations. This could affect your ability to submit a bid. For example, one of our underwriters may view a bid for 100 shares at $90.00 per share as suitable for an investor, while another of our underwriters could determine that such a bid is unsuitable for that same investor. If an underwriter determines that a bid is not suitable for an investor, the underwriter will not submit that bid in the auction, and you may not be informed that your bid was not submitted in the auction.

Our managing underwriters will manage the master order book, to which we will have concurrent access, that will aggregate all bids collected by our underwriters and will include the identity of the bidders. Our master order book will not be available for viewing by bidders. Neither we nor our underwriters will inform you that we have rejected your bids.

You should consider all the information in this prospectus in determining whether to submit a bid, the number of shares you seek to purchase and the price per share you are willing to pay. We, in consultation with our underwriters, will have the ability to reject bids that have the potential to manipulate or disrupt the bidding process. These bids include bids that we, in consultation with our underwriters, believe in our sole discretion do not reflect the number of shares that you actually intend to purchase, or a series of bids that we, in consultation with our underwriters, consider disruptive to the auction process.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by any underwriter involves no obligation or commitment of any kind by the bidder until our underwriters have notified you that your bid is successful by sending you a notice of acceptance. Therefore, you will be able to withdraw a bid at any time until it has been accepted. You may withdraw your bid by contacting the underwriter through which you submitted your bid.

During the bidding process, we and our managing underwriters will monitor the master order book to evaluate the demand that exists for our initial public offering. Based on this information and other factors, we and our underwriters may revise the public offering price range for our initial public offering set forth on the cover of this prospectus. In addition, we and the selling stockholders may decide to change the number of shares of Class A common stock offered through this prospectus. It is very likely that the number of shares offered will increase if the price range increases. You should be aware that we have the ability to make multiple such revisions. These increases in the public offering price range or the number of shares offered through this prospectus may result in there being little or no demand for our shares of Class A common stock at or above the initial public offering price following this offering. Therefore, the price of our shares of Class A common stock could decline following this offering, and investors should not expect to be able to sell their shares for a profit shortly after trading begins. You should consider whether to modify or withdraw your bid as a result of developments during the auction process, including changes in the price range or number of shares offered.

Reconfirmations of Bids

We will require that bidders reconfirm the bids that they have submitted in the offering if either of the following events shall occur:

•	More than 15 business days have elapsed since the bidder submitted his bid in the offering.

•	There is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriters.

If a reconfirmation of bids is required, we will send an electronic notice to everyone who received a bidder ID notifying them that they must reconfirm their bids by contacting the underwriters with which they have their brokerage accounts. If bidders do not reconfirm their bids when requested, we and the underwriters will disregard their bids in the auction, and they will be deemed to have been withdrawn.

Changes in the Price Range Prior to Effectiveness of the Registration Statement

If, prior to the date on which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in our offering, in each case in a manner that is not otherwise material to our offering, we and the underwriters will:

•	Provide notice on our offering web site of the revised price range or number of shares to be sold in our offering, as the case may be.

•	Issue a press release announcing the revised price range or number of shares to be sold in our offering, as the case may be.

•	Send an electronic notice to everyone who received a bidder ID notifying them of the revised price range or number of shares to be sold in our offering, as the case may be.

In these situations, the underwriters could accept your bid after the SEC declares the registration statement effective without requiring you to reconfirm. However, the underwriters may decide at any time to require you to reconfirm your bid, and if you fail to do so, your bid will be invalid.

The Auction Closing Process

We can close the auction at any time. You will have the ability to modify any bid until the auction is closed. You will have the ability to withdraw your bid until your bid is accepted. This will occur when and if you are sent a notice of acceptance. If you are requested to reconfirm a bid and fail to do so, your bid will be rejected.

When we submit our request that the SEC declare the registration statement effective, we and the underwriters will also send an electronic notice to everyone who received a bidder ID informing them of our request. Once the registration statement is effective, you will be sent an electronic notice informing you that the registration statement is effective. Bidders may still withdraw their bids after the underwriters send this notice of effectiveness. You should be aware that the following underwriters may require that you deposit funds or securities in your brokerage account with value sufficient to cover the aggregate dollar amount of your bid:

•	WR Hambrecht + Co.

•	Ameritrade

•	M.R. Beal & Company

•	E*TRADE Securities

•	Charles Schwab & Co.

•	Samuel A. Ramirez & Co.

•	Muriel Siebert & Co.

•	Utendahl Capital Group

•	Wells Fargo Securities

In the event these underwriters require you to make deposits, you will need to do so within 24 hours after the registration statement is declared effective. However, if the registration statement is declared effective on Friday, such funds will be due 72 hours after the registration statement is declared effective. If you submit a bid after effectiveness, you will be required to fund your account by the later of the deadline described above or the time you submit a bid.

If you do not provide the required funds or securities in your account within the required time, these underwriters may cancel your bid. However, we and our underwriters may decide to accept successful bids in as little as one hour after the SEC declares the registration statement effective regardless of whether bidders have deposited funds or securities in their brokerage accounts. In this case, as well as all other cases in which notices of acceptance have been sent, successful bidders would be obligated to purchase the shares allocated to them in the allocation process. For the remaining underwriters not listed above, you will be required to deposit funds in your brokerage account prior to settlement, which we expect to occur three or four business days after the underwriters send the notices of acceptance to successful bidders.

The Pricing Process

We expect that the bidding process will reveal a clearing price for the shares of Class A common stock offered in our auction. The clearing price is the highest price at which all of the shares offered (including shares subject to the underwriters’ over-allotment option) may be sold to potential investors, based on bids in the master order book that have not been withdrawn or rejected at the time we and our underwriters close the auction.

The initial public offering price will be determined by us and our underwriters after the auction closes. We intend to use the auction clearing price to determine the initial public offering price and, therefore, to set an initial public offering price that is equal to the clearing price. However, we and our underwriters have discretion to set the initial public offering price below the auction clearing price. We may do this in an effort to achieve a broader distribution of our Class A common stock or to potentially reduce the downward price volatility in the trading price of our shares in the period shortly following our offering relative to what would be experienced if the initial public offering price were set at the auction clearing price. We cannot assure you that setting the initial public offering price below the auction clearing price would achieve this result. In addition, although setting the initial public offering price below the clearing price may achieve a broader distribution of our shares, it may not result in allocations of shares in our offering to specific types of investors, such as professional investors. Even if the initial public offering price is set below the auction clearing price, the trading price of our Class A common stock could still drop significantly after the offering.

We caution you that our initial public offering price may have little or no relationship to the price that would be established using traditional indicators of value, such as:

•	Our future prospects and those of our industry in general.

•	Our sales, earnings and other financial and operating information.

•	Multiples of our earnings, cash flows and other operating metrics.

•	Market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

•	Research analyst views.

You should understand that the trading price of our Class A common stock could vary significantly from the initial public offering price. Therefore, we caution you not to submit a bid in the auction process for our offering unless you are willing to take the risk that our stock price could decline significantly.

The pricing of our initial public offering will occur after we have closed the auction and after the registration statement has been declared effective. We will issue a press release to announce the initial public offering price. The price will also be included in the notice of acceptance and the final prospectus will be sent to the purchasers of Class A common stock in our offering.

Acceptance of Bids

If the initial public offering price is at or above the bottom of the price range on the cover of the prospectus and no more than 20% above the top of the range, the underwriters can accept all bids at or above the initial public offering price by sending electronic notices of acceptance to successful bidders. As a result of the varying delivery times involved in sending emails over the Internet, some bidders may receive these notices of acceptance before others. In this case, the underwriters can accept your bid without reconfirmation.

If the initial public offering price is less than the bottom of the price range on the cover of the prospectus or more than 20% above the top of the range, we and the underwriters will:

•	Provide notice on our offering web site of the final offering price.

•	Issue a press release announcing the final offering price.

•	Send an electronic notice to everyone who received a bidder ID notifying them of the final offering price.

Under these circumstances, the underwriters would recirculate the prospectus and require the bidders to reconfirm their bids.

If reconfirmation is not required, the underwriters may accept successful bids by sending an electronic notice of acceptance in as little as one hour after we and the underwriters send the electronic notice of the final offering price and you will have the ability to withdraw your bid until it is accepted. You should be aware that the underwriters will accept successful bids by sending an electronic notice of acceptance, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective or (2) whether they are aware that the electronic notice of acceptance of that bid has been sent. Once the underwriters have accepted a bid by sending out an electronic notice of acceptance, they will not cancel or reject this bid.

The Allocation Process

Once the initial public offering price has been determined, we and our underwriters will begin the allocation process. All investors who submitted successful bids will receive an allocation of shares in our offering. All shares will be sold at the initial public offering price. The allocation process will not give any preference to successful bids based on bid price.

If the initial public offering price is equal to the auction clearing price, all successful bidders will be offered share allocations that are equal or nearly equal to the number of shares represented by their successful bids. Therefore, we caution you against submitting a bid that does not accurately represent the number of shares of our Class A common stock that you are willing and prepared to purchase. If we, in consultation with our underwriters, believe in our sole discretion that your bid does not reflect the number of shares you actually intend to purchase, we may determine that your bid is manipulative or disruptive. If any of your bids are deemed manipulative or disruptive, all of the bids that you have submitted will be rejected, in which case you will not receive an allocation of shares in our initial public offering. Furthermore, neither we nor our underwriters will inform you that we have rejected your bids.

In the event that the number of shares represented by successful bids exceeds the number of shares we and the selling stockholders are offering, the offered shares will need to be allocated across the successful bidder group. We, in consultation with our underwriters, expect to use one of two methods to do so—pro rata allocation or maximum share allocation. With either method, our objective is to set an initial public offering price where successful bidders receive at least 80% of the shares they successfully bid for in the auction. We do not intend to publicly disclose the allocation method that we ultimately employ. Once we choose an allocation method, we will not change it.

Pro Rata Allocation.    With pro rata allocation, successful bidders will receive share allocations on a pro rata basis based on the following rules:

•	The pro rata allocation percentage will be determined by dividing the number of shares we and the selling stockholders are offering (including shares subject to the underwriters’ over-allotment option) by the number of shares represented by successful bids.

•	Each bidder who has a successful bid will be allocated a number of shares equal to the pro rata allocation percentage multiplied by the number of shares represented by the successful bid, rounded to the nearest whole number of shares.

The following simplified, hypothetical example illustrates how pro rata allocation might work in practice:

Assumptions
Shares Offered	20,000
Total Shares Subject to Successful Bids	21,200
Pro Rata Allocation Percentage	94.34%

Successful Bidder	Shares Represented by Successful Bid	Pro Rata Allocation
A	100	94
B	2,100	1,981
C	4,000	3,774
D	4,500	4,245
E	5,000	4,717
F	5,500	5,189

Totals	21,200	20,000

Maximum Share Allocation.    With maximum share allocation, successful bidders will receive share allocations based on an algorithm. Under this method, successful bidders with smaller bid sizes would receive share allocations for their entire bid amounts, while successful bidders with larger bid sizes would receive no more than a maximum share allocation to be determined using the following algorithm:

•	The total of all share allocations must equal the total number of shares we and the selling stockholders are offering (including any shares subject to the over-allotment option).

•	Each successful bidder will receive a share allocation equal to the lesser of the number of shares represented by their successful bid and the maximum share allocation.

•	The maximum share allocation would be a number of shares that results in the full allocation of shares being offered.

The following simplified, hypothetical example illustrates how maximum share allocation might work in practice:

Assumptions
Shares Offered	20,000
Total Shares Subject to Successful Bids	21,200
Maximum Share Allocation	4,650

Successful Bidder	Shares Represented by Successful Bids	Share Allocation
A	100	100
B	2,100	2,100
C	4,000	4,000
D	4,500	4,500
E	5,000	4,650
F	5,500	4,650

Totals	21,200	20,000

We may designate “tiers” of bidders for purposes of allocation. Although we will not be able to determine whether or how we would implement a tiered allocation structure until the closing of the auction, the tiers would not be a factor in establishing the initial public offering price or in determining the size of the offering. If we were to implement a tiered allocation structure, we would divide the successful bidders into segments, or “tiers,” and assign bidders to tiers based on the size of their bids. This would require us to determine how many shares to allocate to each tier. The portion of the total shares offered in our initial public offering that are allocated to a tier may be different from the portion of the total shares successfully bid for in our auction that were bid for by bidders in that tier. Following the assignment of shares to each tier, we would apply either the maximum share or pro rata allocation within each tier. Our objective is that, regardless of any tiering allocations that we may implement, no successful bidder will be allocated less than 80% of the shares he or she successfully bid for in the auction.

Following the allocation process, our underwriters will provide successful bidders with a final prospectus and confirmations that detail their purchases of shares of our Class A common stock and the purchase price. The final prospectus will be delivered electronically and confirmation will be delivered by regular mail, facsimile or email. Successful bidders can expect to receive their allocated shares in their brokerage accounts three or four business days after the final offering price is established by us and the underwriters.

HOW TO PARTICIPATE IN THE AUCTION FOR OUR IPO

If you want to participate in the auction for our IPO, you will need to do the following:

1.	Have or open a brokerage account at a brokerage firm affiliated with one of our underwriters listed on page 35 of this prospectus.

2.	Understand that you should carefully review our entire prospectus. We also recommend that you view the “Meet the Management” presentation available at www.ipo.google.com.

3.	Obtain a bidder ID. You will need to go to www.ipo.google.com and follow the directions for registering for a bidder ID. To obtain a bidder ID, you will have to:

•	Provide personal information, including your tax identification number (usually your social security number) and a valid email address. If the email address you provide differs from the one you have on file with your brokerage firm, we suggest that you provide your brokerage firm with the email address you will use for this offering.

•	Acknowledge that you have received an electronic copy of the preliminary prospectus.

•	Consent to electronic delivery of communications related to the offering, including amendments to the prospectus.

•	Accept the Privacy Policy and Terms of Use that are described on the web site.

•	Receive a confirmation email from www.ipo.google.com and click on the link in the email to receive your bidder ID. You are not registered until you click on this link and obtain your bidder ID.

You will not be able to receive a bidder ID once the auction begins.

4.	Contact your brokerage firm to find out when the auction will open and to place a bid.

Because each of the brokerage firms makes its own suitability determinations, we encourage you to discuss with your brokerage firm any questions that you have regarding their requirements because this could impact your ability to submit a bid. For example, while one of our underwriters may view a bid for 100 shares at $90.00 per share as suitable for an investor, another of our underwriters could determine that such a bid is unsuitable for that same investor and, therefore, not submit the bid in the auction.

5.	If you choose to submit a bid, contact your brokerage firm while the auction is open.

•	You may bid within, above or below the price range found on the cover of our preliminary prospectus.

•	Each bid must contain both the price per share you are willing to pay and the number of shares for which you are bidding.

•	The minimum size of any bid is generally five shares. However, the minimum size of any bid submitted through HARRISdirect, one of our underwriters, is 100 shares.

•	If you bid, only submit a bid for the number of shares you intend to purchase and the price per share you are willing to pay. If we, in consultation with our underwriters, determine that your bid is manipulative or disruptive, all of the bids that you have submitted will be rejected. You will not be informed if your bids are rejected.

•

Most of our underwriters will permit you to submit an unlimited number of bids. However, UBS Securities, Charles Schwab & Co. and Fidelity Capital Markets will permit bidders to submit only one bid per account. HARRISdirect will permit bidders to submit up to three bids per account. E*TRADE Securities will permit bidders to submit up to five bids per account; however, bidders submitting bids through E*TRADE Securities may not submit bids for more than an aggregate of 10,000 shares per account. Ameritrade will permit bidders to submit up to 30 bids per account.

•	You should understand that, if you submit more than one bid, all of your bids could be accepted. This means that you may be allocated shares for any or all of your bids that you have not withdrawn prior to their acceptance by the underwriters. You will be financially obligated for the total value of the shares allocated to you.

Do not submit bids that add up to more than the amount of money you want to invest in the IPO. This is a very important point. For example, suppose you want to invest, at most, $1,000 in our IPO. Let’s assume that you place two bids: one bid for 11 shares at $90.00 (for a total value of $990) and another bid for 7 shares at $93.25 (for a total value of $652.75). If the IPO price were set at $89.25, the underwriters would accept all of your bids and you would be legally obligated to purchase 18 shares for $1,606.50.

6.	Keep in contact with your brokerage firm, frequently monitor your email account and check www.ipo.google.com for notifications related to the offering, including:

•	Notice of Recirculation/Request for Reconfirmation. Notification that we have made material changes to the prospectus for this offering that require you to reconfirm your bid by contacting your brokerage firm.

•	Notice of Change in Price Range or Number of Shares Offered. Notification that we have changed the price range or size of the offering.

•	Notice of Intent to go Effective. Notification that we have asked the SEC to declare our registration statement effective.

•	Notice of Effectiveness. Notification that the SEC has declared our registration statement effective.

•	Notice of Auction Closing. Notification that the auction has closed.

•	Notice of Final Price. Notification of the initial public offering price, if the offering price is less than the bottom of the price range on the cover of the prospectus or more than 20% above the top of the range.

•	Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted by the underwriters. This notification will include the initial public offering price.

Please be careful only to trust emails relating to the auction that come from your brokerage firm or from www.ipo.google.com. Emails from us will not ask for any personal information (such as social security number or credit card numbers). If you are not sure whether to trust an email, please contact your brokerage firm directly.

7.	You may submit, change or withdraw a bid at any time before the auction is closed. You may also withdraw a bid at any time (even after the auction is closed) until a notice of acceptance of that bid is sent to your email account. In all cases, contact your brokerage firm to change or withdraw a bid.

8.	Once our registration statement is effective, your brokerage firm may require that, within 24 hours following the effectiveness of the registration statement, you deposit funds or securities in your brokerage account with value sufficient to cover the aggregate dollar amount of your bid. If you do not provide the required funds or securities in your account within the required time, your bid may be rejected. However, we and our underwriters may determine to accept successful bids in as little as one hour after the SEC declares the registration statement effective regardless of whether bidders have deposited funds or securities in their brokerage accounts. In this case, as well as all other cases in which notices of acceptance have been sent, successful bidders would be obligated to purchase the shares allocated to them in the allocation process.

9.	In certain circumstances, you may be required to reconfirm your bid. If this occurs, you should contact your brokerage firm. If you fail to reconfirm your bid when requested, your bid will no longer be valid.

10.	If your bids have been accepted by the underwriters, you are bound to purchase all of the shares for which you have bid at or above the initial public offering price. Your brokerage firm will contact you with respect to your exact allocation.

For more information on the auction process, see “Auction Process” beginning on page 34 of this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $1,163.6 million from our sale of the 14,142,135 shares of Class A common stock offered by us in this offering, based upon our initial public offering price of $85.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the net proceeds from the sale of the shares by the selling stockholders.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently have no specific plans for the use of the net proceeds of this offering. We anticipate that we will use the net proceeds received by us from this offering for general corporate purposes, including working capital. In addition, we may use a portion of the proceeds of this offering for acquisitions of complementary businesses, technologies or other assets. We have no current agreements or commitments with respect to any material acquisitions.

Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at June 30, 2004, as follows:

•	On an actual basis, 162,856,233 shares of Class B common stock and 12,359,204 shares of Class A common stock are outstanding.

•	On a pro forma basis to reflect the conversion of all of our outstanding preferred stock into an aggregate of 79,099,884 shares of Class B common stock, which will occur prior to the completion of the offering.

•	On a pro forma as adjusted basis to give effect to receipt of the net proceeds from the sale by us in this offering of shares of Class A common stock at our initial public offering price of $85.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	At June 30, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except par value)
		(unaudited)
Cash, cash equivalents and short-term investments	$548,687	$548,687	$1,712,255

Long-term liabilities	58,766	58,766	58,766

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 164,782 shares authorized, 79,099 shares issued and outstanding, actual; 100,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	79,860	—	—
Class A and B common stock, $0.001 par value: 700,000 shares authorized, 165,012 shares issued and outstanding, actual; 9,000,000 shares authorized, 244,111 shares issued and outstanding, pro forma and 258,254 shares pro forma as adjusted	165	244	258
Additional paid-in capital	956,882	1,036,663	2,200,217
Deferred stock-based compensation	(352,815)	(352,815)	(352,815)
Accumulated other comprehensive income	(1,481)	(1,481)	(1,481)
Retained earnings	334,388	334,388	334,388

Total stockholders’ equity	1,016,999	1,016,999	2,180,567

Total capitalization	$1,075,765	$1,075,765	$2,239,333

The table above excludes the following shares:

•	10,203,007 shares of Class A and Class B common stock subject to repurchase that were granted and exercised subsequent to March 21, 2002 (see Note 1 of Notes to Consolidated Financial Statements included as part of this prospectus).

•	1,996,140 shares of Class B common stock issuable upon the exercise of warrants outstanding at June 30, 2004, with a weighted average exercise price of $0.62 per share.

•	6,276,573 shares of Class A common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $9.42 per share.

•	10,456,084 shares of Class B common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $2.68 per share.

•	3,891,192 shares of common stock available for future issuance under our stock option plans at June 30, 2004.

•	2,700,000 shares of Class A common stock issued to Yahoo in connection with a settlement arrangement.

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A and Class B common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class A and Class B common stock outstanding at June 30, 2004 after giving effect to the conversion of all of our preferred stock into Class B common stock, which will occur immediately prior to the completion of the offering.

Investors participating in this offering will incur immediate, substantial dilution. Our pro forma net tangible book value was $913.2 million, computed as total stockholders’ equity less goodwill and other intangible assets, or $3.55 per share of Class A and Class B common stock and preferred stock outstanding at June 30, 2004. Assuming the sale by us of shares of Class A common stock offered in this offering at our initial public offering price of $85.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at June 30, 2004, would have been $2,076.8 million, or $7.66 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $4.11 per share of common stock to our existing stockholders and an immediate dilution of $77.34 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Class A common stock		$85.00
Pro forma net tangible book value per share at June 30, 2004	$3.55
Increase in pro forma net tangible book value per share attributable to this offering	4.11

Pro forma as adjusted net tangible book value per share after the offering		7.66

Dilution per share to new investors		$77.34

The following table sets forth on a pro forma as adjusted basis, at June 30, 2004, the number of shares of Class A common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock, by holders of options and warrants outstanding at June 30, 2004, and by the new investors, before deducting underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(dollars in thousands, except per share amounts)
Existing stockholders	257,077,508	94.8%	$89,523	6.9%	$0.35
New investors	14,142,135	5.2%	1,202,081	93.1%	$85.00

Total	271,219,643	100.0%	$1,291,604	100.0%

The discussion and tables above are based on the number of shares of common stock and preferred stock outstanding at June 30, 2004.

The discussion and tables above includes 62,187 shares of Class B common stock issuable upon exercise of a warrant that will be exercised in connection with the offering and 2,700,000 shares of Class A common stock issued to Yahoo in connection with a settlement arrangement. The pro forma and pro forma as adjusted net tangible book values do not assume any change that will result from this settlement arrangement. Note 14 of Notes to Consolidated Financial Statements included as part of this prospectus provides a preliminary pro forma stockholders’ equity as if the settlement had occurred on December 31, 2003. The discussion and table below excludes the following shares:

•	1,933,953 shares of Class B common stock issuable upon the exercise of warrants outstanding, at June 30, 2004, at a weighted average exercise price of $0.62 per share.

•	6,276,573 shares of Class A common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $9.42 per share.

•	10,456,084 shares of Class B common stock issuable upon the exercise of options outstanding at June 30, 2004, at a weighted average exercise price of $2.68 per share.

•	3,891,192 shares of common stock available for future issuance under our stock option plans at June 30, 2004.

To the extent outstanding options and warrants are exercised, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The consolidated statements of operations data for the years ended December 31, 2001, 2002 and 2003, and the consolidated balance sheet data at December 31, 2002 and 2003, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and December 31, 2000, and the consolidated balance sheet data at December 31, 1999, 2000 and 2001, are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2003 and 2004 and the consolidated balance sheet data at June 30, 2004 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenues	$220	$19,108	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	908	6,081	14,228	131,510	625,854	204,596	641,775
Research and development	2,930	10,516	16,500	31,748	91,228	29,997	80,781
Sales and marketing	1,677	10,385	20,076	43,849	120,328	42,589	104,681
General and administrative	1,221	4,357	12,275	24,300	56,699	22,562	47,083
Stock-based compensation(1)	—	2,506	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	6,736	33,845	75,462	253,042	1,123,470	370,327	1,025,554

Income (loss) from operations	(6,516)	(14,737)	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	440	47	(896)	(1,551)	4,190	719	(1,198)

Income (loss) before income taxes	(6,076)	(14,690)	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	—	—	3,083	85,259	241,006	132,241	182,047

Net income (loss)	$(6,076)	$(14,690)	$6,985	$99,656	$105,648	$57,968	$143,036

Net income (loss) per share(2):
Basic	$(0.14)	$(0.22)	$0.07	$0.86	$0.77	$0.44	$0.93
Diluted	$(0.14)	$(0.22)	$0.04	$0.45	$0.41	$0.23	$0.54
Number of shares used in per share calculations(2):
Basic	42,445	67,032	94,523	115,242	137,697	131,525	153,263
Diluted	42,445	67,032	186,776	220,633	256,638	253,024	265,223
(1) Stock-based compensation, consisting of amortization of deferred stock-based compensation and the fair value of options issued to non-employees for services rendered, is allocated as follows:
	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
						(unaudited)
Cost of revenues	$—	$167	$876	$1,065	$8,557	$2,813	$7,622
Research and development	—	1,573	4,440	8,746	138,377	38,237	92,102
Sales and marketing	—	514	1,667	4,934	44,607	14,711	27,576
General and administrative	—	252	5,400	6,890	37,820	14,822	23,934

	$—	$2,506	$12,383	$21,635	$229,361	$70,583	$151,234

(2)	See Note 1 of Notes to Consolidated Financial Statements included in this prospectus for information regarding the computation of per share amounts.

	At December 31,					At June 30, 2004
	1999	2000	2001	2002	2003
	(in thousands)
						(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$20,038	$19,101	$33,589	$146,331	$334,718	$548,687
Total assets	25,808	46,872	84,457	286,892	871,458	1,328,022
Total long-term liabilities	3,096	7,397	8,044	9,560	33,365	58,766
Redeemable convertible preferred stock warrant	—	—	—	13,871	13,871	—
Deferred stock-based compensation	—	(8,457)	(15,833)	(35,401)	(369,668)	(352,815)
Total stockholders’ equity	20,009	27,234	50,152	173,953	588,770	1,016,999

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. Our mission is to organize the world’s information and make it universally accessible and useful. We serve three primary constituencies:

•	Users. We provide users with products and services that enable people to more quickly and easily find, create and organize information that is useful to them.

•	Advertisers. We provide advertisers our Google AdWords program, an auction-based advertising program that enables them to deliver relevant ads targeted to search results or web content. Our AdWords program provides advertisers with a cost-effective way to deliver ads to customers across Google sites and through the Google Network under our AdSense program.

•	Web sites. We provide members of our Google Network our Google AdSense program, which allows these members to deliver AdWords ads that are relevant to the search results or content on their web sites. We share most of the fees these ads generate with our Google Network members—creating an important revenue stream for them.

We were incorporated in California in September 1998 and reincorporated in Delaware in August 2003. We began licensing our WebSearch product in the first quarter of 1999. We became profitable in 2001 following the launch of our Google AdWords program.

How We Generate Revenue

We derive most of our revenues from fees we receive from our advertisers.

Our original business model consisted of licensing our search engine services to other web sites. In the first quarter of 2000, we introduced our first advertising program. Through our direct sales force we offered advertisers the ability to place text-based ads on our web sites targeted to our users’ search queries under a program called Premium Sponsorships. Advertisers paid us based on the number of times their ads were displayed on users’ search results pages, and we recognized revenue at the time these ads appeared. In the fourth quarter of 2000, we launched Google AdWords, an online self-service program that enables advertisers to place targeted text-based ads on our web sites. AdWords customers originally paid us based on the number of times their ads appeared on users’ search results pages. In the first quarter of 2002, we began offering AdWords exclusively on a cost-per-click basis, so that an advertiser pays us only when a user clicks on one of its ads. AdWords is also available through our direct sales force. Our AdWords agreements are generally terminable at any time by our advertisers. We recognize as revenue the fees charged advertisers each time a user clicks on one of the text-based ads that appear next to the search results on our web sites.

Effective January 1, 2004, we terminated the Premium Sponsorships program and now offer a single pricing structure to all of our advertisers based on the AdWords cost-per-click model. We do not expect that this change to one pricing structure will have a negative effect on our revenues because most of our advertisers switched to the AdWords cost-per-click model. Our AdWords cost-per-click program is the advertising program through which we generate revenues by serving ads on our web sites and on Google Network member web sites through our AdSense program.

Google AdSense is the program through which we distribute our advertisers’ AdWords ads for display on the web sites of our Google Network members. Our AdSense program includes AdSense for search and AdSense for content. AdSense for search, launched in the first quarter of 2002, is our service for distributing relevant ads from our advertisers for display with search results on our Google Network members’ sites. AdSense for content, launched in the first quarter of 2003, is our service for distributing ads from our advertisers that are relevant to content on our Google Network members’ sites. Our advertisers pay us a fee each time a user clicks on one of our advertisers’ ads displayed on Google Network members’ web sites. In the past, we have paid most of these advertiser fees to the members of the Google Network, and we expect to continue doing so for the foreseeable future. We recognize these advertiser fees as revenue and the portion of the advertiser fee we pay to our Google Network members as cost of revenue. In some cases, we guarantee our Google Network members minimum revenue share payments. Members of the Google Network do not pay any fees associated with the use of our AdSense program on their web sites. Some of our Google Network members separately license our web search technology and pay related licensing fees to us. Our agreements with Google Network members consist largely of uniform online “click-wrap” agreements that members enter into by interacting with our registration web sites. Agreements with our larger members are individually negotiated. The standard agreements have no stated term and are terminable at will. The negotiated agreements vary in duration. Both the standard agreements and the negotiated agreements contain provisions requiring us to share with the Google Network member a portion of the advertiser fees generated by users clicking on ads on the Google Network member’s web site. The standard agreements have uniform revenue share terms. The negotiated agreements vary as to revenue share terms and are heavily negotiated.

We believe the factors that influence the success of our advertising programs include the following:

•	The relevance, objectivity and quality of our search results.

•	The number of searches initiated at our web sites or our Google Network members’ web sites.

•	The relevance and quality of advertisements displayed with search results on our web sites and of Google Network members’ web sites, or with the content on our Google Network members’ web sites.

•	The total number of advertisements displayed on our web sites and on web sites of Google Network members.

•	The rate at which people click on advertisements.

•	The number of advertisers.

•	The total and per click advertising spending budgets of an advertiser.

•	Our minimum fee per click, which is currently $0.05.

•	The advertisers’ return on investment from advertising campaigns on our web sites or on the web sites of our Google Network members compared to other forms of advertising.

Advertising revenues made up 77%, 94%, 97% and 98% of our revenues in 2001, 2002, 2003 and in the six months ended June 30, 2004. We derive the balance of our revenues from the license of our web search technology, the license of our search solutions to enterprises and the sale and license of other products and services.

Trends in Our Business

Our business has grown rapidly since inception, and we anticipate that our business will continue to grow. This growth has been characterized by substantially increased revenues. However, our revenue growth rate has declined, and we expect that it will continue to decline as a result of increasing competition and the inevitable decline in growth rates as our revenues increase to higher levels. In addition, steps we take to improve the relevance of the ads displayed, such as removing ads that generate low click-through rates, could negatively affect our near-term advertising revenues.

The operating margin we realize on revenues generated from the web sites of our Google Network members through our AdSense program is significantly lower than that generated from paid clicks on our web sites. This lower operating margin arises because most of the advertiser fees from our AdSense agreements are shared with our Google Network members, leaving only a portion of these fees for us. The growth in advertising revenues from our Google Network members’ web sites has historically exceeded that from our web sites. This has resulted in an increased portion of our revenue being derived from our Google Network members’ web sites and has had a negative impact on operating margins. The relative rate of growth in revenues from our web sites compared to the rate of growth in revenues from our Google Network members’ web sites is likely to vary over time. For example, in the second quarter of 2004, growth in advertising revenues from our web sites exceeded that from our Google Network members’ web sites.

Our operating margin was greater in the six months ended June 30, 2004 compared to the year ended December 31, 2003. However we believe that our operating margin may decline in 2004 compared to 2003 as a result of an anticipated increase in costs and expenses, other than stock-based compensation, as a percentage of revenues. This decrease may be wholly or partially offset to the extent revenue growth from our Google web sites exceeds that of our Google Network members, as well as from an anticipated decrease in stock-based compensation as a percentage of net revenues in 2004 compared to 2003. The expected increase in cost and expenses, other than stock-based compensation, as a percentage of revenues is primarily a result of building the necessary employee and systems infrastructures required to manage our anticipated growth.

We have a large and diverse base of advertisers and Google Network members. No advertiser generated more than 3% of our revenues in 2001, and no more than 2% in 2002, 2003 or in the six months ended June 30, 2004. In addition, advertising and other revenues generated from one Google Network member, America Online, Inc., primarily through our AdSense programs, accounted for approximately 15%, 16% and 13% of our revenues in 2002, 2003 and in the six months ended June 30, 2004; no other Google Network members’ web sites generated advertising fees of more than 10% of our revenues. We expect our base of advertisers and Google Network members to remain large and diverse for the foreseeable future.

We have experienced and expect to continue to experience substantial growth in our operations as we seek to expand our user, advertiser and Google Network members bases and continue to expand our presence in international markets. This growth has required the continued expansion of our human resources and substantial investments in property and equipment. Our full-time employee headcount has grown from 284 at December 31, 2001, to 682 at December 31, 2002, to 1,628 at December 31, 2003 and to 2,292 at June 30, 2004. In addition, we have employed a significant number of temporary employees in the past and expect to continue to do so in the foreseeable future. Our capital expenditures have grown from $13.1 million in 2001, to $37.2 million in 2002, to $176.8 million in 2003 and to $182.3 million in the six months ended June 30, 2004. We currently expect to spend at least $300 million on capital equipment, including information technology infrastructure, to manage our operations during 2004. In addition, we anticipate that the growth rate of our costs and expenses, other than stock-based compensation, may exceed the growth rate of our revenues during 2004. Management of this growth will continue to require the devotion of significant employee and other resources. We may not be able to manage this growth effectively.

In early 2003, we decided to invest significant resources to begin the process of comprehensively documenting and analyzing our system of internal controls. We have identified areas of our internal controls requiring improvement, and we are in the process of designing enhanced processes and controls to address any issues identified through this review. Areas for improvement include streamlining our domestic and international billing processes, further limiting internal access to certain data systems and continuing to improve coordination across business functions. During our 2002 audit, our external auditors brought to our attention a need to increase restrictions on employee access to our advertising system and automate more of our financial processes. The auditors identified these issues together as a “reportable condition,” which means that these were matters that in the auditors’ judgment could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in our financial statements. In 2003, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the “reportable condition” in 2002, we are continuing to work to improve our internal controls, including in the areas of access and security. We plan to continue to invest the resources necessary to ensure the effectiveness of our internal controls and procedures, including in the areas of access and security.

The portion of our revenues derived from international markets has increased. Our international revenues have grown as a percentage of our total revenues from 22% in 2002 to 29% in 2003, and have grown from 28% in the six months ended June 30, 2003 to 31% in the six months ended June 30, 2004. This increase in the portion of our revenues derived from international markets results largely from increased acceptance of our advertising programs in international markets, an increase in our direct sales resources in international markets and services as well as customer support operations and our continued progress in developing versions of our products tailored for these markets.

Results of Operations

The following is a more detailed discussion of our financial condition and results of operations for the periods presented.

The following table presents our historical operating results as a percentage of revenues for the periods indicated:

	Year Ended December 31,			Three Months Ended		Six Months Ended June 30,
	2001	2002	2003	March 31, 2004	June 30, 2004	2003	2004
				(unaudited)
Consolidated Statements of Income Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	16.5	29.9	42.7	48.4	46.6	36.5	47.5
Research and development	19.1	7.2	6.2	5.4	6.5	5.4	6.0
Sales and marketing	23.2	10.0	8.2	7.4	8.1	7.6	7.7
General and administrative	14.2	5.5	3.9	3.3	3.7	4.0	3.5
Stock-based compensation	14.3	4.9	15.6	11.7	10.7	12.6	11.2

Total costs and expenses	87.3	57.5	76.6	76.2	75.6	66.1	75.9

Income from operations	12.7	42.5	23.4	23.8	24.4	33.9	24.1
Interest income (expense) and other, net	(1.0)	(0.4)	0.2	0.1	(0.2)	0.1	(0.1)

Income before income taxes	11.7	42.1	23.6	23.9	24.2	34.0	24.0
Provision for income taxes	3.6	19.4	16.4	14.1	12.9	23.6	13.4

Net income	8.1%	22.7%	7.2%	9.8%	11.3%	10.4%	10.6%

Revenues

The following table presents our revenues, by revenue source, for the periods presented:

	Year Ended December 31,			Three Months Ended		Six Months Ended
				March 31, 2004	June 30, 2004	June 30,
	2001	2002	2003			2003	2004
				(unaudited)
	(dollars in thousands)
Advertising revenues:
Google web sites	$66,932	$306,978	$792,063	$303,532	$343,442	$341,002	$646,974
Google Network web sites	—	103,937	628,600	333,752	346,226	198,801	679,978

Total advertising revenues	66,932	410,915	1,420,663	637,284	689,668	539,803	1,326,952
Licensing and other revenues	19,494	28,593	45,271	14,339	10,544	20,014	24,883

Revenues	$86,426	$439,508	$1,465,934	$651,623	$700,212	$559,817	$1,351,835

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented:

	Year Ended December 31,			Three Months Ended		Six Months Ended
				March 31, 2004	June 30, 2004	June 30,
	2001	2002	2003			2003	2004
				(unaudited)
Advertising revenues:
Google web sites	77%	70%	54%	47%	49%	61%	48%
Google Network web sites	—	24	43	51	49	35	50

Total advertising revenues	77	94	97	98	98	96	98
Google web sites as % of advertising revenues	100	75	56	48	50	63	49
Google Network web sites as % of advertising revenues	—	25	44	52	50	37	51
Licensing and other revenues	23%	6%	3%	2%	2%	4%	2%

Growth in our revenues from 2002 to 2003, and from the three months ended March 31, 2004 to the three months ended June 30, 2004, resulted primarily from growth in advertising revenues from ads on our Google Network members web sites and growth in revenues from ads on our web sites. The advertising revenue growth resulted primarily from increases in the total number of paid clicks and advertisements displayed through our programs, rather than from changes in the fees charged. Revenue growth was driven to a lesser extent by our introduction late in the first quarter of 2003 of AdSense for content. Growth in our revenues from the six months ended June 30, 2003 compared to the six months ended June 30, 2004 resulted primarily from growth in advertising revenues from ads on our Google Network members’ web sites and growth in revenues from ads on our web sites. This increase was the result of increases in the number of paid clicks rather than from changes in the fees charged. The increase in the number of paid clicks was due to an increase in the number of Google Network members and aggregate traffic at their web sites and on our web sites. Our revenues grew by 27.2% from the three month period ended December 31, 2003 to the three month period ended March 31, 2004, but grew by only 7.5% for the three month period ended March 31, 2004 to the three month period ended June 30, 2004. The reasons for the decline in growth in revenues are described in the following paragraphs.

Growth in advertising revenues from our Google Network members web sites from the three months ended March 31, 2004 to the three months ended June 30, 2004 was $12.5 million or 3.7%, compared to $78.4 million or 30.7% from the three months ended December 31, 2003 to the three months ended March 31, 2004. This decrease in the growth rate was the result of slower growth in the number of page views and search queries, and ultimately paid clicks, on our Google Network member web sites due to seasonality. In addition, we entered into no new significant AdSense for search arrangements in the three months ended June 30, 2004.

Growth in advertising revenues from our web sites from the three months ended March 31, 2004 to the three months ended June 30, 2004 was $39.9 million or 13.2% compared to $59.7 million or 24.5% from the three months ended December 31, 2003 to the three months ended March 31, 2004 due to seasonality.

Licensing and other revenues decreased by $3.8 million from the three months ended March 31, 2004 to the three months ended June 30, 2004 primarily as a result of fewer search queries served by us on Yahoo’s web sites and fewer search queries on certain licensee web sites due to seasonality.

Growth in our revenues from 2001 to 2002 resulted primarily from growth in advertising revenues from ads on our web sites. The growth in advertising revenues resulted primarily from increases in the total number of paid clicks under our cost-per-click programs and the total number of advertisements displayed through our cost-per-displayed ad programs, rather than from changes in the fees charged. The revenue growth was driven in part by our introduction of our cost-per-click revenue model in the early part of 2002, which contributed to a significant increase in the number of our advertisers and by our introduction of AdSense for search in the first quarter of 2002.

We believe the increases in revenues described above were the result of the relevance and quality of both the search results and advertisements displayed, which resulted in more searches, advertisers and Google Network members, and ultimately more paid clicks.

Revenues by Geography

Domestic and international revenues as a percentage of consolidated revenues, determined based on the billing addresses of our advertisers, are set forth below.

	Year Ended December 31,			Three Months Ended		Six Months Ended
				March 31, 2004	June 30, 2004	June 30,
	2001	2002	2003			2003	2004
				(unaudited)
United States	82%	78%	71%	69%	69%	72%	69%
International	18%	22%	29%	31%	31%	28%	31%

The growth in international revenues is the result of our efforts to provide search results to international users and deliver more ads from non-U.S. advertisers. We expect that international revenues will continue to grow as a percentage of our total revenues during 2004 and in future periods. While international revenues accounted for approximately 29% of our total revenues in 2003 and 31% in the six months ended June 30, 2004, more than half of our user traffic came from outside the U.S. See Note 12 of Notes to Consolidated Financial Statements included as part of this prospectus for additional information about geographic areas.

Costs and Expenses

Cost of Revenues.    Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments made to our Google Network members. These payments are primarily based on revenue share arrangements under which we pay our Google Network members most of the fees we receive from our advertisers whose ads we place on those Google Network member sites. In addition, certain AdSense agreements obligate us to make guaranteed minimum revenue share payments to Google Network members based on their achieving defined performance terms, such as number of search queries or advertisements displayed. We amortize guaranteed minimum revenue share prepayments (or accrete an amount payable to our Google Network member if the payment is due in arrears) based on the number of search queries or advertisements displayed on the Google Network member’s web site. In addition, concurrent with the commencement of certain AdSense agreements we have purchased certain items from, or provided other consideration to, our Google Network members. These amounts are amortized on a pro-rata basis over the related term of the agreement.

The following table presents our traffic acquisition costs (in millions), traffic acquisition costs as a percentage of advertising revenues from Google Network web sites and traffic acquisition costs as a percentage of advertising revenues, for the periods presented.

	Year Ended December 31,			Three Months Ended		Six Months Ended
	2001	2002	2003	March 31, 2004	June 30, 2004	June 30, 2003	June 30, 2004
	(unaudited)			(unaudited)		(unaudited)
Traffic acquisition costs	—	$94.5	$526.5	$271.0	$277.0	$166.7	$548.0
Traffic acquisition costs as a percentage of advertising revenues from Google Network web sites	—	91%	84%	81%	80%	84%	81%
Traffic acquisition costs as a percentage of advertising revenues	—	23%	37%	43%	40%	31%	41%

In addition, cost of revenues consists of the expenses associated with the operation of our data centers, including depreciation, labor, energy and bandwidth costs. Cost of revenues also includes credit card and other transaction fees related to processing customer transactions, as well as amortization of expenses related to purchased and licensed technologies.

Cost of revenues increased by $11.0 million to $326.4 million (or 46.6% of revenues) in the three months ended June 30, 2004, from $315.4 million (or 48.4% of revenues) in the three months ended March 31, 2004. This increase in dollars was primarily the result of additional traffic acquisition costs and the depreciation of additional information technology assets purchased in the current and prior periods and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. There was an increase in traffic acquisition costs of $6.0 million and an increase in data center costs of $4.9 million primarily resulting from the depreciation of additional information technology assets purchased in the current and prior periods.

Cost of revenues increased by $437.2 million to $641.8 million (or 47.5% of revenues) in the six months ended June 30, 2004, from $204.6 million (or 36.5% of revenues) in the six months ended June 30, 2003. This increase was primarily the result of additional traffic acquisition costs and the depreciation of additional information technology assets purchased in the current and prior periods and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. There was an increase in traffic acquisition costs of $381.3 million and in data center costs of $39.6 million primarily resulting from the depreciation of additional information technology assets purchased in the current and prior periods. In addition, there was an increase in credit card and other transaction processing fees of $13.1 million resulting from more advertiser fees generated through AdWords.

Cost of revenues increased by $494.4 million to $625.9 million (or 42.7% of revenues) in 2003, from $131.5 million (or 29.9% of revenues) in 2002. This increase was primarily the result of increased traffic acquisition costs and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. Traffic acquisition costs increased $432.0 million due to an increase in the number of paid clicks on our Google Network members web sites. There was an increase in data center costs of $39.9 million primarily resulting from depreciation of additional information technology assets purchased in current and prior periods. In addition, there was an increase of $15.7 million in credit card and other transaction processing fees and an increase of $4.9 million related to amortization of developed technology resulting from acquisitions in 2003.

Cost of revenues increased by $117.3 million to $131.5 million (or 29.9% of revenues) in 2002, from $14.2 million (or 16.5% of revenues) in 2001. This increase was primarily the result of traffic acquisition costs and additional data center costs required to manage more Internet traffic, advertising transactions and new products and services. Traffic acquisition costs related to AdSense first introduced in 2002 totaled $94.5 million.

There was an increase in data center costs of $15.3 million primarily resulting from depreciation of additional information technology assets purchased in current and prior periods. In addition, there was an increase in credit card and other transactional processing fees of $6.7 million.

In each period to date, the aggregate fees we have earned under our AdSense agreements have exceeded the aggregate amounts we have been obligated to pay our Google Network members. However, individual agreements have resulted in guaranteed minimum and other payments to Google Network members in excess of the related fees we receive from advertisers. In 2003 and in the six months ended June 30, 2004, we made guaranteed minimum and other payments of $22.5 million and $18.2 million in excess of the related fees we received from our advertisers.

We expect cost of revenues to increase in dollars and as a percentage of revenues in 2004 compared to 2003 primarily as a result of forecasted increases in traffic acquisition costs, and in our data center costs required to manage increased traffic, advertising transactions and new products and services. Also, increasing competition for arrangements with web sites that are potential Google Network members could result in our entering into more AdSense agreements under which guaranteed payments to Google Network members exceed the fees we receive from advertisers.

Research and Development.    Research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new products and services, as well as significant improvements to existing products and services. We expense research and development costs as they are incurred.

Research and development expenses increased by $10.8 million to $45.8 million (or 6.5% of revenues) in the three months ended June 30, 2004, from $35.0 million (or 5.4% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $7.2 million as a result of an 18% increase in research and development headcount. In addition, depreciation and related expenses increased by $2.3 million primarily as a result of additional information technology assets purchased over the six months ended June 30, 2004.

Research and development expenses increased by $50.8 million to $80.8 million (or 6.0% of revenues) in the six months ended June 30, 2004, from $30.0 million (or 5.4% of revenues) in the six months ended June 30, 2003. This increase was primarily due to an increase in labor and facilities related costs of $35.3 million as a result of a 100% increase in research and development headcount. The increase in headcount was a result of the rapid growth of our business between these periods. In addition, depreciation and related expenses increased by $13.7 million primarily as a result of additional information technology assets purchased over the eighteen-month period ended June 30, 2004.

Research and development expenses increased by $59.5 million to $91.2 million (or 6.2% of revenues) in 2003, from $31.7 million (or 7.2% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $34.3 million as a result of a 101% increase in research and development headcount. In addition, we recognized $11.6 million of in-process research and development expenses during 2003 as a result of an acquisition. Note 4 of Notes to Consolidated Financial Statements included as part of this prospectus describes further purchased in-process research and development expenses and other acquisitions.

Research and development expenses increased by $15.2 million to $31.7 million (or 7.2% of revenues) in 2002, from $16.5 million (or 19.1% of revenues) in 2001. This increase was primarily due to an increase in labor and facilities related costs of $13.2 million, principally as a result of an 83% increase in research and development headcount.

We anticipate that research and development expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and future periods because we expect to hire more research and development personnel and build the infrastructure required to support the development of new, and improve existing, products and services.

Sales and Marketing.    Sales and marketing expenses consist primarily of compensation and related costs for personnel engaged in customer service and sales and sales support functions, as well as advertising and promotional expenditures.

Sales and marketing expenses increased $8.9 million to $56.8 million (or 8.1% of revenues) in the three months ended June 30, 2004, from $47.9 million (or 7.4% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $5.5 million mostly as a result of a 19% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $3.8 million. The increase in sales and marketing personnel and advertising and promotional expenses was a result of our on-going efforts to secure new—and to provide support to our existing—users, advertisers and Google Network members, on a worldwide basis.

Sales and marketing expenses increased $62.1 million to $104.7 million (or 7.7% of revenues) in the six months ended June 30, 2004, from $42.6 million (or 7.6% of revenues) in the six months ended June 30, 2003. This increase was primarily due to an increase in labor and facilities related costs of $42.9 million mostly as a result of a 100% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $10.9 million and travel-related expenses increased $1.9 million. The increase in sales and marketing personnel and advertising, promotional and travel-related expenses was a result of our on-going efforts to secure new, and to provide support to our existing, users, advertisers and Google Network members, on a worldwide basis.

Sales and marketing expenses increased $76.5 million to $120.3 million (or 8.2% of revenues) in 2003, from $43.8 million (or 10.0% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $54.4 million mostly as a result of a 149% increase in sales and marketing headcount. In addition, advertising and promotional expenses increased $12.9 million and travel related expenses increased $3.2 million, primarily in the second half of 2003. The increase in sales and marketing personnel and advertising, promotional and travel-related expenses was a result of our on-going efforts to secure new, and to provide support to our existing, advertisers and Google Network members, on a worldwide basis. For instance, we have hired personnel to help our advertisers maximize their return on investment through the selection of appropriate keywords and have promoted the distribution of the Google Toolbar to Internet users in order to make our search services easier to access.

Sales and marketing expenses increased $23.7 million to $43.8 million (or 10.0% of revenues) in 2002, from $20.1 million (or 23.2% of revenues) in 2001. This increase in dollars was primarily due to increases in labor and facilities related costs of $19.5 million, primarily as a result of a 202% increase in headcount. Also, advertising and promotional expenses increased $1.7 million and travel related expenses increased $1.3 million.

We anticipate sales and marketing expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and future periods as we continue to expand our business on a worldwide basis. A significant portion of these increases relate to our plan to add support personnel to increase the level of service we provide to our advertisers and Google Network members.

General and Administrative.    General and administrative expenses consist primarily of compensation and related costs for personnel and facilities related to our finance, human resources, facilities, information technology and legal organizations, and fees for professional services. Professional services are principally comprised of outside legal, audit and information technology consulting. To date, we have not experienced any significant amount of bad debts.

General and administrative expenses increased $4.1 million to $25.6 million (or 3.7% of revenues) in the three months ended June 30, 2004, from $21.5 million (or 3.3% of revenues) in the three months ended March 31, 2004. This increase was primarily due to an increase in labor and facilities related costs of $1.2 million, primarily as a result of a 27% increase in headcount, and an increase in professional services fees of $2.0 million. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $24.5 million to $47.1 million (or 3.5% of revenues) in the six months ended June 30, 2004, from $22.6 million (or 4.0% of revenues) in the six months ended June 30, 2003. This increase in dollars was primarily due to an increase in labor and facilities related costs of $12.8 million, primarily as a result of a 93% increase in headcount, and an increase in professional services fees of $7.0 million. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $32.4 million to $56.7 million (or 3.9% of revenues) in 2003, from $24.3 million (or 5.5% of revenues) in 2002. This increase in dollars was primarily due to an increase in labor and facilities related costs of $16.7 million, primarily as a result of a 194% increase in headcount, and an increase in professional services fees of $10.0 million, primarily in the second half of 2003. The additional personnel and professional services fees are the result of the growth of our business.

General and administrative expenses increased $12.0 million to $24.3 million (or 5.5% of revenues) in 2002, from $12.3 million (or 14.2% of revenues) in 2001. This increase in dollars was primarily due to an increase in labor and facilities related costs of $7.8 million, mostly as a result of a 96% increase in headcount and an increase in professional services fees of $3.9 million. The additional personnel and professional services fees are the result of the growth of our business.

As we expand our business and incur additional expenses associated with being a public company, we believe general and administrative expenses will increase in dollar amount and may increase as a percentage of revenues in 2004 and in future periods.

Stock-Based Compensation.    We have granted stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we have applied hindsight within each year to arrive at reassessed values for the shares underlying our options. We recorded the difference between the exercise price of an option awarded to an employee and the reassessed value of the underlying shares on the date of grant as deferred stock-based compensation. The determination of the reassessed value of stock underlying options is discussed in detail below in “Critical Accounting Policies and Estimates—Stock-Based Compensation.” We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods, generally four or five years. In addition, we have awarded options to non-employees to purchase our common stock. Stock-based compensation related to non-employees is measured on a fair-value basis using the Black-Scholes valuation model as the options are earned.

Stock-based compensation in the three months ended June 30, 2004 decreased $1.7 million to $74.8 million (or 10.7% of revenues) from $76.5 million (or 11.7% of revenues) in the three months ended March 31, 2004. The decrease was primarily due to a decrease of $3.9 million of stock-based compensation related to the modification of terms of former employees’ stock option agreements and a decrease in the level of stock option grants in the three months ended June 30, 2004, and smaller differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by the amortization of deferred stock-based compensation amounts from prior periods recognized in the current period.

Stock-based compensation in the six months ended June 30, 2004 increased $80.6 million to $151.2 million (or 11.2% of revenues) from $70.6 million (or 12.6% of revenues) in the six months ended June 30, 2003. The increase in dollars was primarily driven by the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by a decrease in the level of stock option grants, in recent periods. The increase was also driven by the recognition of $3.9 million of stock-based compensation related to the modification of terms of former employees’ stock option agreements in the three months ended March 31, 2004. No such modifications were made in the three months ended March 31, 2003.

Stock-based compensation increased $207.8 million to $229.4 million (or 15.6% of revenues) in 2003 from $21.6 million (or 4.9% of revenues) in 2002. The increase was primarily driven by the the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant and, to a lesser extent, an increase in the level of stock option grants in 2003. Stock-based compensation increased $9.2 million to $21.6 million (or 4.9% of revenues) in 2002 from $12.4 million (or 14.3% of revenues) in 2001. The increase in dollars was primarily driven by the larger differences between the exercise prices and the reassessed values of the underlying common stock on the dates of grant, partially offset by a decrease in the level of stock option grants in 2002.

We expect stock-based compensation to be $117.2 million for the remaining six months of 2004, $137.7 million in 2005, $66.9 million in 2006, $24.1 million in 2007, $5.2 million in 2008 and $1.7 million thereafter, related to the deferred stock-based compensation on the balance sheet at June 30, 2004. These amounts do not include stock-based compensation related to options granted to non-employees and any options granted to employees and directors subsequent to June 30, 2004 at exercise prices less than the reassessed value on the date of grant and any additional compensation expense that may be required as a result of any changes in the stock option accounting rules. These amounts also assume the continued employment throughout the referenced periods of the recipient of the options that gave rise to the deferred stock-based compensation.

At December 31, 2003, there were 500,150 unvested options held by non-employees with a weighted average exercise price of $0.69, a weighted average 48-month remaining vesting period and a weighted average 4-year remaining expected life. The options generally vest on a monthly and ratable basis subsequent to December 31, 2003. Depending on the fair market value of these options on their vesting dates, which will depend in significant part on the then current trading price of our Class A common stock, the related charge could be significant during 2004 and subsequent periods. We recognized $5.4 million of stock-based compensation related to these options that vest over time in the six months ended June 30, 2004. No options that vest over time were granted to non-employees in the six months ended June 30, 2004.

Interest Income (Expense) and Other, Net

Interest income (expense) and other of $1.2 million of expense in the six months ended June 30, 2004 was primarily the result of $3.4 million of foreign exchange losses from net receivables denominated in currencies other than U.S. dollars as a result of generally weakening foreign currencies against the U.S. dollar during the six months ended June 30, 2004, and approximately $500,000 of interest expense incurred on equipment leases, including the amortization of the fair value of warrants issued to lenders in prior years. This was partially offset by $2.7 million of interest income and realized gains earned on cash, cash equivalents and short-term investments balances.

Interest income (expense) and other of $700,000 in the six months ended June 30, 2003 was primarily the result of approximately $1.2 million of interest income earned on cash, cash equivalents and short-term investments balances and approximately $700,000 of net foreign exchange gains from net receivables denominated in currencies other than U.S. dollars as a result of generally strengthening foreign currencies against the U.S. dollar during the six months ended June 30, 2003. These income sources were partially offset by approximately $1.0 million of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders in prior years, and approximately $200,000 of losses incurred on the disposal of certain assets.

Interest income (expense) and other of $4.2 million in 2003 was primarily the result of $2.7 million of interest income earned on cash, cash equivalents and short-term investments balances, and $2.1 million of net foreign exchange gains from net receivables denominated in currencies other than U.S. dollars as a result of generally strengthening foreign currencies against the U.S. dollar throughout 2003. In addition, we recognized $1.4 million of other income in 2003, primarily related to a gain recorded for certain upfront fees paid by advertisers whose ads were not delivered during the related contract periods. These income sources were partially offset by $1.9 million of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders in prior years.

Interest income (expense) and other of $900,000 of expense and $1.6 million of expense in 2001 and 2002 was primarily the result of interest expense incurred on equipment loans and leases, including the amortization of the fair value of warrants issued to lenders, partially offset by interest income on cash, cash equivalents and short-term investments balances.

Provision for Income Taxes

Our provision for income taxes decreased to $90.4 million or an effective tax rate of 53% in the three months ended June 30, 2004, from $91.7 million, or an effective tax rate of 59% in the three months ended March 31, 2004. In addition, our provision for income taxes increased to $182.0 million, or an effective tax rate of 56% in the six months ended June 30, 2004 from $132.2 million, or an effective tax rate of 70%, in the six months ended June 30, 2003. The decrease in our effective tax rate in the three months ended June 30, 2004 compared to the three months ended March 31, 2004 was primarily due to a decrease in forecasted stock-based compensation expense as a percentage of income before income taxes in 2004. Our provision for income taxes increased to $241.0 million or an effective tax rate of 70% during 2003, from $85.3 million or an effective tax rate of 46% during 2002, and from $3.1 million or an effective tax rate of 31% during 2001. The increases in provision for income taxes primarily resulted from increases in Federal and state income taxes, driven by higher taxable income year over year. Our effective tax rate is our provision for income taxes expressed as a percentage of our income before income taxes. Our effective tax rate is higher than the statutory rate because, in arriving at income before income taxes, we include in our costs and expenses significant non-cash expenses related to stock-based compensation, which are recognized for financial reporting purposes, but are not deductible for income tax purposes. The increases in our effective tax rates over each of 2001, 2002 and 2003 were primarily the result of an increase in stock-based compensation amounts.

We expect our effective tax rate to decrease in 2004, primarily as a result of an expected decrease in stock-based compensation charges as a percentage of pre-tax income in 2004 compared to 2003. Furthermore, once there is a public market for our stock, we may reduce our tax provision based on benefits we may realize upon exercise of certain options outstanding. Any such reduction would lower our effective tax rate.

A reconciliation of the federal statutory income tax rate to our effective tax rate is set forth in Note 11 of Notes to Consolidated Financial Statements included in this prospectus.

Settlement of Disputes with Yahoo

On August 9, 2004, we and Yahoo entered into a settlement agreement resolving two disputes that had been pending between us. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against us in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In our court filings, we denied that we infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of our stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, in June 2003 we issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while we contended that we had fully complied with the terms of the warrant.

As part of the settlement, Overture will dismiss its patent lawsuit against us and has granted us a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute. In connection with the settlement of these two disputes, we issued to Yahoo 2,700,000 shares of Class A common stock.

We will incur a non-cash charge in the third quarter of 2004 related to this settlement. Based on a per share value of the settlement consideration equal to the price of our initial public offering, we preliminarily estimate that this non-cash charge will be between $185 million and $205 million in the three months ending

September 30, 2004. The non-cash charge will include, among other items, the value of shares associated with the settlement of the warrant dispute. The non-cash charge associated with these shares is required because they are being issued after the warrant was converted. We will also realize an income tax benefit in the third quarter, based on preliminary estimates, of between $70 million and $80 million related to this non-cash charge. The charge will result in a net loss for us in the three months ending September 30, 2004. We anticipate that we will capitalize various intangible assets obtained in this settlement and that these amounts will be amortized ratably over their useful lives, preliminarily expected to be between one and five years. The issuance of 2,700,000 shares represents approximately one percent of the number of shares currently expected to be used in the diluted per share calculation for the three and nine months ending September 30, 2004 and for the year ending December 31, 2004. The foregoing estimates of the amounts to be expensed, the associated tax benefit and the periods over which the capitalized assets will be amortized, are preliminary. As a result, they are subject to further review and may change materially. We will also engage a third party valuation consultant to assist management in the allocation of the settlement amount and the determination of the useful lives of the capitalized assets and expect to complete these analyses during the third quarter of 2004.

Quarterly Results of Operations

You should read the following tables presenting our quarterly results of operations in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. You should also keep in mind, as you read the following tables, that our operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

The following table presents our unaudited quarterly results of operations for the ten quarters ended June 2004. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. We believe that we experience increased levels of Internet traffic focused on commercial transactions in the fourth quarter and decreased levels of Internet traffic in the summer months. Prior to the second quarter of 2004, these seasonal trends may have been masked by the substantial quarter over quarter growth in our revenues.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
	(in thousands, except per share amounts)
	(unaudited)
Consolidated Statements of Income Data:
Revenues	$42,285	$78,525	$130,787	$187,911	$248,618	$311,199	$393,942	$512,175	$651,623	$700,212
Costs and expenses:
Cost of revenues	5,692	20,407	39,622	65,789	87,195	117,401	170,390	250,868	315,398	326,377
Research and development(1)	6,183	6,457	9,053	10,055	12,505	17,492	32,774	28,457	35,019	45,762
Sales and marketing	7,294	11,176	11,704	13,675	17,767	24,822	36,575	41,164	47,904	56,777
General and administrative	4,135	5,653	7,313	7,199	10,027	12,535	13,853	20,284	21,506	25,577
Stock-based compensation(2)	3,774	3,735	6,182	7,944	36,418	34,165	73,794	84,984	76,473	74,761

Total costs and expenses	27,078	47,428	73,874	104,662	163,912	206,415	327,386	425,757	496,300	529,254

Income from operations	15,207	31,097	56,913	83,249	84,706	104,784	66,556	86,418	155,323	170,958
Interest income, expense and other, net	(501)	(310)	(677)	(63)	(47)	766	464	3,007	300	(1,498)

Income before income taxes	14,706	30,787	56,236	83,186	84,659	105,550	67,020	89,425	155,623	169,460
Provision for income taxes	6,780	14,194	25,929	38,356	58,859	73,382	46,594	62,171	91,650	90,397

Net income	$7,926	$16,593	$30,307	$44,830	$25,800	$32,168	$20,426	$27,254	$63,973	$79,063

Net income per share:
Basic	$0.07	$0.15	$0.26	$0.37	$0.20	$0.24	$0.14	$0.19	$0.42	$0.51

Diluted	$0.04	$0.08	$0.13	$0.19	$0.10	$0.12	$0.08	$0.10	$0.24	$0.30

(1)	The results for the quarter ended September 30, 2003 includes $11.6 million of in-process research and development expense related to an acquisition.

(2)	Stock-based compensation, consisting of amortization of deferred stock-based compensation and the reassessed value of options issued to non-employees for services rendered, is allocated in the table that follows. Stock-based compensation in any quarter is affected by the number of grants in the current and prior quarters, and the difference between the values determined by the board of directors on the date of grant and the reassessed values used for financial accounting purposes. The use of the accelerated basis of amortization results in significantly greater stock-based compensation in the first year of vesting compared to subsequent years.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
	(in thousands)
	(unaudited)
Cost of revenues	$146	$158	$343	$418	$1,452	$1,361	$3,008	$2,736	$5,076	$2,546
Research and development	1,242	1,415	2,802	3,287	19,423	18,814	43,878	56,262	46,265	45,836
Sales and marketing	473	827	1,528	2,106	7,618	7,093	15,819	14,077	14,146	13,431
General and administrative	1,913	1,335	1,509	2,133	7,925	6,897	11,089	11,909	10,986	12,948

	$3,774	$3,735	$6,182	$7,944	$36,418	$34,165	$73,794	$84,984	$76,473	$74,761

The following table presents our unaudited quarterly results of operations as a percentage of revenues for the ten quarters ended June 30, 2004.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
As Percentage of Revenues:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenues	13.5	26.0	30.3	35.0	35.1	37.7	43.3	49.0	48.4	46.6
Research and development(1)	14.6	8.2	6.9	5.4	5.0	5.6	8.3	5.5	5.4	6.5
Sales and marketing	17.2	14.2	9.0	7.3	7.2	8.0	9.3	8.0	7.4	8.1
General and administrative	9.8	7.2	5.6	3.8	4.0	4.0	3.5	4.0	3.3	3.7
Stock-based compensation(2)	8.9	4.8	4.7	4.2	14.6	11.0	18.7	16.6	11.7	10.7

Total costs and expenses	64.0	60.4	56.5	55.7	65.9	66.3	83.1	83.1	76.2	75.6

Income from operations	36.0	39.6	43.5	44.3	34.1	33.7	16.9	16.9	23.8	24.4
Interest income, expense and other, net	(1.2)	(0.4)	(0.5)	(0.0)	(0.0)	0.2	0.1	0.6	0.1	(0.2)

Income before income taxes	34.8	39.2	43.0	44.3	34.1	33.9	17.0	17.5	23.9	24.2

Net income	18.7%	21.1%	23.2%	23.9%	10.4%	10.3%	5.2%	5.3%	9.8%	11.3%

(1)	The results for the quarter ended September 30, 2003 includes $11.6 million of in-process research and development expense related to an acquisition.

(2)	Stock-based compensation, consisting of amortization of deferred stock-based compensation and the reassessed value of options issued to non-employees for services rendered, is allocated in the table that follows. Stock-based compensation in any quarter is affected by the number of grants in the current and prior quarters, and the difference between the values determined by the board of directors on the date of grant and the reassessed values used for financial accounting purposes. The use of the accelerated basis of amortization results in significantly greater stock-based compensation in the first year of vesting compared to subsequent years.

	Quarter Ended
	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002	Dec 31, 2002	Mar 31, 2003	Jun 30, 2003	Sep 30, 2003	Dec 31, 2003	Mar 31, 2004	Jun 30, 2004
Cost of revenues	0.4%	0.2%	0.3%	0.2%	0.6%	0.4%	0.8%	0.5%	0.8%	0.4%
Research and development	2.9	1.8	2.1	1.8	7.8	6.1	11.1	11.0	7.1	6.5
Sales and marketing	1.1	1.1	1.2	1.1	3.0	2.3	4.0	2.8	2.1	1.9
General and administrative	4.5	1.7	1.1	1.1	3.2	2.2	2.8	2.3	1.7	1.9

	8.9%	4.8%	4.7%	4.2%	14.6%	11.0%	18.7%	16.6%	11.7%	10.7%

Liquidity and Capital Resources

In summary, our cash flows were:

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(in thousands)
				(unaudited)
Net cash provided by operating activities	$31,089	$155,265	$395,445	$177,174	$370,604
Net cash used in investing activities	(29,091)	(109,717)	(313,954)	(92,059)	(294,994)
Net cash provided by (used in) financing activities	(2,439)	(5,473)	8,090	3,899	32,327

Since inception, we have financed our operations primarily through internally generated funds, private sales of preferred stock totaling $37.6 million and the use of our lines of credit with several financial institutions. At June 30, 2004, we had $548.7 million of cash, cash equivalents and short-term investments, compared to $334.7 million, $146.3 million and $33.6 million at December 31, 2003, 2002 and 2001, respectively. Cash equivalents and short-term investments are comprised of highly liquid debt instruments of the U.S. government and its agencies and municipalities. Note 2 of Notes to Consolidated Financial Statements included as part of this prospectus describes further the composition of our short-term investments.

Our principal sources of liquidity are our cash, cash equivalents and short-term investments, as well as the cash flow that we generate from our operations. At June 30, 2004 and December 31, 2003, we had unused letters of credit for approximately $14.9 million and $12.2 million. We believe that our existing cash, cash equivalents, short-term investments and cash generated from operations will be sufficient to satisfy our currently anticipated cash requirements through at least the next 12 months. Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may make acquisitions or license products and technologies complementary to our business and may need to raise additional capital through future debt or equity financing to the extent necessary to fund any such acquisitions and licensing activities. Additional financing may not be available at all or on terms favorable to us.

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items including depreciation, amortization, stock-based compensation, and the effect of changes in working capital and other activities. Cash provided by operating activities in the six months ended June 30, 2004 was $370.6 million and consisted of net income of $143.0 million, adjustments for non-cash items of $206.9 million and $20.7 million provided by working capital and other activities. Working capital and other activities primarily consisted of an increase in income tax liabilities, net, of $43.0 million (before a reduction in income taxes payable of $93.2 million due to warrant exercises), partially offset by an increase of $36.5 million in accounts receivable due to the growth in fees billed to our advertisers.

Cash provided by operating activities in the six months ended June 30, 2003 was $177.2 million and consisted of net income of $58.0 million, adjustments for non-cash items of $93.3 million and $25.9 million provided by working capital and other activities. Working capital and other activities primarily consisted of an increase in income tax liabilities, net, of $16.6 million and an increase of $35.9 million in accrued revenue share due to the growth in our AdSense programs and the timing of payments made to our Google Network members, partially offset by an increase of $34.2 million in accounts receivable due to the growth in fees billed our advertisers.

Cash provided by operating activities in 2003 was $395.4 million and consisted of net income of $105.6 million, adjustments for non-cash items of $296.0 million and $6.2 million used by working capital and other activities. Working capital and other activities primarily consisted of an increase of $90.4 million in accounts receivable due to the growth in fees billed our advertisers and an increase of $58.9 million in prepaid revenue share, expenses and other assets, due primarily to an increase of $35.5 million related to prepaid revenue share, as a result of several significant prepayments made in the fourth quarter of 2003, as well as an increase of

$11.0 million of restricted cash relating to our operating leases. This was partially offset by an increase of $74.6 million in accrued revenue share due to the growth in our AdSense programs and the timing of payments made to our Google Network members and an increase of $31.1 million in accrued expenses and other liabilities primarily due to an increase in annual bonuses as a result of the growth in the number of employees. These bonuses were paid in the first quarter of 2004.

Cash provided by operating activities in 2002 was $155.3 million and consisted of net income of $99.7 million, adjustments for non-cash items of $50.6 million and $5.0 million provided by working capital and other activities. Cash provided by operating activities in 2001 was $31.1 million and consisted of net income of $7.0 million, adjustments for non-cash items of $26.6 million and $2.5 million used by working capital and other activities.

As warrants to purchase an additional 1,996,140 shares of our stock, and as certain options to purchase additional shares of Class A and Class B common stock, are exercised as anticipated over the current and future years, we expect to realize significant reductions in our tax liabilities. In addition, we expect to realize a significant reduction in our tax liabilities in the three months ended September 30, 2004 as a result of the issuance of 2,700,000 shares of our Class A common stock pursuant to the settlement of certain disputes with Yahoo in August 2004. Note 14 of Notes to Consolidated Financial Statements included as part of this prospectus provides further disclosure of this settlement and a preliminary estimate of the tax benefit. The reduction in our tax liability is computed based on the applicable statutory rates and the difference between the value of our stock on the date of exercise or issuance, as determined by our board of directors or the market, and the price paid for those shares.

Also, as we expand our business internationally, we may offer payment terms to certain advertisers that are standard in their locales, but longer than terms we would generally offer to our domestic advertisers. This may increase our working capital requirements and may have a negative effect on cash flow provided by our operating activities. In addition, we expect that, once we are a public company, our cash-based compensation per employee will likely increase (in the form of variable bonus awards and other incentive arrangements) in order to retain and attract employees.

Cash used in investing activities in the six months ended June 30, 2004 of $295.0 million was attributable to capital expenditures of $182.3 million, net purchases of short-term investments of $109.2 million and cash consideration used in acquisitions of $3.5 million. Cash used in investing activities in the six months ended June 30, 2003 of $92.1 million was attributable to capital expenditures of $60.6 million and net purchases of short-term investments of $7.9 million. Capital expenditures are mainly for the purchase of information technology assets. Cash used in investing activities in 2003 of $314.0 million was attributable to capital expenditures of $176.8 million, net purchases of short-term investments of $97.2 million and net cash consideration used in acquisitions of $40.0 million. Cash used in investing activities in 2002 of $109.7 million was primarily attributable to net purchases of short-term investments of $72.6 million and capital expenditures of $37.2 million. Cash used in investing activities in 2001 of $29.1 million was primarily attributable to net purchases of short-term investments of $14.9 million and capital expenditures of $13.1 million. In order to manage expected increases in Internet traffic, advertising transactions and new products and services, and to support our overall global business expansion, we will continue to invest heavily in data center operations, technology, corporate facilities and information technology infrastructure. We currently expect to spend at least $300 million on capital equipment, including information technology infrastructure comprised primarily of production servers and network equipment, to manage our operations during 2004.

Cash provided by financing activities in the six months ended June 30, 2004 of $32.3 million was due primarily to proceeds from the issuance of common and convertible preferred stock pursuant to warrant exercises of $21.9 million, as well as to proceeds from the issuance of common stock pursuant to stock option exercises of $8.6 million, net of repurchases, and a $4.3 million payment received from a stockholder on a note receivable, offset by repayment of capital lease obligations of $2.4 million. Cash provided by financing activities in the six months ended June 30, 2003 of $3.9 million was due to proceeds from the issuance of common stock pursuant to stock option exercises of $7.8 million, net of repurchases, offset by repayment of equipment loans and capital lease obligations of $3.9 million. Cash provided by financing activities in 2003 of $8.1 million was due to proceeds from the issuance of common stock pursuant to stock option exercises of $15.5 million, net of repurchases, offset by repayment of equipment loan and lease obligations of $7.4 million. Cash used in financing activities in 2002 of $5.5 million was due to repayment of equipment loan and capital lease obligations of $7.7 million, partially offset by proceeds from the issuance of common stock pursuant to stock option exercises of $2.3 million, net of repurchases. Cash used in financing activities in 2001 of $2.4 million was primarily due to repayment of equipment loan and capital lease obligations of $4.5 million partially offset by proceeds from the issuance of convertible preferred stock of $1.0 million and the issuance of common stock pursuant to stock option exercises of $1.0 million, net of repurchases. We estimate that we will receive significant net proceeds from our sale of shares of Class A common stock offered by us in this offering. We currently have no specific plans for the use of these net proceeds. See “Use of Proceeds” above. Pending such uses, we plan to invest the net proceeds in highly liquid, investment grade securities.

Contractual Obligations

Contractual obligations at December 31, 2003 are as follows:

	Payments due by period
	Total	Less than 12 months	13-48 months	49-60 months	More than 60 months
	(in millions)
	(unaudited)
Guaranteed minimum revenue share payments	$477.0	$205.1	$271.9	$—	$—
Capital lease obligations	7.4	5.3	2.1	—	—
Operating lease obligations	146.7	7.4	50.9	18.8	69.6
Purchase obligations	11.9	8.8	3.1	—	—
Other long-term liabilities reflected on our balance sheet under GAAP	1.5	—	0.2	0.2	1.1

Total contractual obligations	$644.5	$226.6	$328.2	$19.0	$70.7

Guaranteed Minimum Revenue Share Payments

In connection with our AdSense revenue share agreements, we are periodically required to make non-cancelable guaranteed minimum revenue share payments to a small number of our Google Network members over the term of the respective contracts. Under our contracts, these guaranteed payments can vary based on our Google Network members achieving defined performance terms, such as number of advertisements displayed or search queries. In some cases, certain guaranteed amounts will be adjusted downward if our Google Network members do not meet their performance terms and, in some cases, these amounts will be adjusted upward if they exceed their performance terms. Upward adjustments are capped at total advertiser fees generated under an AdSense agreement during the guarantee period. The amounts included in the table above assume that the historical upward performance adjustments with respect to each contract will continue, but do not make a similar assumption with respect to downward adjustments. We believe these amounts best represent a reasonable estimate of the future minimum guaranteed payments. Actual guaranteed payments may differ from the estimates presented above. To date, total advertiser fees generated under these AdSense agreements have exceeded the total guaranteed minimum revenue share payments. Five of our Google Network members account for approximately 70% of the total future guaranteed minimum revenue share payments and 10 of our Google Network members account for 91% of these payments. In 2003, we made $108.8 million of non-cancellable minimum guaranteed revenue payments. At June 30, 2004, our aggregate outstanding non-cancellable minimum guarantee commitments totaled $369.4 million through 2007.

In addition, in connection with some other AdSense agreements, we have agreed to make an aggregate of $51.9 million of minimum revenue share payments through 2006. This amount is not included in the above table since we generally have the right to cancel these agreements at any time. Because we sometimes cancel agreements that perform poorly, we do not expect to make all of these minimum revenue share payments. At June 30, 2004, this amount had decreased to $27.5 million.

Capital Lease Obligations

At December 31, 2003, we had capital lease obligations of $7.4 million (comprised of $6.6 million of principal and $800,000 of interest) related to several of our equipment leases. These amounts will come due under the terms of the arrangements at various dates through October 2005.

Operating Leases

During 2003, we entered into a nine-year sublease for our headquarters in Mountain View, California. According to the terms of the sublease, we will begin making payments in July 2005 and payments will increase at 3% per annum thereafter. We recognize rent expense on our operating leases on a straight-line basis as of the commencement of the lease. The lease terminates on December 31, 2012; however, we may exercise two five-year renewal options at our discretion. We have an option to purchase the property for approximately $172.4 million, which is exercisable in 2006.

In addition, we have entered into various other non-cancelable operating lease agreements for our offices and certain of our data centers throughout the U.S. and internationally with original lease periods expiring between 2004 and 2015. We recognize rent expense on our operating leases on a straight-line basis at the commencement of the lease. Certain of these leases have free or escalating rent payment provisions. We recognize rent expense under such leases on a straight-line basis. Total payments relating to leases having an initial or remaining non-cancelable term of less than one year are $2.3 million and are not included in the table above.

Subsequent to December 31, 2003, we entered into additional non-cancelable operating lease agreements with future minimum commitment payments as follows: $900,000 due in less than 12 months, $11.7 million due in 13-48 months, $6.6 million due in 49-60 months and $10.6 million due in more than 60 months which are not included in the above table.

Purchase Obligations

Purchase obligations in the above table represent non-cancelable contractual obligations at December 31, 2003. In addition, we had $24.9 million of open purchase orders for which we have not received the related services or goods at December 31, 2003. This amount is not included in the above table since we have the right to cancel the purchase orders upon 10 days notice prior to the date of delivery. The majority of our purchase obligations are related to data center operations.

Acquisition of Applied Semantics

In April 2003, we acquired all of the outstanding capital stock of Applied Semantics, Inc., a privately held provider of content-targeted advertising programs. The total purchase price consisted of a cash payment of $41.5 million and 2,382,800 shares of, and options to purchase, Class A common stock. The transaction was accounted for as a business combination. For additional information, see Note 4 of Notes to Consolidated Financial Statements included as part of this prospectus.

Off-Balance Sheet Entities

At December 31, 2003 and 2002, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. Our management has reviewed our critical accounting policies and estimates with our board of directors.

Stock-Based Compensation

Accounting for Stock-Based Awards to Employees

We have granted stock options at exercise prices equal to the value of the underlying stock as determined by our board of directors on the date of option grant. For purposes of financial accounting, we have applied hindsight to arrive at reassessed values for the shares underlying our options and issued under other transactions. There are two measures of value of our common stock that are relevant to our accounting for equity compensation relating to our compensatory equity grants:

•	The “board-determined value” is the per share value of our common stock determined by our board of directors at the time the board makes an equity grant, taking into account a variety of factors, including our historical and projected financial results, comparisons of comparable companies, risks facing us, as well as the liquidity of the common stock.

•	The “reassessed value” is the per share value of our common stock determined by us in hindsight solely for the purpose of financial accounting for employee stock-based compensation.

We record deferred stock-based compensation to the extent that the reassessed value of the stock at the date of grant exceeds the exercise price of the option. The reassessed values for accounting purposes were determined based on a number of factors and methodologies. One of the significant methods we used to determine the reassessed values for the shares underlying options is through a comparison of price multiples of our historical and forecasted earnings to certain public companies involved in the same or similar lines of business. The market capitalizations of these companies has increased significantly since January 2003 which contributed significantly to the increase in the reassessed values of our shares. We also considered our financial performance and growth, primarily since January 2003. Our revenue and earnings growth rates contributed significantly to the increase in the reassessed values of our shares. The reassessed values of our shares increased more significantly in dollar and percentage terms in earlier periods compared to later ones which is reflective of the related revenue and earnings growth rates. We also retained third party advisors to provide two contemporaneous valuation analyses since January 2003 and used this information to support our own valuation analyses. Please note that these reassessed values are inherently uncertain and highly subjective. If we had made different assumptions, our deferred stock-based compensation amount, stock-based compensation expense, in-process research and development expense, net income, net income per share and recorded goodwill amounts could have been significantly different.

The table below shows the computation of deferred stock-based compensation amounts arising from restricted shares and unvested stock options granted to employees for each of the three month periods set forth below:

	Three Months Ended				2003 Total	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003		March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Options granted to employees	10,262,100	1,431,552	5,785,185	1,281,895	18,760,732	1,004,780	965,520
Weighted average exercise price	$0.49	$3.30	$5.17	$9.62		$16.27	$38.43
Weighted average reassessed value of underlying stock	$13.09	$33.99	$52.33	$75.05		$88.13	$97.03
Weighted average reassessed deferred stock-based compensation per option	$12.60	$30.69	$47.16	$65.43		$71.86	$58.60
Deferred stock-based compensation related to options (in millions)	$129.3	$43.9	$272.8	$83.9	$529.9	$72.2	$56.6
Restricted shares granted to employees		120,000	114,999		234,999		16,175
Weighted average reassessed value of restricted shares		$25.96	$66.41				$95.09
Deferred stock-based compensation related to restricted shares (in millions)		$3.1	$7.6		$10.7		$1.5
Deferred stock-based compensation related to option modifications (in millions)				$10.8	$10.8	$3.9

Total deferred stock-based compensation (in millions)	$129.3	$47.0	$280.4	$94.7	$551.4	$76.1	$58.1

We recognize compensation expense as we amortize the deferred stock-based compensation amounts on an accelerated basis over the related vesting periods. The table below shows employee and non-employee stock-based compensation expense recognized during 2001, 2002, 2003 and through the six months ended June 30, 2004. In addition, the table presents the expected stock-based compensation expense for options granted to employees prior to July 1, 2004, for the second half of 2004 and for each of the next four years and thereafter, assuming no change in the stock option accounting rules and assuming all employees remain employed by us for their remaining vesting periods. These amounts are compared to the expense and expected expense we would have recognized had we amortized deferred stock-based compensation on a straight-line basis.

	Stock-based compensation expense Year Ended December 31,
	2001	2002	2003	2004	2005	2006	2007	2008	thereafter
	(in millions)
Accelerated basis	$12.4	$21.6	$229.4	$268.4	$137.7	$66.9	$24.1	$5.2	$1.7
Straight-line basis	$5.9	$13.3	$120.5	$170.5	$164.2	$153.8	$101.7	$30.4	$8.3

We have elected to not record stock-based compensation expense for employee stock option awards using the Black-Scholes option-pricing model. This model was developed for use in estimating the fair value of freely traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of highly subjective assumptions including the expected life of options and our expected stock price volatility. Because our employee stock options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, this model does not provide a reliable measure of the fair value of our employee stock options. Note 1 of Notes to Consolidated Financial Statements included as part of this prospectus describes what the impact would have been had we expensed employee stock awards under the fair value method using the Black-Scholes option-pricing model.

Accounting for Stock-Based Awards to Non-employees

We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned, at which time we recognize a charge to stock-based compensation. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the reassessed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As discussed above, the reassessed value of the underlying stock were based on assumptions of matters that are inherently highly uncertain and subjective. As there has been no public market for our stock, our assumptions about stock-price volatility are based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our stock-price volatility should we become a publicly held company. If we had made different assumptions about the reassessed value of our stock or stock-price volatility rates, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

Effect of Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on our financial statements. See the further discussion in Note 1 of Notes to the Consolidated Financial Statements included as part of this prospectus.

During November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (FIN 45). FIN 45 elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees of third party obligations issued or modified after December 31, 2002, and the disclosure requirements apply to such guarantees outstanding at December 31, 2002. The Company adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on our operating results. See further discussion regarding indemnifications in Note 7 to the Notes to the Consolidated Financial Statements included with this prospectus.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 clarifies the application of Accounting Research Bulletin No. 51. This Interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. We do not have any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on our financial statements.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in currency exchange rates, interest rates and marketable equity security prices.

Foreign Exchange Risk

Our exposure to foreign currency transaction gains and losses is the result of certain net receivables of the U.S. parent due from its subsidiaries and customers being denominated in currencies other than the U.S. dollar, primarily the British Pound, the Euro and the Japanese Yen. Our foreign subsidiaries conduct their businesses in local currency. Effective January 2004, we began to bill our international online sales through a foreign subsidiary, which will lower our exposure to foreign currency transaction gains and losses. In addition, effective January 2004 our board of directors approved a foreign exchange hedging program designed to minimize the future potential impact due to changes in foreign currency exchange rates. The program allows for the hedging of transaction exposures. The types of derivatives that can be used under the policy are forward contracts, options and foreign exchange swaps. The primary vehicle we expect to use will be forward contracts. We also generate revenue in certain countries in Asia where there are limited forward currency exchange markets, thus making these exposures difficult to hedge. In the three months ended June 30, 2004, we entered into forward foreign exchange contracts to offset the foreign exchange risk on certain existing intercompany assets. The notional principal of forward exchange contracts to purchase U.S. dollars with Euros was $116.9 million at June 30, 2004. There were no other forward foreign exchange contracts outstanding at June 30, 2004.

Our exposure to foreign currency translation gains and losses arises from the translation of certain net assets of our subsidiaries to U.S. dollars during consolidation. During 2003, we recognized a foreign currency translation gain of $1.7 million as a result of greater aggregate net assets of our subsidiaries and stronger foreign currencies compared to the U.S. dollar at December 31, 2003 than at December 31, 2002.

We considered the historical trends in currency exchange rates and determined that it was reasonably possible that adverse changes in exchange rates of 10% for all currencies could be experienced in the near term. These changes would have resulted in an adverse impact on income before taxes of approximately $18.7 million and $4.5 million at June 30, 2004 and December 31, 2003. These reasonably possible adverse changes in exchange rates of 10% were applied to total monetary assets denominated in currencies other than the local currencies at the balance sheet dates to compute the adverse impact these changes would have had on our income before taxes in the near term. The increase in the reasonably possible adverse impact of $18.7 million and $4.5 million at June 30, 2004 and December 31, 2003 were primarily the result of an increase in intercompany receivables and cash held by our Irish subsidiary denominated in foreign currencies. The transaction gains and losses that netted to a $2.8 million loss and a $2.1 million gain in the three months and year ended June 30, 2004 and December 31, 2003 are a function of the exchange rates on the dates these transactions were entered into and the dates they were settled or the balance sheet dates.

Interest Rate Risk

We invest in a variety of securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions, tax-exempt money market funds and highly liquid debt securities of corporations and municipalities. By policy, we limit the amount of credit exposure to any one issuer.

Investments in both fixed rate and floating rate interest earning products carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than predicted if interest rates fall. Due in part to these factors, our income from investments may decrease in the future.

We considered the historical volatility of short term interest rates and determined that it was reasonably possible that an adverse change of 100 basis points could be experienced in the near term. A hypothetical 1.00% (100 basis-point) increase in interest rates would have resulted in a decrease in the fair values of our investment securities of approximately $3.2 million and $1.9 million at June 30, 2004 and December 31, 2003.

BUSINESS

Overview

Google is a global technology leader focused on improving the ways people connect with information. Our innovations in web search and advertising have made our web site a top Internet destination and our brand one of the most recognized in the world. We maintain the world’s largest online index of web sites and other content, and we make this information freely available to anyone with an Internet connection. Our automated search technology helps people obtain nearly instant access to relevant information from our vast online index.

We generate revenue by delivering relevant, cost-effective online advertising. Businesses use our AdWords program to promote their products and services with targeted advertising. In addition, the thousands of third-party web sites that comprise our Google Network use our Google AdSense program to deliver relevant ads that generate revenue and enhance the user experience.

Our Mission

Our mission is to organize the world’s information and make it universally accessible and useful. We believe that the most effective, and ultimately the most profitable, way to accomplish our mission is to put the needs of our users first. We have found that offering a high-quality user experience leads to increased traffic and strong word-of-mouth promotion. Our dedication to putting users first is reflected in three key commitments we have made to our users:

•	We will do our best to provide the most relevant and useful search results possible, independent of financial incentives. Our search results will be objective and we will not accept payment for inclusion or ranking in them.

•	We will do our best to provide the most relevant and useful advertising. If any element on a result page is influenced by payment to us, we will make it clear to our users. Advertisements should not be an annoying interruption.

•	We will never stop working to improve our user experience, our search technology and other important areas of information organization.

We believe that our user focus is the foundation of our success to date. We also believe that this focus is critical for the creation of long-term value. We do not intend to compromise our user focus for short-term economic gain.

How We Provide Value to Users, Advertisers and Web Sites

Our Users

We serve our users by developing products that enable people to more quickly and easily find, create and organize information. We place a premium on products that matter to many people and have the potential to improve their lives, especially in areas in which our expertise enables us to excel.

Search is one such area. People use search frequently and the results are often of great importance to them. For example, people search for information on medical conditions, purchase decisions, technical questions, long-lost friends and other topics about which they care a great deal. Delivering quality search results requires significant computing power, advanced software and complex processes—areas in which we have expertise and a high level of focus.

Communication is another such area. People increasingly rely on the Internet to communicate with each other. Gmail, our new email service (still in test mode), offers a gigabyte of free storage for each user, along with email search capabilities and relevant advertising. Delivering an improved user experience in Gmail has similar computing and software requirements as our search service.

Some of the key benefits we offer to users include:

Relevant and Useful Information.    Our technologies sort through a vast and growing amount of information to deliver relevant and useful search results in response to user queries. This is an area of continual development for us. When we started the company five years ago, our web index contained approximately 30 million documents. We now index more than 4 billion web pages, or more than 100 times as much information. We are also constantly developing new functionality. Recent enhancements include personalization, which lets users specify interests to help our technology generate customized search results; and local search, which lets users look for web pages and businesses based on a certain geographic location. We also provide convenient links to specialized information, such as definitions, maps and travel information.

Objectivity.    We believe it is very important that the results users get from Google are produced with only their interests in mind. We do not accept money for search result ranking or inclusion. We do accept fees for advertising, but it does not influence how we generate our search results. The advertising is clearly marked and separated. This is similar to a newspaper, where the articles are independent of the advertising. Some of our competitors charge web sites for inclusion in their indices or for more frequent updating of pages. Inclusion and frequent updating in our index are open to all sites free of charge. We apply these principles to each of our products and services. We believe it is important for users to have access to the best available information and research, not just the information that someone pays for them to see.

Global Access.    We strive to provide Google to everyone in the world. Users from around the world visit our destination sites at Google.com and our 95 other international domains, such as Google.de, Google.fr, Google.co.uk, Google.co.jp and Google.ca. The Google interface is available in more than 90 languages. Through Google News, we offer an automated collection of frequently updated news stories tailored to 10 international audiences. We also offer automatic translation of content between various languages. We provide localized versions of Google in many developing countries. Although we do not currently recover our costs in these countries, we believe providing our products and services is an important social good and a valuable long-term business investment.

Ease of Use.    We have always believed that the most useful and powerful search technology hides its complexity from users and provides them with a simple, intuitive way to get the information they want. We have devoted significant efforts to create a streamlined and easy-to-use interface based on a clean search box set prominently on a page free of commercial clutter. We have also created many features that enhance the user experience. Our products present these features when we believe they will be most useful, rather than promoting them unnecessarily. For example, Google WebSearch offers maps when a search appears to be for a geographic location.

Pertinent, Useful Commercial Information.    The search for information online often involves an interest in commercial information—researching a purchase, comparing products and services or actively shopping. We help people find commercial information through our search services and by presenting ads that are relevant to the information people seek. To ensure we display only the most relevant commercial information, our technology automatically rewards ads that users prefer and removes ads that users do not find helpful. For example, among our search services, we offer Froogle, a search engine for finding products for sale online.

Our Advertisers

As more people spend additional time and money online, advertisers are increasingly turning to the Internet to market their products and services to consumers. For these advertisers, we offer Google AdWords, an auction-based advertising program that enables them to deliver relevant ads targeted to search results or web content. Our AdWords program provides advertisers with a cost-effective way to deliver ads to customers across Google sites and through the Google Network. The advertisers using AdWords range from small businesses targeting local customers to many of the world’s largest global enterprises.

The AdWords program offers advertisers the following benefits:

Effective Return on Investment.    Many advertising dollars are wasted because they are spent delivering messages that are ignored or that reach too broad an audience. With Google AdWords, businesses can achieve greater cost-effectiveness with their marketing budgets for two reasons—AdWords shows ads only to people seeking information related to what the advertisers are selling, and advertisers pay us only when a user clicks on one of their ads. Because we offer a simple ad format, advertisers can avoid incurring significant design, copywriting or other production costs associated with creating ads. As a result, even small advertisers find AdWords cost-effective for connecting with potential customers. In addition, advertisers can easily create many different ads, increasing the likelihood that an ad is exactly suited to a user’s search. Users can find advertisements for exactly what they are seeking, and advertisers can find users who want exactly what they are offering. When the interests of users and advertisers align, both are well served.

Access to the Google Network.    We serve AdWords ads to the thousands of third-party web sites that make up the Google Network. As a result, advertisers that use our AdWords program can target users on our sites and on search and content sites across the web. This gives advertisers increased exposure to people who are likely to be interested in their offerings. The Google Network significantly enhances our ability to attract interested users.

Precise Campaign Control.    Google AdWords gives advertisers hands-on control over most elements of their ad campaigns. Advertisers can specify the relevant search or content topics for each of their ads. Advertisers can also manage expenditures by setting a maximum daily budget and determining how much they are willing to pay whenever a user clicks on an ad. Our online tracking tools and reports give advertisers timely updates on how well their campaigns are performing and enable them to make changes or refinements quickly. Advertisers can also target their campaigns by neighborhood, city, country, region or language.

Global Support.    We provide customer service to our advertiser base through our global support organization as well as through field sales offices in 11 countries. AdWords is available on a self-service basis with email support. Advertisers with more extensive needs and budgets can request strategic support services, which include an account team of experienced professionals to help them set up, manage and optimize their campaigns.

Web Sites

Nearly every web site in the world is indexed and made searchable by Google. Our users do searches and are directed to relevant web sites. Google provides a significant amount of traffic to web sites with which we have no business relationship. Many web sites are able to generate revenue from that traffic, but others have difficulty doing so. We are enthusiastic about helping sites make money and thereby facilitating the creation of better content to search. If there is better content on the web, people are likely to do more searches, and we expect that will be good for our business and for users. To address this opportunity, we created Google AdSense. Our Google AdSense program enables the web sites—large and small—that make up the Google Network to deliver AdWords ads that are relevant to the search results or content on their pages. We share most of the revenue generated from ads shown by a member of the Google Network with that member—creating an additional revenue stream for them. Web sites can also license our Google WebSearch product to offer the Google search experience to their users. The key benefits we offer to web sites in the Google Network include:

Access to Advertisers.    Many small web site companies do not have the time or resources to develop effective programs for generating revenue from online advertising. Even larger sites, with dedicated sales teams, may find it difficult to generate revenue from pages with specialized content. We believe that Google AdSense enables Google Network members to generate revenue from their sites more effectively and efficiently. Google AdSense promotes effective revenue generation by providing Google Network members immediate access to Google’s base of advertisers and their broad collection of ads. As soon as a web site joins the Google Network, our technology automatically begins delivering ads for posting on the member’s web site. The automated nature of our advertising programs promotes efficient revenue generation. Our online registration systems enable web sites to easily join the Google Network and our ad serving technology allows automated delivery of ads for posting on the member’s site. The Google Network member determines the placement of the ads on its web site and controls and directs the nature of ad content.

Improved User Satisfaction.    In their quest for revenue, many Internet companies have cluttered their web sites with intrusive or untargeted advertising that may distract or confuse users and may undermine users’ ability to find the information they want. Some web sites have adopted practices we consider to be abusive, including pop-up ads or ads that take over web pages. We believe these tactics can cause dissatisfaction with Internet advertising and reduce use of the Internet overall. Our AdSense program extends our commitment to improving the overall web experience for users by enabling web sites to display AdWords ads in a fashion that we believe people find useful rather than disruptive.

Products and Services

Our product development philosophy is centered on rapid and continuous innovation, with frequent releases of test products that we seek to improve with every iteration. We often make products available early in their development stages by posting them on Google Labs, at test locations online or directly on Google.com. If our users find a product useful, we promote it to “beta” status for additional testing. Our beta testing periods often last a year or more. Once we are satisfied that a product is of high quality and utility, we remove the beta label and make it a core Google product. Our current principal products and services are described below.

Google.com

We are focused on building products and services that benefit our users and enable them to find relevant information quickly and easily. We offer, free of charge, all of the following services at Google.com and many of them at our international sites.

Google WebSearch.    In addition to providing easy access to more than 4 billion web pages, we have integrated special features into Google WebSearch to help people find exactly what they are looking for on the web. The Google.com search experience also includes:

•	Advanced Search Functionality—enables users to construct more complex queries, for example by using Boolean logic or restricting results to languages, countries or web sites.

•	Spell Checker—suggests alternate search terms when a search appears to contain misspellings or typing errors.

•	Web Page Translation—automatically translates web pages published in French, German, Italian, Portuguese and Spanish into English, or vice versa.

•	Stock Quotes—provides links to stock and mutual fund information.

•	Street Maps—provides links to street maps and directions.

•	Calculator—solves math problems involving basic arithmetic, complicated math or physical constants and converts between units of measure.

•	Definitions—provides definitions for words or phrases based on content we have indexed.

•	PhoneBook—provides U.S. street addresses and phone numbers for U.S. businesses and residences.

•	Search by Number—enables people to conduct quick searches by entering FedEx, UPS and USPS package tracking numbers, vehicle ID numbers, product codes, telephone area codes, patent numbers, FAA airplane registration numbers and FCC equipment ID numbers.

•	Travel Information—enables people to check the status of U.S. airline flights and see delays and weather conditions at U.S. airports.

•	Cached Links—provides snapshots of web pages taken when the pages were indexed, enabling web users to view web pages that are no longer available.

Google Image Search.    Google Image Search is our searchable index of 880 million images found across the web. To extend the usefulness of Google Image Search, we offer advanced features, such as searching by image size, format and coloration and restricting searches to specific web sites or domains.

Google News.    Google News gathers information from nearly 10,000 news sources worldwide and presents news stories in a searchable format within minutes of their publication on the web. The leading stories are presented as headlines on the Google News home page. These headlines are selected for display entirely by a computer algorithm, without regard to political viewpoint or ideology. Google News uses an automated process to pull together related headlines, which enables people to see many different viewpoints on the same story. Because topics are updated continuously throughout the day, people generally see new stories each time they check Google News. We currently provide our Google News service tailored to 10 international audiences.

Google Toolbar.    The Google Toolbar makes our search technology constantly and easily available as people browse the web. The Google Toolbar is available as a free, fast download and can improve people’s web experience through several innovative features, including:

•	Pop-up Blocker—blocks pop-up advertising while people use the web.

•	PageRank Indicator—displays Google’s ranking of any page on the web.

•	AutoFill—completes web forms with information saved securely on a user’s own computer.

•	Highlight—highlights search terms where they appear on a web page, with each term marked in a different color.

•	Word Find—finds search terms wherever they appear on a web page.

Froogle.    Froogle enables people to easily find products for sale online. By focusing entirely on product search, Froogle applies the power of our search technology to a very specific task—locating stores that sell the items users seek and pointing them directly to the web sites where they can shop. Froogle users can sort results by price, specify a desired price range and view product photos. Froogle accepts data feeds directly from merchants to ensure that product information is up-to-date and accurate. Most online merchants are also automatically included in Froogle’s index of shopping sites. Because we do not charge merchants for inclusion in Froogle, our users can browse product categories or conduct product searches with confidence that the results we provide are relevant and unbiased. As with many of our products, Froogle displays relevant advertising separately from search results.

Google Groups.    Google Groups enables easy participation in Internet discussion groups by providing users with tools to search, read and browse these groups and to post messages of their own. Google Groups contains the entire archive of Usenet Internet discussion groups dating back to 1981—more than 845 million posted messages. The discussions in these groups cover a broad range of discourse and provide a comprehensive look at evolving viewpoints, debate and advice on many subjects.

Google Wireless.    Google Wireless offers people the ability to search and view both the “mobile web,” consisting of 5 million pages created specifically for wireless devices, and the entire Google index of more than 4 billion web pages. Google Wireless works on devices that support WAP, WAP 2.0, i-mode or j-sky mobile Internet protocols. Google Wireless is available through many wireless and mobile phone services worldwide.

Google Web Directory.    Google Web Directory enables people to browse and search through web sites that have been organized into categories. Our directory combines Google’s search technology with the categorization developed by the Open Directory Project and is available in 73 languages.

Google Local.    Google Local enables users to find relevant local information based on zip codes, cities or specific addresses. Google Local results include neighborhood business listings, addresses, phone numbers, maps and directions.

Google Answers.    Google Answers provides people with help finding information and answering questions. Users set a fee they are willing to pay and submit questions to the Google Answers service. One of more than 500 carefully screened freelance researchers responds, usually within 24 hours. Google Answers researchers are experienced web searchers with strong communication skills who often have expertise in various fields. An extensive collection of past responses is available to our users free of charge.

Google Catalogs.    With Google Catalogs, we provide access to the full content of more than 6,600 mail-order catalogs, many of which were previously unavailable online.

Google Print.    Google Print brings information online that had previously not been available to web searchers. Under this program, we have been experimenting with a number of publishers to host their content and rank their publications in our search results using the same technology we use to evaluate web sites. On Google Print pages, we provide links to book sellers that may offer the full versions of these publications for sale, and we show content-targeted ads that are served through the Google AdSense program.

Google Labs.    Google Labs is our playground for our engineers and for adventurous Google users. On Google Labs, we post product prototypes and solicit feedback on how the technology could be used or improved. Current Google Labs examples include:

•	Google Personalized Search—provides customized search results based on an individual user’s interests.

•	Google Deskbar—enables people to search with Google from the taskbar of their computer without launching a web browser.

•	Voice Search—enables people to dial a phone number, tell our system what they are looking for and hear Google search results read to them by a computer.

•	Froogle Wireless—gives people the ability to search for product information from their mobile phones and other wireless devices.

Blogger.    Blogger is a leading web-based publishing tool that gives people the ability to publish to the web instantly using weblogs, or “blogs.” Blogs are web pages usually made up of short, informal, frequently updated posts that are arranged chronologically. Blogs can facilitate communications among small groups or to a worldwide audience in a way that is simpler and easier to follow than traditional email or discussion forums.

Picasa.    We recently acquired Picasa, Inc., a digital photo management company. Picasa enables users to manage and share digital photographs and helps support our mission of making information universally accessible and useful.

Limited Availability Services.    Some of our product offerings are in their initial test phases and are currently available to limited audiences. Examples include Gmail, our free email service, and Orkut, an invitation-based online meeting place where people can socialize, make new acquaintances and find others who share their interests.

Google AdWords

Google AdWords is our global advertising program, which enables advertisers to present ads to people at the precise moment those people are looking for information related to what the advertiser has to offer. Advertisers use our automated tools, often with little or no assistance from us, to create text-based ads, bid on the keywords that will trigger the display of their ads and set daily spending budgets. AdWords features an automated, low-cost online signup process that enables advertisers to implement ad campaigns that can become live in 15 minutes or less. The total sign-up cost for becoming an AdWords advertiser is only $5.00.

Ads are ranked for display in AdWords based on a combination of the maximum cost per click (CPC) set by the advertiser and click-through rates and other factors used to determine the relevance of the ads. This favors the ads that are most relevant to users, improving the experience for both the person looking for information and the advertiser looking for interested customers. AdWords has many features that make it easy to set up and manage ad campaigns for maximum efficiency and effectiveness:

•	Campaign management. Advertisers can target multiple ads to a given keyword and easily track individual ad performance to see which ads are the most effective. The campaign management tools built into AdWords enable advertisers to quickly shift their budgets to ads that deliver the best results.

•	Keyword targeting. Businesses can deliver targeted ads based on specific search terms (keywords) entered by users or found in the content on a web page. We also offer tools that suggest synonyms and useful phrases to use as keywords or ad text. These suggestions can improve ad click-through rates and the likelihood of a user becoming a customer of the advertiser.

•	Traffic estimator. This tool estimates the number of searches and potential costs related to advertising on a particular keyword or set of keywords. These estimates can help advertisers optimize their campaigns.

•	Budgeted delivery. Advertisers can set daily budgets for their campaigns and control the timing for delivery of their ads.

•	Performance reports. We provide continuous, timely reporting of the effectiveness of each ad campaign.

•	Multiple payment options. We accept credit and debit cards and, for selected advertisers, we offer several options for credit terms and monthly invoicing. We accept payments in 48 currencies.

•	AdWords discounter. This feature gives advertisers the freedom to increase their maximum CPCs because it automatically adjusts pricing so that they never pay more than one cent over the next highest bid. The AdWords discounter is described in detail below under the heading “Technology—Advertising Technology—Google AdWords Action System.”

For larger advertisers, we offer additional services that help to maximize returns on their Internet marketing investments and improve their ability to run large, dynamic campaigns. These include:

•	Creative maximization. Our AdWords specialists help advertisers select relevant keywords and create more effective ads. This can improve advertisers’ ability to target customers and to increase the click-through rates and conversion rates for their ads.

•	Vertical market experts. Specialists with experience in particular industries offer guidance on how to most effectively target potential customers.

•	Bulk posting. We assist businesses in launching and managing large ad campaigns with hundreds or even thousands of targeted keywords.

•	Dedicated client service representatives. These staff members continuously look for ways to better structure their clients’ campaigns and to address the challenges large advertisers face.

Google AdSense

Our Google AdSense program enables the web sites in our Google Network to serve targeted ads from our AdWords advertisers. Targeting can be based on search results or on web content. We share most of the revenue generated from ads shown by a member of the Google Network with that member. Most of the web sites that make up the Google Network sign up with us online, under agreements with no required term. We also engage in direct selling efforts to convince web sites with significant traffic to join the Google Network, under agreements that vary in duration. For our network members, we offer:

Google AdSense for search.    For Internet companies with potentially large search audiences, we offer Google AdSense for search. Web sites use AdSense for search to generate additional revenue by serving relevant AdWords ads targeted to search results. Because we also offer to license our web search technology along with Google AdSense for search, companies without their own search service can offer Google WebSearch to improve the usefulness of their web sites for their users while increasing their revenue.

Google AdSense for content.    Google AdSense for content enables web sites to generate revenue from advertising by serving relevant AdWords ads targeted to web content. Our automated technology analyzes the meaning of web content and serves relevant advertising, usually in a fraction of a second. We believe that some of the best content on the web comes from web sites aiming to reach small but highly targeted audiences. AdSense for content can help these web sites offset some of their publishing costs. We believe this may help them continue to publish by tapping into the value of their content. There is no charge for web sites to participate in our AdSense for content program. Using our automated sign-up process, web sites can quickly display AdWords ads on their sites. We share the majority of the revenues generated from click-throughs on these ads with the Google Network members that display the ads. For web sites with more than 20 million page views per month, we provide customization services.

Google Search Appliance

We provide our search technology for use within enterprises through the Google Search Appliance (GSA). The GSA is a complete software and hardware solution that companies can easily implement to extend Google’s search performance to their internal or external information. The GSA can often be installed and launched in as little as one day. It leverages our search technology to identify the most relevant pages on intranet and public web sites, making it easy for people to find the information they need. The GSA offers several useful features, including automated spell-checking, cached pages, dynamic snippets, indented results and automatic conversion of Microsoft Office and PDF files to HTML. The GSA is available in three models: the GB-1001, for departments and mid-sized companies; the GB-5005, for dedicated, high-priority search services such as customer-facing web sites and company-wide intranet applications; and the GB-8008, for centralized deployments supporting global business units. List prices for our GSA models start at $32,000 for the GB-1001, $230,000 for the GB-5005 and $525,000 for the GB-8008.

Technology

We began as a technology company and have evolved into a software, technology, Internet, advertising and media company all rolled into one. We take technology innovation very seriously. We compete aggressively for talent, and our people drive our innovation, technology development and operations. We strive to hire the best computer scientists and engineers to help us solve very significant challenges across systems design, artificial intelligence, machine learning, data mining, networking, software engineering, testing, distributed systems, cluster design and other areas. We work hard to provide an environment where these talented people can have fulfilling jobs and produce technological innovations that have a positive effect on the world through daily use by millions of people. We employ technology whenever possible to increase the efficiency of our business and to improve the experience we offer our users.

We provide our web search and targeted advertising technology using a large network of commodity computers running custom software developed in-house. Some elements of our technology include:

Web Search Technology

Our web search technology uses a combination of techniques to determine the importance of a web page independent of a particular search query and to determine the relevance of that page to a particular search query. We do not explain how we do ranking in great detail because some people try to manipulate our search results for their own gain, rather than in an attempt to provide high-quality information to users.

PageRank and Ranking Technology.    One element of our technology for ranking web pages is called PageRank. While we developed much of our ranking technology after the company was formed, PageRank was developed at Stanford University with the involvement of our founders, and was therefore published as research. Most of our current ranking technology is protected as trade-secret. PageRank is a query-independent technique for determining the importance of web pages by looking at the link structure of the web. PageRank treats a link from web page A to web page B as a “vote” by page A in favor of page B. The PageRank of a page is the sum of the PageRank of the pages that link to it. The PageRank of a web page also depends on the importance (or PageRank) of the other web pages casting the votes. Votes cast by important web pages with high PageRank weigh more heavily and are more influential in deciding the PageRank of pages on the web.

Text-Matching Techniques.    Our technology employs text-matching techniques that compare search queries with the content of web pages to help determine relevance. Our text-based scoring techniques do far more than count the number of times a search term appears on a web page. For example, our technology determines the proximity of individual search terms to each other on a given web page, and prioritizes results that have the search terms near each other. Many other aspects of a page’s content are factored into the equation, as is the content of pages that link to the page in question. By combining query independent measures such as PageRank with our text-matching techniques, we are able to deliver search results that are relevant to what people are trying to find.

Advertising Technology

Our advertising program serves millions of relevant, targeted ads each day based on search terms people enter or content they view on the web. The key elements of our advertising technology include:

Google AdWords Auction System.    We use the Google AdWords auction system to enable advertisers to automatically deliver relevant, targeted advertising. Every search query we process involves the automated execution of an auction, resulting in our advertising system often processing hundreds of millions of auctions per day. To determine whether an ad is relevant to a particular query, this system weighs an advertiser’s willingness to pay for prominence in the ad listings (the CPC) and interest from users in the ad as measured by the click-through rate and other factors. If an ad does not attract user clicks, it moves to a less prominent position on the page, even if the advertiser offers to pay a high amount. This prevents advertisers with irrelevant ads from “squatting” in top positions to gain exposure. Conversely, more relevant, well-targeted ads that are clicked on frequently move up in ranking, with no need for advertisers to increase their bids. Because we are paid only when users click on ads, the AdWords ranking system aligns our interests equally with those of our advertisers and our users. The more relevant and useful the ad, the better for our users, for our advertisers and for us.

The AdWords auction system also incorporates our AdWords discounter, which automatically lowers the amount advertisers actually pay to the minimum needed to maintain their ad position. Consider a situation where there are three advertisers—Pat, Betty and Joe—each bidding on the same keyword for ads that will be displayed on Google.com. These advertisers have ads with equal click-through rates and bid $1.00 per click, $0.60 per click and $0.50 per click, respectively. With our AdWords discounter, Pat would occupy the first ad position and pay only $0.61 per click, Betty would occupy the second ad position and pay only $0.51 per click, and Joe would occupy the third ad position and pay the minimum bid of $0.05 per click. The AdWords discounter saves money for advertisers by minimizing the price they pay per click, while relieving them of the need to constantly monitor and adjust their CPCs. Advertisers can experience greater discounts through the application of our smart pricing technology introduced in April 2004. This technology can reduce the price of clicks for ads served across the Google Network based on the expected value of the click to the advertiser.

AdSense Contextual Advertising Technology.    Our AdSense technology employs techniques that consider factors such as keyword analysis, word frequency, font size and the overall link structure of the web to analyze the content of individual web pages and to match ads to them almost instantaneously. With this ad targeting technology, we can automatically serve contextually relevant ads. To do this, Google Network members embed a small amount of custom HTML code on web pages that generates a request to Google’s AdSense service whenever a user views the web page. Upon receiving a request, our software examines the content of web pages and performs a matching process that identifies advertisements that we believe are relevant to the content of the specific web page. The relevant ads are then returned to the web pages in response to the request. We employ similar techniques for matching advertisements to other forms of textual content, such as email messages and Google Groups postings. For example, our technology can serve ads offering tickets to fans of a specific sports team on a news story about that team.

Large-Scale Systems Technology

Our business relies on our software and hardware infrastructure, which provides substantial computing resources at low cost. We currently use a combination of off-the-shelf and custom software running on clusters of commodity computers. Our considerable investment in developing this infrastructure has produced several key benefits. It simplifies the storage and processing of large amounts of data, eases the deployment and operation of large-scale global products and services and automates much of the administration of large-scale clusters of computers.

Although most of this infrastructure is not directly visible to our users, we believe it is important for providing a high-quality user experience. It enables significant improvements in the relevance of our search and advertising results by allowing us to apply superior search and retrieval algorithms that are computationally intensive. We believe the infrastructure also shortens our product development cycle and allows us to pursue innovation more cost effectively.

We constantly evaluate new hardware alternatives and software techniques to help further reduce our computational costs. This allows us to improve our existing products and services and to more easily develop, deploy and operate new global products and services.

Sales and Support

We have put significant effort into developing our sales and support infrastructure. We maintain 21 sales offices in 11 countries, and we deploy specialized sales teams across 18 vertical markets. We bring businesses into our advertising network through both online and direct sales channels. In all cases, we use technology and automation wherever possible to improve the experience for our advertisers and to grow our business cost-effectively. The vast majority of our advertisers use our automated online AdWords program to establish accounts, create ads, target users and launch and manage their advertising campaigns. Our direct advertising sales team focuses on attracting and supporting companies around the world with sizeable advertising budgets. Our AdSense program follows a similar model. Most of the web sites in the Google Network sign up for AdSense using an automated online process. Our direct sales force focuses on building AdSense relationships with leading Internet companies. Our global support organization concentrates on helping our advertisers and Google Network members get the most out of their relationships with us.

Marketing

We have always believed that building a trusted, highly-recognized brand begins with providing high-quality products and services that make a notable difference in people’s lives. Our user base has grown primarily by word-of-mouth, which can work very well for products that inspire a high level of user loyalty because users are likely to share their positive experiences with their friends and families. Our early marketing efforts focused on feeding this word-of-mouth momentum and used public relations efforts to accelerate it. Through these efforts and people’s increased usage of Google worldwide, we have been able to build our brand with relatively low marketing costs as a percentage of our revenues. Today, we use the quality of our own products and services as our most effective marketing tool, and word-of-mouth momentum continues to drive consumer awareness and user loyalty worldwide. We do not promote products before they are successful for our users, preferring to test them until they achieve broad acceptance. We also engage in targeted marketing efforts, such as those we deliver to our advertising clients, designed to inform potential advertisers, Google Network members and enterprises of the benefits they can achieve through Google. In addition, we sponsor industry conferences and have promoted the distribution of the Google Toolbar to Internet users in order to make our search services easier to access.

Competition

We face formidable competition in every aspect of our business, and particularly from other companies that seek to connect people with information on the web and provide them with relevant advertising. Currently, we consider our primary competitors to be Microsoft and Yahoo.

We also face competition from other web search providers, including companies that are not yet known to us. We compete with Internet advertising companies, particularly in the areas of pay-for-performance and keyword-targeted Internet advertising. We may compete with companies that sell products and services online because these companies, like us, are trying to attract users to their web sites to search for information about products and services. In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities.

We compete to attract and retain relationships with users, advertisers and web sites. The bases on which we compete differ among the groups.

•	Users. We compete to attract and retain users of our search and communication products and services. Most of the products and services we offer to users are free, so we do not compete on price. Instead, we compete in this area on the basis of the relevance and usefulness of our search results and the features, availability and ease of use of our products and services.

•	Advertisers. We compete to attract and retain advertisers. We compete in this area principally on the basis of the return on investment realized by advertisers using our AdWords program. We also compete based on the quality of customer service, features and ease of use of AdWords.

•	Web sites. We compete to attract and retain web sites as members of our Google Network based on the size and quality of our advertiser base, our ability to help our Google Network members generate revenues from advertising on their web sites and the terms of agreements with our Google Network members.

We believe that we compete favorably on the factors described above. However, our industry is evolving rapidly and is becoming increasingly competitive. Larger, more established companies than us are increasingly focusing on search businesses that directly compete with us.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

Google is a registered trademark in the U.S. and several other countries. Our unregistered trademarks include: AdSense, AdWords, Blogger, Froogle, Gmail, I’m Feeling Lucky and PageRank.

The first version of the PageRank technology was created while Larry and Sergey attended Stanford University, which owns a patent to PageRank. The PageRank patent expires in 2017. We hold a perpetual license to this patent. In October 2003, we extended our exclusivity period to this patent through 2011, at which point our license is non-exclusive.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights and trademarks and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use.

Government Regulation

We are subject to a number of foreign and domestic laws that affect companies conducting business on the Internet. In addition, because of the increasing popularity of the Internet and the growth of online services, laws relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world.

In the U.S., laws relating to the liability of providers of online services for activities of their users are currently being tested by a number of claims, which include actions for defamation, libel, invasion of privacy and other data protection claims, tort, unlawful activity, copyright or trademark infringement, or other theories based on the nature and content of the materials searched and the ads posted or the content generated by users. In addition, several other federal laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not eliminate, our liability for listing or linking to third-party web sites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. The Children’s Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In addition, the Protection of Children from Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

In addition, the application of existing laws regulating or requiring licenses for certain businesses of our advertisers, including, for example, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Existing or new legislation could expose us to substantial liability and restrict our ability to deliver services to our users.

At least two states have recently introduced proposed legislation that could interfere with or prohibit our Gmail free advertising-supported web mail service, which was recently announced as a test service. The legislation, as originally proposed in California and Massachusetts, would make it more difficult for us to operate or would prohibit the aspects of the service that process the contents of users’ e-mail messages for the purpose of identifying and displaying ads relevant to that content. While the California legislation has been modified since being introduced so that it does not inhibit the operation of the Gmail service, the legislation has not been finally adopted. If this legislation is adopted as originally proposed, or other similar legislation is adopted, it could prevent us from implementing the Gmail service in the affected states. The company worked with legislators in the state in which the proposed legislation was amended to craft legislation that is narrowly tailored to privacy concerns. Google intends to address privacy related concerns and future proposed legislation by educating the public and legislators about the Google products and services, and by working closely with legislators to craft laws that are not overly broad.

We are also subject to international laws associated with data protection in Europe and elsewhere and the interpretation and application of data protection laws is still uncertain and in flux. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws.

Culture and Employees

We take great pride in our company culture and embrace it as one of our fundamental strengths. We remain steadfast in our commitment to constantly improve the technology we offer to our users and advertisers and to web sites in the Google Network. We have assembled what we believe is a highly talented group of employees. Our culture encourages the iteration of ideas to address complex technical challenges. In addition, we embrace individual thinking and creativity. As an example, we encourage our engineers to devote 20% of their time to work on independent projects. Many of our significant new products have come from these independent projects, including Google News, AdSense for content and Orkut.

Despite our rapid growth, we constantly seek to maintain a small-company feel that promotes interaction and the exchange of ideas among employees. We try to minimize corporate hierarchy to facilitate meaningful communication among employees at all levels and across departments, and we have developed software to help us in this effort. We believe that considering multiple viewpoints is critical to developing effective solutions, and we attempt to build consensus in making decisions. While teamwork is one of our core values, we also significantly reward individual accomplishments that contribute to our overall success. As we grow, we expect to continue to provide compensation structures that are more similar to those offered by start-ups than established companies. We will focus on very significant rewards for individuals and teams that build amazing things that provide significant value to us and our users.

At June 30, 2004, we had 2,292 employees, consisting of 705 in research and development, 1,141 in sales and marketing and 446 in general and administrative. All of Google’s employees, except temporary employees and contractors, are also equityholders, with significant collective employee ownership. As a result, many employees are highly motivated to make the company more successful.

Legal Proceedings

On August 9, 2004, we and Yahoo entered into a settlement agreement resolving two disputes that had been pending between us. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against us in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In our court filings, we denied that we infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of our stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, in June 2003 we issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while we contended that we had fully complied with the terms of the warrant.

As part of the settlement, Overture will dismiss its patent lawsuit against us and has granted us a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute. In connection with the settlement of these two disputes, we issued to Yahoo 2,700,000 shares of Class A common stock.

Certain companies have filed trademark infringement and related claims against us over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held us liable for allowing advertisers to select certain trademarked terms as keywords. We have appealed this decision. We were also subject to two lawsuits in Germany on similar matters where one court preliminarily reached a similar conclusion as the court in France while another court held that we are not liable for the actions of our advertisers prior to notification of trademark rights. We are litigating similar issues in other cases in the U.S., France, Germany and Italy. Adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenue for us, which could harm our business.

From time to time, we may also become a party to other litigation and subject to claims incident to the ordinary course of business. For example, because our products and services link to or host material in which others allege to own copyrights, from time to time third parties have asserted copyright infringement or related claims against us. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of the matters discussed above will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

Facilities

We lease approximately 506,000 square feet of space in our headquarters in Mountain View, California under a lease that expires in 2012. We also lease additional research and development, sales and support offices in Amsterdam, Atlanta, Bangalore, Boston, Chicago, Dallas, Denver, Detroit, Dublin, Hamburg, Hyderabad, London, Los Angeles, Madrid, Milan, Mountain View, New York, Paris, Santa Monica, Seattle, Sydney, Tokyo, Toronto and Zurich. We operate data centers in the United States and the European Union pursuant to various lease agreements and co-location arrangements.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of June 30, 2004 are as follows:

Name	Age	Position
Eric Schmidt	49	Chairman of the Executive Committee, Chief Executive Officer and Director

Sergey Brin	30	President of Technology, Assistant Secretary and Director

Larry Page	31	President of Products, Assistant Secretary and Director

Omid Kordestani	40	Senior Vice President of Worldwide Sales and Field Operations

Wayne Rosing	57	Vice President of Engineering

David C. Drummond	41	Vice President of Corporate Development, Secretary and General Counsel

George Reyes	50	Vice President and Chief Financial Officer

Jonathan J. Rosenberg	42	Vice President of Product Management

Shona L. Brown	38	Vice President of Business Operations

L. John Doerr	53	Director

John L. Hennessy	51	Director

Arthur D. Levinson	54	Director

Michael Moritz	49	Director

Paul S. Otellini	53	Director

K. Ram Shriram	47	Director

Eric Schmidt has served as our Chief Executive Officer since July 2001 and served as Chairman of our board of directors from March 2001 to April 2004. In April 2004, Eric was named Chairman of the Executive Committee of our board of directors. Prior to joining us, from April 1997 to November 2001, Eric served as Chairman of the board of Novell, a computer networking company, and, from April 1997 to July 2001, as the Chief Executive Officer of Novell. From 1983 until March 1997, Eric held various positions at Sun Microsystems, a supplier of network computing solutions, including Chief Technology Officer from February 1994 to March 1997 and President of Sun Technology Enterprises from February 1991 until February 1994. Eric is also a director of Siebel Systems. Eric has a Bachelor of Science degree in electrical engineering from Princeton University, and a Masters degree and Ph.D. in computer science from the University of California at Berkeley.

Sergey Brin, one of our founders, has served as a member of our board of directors since our inception in September 1998 and as our President of Technology since July 2001. From September 1998 to July 2001, Sergey served as our President. Sergey holds a Masters degree in computer science from Stanford University, a Bachelor of Science degree with high honors in mathematics and computer science from the University of Maryland at College Park and is currently on leave from the Ph.D. program in computer science at Stanford University.

Larry Page, one of our founders, has served as a member of our board of directors since our inception in September 1998 and as our President of Products since July 2001. From September 1998 to July 2001, Larry served as our Chief Executive Officer and from September 1998 to July 2002 as our Chief Financial Officer. Larry holds a Masters degree in computer science from Stanford University, a Bachelor of Science degree with high honors in engineering, with a concentration in computer engineering, from the University of Michigan and is currently on leave from the Ph.D. program in computer science at Stanford University.

Omid Kordestani has served as our Senior Vice President of Worldwide Sales and Field Operations since May 1999. Prior to joining us, from 1995 to 1999, Omid served as Vice President of Business Development at Netscape, an Internet software and services company. Omid holds a Masters of Business Administration degree from Stanford University and a Bachelor of Science degree in electrical engineering from San Jose State University.

Wayne Rosing has served as our Vice President of Engineering since November 2000. From November 1996 to April 2000, Wayne served as Chief Technology Officer and Vice President of Engineering at Caere Corporation, an optical character recognition software company. From 1985 to 1994, Wayne served in various executive engineering positions at Sun Microsystems. From 1992 to 1994, Wayne headed the team that developed the technology base for Java as the president of FirstPerson, and, from 1990 through 1991, was President of Sun Microsystems Laboratories, both subsidiaries of Sun Microsystems. From 1985 to 1990, Wayne was a Vice President of Engineering at Sun Microsystems and, from 1980 to 1985, he was director of engineering for the Apple Computer Lisa and Apple II divisions. Prior to 1980, he held management positions at Digital Equipment Corporation and Data General.

David C. Drummond has served as our Vice President of Corporate Development, Secretary and General Counsel since February 2002. Prior to joining us, from July 1999 to February 2002, David served as Chief Financial Officer of SmartForce, an educational software applications company. Prior to that, David was a partner at the law firm of Wilson Sonsini Goodrich & Rosati, our outside counsel. David holds a J.D. from Stanford University and a Bachelor of Arts degree in history from Santa Clara University. On July 20, 2004, David was advised by the staff of the SEC that it intends to recommend that the SEC bring a civil injunction action against David, alleging violation of federal securities laws, including the anti-fraud provisions. The SEC’s recommendation arises out of David’s prior employment as Chief Financial Officer of SmartForce, and involves certain disclosure and accounting issues relating to SmartForce’s financial statements. None of the allegations involve Google. The staff of the SEC has, in accordance with its customary practices, offered David the opportunity to make a Wells Submission setting forth why David believes that such action should not be brought. David intends to make this submission.

George Reyes has served as our Chief Financial Officer since July 2002. Prior to joining us, George served as Interim Chief Financial Officer for ONI Systems, a provider of optical networking equipment, from February 2002 until June 2002. From April 1999 to September 2001, George served as Vice President and Treasurer of Sun Microsystems, a supplier of networking computing solutions, and as Vice President, Corporate Controller of Sun Microsystems from April 1994 to April 1999. George is also a director of BEA Systems, an application infrastructure software company, and Symantec, an information security company. George holds a Masters of Business Administration degree from Santa Clara University and a Bachelor of Arts degree in accounting from the University of South Florida.

Jonathan J. Rosenberg has served as our Vice President of Product Management since February 2002. Prior to joining us, from October 2001 to February 2002, Jonathan served as Vice President of Software of palmOne, a provider of handheld computer and communications solutions. From November 2000 until October 2001, Jonathan was not formally employed. From March 1996 to November 2000, Jonathan held various executive positions at Excite@Home, an Internet media company, most recently as its Senior Vice President of Online Products and Services. Jonathan holds a Masters of Business Administration degree from the University of Chicago and a Bachelor of Arts degree with honors in economics from Claremont McKenna College.

Shona L. Brown has served as our Vice President of Business Operations since September 2003. Prior to joining us, from October 1995 to August 2003, Shona was at McKinsey & Company, a management consulting firm where she had been a partner since December 2000. Shona holds a Ph.D. and Post-Doctorate in industrial engineering and engineering management from Stanford University, a Masters of Arts degree from Oxford University (as a Rhodes Scholar), and a Bachelor of Science degree in computer systems engineering from Carleton University.

L. John Doerr has served as a member of our board of directors since May 1999. John has been a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. John is also a director of

Amazon.com, an Internet retail company, drugstore.com, an Internet retail company, Homestore.com, a provider of real estate media and technology solutions, Intuit, a provider of business and financial management software, palmOne, a provider of handheld computer and communications solutions, and Sun Microsystems, a supplier of networking computing solutions. John holds a Masters of Business Administration degree from Harvard Business School and a Masters of Science degree in electrical engineering and computer science and a Bachelor of Science degree in electrical engineering from Rice University.

John L. Hennessy has served as a member of our board of directors since April 2004. Since September 2000, John has served as the President of Stanford University. From 1994 to August 2000, John held various positions at Stanford, including Dean of the Stanford University School of Engineering and Chair of the Stanford University Department of Computer Science. John has been a member of the board of directors of Cisco Systems, a networking equipment company, since January 2002 and chairman of the board of directors of Atheros Communications, a wireless semiconductor company since May 1998. John holds a Master’s degree and Doctoral degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University.

Arthur D. Levinson has served as a member of our board of directors since April 2004. Since 1995, Art has served as a member of the board of directors of Genentech, a biotechnology company, and has served as its Chairman and Chief Executive Officer since September 1999. Prior to 1999 Art held various executive positions at Genentech, including Senior Vice President of R&D. Art has been a member of the board of directors of Apple Computer, a computer hardware and software company, since 2000. Art was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. Art holds a Ph.D. in biochemistry from Princeton University and a Bachelor of Science degree in molecular biology from the University of Washington.

Michael Moritz has served as a member of our board of directors since May 1999. Michael has been a General Partner of Sequoia Capital, a venture capital firm, since 1986. Michael has served as a member of the board of directors of Saba Software, a provider of human capital development and management solutions, since August 1998 and as a member of the board of directors of Flextronics International, a contract electronics manufacturer, since July 1993. Michael has also served as a member of the board of directors of RedEnvelope, an online retailer of upscale gifts, since July 1999 and as its Chairman of the Board since April 2003. Michael holds a Masters of Arts degree from Christ Church, University of Oxford.

Paul S. Otellini has served as a member of our board of directors since April 2004. Paul has been a member of the board of directors of Intel, a semiconductor manufacturing company, and has served as its President and Chief Operating Officer since 2002. From 1974 to 2002, Paul held various positions at Intel, including Executive Vice President and General Manager of Intel Architecture Group and Executive Vice President and General Manager of Sales and Marketing Group. Paul holds a Master’s degree from the University of California at Berkeley and a Bachelors degree in economics from the University of San Francisco.

K. Ram Shriram has served as a member of our board of directors since September 1998. Since January 2000, Ram has served as managing partner of Sherpalo, an angel venture investment company. Prior to that, from August 1998 to September 1999, Ram served as Vice President of Business Development at Amazon.com, an Internet retail company. Prior to that, Ram served as President at Junglee, a provider of database technology, acquired by Amazon.com in 1998. Ram was an early member of the Netscape executive team. Ram holds a Bachelor of Science degree from the University of Madras, India.

Board of Directors

Our bylaws provide that the authorized size of our board of directors, which is currently nine (9) members, is to be determined from time to time by resolution of the board of directors. Our current directors were elected in the manner described in our certificate of incorporation. The holders of a majority of our preferred stock, voting as a single class, elected L. John Doerr and Michael Moritz to the board of directors, and the holders of a majority of our common stock, voting as a single class, elected Sergey Brin, Larry Page and K. Ram Shriram to the board of directors. John Hennessy, Arthur Levinson and Paul Otellini were appointed by the board of directors to fill vacancies created by the increase in the size of the board of directors. The remaining director, Eric Schmidt, was elected pursuant to a voting agreement that we entered into with certain holders of our common stock and holders of our preferred stock, which provides for the election of a joint director nominated by a majority of the preferred stock and by a majority of the common stock held by Sergey and Larry. Upon the closing of this offering, these board representation rights will terminate and none of our stockholders will have any special rights regarding the election or designation of board members.

Committees of the Board of Directors

Our board of directors has established four committees: an audit committee, a leadership development and compensation committee, a corporate governance and nominating committee and an executive committee.

Audit Committee

Our audit committee’s main function will be to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities will include the following:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

•	Preparing the report that the SEC requires in our annual proxy statement.

Our audit committee is comprised of Ram, Paul and Michael, each of whom is a non-employee member of our board of directors. Paul will be our audit committee financial expert as currently defined under SEC rules. Ram will be the chairman of our audit committee. Our board of directors has determined that each of the directors serving on our audit committee is independent within the meaning of the rules of the SEC and the listing standards of The Nasdaq Stock Market. We intend to comply with future audit committee requirements as they become applicable to us.

Leadership Development and Compensation Committee

Our leadership development and compensation committee’s purpose will be to assist our board of directors in determining the development plans and compensation of our senior management, directors and employees and recommend these plans to our board. This committee’s responsibilities will include:

•	Reviewing the employee wide compensation philosophy.

•	Reviewing the budget and structure of our employee wide variable cash compensation plans.

•	Reviewing the budget and structure of our employee wide equity based compensation plans.

•	Periodically reviewing the leadership development plans for the Company.

•	Reviewing and recommending compensation and benefit plans for our executive officers and board members.

•	Reviewing the terms of offer letters and employment agreements and arrangements with our officers.

•	Setting performance goals for our officers and reviewing their performance against these goals.

•	Periodically reviewing executive succession plans and executive education and development plans.

•	Evaluating the competitiveness of our executive compensation plans.

•	Independently accessing externally provided market information on industry compensation practices.

•	Preparing the report that the SEC requires in our annual proxy statement.

Our Leadership Development and Compensation Committee consists of John Doerr and Art, each of whom is a non-employee member of our board of directors. Our Leadership Development and Compensation Committee does not have a chairman. Each member of our Leadership Development and Compensation Committee will be an “outside” director as that term is defined in 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules under the Securities Exchange Act of 1934. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent within the listing standards of The Nasdaq Stock Market.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee’s purpose will be to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include:

•	Evaluating the composition, size and governance of our board of directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors performance and self-evaluation process and developing continuing education programs for our directors.

•	Reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

•	Reviewing and monitoring compliance with our code of ethics and our insider trading policy.

Our Corporate Governance and Nominating Committee consists of John Doerr and John Hennessy, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Corporate Governance and Nominating Committee is independent within the existing standards of The Nasdaq Stock Market.

Executive Committee

The Executive Committee will serve as an administrative committee of the board that is available to facilitate the approval of certain corporate actions that do not require consideration by the full board.

Chairman of the Board

Our current charter documents provide that the chairman of our board of directors may not be an employee or officer of our company, and may not have been an employee or officer for the last three years, unless the appointment is approved by two-thirds of the members of our board of directors. We currently do not have a chairman of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

We do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Additionally, our directors are eligible to receive and have received stock options under our stock plans.

In April 2004, our newly elected directors, John, Art and Paul each received an option to purchase 65,000 shares of common stock subject to vesting over a term of five years and otherwise pursuant to the terms of our 2000 Stock Plan and 2003 Stock Plan (No. 2).

Executive Compensation

The following table sets forth information regarding the compensation that we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2003. We refer to these officers in this prospectus as the named executive officers.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards	All Other Compensation
Name and Principal Position	Salary	Bonus(1)(2)		Securities Underlying Options
Eric Schmidt, Chief Executive Officer and Director	$250,000	$301,556		—	$2,894	(3)
Sergey Brin, President of Technology and Director	150,000	206,556		—	14,440	(4)
Larry Page, President of Products and Director	150,000	206,556		—	11,327	(5)
Omid Kordestani, Senior Vice President of Worldwide Sales and Field Operations	175,000	394,456	(6)	—	2,704	(7)
Wayne Rosing, Vice President of Engineering	175,000	151,314		—	2,704	(8)

(1)	We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts presented represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)	Each of the bonuses presented include a holiday bonus in the amount of $1,556.

(3)	Includes $2,200 contributed to Eric’s account under our 401(k) plan and $694 of insurance premiums paid for his benefit.

(4)	Includes $14,008 of engineering patent awards and $432 of insurance premiums paid for Sergey’s benefit.

(5)	Includes $10,895 of engineering patent awards and $432 of insurance premiums paid for Larry’s benefit.

(6)	Includes $347,900 of sales commissions.

(7)	Includes $2,200 contributed to Omid’s account under our 401(k) plan and $504 of insurance premiums paid for his benefit.

(8)	Includes $2,200 contributed to Wayne’s account under our 401(k) plan and $504 of insurance premiums paid for his benefit.

Stock Option Grants in Last Fiscal Year

The following table sets forth information regarding the granting of stock options to the named executive officers during 2003. The percentage of total options set forth below is based on an aggregate of 18,681,260 options granted to employees for the year ended December 31, 2003.

Option/SAR Grants in Last Fiscal Year

Individual Grants
	Number of Shares Common Stock	Percentage of Total Options Granted to Employees in 2003	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name and Principal Position					5%	10%
Eric Schmidt Chief Executive Officer and Director	—	—	—	—	—	—
Sergey Brin President of Technology and Director	—	—	—	—	—	—
Larry Page President of Products and Director	—	—	—	—	—	—
Omid Kordestani Senior Vice President of Worldwide Sales and Field Operations	—	—	—	—	—	—
Wayne Rosing(1) Vice President of Engineering	128,000	0.7%	$5.00	7/18/13	$17,082,374	$27,579,918

(1)	Shares subject to this option will begin vesting on November 23, 2004 and will vest as follows: (i) 15 percent on the one year anniversary of the vesting commencement date, (ii) 17.5 percent in the second year of vesting, (iii) 20 percent in the third year of vesting, (iv) 22.5 percent in the fourth year of vesting, and (v) 25 percent in the fifth year of vesting; provided that shares vesting in each of the years following the one year anniversary of Wayne’s vesting commencement date will vest in the respective amounts described above ratably at the end of each month of Wayne’s continued employment with us. Wayne’s option was granted at the fair market value of our Class B common stock as determined by our board of directors on the date of grant. Wayne’s option has a term of 10 years, subject to earlier termination in certain events related to the cessation of Wayne’s employment with us.

The amounts shown in the table above for Wayne as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Potential realizable values in the table above are calculated by:

•	Multiplying the number of shares of our common stock subject to the option by our initial public offering price per share of $85.00.

•	Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10-year term of the option.

•	Subtracting from that result the total option exercise price.

The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides option exercise information for the executive offices named in the summary compensation table. The table shows the number of shares acquired and the value realized upon exercise of stock options during 2003 and the exercisable and unexercisable options held at December 31, 2003. The “Value Realized” and the “Value of Unexercised In-the-Money Options” shown in the table represents an amount equal to the difference between our initial public offering price of $85.00 per share and the option exercise price, multiplied by the number of shares acquired on exercise and the number of unexercised in-the-money options. These calculations do not take into account the effect of any taxes that may be applicable to the option exercises.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year- End
Name and Principal Position			Exercisable(1)	Unexercisable	Exercisable	Unexercisable
Eric Schmidt Chairman and Chief Executive Officer	—	—	—	—	—	—
Sergey Brin President of Technology and Director	—	—	—	—	—	—
Larry Page President of Products and Director	—	—	—	—	—	—
Omid Kordestani(2) Senior Vice President of Worldwide Sales and Field Operations	80,000	$7,196,000	1,420,000	—	$120,300,000	—
Wayne Rosing(3) Vice President of Engineering	—	—	148,000	—	11,934,000	—

(1)	All of our stock options granted to U.S. residents may be exercised prior to their vesting. Upon the exercise of an option prior to vesting, the optionee is required to enter into a restricted stock purchase agreement with us that provides that we have a right to repurchase the shares purchased upon exercise of the option at the original exercise price; provided, however, that our right to repurchase these shares will lapse in accordance with the original vesting schedule included in the optionee’s option agreement.

(2)	Omid’s option was vested as to 669,666 shares Class B common stock and unvested as to 750,334 shares at December 31, 2003.

(3)	Wayne’s option was vested as to 8,333 shares Class B common stock and unvested as to 139,667 shares at December 31, 2003.

Employee Benefit Plans

1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3)

Our 1998 Stock Plan was adopted by our board of directors in September 1998 and subsequently approved by our stockholders. At June 30, 2004, options to purchase a total of 6,295,431 shares of Class B common stock were outstanding under the 1998 Stock Plan at a weighted average exercise price of $0.29 per share.

Our 2003 Stock Plan was adopted by our board of directors in February 2003 and subsequently approved by our stockholders. At June 30, 2004, options to purchase a total of 2,756,359 shares of Class A common stock were outstanding under the 2003 Stock Plan at a weighted average exercise price of $1.23 per share.

Our 2003 Stock Plan (No. 2) was adopted by our board of directors in July 2003 and subsequently approved by our stockholders. At June 30, 2004, options to purchase a total of 3,875,653 shares of Class B common stock were outstanding under the 2003 Stock Plan (No. 2) at a weighted average exercise price of $6.39 per share.

Our 2003 Stock Plan (No. 3) was adopted by our board of directors in July 2003, and it was subsequently approved by our stockholders. At June 30, 2004, options to purchase a total of 3,494,095 shares of Class A common stock were outstanding under the 2003 Stock Plan (No. 3) at a weighted average exercise price of $15.95 per share.

Our plans generally provide for the grant of options and stock purchase rights. Incentive stock options within the meaning of Section 422 of the Internal Revenue Code may be granted only to our employees or employees of our subsidiaries. Stock purchase rights may only be granted under the 1998 Stock Plan to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. Nonstatutory stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. Consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

Our board of directors administers the plans. The administrator has the authority to determine the terms and conditions of the options and stock purchase rights granted under these plans, and may reduce the exercise price of an option to the then current fair market value of our common stock or institute a program whereby outstanding options are exchanged for options with a lower exercise price.

The maximum term of the options under these plans is ten years. The awards granted under these plans may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

These plans provide that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, the successor corporation or its parent or subsidiary will assume or substitute each stock purchase right and option. If the outstanding stock purchase rights or options are not assumed or substituted, they will become fully vested and exercisable for a 15-day period from the date the administrator provides notice of such transaction and shall terminate at the end of such 15-day period.

Generally, in the event of our change in control, the successor corporation will assume each option or replace it with a cash incentive program that preserves the spread associated with the option. If the outstanding options are not assumed or substituted after a change in control, the options vesting will accelerate in full.

2000 Stock Plan

Our 2000 Stock Plan was adopted by our board of directors in November 2000, and it was subsequently approved by our stockholders. At June 30, 2004, options to purchase a total of 285,000 shares of Class B common stock were outstanding under the 2000 Stock Plan at a weighted average exercise price of $4.79 per share. The terms of our 2000 Stock Plan are substantially the same as the terms described above, except that the 2000 Stock Plan does not share in the collective authorized share pool applicable to the plans described above.

1999 Stock Option/Stock Issuance Plan

Our 1999 Stock Option/Stock Issuance Plan was assumed by us in connection with our acquisition of Applied Semantics, Inc. in April 2003. At June 30, 2004, options to purchase a total of 24,827 shares of Class A common stock were outstanding under the 1999 Stock Option/Stock Issuance Plan at a weighted average exercise price of $0.38 per share. At June 30, 2004, no shares of Class A common stock remained available for future issuance under our 1999 Stock Option/Stock Issuance Plan.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan was assumed by us in connection with our acquisition of Ignite Logic, Inc. in April 2004. At June 30, 2004, options to purchase a total of 1,292 shares of Class A common stock were outstanding under the 2003 Equity Incentive Plan at a weighted average exercise price of $28.78 per share. At June 30, 2004, no shares of Class A common stock remained available for future issuance under our 2003 Equity Incentive Plan.

2004 Stock Plan

Our board of directors adopted the 2004 Stock Plan in April 2004, and it was subsequently approved by our stockholders. The 2004 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, restricted stock units and other stock based awards to our employees, directors, and consultants. No awards have yet been issued pursuant to the 2004 Stock Plan.

Number of Shares of Common Stock Available Under the 2004 Stock Plan.    A total of 9,499,500 shares of our Class A common stock were reserved for issuance pursuant to our 2004 Stock Plan. The number of shares reserved for issuance under the 2004 Stock Plan will be reduced by the number of shares subject to options that are granted after December 31, 2003 under the Company’s 1998 Stock Plan, 1999 Stock Option/Stock Issuance Plan, 2000 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3).

If an option, grant of restricted stock, stock appreciation right, performance unit, performance share, restricted stock unit or other stock based award (each, an “award”) expires or is terminated or canceled without having been exercised or settled in full, is forfeited back to or repurchased by the Company, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under our plan (unless our plan has terminated). Shares are not deemed to be issued under the 2004 Stock Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2004 Stock Plan. However, shares that have actually been transferred to a financial institution or other person or entity selected by the plan administrator, will not be returned to the 2004 Stock Plan, will not be returned to our plan and will not be available for future distribution under our plan.

Administration of the 2004 Stock Plan.    Our board of directors, or one or more committees appointed by our board, will administer our 2004 Stock Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator has the power to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award exchange program, an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the plan administrator, and a program through which participants may reduce cash compensation payable in exchange for awards, and to create other stock based awards that are valued in whole or in part by reference to (or are otherwise based on) shares of our Class A Common Stock (or the cash equivalent of such shares).

Options.    A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under our 2004 Stock Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price generally must be at least equal to the fair market value of our common stock on the date of grant. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator determines the term of all other options.

Restricted Stock.    Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of any grants of restricted stock and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability.

Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

Performance Shares and Performance Units.    Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance goals may be based upon the achievement of company-wide, divisional or individual goals (including solely continued service), applicable securities laws or other basis determined by the administrator. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Restricted Stock Units.    Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units.

Other Stock Based Awards.    The administrator has the authority to create awards under the 2004 Stock Plan in addition to those specifically described in the 2004 Stock Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our Class A common stock (or the cash equivalent of such shares).

Transferability of Awards.    Unless the administrator determines otherwise, our 2004 Stock Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Adjustments upon Merger or Change in Control.    Our 2004 Stock Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each outstanding award. Unless determined otherwise by the administrator, any outstanding options or stock appreciation rights not assumed or substituted for will be fully vested and exercisable, including as to shares that would not otherwise have been vested and exercisable, for a period of up to 15 days from the date of notice to the optionee. The option or stock appreciation right will terminate at the end of such period. Unless determined otherwise by the administrator, any restricted stock, performance shares, performance units, restricted stock units or other stock based awards not assumed or substituted for will be fully vested as to all of the shares subject to the award, including shares which would not otherwise be vested. In the event an outside director is terminated immediately prior to or following a change in control, other than pursuant to a voluntary resignation, the awards he or she received under the 2004 Stock Plan will fully vest and become immediately exercisable.

Amendment and Termination of Our 2004 Stock Plan.    Our 2004 Stock Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our 2004 Stock Plan provided it does not adversely affect any award previously granted under our plan.

Employment Agreements and Change in Control Arrangements

Eric Schmidt Employment Agreement

On March 15, 2001, we entered into an employment agreement with Eric Schmidt, our chief executive officer. The agreement does not provide a specific term for Eric’s employment, rather, Eric’s employment with us is “at-will” and may be terminated at any time with or without notice, for any or no reason, at either Eric’s or our option. The agreement provides that Eric will receive a base salary of $250,000. Eric was also granted an option to purchase 14,331,708 shares of Class B common stock at an exercise price of $0.30 per share pursuant to this agreement and was permitted to purchase 426,892 shares of Series C preferred stock at a purchase price of $2.3425 per share. Eric may also earn a yearly performance bonus of up to 60% of his base salary if he meets the performance criteria set by our board of directors. If Eric is terminated without cause, he will receive 12 months’ base salary, six months’ accelerated vesting of any options and the greater of his performance bonus for the year of termination or for the prior year. If Eric resigns for good reason or if he is terminated without cause within 12 months after our change in control, then instead of the 6 months accelerated vesting of options, he will receive 12 months accelerated vesting of options. For purposes of this employment agreement, our change in control includes our merger or combination with or into a third party, the sale of all or substantially all our assets or a change in our board composition over a two-year period resulting in fewer than a majority of directors remaining as incumbent directors. For purposes of this employment agreement, a termination “without cause” means a termination for reasons other than an act of material dishonesty in performing his duties, a felony conviction or plea of no contest to a felony or gross misconduct. For purposes of this employment agreement, “good reason” means a material reduction in Eric’s base salary, performance bonus or in responsibilities or a relocation to more than 50 miles from our current facility.

In connection with his stock option exercise on September 28, 2001, we entered into a promissory note and security agreement with Eric. On April 28, 2004, Eric repaid the note in its entirety and the stock previously pledged as collateral was released from the security agreement. This arrangement is further described in “Certain Relationships and Related Party Transactions—Indebtedness of Management.”

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2001, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described above in the section captioned “Management” and in the transactions described below.

Investor Rights Agreement

We have entered into an Investor Rights Agreement with the purchasers of our outstanding preferred stock, and certain holders of warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. The holders of 80,821,014 shares of our common stock, including the shares of common stock issuable upon the automatic conversion of our preferred stock, and the holders of 621,876 shares of our common stock issuable upon exercise of warrants are entitled to rights with respect to the registration of their shares under the Securities Act of 1933. Certain stockholders who are a party to this agreement are entitled to certain financial information regarding us and to visit and inspect our properties and books of account. These information and inspection rights will terminate upon the closing of this offering. In addition, stockholders who are a party to this agreement are provided certain rights to demand registration of shares of common stock issuable upon conversion of their preferred stock or upon exercise of their warrants and to participate in a registration of our common stock that we may decide to do, from time to time. These registration rights will survive this offering and will terminate as to any holder at such time as all of such holders’ securities can be sold within a three month period without compliance with the registration requirements of the Securities Act of 1933 pursuant to Rule 144, but in any event no later than the five-year anniversary of this offering. These demand registration rights, however, may not be exercised until six months after this offering. Certain of our directors and executive officers and holders of 5% of our capital stock are parties to this agreement and, as a group, these directors (and their affiliates), executive officers and shareholders represent 64.6% of the shares subject to this agreement. Eric Schmidt, Sergey Brin, Larry Page, Omid Kordestani and David C. Drummond each hold shares representing less than one percent of the shares subject to the agreement. Ram Shriram and entities affiliated with L. John Doerr and Michael Moritz hold shares representing 4.2%, 29.3% and 29.3% of the shares subject to the agreement, respectively. Parties to the Investor Rights Agreement are subject to selling restrictions as more fully described in “Shares Eligible for Future Sale”.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Shares Issued to Insiders

The following table summarizes purchases of our stock since January 1, 2001 by our executive officers, directors and holders of more than 5% of our common stock other than compensatory arrangements.

Name	Date of Issuance	Type of Security	Number of Shares	Purchase Price
Eric Schmidt	7/13/01	Series C preferred stock	426,892	$999,994.51

Each share of our preferred stock will be converted automatically into one share of our Class B common stock upon the closing of this offering.

Indebtedness of Management

In September 2001, in connection with the exercise of an option to purchase 14,331,708 shares of our Class B common stock, Eric Schmidt, our chief executive officer, delivered to us a full recourse promissory note dated September 28, 2001 in the aggregate principal amount of approximately $4.3 million secured by shares of Class B common stock. Interest on the loan accrued at a rate of 7.38% per annum, compounded semi-annually. The loan was secured by a security interest in 14,331,708 shares of our Class B common stock. The largest aggregate amount of indebtedness outstanding pursuant to the note was approximately $5.2 million, which represented the full amount of principal and interest outstanding at April 28, 2004, the date the loan was repaid in full.

Corporate Use of Personal Aircraft

Eric Schmidt owns an interest in a jet that is managed and operated by Apex Aviation and which is made commercially available for lease to consumers. Until recently, Eric owned a second jet, also managed and operated by Apex Aviation. Eric allows certain of our executive officers to use his aircraft for time-critical business trips that cannot be accommodated by commercial airline services. In 2003, we used these planes for business-related travel services for certain of our executive officers and for which services we paid Apex market rates. Eric is entitled to receive a portion of the profits earned by Apex resulting from its management and operation of these planes. Eric has agreed to pay us any and all annual net profits distributed to him as a result of his ownership of an interest in the jets. In 2003, we paid Apex $278,119 and reimbursed Eric $20,214 for the use of these planes. The reimbursements to Eric related to business flights where Eric was billed directly by Apex for use of the planes. These payments were approved by our board of directors and, based upon a competitive analysis of comparable leased aircraft, our board of directors determined that the amounts billed for our use of the aircraft and pilots were at or below market rates for the charter of similar aircraft.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at June 30, 2004, and as adjusted to reflect the sale of Class A common stock offered by us in this offering, for

•	Each person who we know beneficially owns more than five percent of our common stock.

•	Each of our directors.

•	Each of our named executive officers.

•	All of our directors and executive officers as a group.

•	All selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Google Inc., 1600 Amphitheatre Parkway, Mountain View, California 94043.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 12,359,204 shares of Class A common stock and 241,956,117 shares of Class B common stock outstanding at June 30, 2004, assuming the conversion of all outstanding shares of preferred stock into Class B common stock. For purposes of the table below, we have assumed that 33,603,386 shares of Class A common stock and 237,616,257 shares of Class B common stock will be outstanding upon completion of this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2004. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)	Shares Being Offered	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
Officers and Directors
Eric Schmidt	0	*	14,758,600	6.1	6.1	368,965	0	*	14,389,635	6.1	6.0
Sergey Brin	0	*	38,489,048	15.9	15.8	481,113	0	*	38,007,935	16.0	15.8
Larry Page	0	*	38,593,200	16.0	15.9	482,415	0	*	38,110,785	16.0	15.8
Omid Kordestani(2)	0	*	4,810,520	2.0	2.0	240,526	0	*	4,569,994	1.9	1.9
Wayne Rosing(3)	0	*	1,468,000	*	*	70,149	0	*	1,397,851	*	*
L. John Doerr(4)	0	*	21,043,711	8.7	8.7	0	0	*	21,043,711	8.9	8.7
John Hennessy(5)	0	*	65,000	*	*	0	0	*	65,000	*	*
Arthur Levinson(5)	0	*	65,000	*	*	0	0	*	65,000	*	*
Michael Moritz(6)	0	*	23,893,800	9.9	9.8	0	0	*	23,893,800	10.1	9.9
Paul Otellini(5)	0	*	65,000	*	*	0	0	*	65,000	*	*
K. Ram Shriram	0	*	5,324,660	2.2	2.2	266,233	0	*	5,058,427	2.1	2.1
All executive officers and directors as a group(7) (15 persons)	157,000	1.0	151,281,553	62.0	61.7	2,044,651	157,000	*	149,236,902	62.3	61.4
5% Security Holders
Entities affiliated with Kleiner Perkins Caufield & Byers(4)	0	*	21,043,711	8.7	8.7	0	0	*	21,043,711	8.9	8.7
Entities affiliated with Sequoia Capital(6)	0	*	23,893,800	9.9	9.8	0	0	*	23,893,800	10.1	9.9
Gilad Elbaz	1,046,834	7.0	0	*	*	0	1,046,834	3.1	0	*	*
Yahoo! Inc.(8)	2,700,000	17.9	5,498,884	2.3	2.4	1,610,758	1,639,130	4.9	4,948,996	2.1	2.1

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)	Shares Being Offered(17)	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
Selling Stockholders
America Online, Inc.(9)	0	*	7,437,452	3.1	3.1	927,952	0	*	6,509,500	2.7	2.7
Entities affiliated with Angel Investors(10)	0	*	830,736	*	*	83,073	0	*	747,663	*	*
Andreas Bechtolsheim	0	*	3,614,080	1.5	1.5	361,408	0	*	3,252,672	1.4	1.3
David Cheriton	0	*	3,404,360	1.4	1.4	340,436	0	*	3,063,924	1.3	1.3
David C. Drummond	0	*	1,002,764	*	*	50,138	0	*	952,626	*	*
Roger J. Ebert and Chaz Ebert	0	*	20,192	*	*	2,019	0	*	18,173	*	*
fundfundfund.com, LLC(11)	0	*	100,000	*	*	10,000	0	*	90,000	*	*
Michael James Homer Trust, DTD 6/3/98(12)	0	*	100,960	*	*	10,096	0	*	90,864	*	*
Rackable Systems, Inc.(13)	0	*	42,688	*	*	4,268	0	*	38,420	*	*
George Reyes	0	*	851,750	*	*	42,587	0	*	809,163	*	*
Jonathan J. Rosenberg	0	*	850,500	*	*	42,525	0	*	807,975	*	*
Spalding & Associates(14)	0	*	18,000	*	*	1,800	0	*	16,200	*	*
VLLI Holdings II, LLC(15)	0	*	621,876	*	*	62,187	0	*	559,689	*	*
The Babak & Lisa Marie Yazdani Trust UTA dtd 4/27/00(16)	0	*	42,692	*	*	4,269	0	*	38,423	*	*

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Includes 1,420,000 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor. 859,000 of the shares are vested and 561,000 of the shares are unvested.

(3)	Includes 148,000 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor. 11,000 of the shares are vested and 137,000 of the shares are unvested.

(4)	Includes 18,111,504 shares held by Kleiner Perkins Caufield & Byers IX-A, L.P., 559,112 shares held by Kleiner Perkins Caufield & Byers IX-B, L.P., 597,344 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P. and 1,775,751 shares held by Vallejo Ventures Trust. L. John Doerr is a manager of the general partners of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Mr. Doerr is also trustee of the Vallejo Ventures Trust and has voting and investment authority over the shares held by the Trust. However, Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest arising therein. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Rd., Menlo Park, CA 94025.

(5)	In April 2004, each of John, Art and Paul were granted options to purchase 65,000 shares that are exercisable within 60 days of the date of grant, none of which will then be vested. The options provide for exercise prior to vesting, and any unvested shares that are exercised are subject to a lapsing repurchase right in our favor.

(6)

Includes 21,654,952 shares held by Sequoia Capital VIII; 1,433,624 shares held by Sequoia International Technology Partners VIII(Q); 477,872 shares held by CMS Partners LLC; 274,784 shares held by Sequoia International Technology Partners VIII; and 52,568 shares held by Sequoia 1997. SC VIII LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII(Q) and Sequoia International Technology Partners VIII. Michael is one of the managing members, including Douglas Leone, Mark Stevens and Michael Goguen, of SC VIII

LLC and exercises shared voting and investment power over the shares held by the Sequoia entities. Michael disclaims beneficial ownership of the shares held by the Sequoia entities except to the extent of his pecuniary interest in these entities. The address of the entities affiliated with Sequoia Capital and Michael is 3000 Sand Hill Road, Bldg. 4, Suite 180, Menlo Park, California 94025.

(7)	Includes 2,043,967 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2004, of which 870,000 shares are vested and 1,173,967 shares are unvested.

(8)	Yahoo! Inc. is a publicly held corporation. The address of this entity is 701 1st Avenue, Sunnyvale, California 94089.

(9)	America Online, Inc. is a wholly-owned subsidiary of a publicly held corporation.

(10)	Includes 223,120 shares held by Angel Investors L.P.; 49,180 shares held by Angel Investors II L.P.; 180,720 shares held by Angel (Q) Investors L.P.; and 377,716 shares held by Angel (Q) Investors II L.P. Shared voting and investment power over the shares held by Angel Investors is exercised by Ron Conway, Casey McGlynn and Bob Bozeman, its managing directors.

(11)	Voting and investment power over the shares held by fundfundfund.com LLC is exercised by Alexandria Real Estate Equities, L.P., its sole member and a wholly owned subsidiary of Alexandria Real Estate Equities, Inc., a publicly held corporation.

(12)	Voting and investment power over the shares held by Michael James Homer Trust is exercised by Mr. Homer, its trustee.

(13)	Voting and investment power over the shares held by Rackable Systems, Inc. is exercised by its board of directors, which includes Marc Rubin, Brian Golson, Thomas Barton and Giovanni Coglitori.

(14)	Voting and investment power over the shares held by Spalding & Associates is exercised by Elyse Spalding, its sole proprietor.

(15)	Voting and investment power over the shares held by VLLI Holdings II, LCC is exercised by Westech Investment Advisors, Inc. The principals of Westech Investment Advisors are Ronald W. Swenson and Salvador O. Gutierrez.

(16)	Voting and investment power over the shares held by The Babak & Lisa Marie Yazdani UTA dtd 4/27/00 is exercised by Mr. and Mrs. Yazdani, its co-trustees.

(17)	If the underwriters’ overallotment option is exercised in full, the additional shares sold would be allocated among the selling stockholders as follows:

Selling Stockholders	Shares Subject to the Overallotment Option
K. Ram Shriram	125,000
America Online, Inc.	1,427,607
Entities affiliated with Angel Investors	127,804
Andreas Bechtolsheim	90,352
David Cheriton	340,436
Michael James Homer Trust, DTD 6/3/98	15,532
Rackable Systems, Inc.	6,567
Spalding & Associates	2,769
Yahoo! Inc.	709,018
VLLI Holdings II, LLC	95,672

If the underwriters’ overallotment option is exercised in part, the additional shares sold would be allocated pro rata based upon the share amounts set forth in the preceding table.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our certificate of incorporation, bylaws and Investor Rights Agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation provides that, upon the closing of the offering, we will have two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

Immediately following the closing of this offering, our authorized capital stock will consist of 9,100,000,000 shares, each with a par value of $0.001 per share, of which:

•	6,000,000,000 shares are designated as Class A common stock.

•	3,000,000,000 shares are designated as Class B common stock.

•	100,000,000 shares are designated as preferred stock.

At June 30, 2004, we had outstanding 12,359,204 shares of Class A common stock, held of record by 865 stockholders and 241,956,117 shares of Class B common stock, held of record by 1,242 stockholders. These amounts assume the conversion of all outstanding shares of our preferred stock, totaling 79,099,884 shares, into Class B common stock. Each share of our outstanding preferred stock will convert into one share of Class B common stock.

In addition, as of June 30, 2004, 16,732,657 shares of our common stock were subject to outstanding options, and 1,996,140 shares of our capital stock were subject to outstanding warrants. At June 30, 2004, 17,774,176 unvested shares of our outstanding common stock were held by our employees and consultants. These shares are subject to a lapsing right of repurchase in our favor, under which we may repurchase these shares upon the termination of the holder’s employment or consulting relationship.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•	If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

•	Transfers between Larry and Sergey, our founders.

•	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

In addition, partnerships or limited liability companies that hold more than 5% of the total outstanding shares of Class B common stock as of the closing of the offering may distribute their Class B common stock to their respective partners or members (who may further distribute the Class B common stock to their respective partners or members) without triggering a conversion to Class A common stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding the partnership or limited liability company.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. However, either of our founders may transfer voting control of shares of Class B common stock to the other founder contingent or effective upon their death without triggering a conversion to Class A common stock, provided that the shares of Class B common stock so transferred shall convert to Class A common stock nine months after the death of the transferring founder.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred Stock

Upon the closing of this offering, each outstanding share of our preferred stock will be converted into one share of Class B common stock.

Following the closing of this offering, our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 100,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Google and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

At June 30, 2004, we had outstanding warrants to purchase 1,996,140 shares of our common stock assuming automatic conversion of our preferred stock into common stock upon the closing of this offering at exercise prices ranging from $0.30 to $2.34.

Registration Rights

The holders of 80,821,014 shares of our common stock, including the shares of common stock issuable upon the automatic conversion of our preferred stock, and the holders of 621,876 shares of our common stock issuable upon exercise of warrants are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our third amended and restated investors’ rights agreement and are described below. The registration rights under the investors’ rights agreement will expire five years following the completion of this offering, or, with respect to an individual holder, when such holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any three month period.

Demand Registration Rights

At any time following six months after the closing of this offering, the holders of shares of common stock having demand registration rights under the investors’ rights agreement have the right to require that we register their common stock, provided such registration relates to not less than 40% in aggregate of our then outstanding shares of common stock having demand registration rights. We are only obligated to effect two registrations in response to these demand registration rights. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

If we register any securities for public sale, the stockholders with piggyback registration rights under the investors’ rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons, provided that the number of shares held by stockholders with piggyback registration rights may not be limited to less than 30% of the total number of shares to be included in the registration. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the investors’ rights agreement can request that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $250,000. A holder of S-3 registration rights may not require us to file a registration statement on Form S-3 if we have already effected two registrations on Form S-3 at the request of such holder. We may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our stockholders or us. The holders of S-3 registration rights must pay all expenses associated with any registrations on Form S-3.

Compliance with Exchange Governance Rules

Both the Nasdaq and the NYSE have adopted rules that provide that listed companies which are controlled by a single person or a group of persons are not required to comply with certain corporate governance rules and requirements of these exchanges. In particular, a “controlled company” may elect to be exempt from certain rules that require a majority of the board of directors of companies listed on the Nasdaq or NYSE to be independent, as defined by these rules, and which mandate independent director representation on certain committees of the board. In particular, the NYSE requires that a company listed on that exchange must have a nominating/corporate governance committee, a compensation committee and an audit committee comprised exclusively of directors who are independent under the rules of the NYSE. In addition, the NYSE requires that the audit committee must have at least three members and must otherwise be in compliance with rules established for audit committees of public companies under the Exchange Act. The Nasdaq requires that a company listed on that market must have an audit committee comprised of at least three members all of whom are independent under the rules of the Nasdaq and that is otherwise in compliance with the rules established for audit committees of public companies under the Exchange Act. In addition, the Nasdaq requires that director nominees must be selected, or recommended to the board of directors for selection, by a majority of directors who are independent under the rules of the Nasdaq, or a nominations committee comprised solely of independent directors, and that compensation for executive officers must be determined, or recommended to the board of directors for determination, by a majority of independent directors or a nominations committee comprised solely of independent directors.

In the event we are listed on either the Nasdaq or the NYSE, our charter provides that our stockholders will not be permitted to elect to rely upon these “controlled company” exemptions without first obtaining the prior approval of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock.

In the event we obtain this approval and elect to rely on the “controlled company” exemptions provided by the Nasdaq and the NYSE, our charter documents provide that for so long we continue to be listed on either of these exchanges, then the Board shall be constituted such that a majority of the directors on our board, and the members of our compensation committee and our corporate governance and nominating committee, must not be current employees of Google, and may not have been employees of Google for at least three years.

The provision in our certificate of incorporation that establish these requirements may be amended or repealed only with the unanimous consent of our board of directors and the consent of stockholders representing at least 66 2/3% of the total voting power of our outstanding capital stock.

Separation of Office of Chairman and CEO

Our certificate of incorporation provides that the Chairman of our board of directors may not be an employee or officer of our company, and may not have been an employee or officer for the last three years, unless the appointment is approved by two-thirds of the members of our board of directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, has one vote per share. After the offering, 62.9% of our Class B common stock will be controlled by our founders, executive officers and employees, representing 62.0% of the voting power of our outstanding capital stock. Because of our dual class structure, our founders, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•	A majority of the voting power of our outstanding capital stock; and

•	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Limits on Ability of Stockholders to Act by Written Consent

We have provided in our certificate of incorporation and bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock will be quoted on The Nasdaq National Market under the symbol “GOOG.” Our Class B common stock will not be listed on any stock market or exchange.

RESCISSION OFFER

From September 2001 through June 2004, we granted under our 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3) to residents of the United States options to purchase 37,079,623 shares of our common stock with a weighted average per share exercise price of $2.86, of which, 12,743,816 shares remain subject to outstanding options. As of June 2004, we issued 23,702,819 shares of our common stock upon the exercise of certain of these options, of which 23,240,668 shares remain outstanding, subject to our right to repurchase certain of these shares in limited circumstances. Options we granted during this period may not have been exempt from the registration or qualification requirements under the securities laws of some states. In addition, certain shares issued upon exercise of options granted during this period may not have been exempt from the registration or qualification requirements under Rule 701 under the Securities Act of 1933 and under those state securities laws that provide an exemption to the extent the requirements under Rule 701 are met. We became aware that we were approaching the numeric limitations prescribed by Rule 701 in September 2002 and thereafter determined that we could not continue to count on being able to rely on Rule 701 to provide an exemption from the registration requirements of the Securities Act of 1933. In addition, continued compliance under Rule 701 would have required broad dissemination of detailed financial information regarding our business, which would have been strategically disadvantageous to our company. In evaluating how to issue stock upon exercise of outstanding options in light of these limitations we determined we would utilize “private placement” exemptions provided by Section 4(2) of the Securities Act of 1933 in order to exempt these issuances from federal registration requirements notwithstanding the factual and legal uncertainties inherent in Section 4(2). These uncertainties arise because analyzing whether or not issuances of securities qualify for the exemptions afforded by Section 4(2) involves a number of subjective determinations including whether the number of offerees constitutes a general solicitation, the financial sophistication of offerees and their access to information regarding the issuer, as well as whether the offering was designed to result in a distribution of shares to the general public. We considered various alternatives in determining to rely on the exemption provided by Section 4(2) despite its inherent uncertainties. We considered ceasing granting options and shares to service providers. However, we determined that this would be detrimental to our development, as equity compensation was an essential ingredient to building our company. We also considered becoming a reporting company for the purposes of federal securities laws. We determined that this too would be contrary to the best interests of our stockholders. We therefore concluded that relying on Section 4(2) despite its uncertainties was in the best interest of our security holders. Because of the uncertainty in relying on Section 4(2), the options we granted and the shares issued upon exercise of these options during this period may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we intend to make a rescission offer soon after the effective date of this offering to all holders of any outstanding options and shares who we believe may be entitled to argue for rescission and, pursuant to this rescission offer, we will offer to repurchase these options and shares then outstanding from the holder. We will be making this rescission offer to 1,406 persons who are or were residents of Arkansas, California, Colorado, Connecticut, the District of Columbia, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia and Washington. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these options and shares of up to approximately $25.9 million, which includes statutory interest.

Our anticipated rescission offer will cover an aggregate of approximately 23,240,668 shares of common stock issued and outstanding under our 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3), and options outstanding under these plans to purchase 5,592,248 shares of common stock. These securities represent all of the options we granted to residents of the United States pursuant to these plans during the period from September 2001 through June 2004 that we believe may not been qualified under state securities laws and the shares issued upon exercise of options granted during this period (other than options and shares returned to these plans, whether by cancellation, repurchase or otherwise). These options and shares are held by our current and former employees, including one of our executive officers, and our current and former consultants. We intend to make the rescission offer to the holders of these shares and options as soon as practicable after the completion of the offering of our Class A common stock and, in any event, within 30 days of the effective date of this registration statement, assuming the offering has been completed at such time. The rescission offer will be kept open for at least 20 business days and will be registered under the Securities Act and qualified in each state where such qualification is required under applicable state securities laws.

We will offer to rescind prior purchases of our common stock acquired through the exercise of options that are subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the exercise through the date on which the rescission offer expires, at the applicable statutory interest rate per year. With respect to outstanding options to purchase our common stock that are subject to the rescission offer, we will offer to rescind the entire option grant, regardless of whether the option is vested, in exchange for an amount equal to 20% of the aggregate exercise price for the entire option, plus interest, calculated from the date of grant of the option through the date on which the rescission offer expires, at the applicable statutory interest rate per year.

If all holders of shares of our common stock and options subject to the rescission offer elected to accept our rescission offer, we would be required to make an aggregate payment of approximately $25.9 million to these holders. We believe this amount represents our aggregate exposure under federal and state securities laws for not seeking to register or qualify these shares or options under these laws. Our aggregate exposure under just state securities laws (and not federal securities laws) for failing to register or qualify these shares and options is approximately $11.7 million. Our exposure for state securities laws violations is less than our exposure for federal securities laws violations because many of the shares and options that were issued without registration or qualification under federal securities laws were issued under available exemptions from state registration and qualification requirements provided by state securities laws. Our anticipated rescission offers to be made in the various states in which we may not have complied with applicable securities laws will cover an aggregate of approximately 21,706,238 shares of common stock, and outstanding options to purchase 5,592,248 shares of common stock, which were issued under our 1998 Stock Plan and 2003 Stock Plan. Our state rescission liability could require us to make an aggregate payment of approximately $11.7 million to holders of shares of our common stock and options subject to rescission under state securities laws. Because these holders will be offered either the option of having their shares or options, as the case may be, repurchased under provisions of either federal or applicable state laws (but not both), the $11.7 million aggregate liability under state securities laws is included in the aggregate $25.9 million amount discussed above, which is our aggregate exposure under both federal and state securities laws at June 30, 2004.

Our making this rescission offer may not terminate a purchaser’s right to rescind a sale of securities that was not registered or qualified under the Securities Act or applicable state securities laws and was not otherwise exempt from registration or qualification. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act of 1933 and applicable state securities laws for the purchase price of these shares and the value of the options up to an aggregate amount of approximately $25.9 million, which includes statutory interest. In addition, it is possible that an optionholder could argue that offering to rescind the issuance of outstanding options for an amount equal to 20% of the aggregate exercise price, plus interest, does not represent an adequate remedy for the issuance of the option in violation of applicable securities laws. If a court were to impose a greater remedy, our exposure as a result of the rescission offer could be higher. In addition, if it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. We understand that the Securities and Exchange Commission has initiated an informal inquiry into this matter and certain state regulators, including California, have requested additional information.

We expect that we will be able to fund any costs related to our rescission offer from our current cash balances. Furthermore, we do not believe our rescission offer would affect our ability to obtain financing in the future, due to our belief that it is unlikely that the rescission offer will be accepted by our stockholders or option holders in an amount that would represent a material expenditure by us. This belief is based on the fact that our rescission offer will offer to repurchase shares and options at a weighted average price of $2.86, while our initial public offering price is $85.00.

We have received an exemption from Rule 102 of Regulation M under the Securities Exchange Act of 1934 from the Securities and Exchange Commission to conduct the rescission offer in the manner described above.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class A common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding 271,219,643 shares of common stock. The shares of Class A common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options and warrants, were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

As a result of the selling restriction agreements, the provisions of Rules 144, 144(k) and 701 and the registration statements described below (assuming the registration statement relating to our rescission offer is declared effective by the Securities and Exchange Commission), the restricted securities will first become available for sale in the public market as follows (in all cases subject to the requirement that no unvested shares may be sold before they vest):

Days After the Date of this Prospectus	Additional Shares Eligible for Public Sale	Comments
On the date of this prospectus	0

At 15 days after the date of this prospectus and various times thereafter	4,667,483	Does not include any shares held by our executive officers or other parties to our Investor Rights Agreement. Includes shares eligible for sale under Rule 144(k), pursuant to our registration statements on Form S-8 and Form S-8/S-3 and under our rescission offer registration statement on Form S-1 described below.

At 90 days after the date of this prospectus and various times thereafter	39,071,376	Shares eligible for sale under Rules 144, 144(k) and 701 and our registration statement on Form S-8 and under our rescission offer registration statement on Form S-1 described below.

At 120 days after the date of this prospectus and various times thereafter	24,874,091	Represents shares held only by parties to our Investor Rights Agreement, eligible for sale under Rules 144 and 144(k).

At 150 days after the date of this prospectus and various times thereafter	24,874,091	Represents shares held only by parties to our Investor Rights Agreement, eligible for sale under Rules 144 and 144(k).

At 180 days after the date of this prospectus and various times thereafter	176,794,161	Includes shares eligible for sale under Rules 144, 144(k) and 701 and our registration statement on Form S-8 and under our rescission offer registration statement on Form S-1 described below.

Selling Restriction Agreements

We have entered into agreements with the parties to our Investor Rights Agreement, except for our executive officers, that provides that they will limit sales of any common stock owned by them following the date of this prospectus, as follows: one third of their shares held after any sales they make in this offering become eligible for sale 90 days after the date of this prospectus; one third of their shares become eligible for sale 120 days after the date of this prospectus; and one third of their shares become eligible for sale 150 days after the date of this prospectus. Certain parties to our Investors Rights Agreement agreed to limit sales of 10% of their shares (an aggregate of 4,493,751 shares) for a period of 180 days after the date of this prospectus—and, for these holders, the portions restricted for 90, 120 and 150 days are calculated after subtracting the 180 day restricted shares.

We have entered into agreements with our executive officers which provide that they will limit sales of any common stock beneficially owned by them for 180 days following the date of this prospectus, except that 5% of their current equity holdings including options (10% in the case of any executive officer who does not hold vested shares or options as of the date of this prospectus) will become eligible for sale 90 days after the date of this prospectus. This is in addition to any shares our executive officers sell in the offering.

We have entered into agreements with the remaining holders of substantially all of our common stock which provide that they will limit sales of any common stock beneficially owned by them for 180 days following the date of this prospectus, except that they may sell a portion of their shares earlier, as follows:

•	5% of their current equity holdings including options become eligible for sale beginning 15 days after the date of this prospectus.

•	10% of their current equity holdings including options become eligible for sale beginning 90 days after the date of this prospectus.

•	Employees can only sell vested shares. Employees who do not hold vested shares, including shares subject to options, upon expiration of these selling restrictions will not be able to sell shares until they vest.

As these shares become available for sale and are sold into the market, the market price of our Class A common stock could decline. After a restricted person’s holding of common stock have been released from the restrictions on sale described above they will be available for sale to the public subject satisfaction of the requirements of Rule 144 or Rule 701, which are described below.

Lock-Up Arrangements

We have agreed with the underwriters that for a period of 180 days after the date of this prospectus, we will not sell any shares of our common stock, or securities convertible into shares of our common stock, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC. This agreement is subject to certain exceptions, including an exception allowing us to issue an unlimited number of shares in connection with mergers or acquisition transactions, joint ventures or other strategic corporate transactions. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC may release us from these lock-up arrangements at any time without notice. This agreement is subject to extension as set forth in “Underwriters.”

None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements with the underwriters in connection with this offering. We have entered into contractual lock-up agreements with our officers and directors and certain of our employees and other securityholders, representing the holders of substantially all of our outstanding capital stock.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the selling restrictions described above, within any three-month period beginning September 27, 2004, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 369,959 shares immediately after this offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 is eligible to resell such shares beginning September 27, 2004 in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act for shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, none of the shares registered on Form S-8 will be eligible for resale until expiration of the selling restriction agreements to which they are subject.

Registration Rights

The holders of 81,442,890 shares of our common stock, assuming the exercise of outstanding warrants to purchase registrable securities, may demand that we register their shares under the Securities Act or, if we file another registration statement under the Securities Act, may elect to include their shares in such registration. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For additional information, see “Description of Capital Stock—Registration Rights.”

Registration Statements

We have filed a registration statement on Form S-8 registering the issuance of shares of our Class A common stock and Class B common stock issuable upon the exercise of outstanding options and options that may be issued in the future under our stock plans. Shares covered by the Form S-8 will be available for sale immediately upon issuance, subject to the selling restrictions described above.

We plan to file immediately following the completion of the offering a registration statement on Form S-8/S-3 registering the resale of shares of our Class A common stock (including shares issuable upon conversion of Class B common stock) that were issued to service providers. Shares registered under the Form S-8/S-3 will be immediately transferable upon the effectiveness of the Form S-8/S-3, subject to the selling restrictions described above.

We intend to make a registered rescission offer shortly after the offering with respect to shares we have issued in the past in violation of state and federal securities laws as a result of the limited ability to use Rule 701 of the Securities Act of 1933 to exempt service provider grants. Shares covered by the rescission offer will be freely transferable upon effectiveness of the registration statement relating to the rescission offer. See the section above under the caption “Rescission Offer” for a more detailed discussion of the rescission offer.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, the number of shares of Class A common stock indicated below. The obligation of each underwriter to purchase shares from us and the selling stockholders set forth below is not dependent on the number of shares allocated to that underwriter’s customers in respect of successful bids.

Name	Number of Shares
Morgan Stanley & Co. Incorporated	5,296,064
Credit Suisse First Boston LLC	5,296,064
Allen & Company LLC	1,247,444
Citigroup Global Markets Inc.	840,353
Goldman, Sachs & Co.	1,400,589
J.P. Morgan Securities Inc.	602,560
Lehman Brothers Inc.	1,205,121
UBS Securities LLC	529,607
Thomas Weisel Partners LLC	140,059
WR Hambrecht + Co., LLC	419,275
Deutsche Bank Securities Inc.	57,143
Lazard Freres & Co. LLC	57,143
Ameritrade, Inc.	148,336
M.R. Beal & Company	57,143
William Blair & Company L.L.C.	57,143
Blaylock & Partners, L.P.	257,766
Cazenove Inc.	57,143
E*TRADE Securities LLC	294,243
Epoch Securities, Inc.	294,243
Fidelity Capital Markets, a division of National Financial Services, LLC	221,289
HARRISdirect, LLC	671,606
Needham & Company, Inc.	57,143
Piper Jaffray & Co.	57,143
Samuel A. Ramirez & Co., Inc.	57,143
Muriel Siebert & Co. Inc.	111,860
Utendahl Capital Group, L.L.C.	57,143
Wachovia Capital Markets, LLC	57,143
Wells Fargo Securities, LLC	57,143

Total	19,605,052

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,940,757 additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

If the underwriters’ option is exercised in full, the total price to the public of all the shares of Class A common stock sold would be $1,916.4 million, the total underwriting discounts and commissions would be $53.7 million, and the total proceeds to us would be $1,168.4 million. We will not receive any of the proceeds from the sale of the Class A common stock by the selling stockholders.

The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share		Total
Underwriting discounts and commissions to be paid by	No Exercise	Full Exercise	No Exercise	Full Exercise
Google	$2.3839	$2.3839	$33,713,436	$33,713,436
Selling stockholders	$2.3839	$2.3839	$13,023,048	$20,033,518

The expenses of this offering payable by us, not including underwriting discounts and commissions, are estimated to be approximately $4.8 million, which includes legal, accounting and printing costs and various other fees associated with registration and listing of our Class A common stock.

The underwriters have informed us and the selling stockholders that they will not confirm sales of Class A common stock to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Our Class A common stock will be quoted on The Nasdaq National Market under the symbol “GOOG.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston LLC on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

•	Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for such Class A common stock.

•	Enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock.

whether any transaction described above is to be settled by delivery of such common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	The sale of shares of Class A common stock to the underwriters.

•	The issuance of shares of common stock or the grant of options to purchase shares of common stock under our employee stock purchase plan and/or our equity incentive plan.

•	The issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus.

•	The issuance by us of shares of our common stock, or securities convertible into our common stock, in connection with mergers or acquisition transactions, joint ventures or other strategic corporate transactions.

The 180-day restricted period described in the preceding paragraphs will be extended if:

•	During the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

•	Prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

None of our officers, directors, employees or stockholders have entered into contractual lock-up agreements with the underwriters in connection with this offering.

In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our Class A common stock for their own account. A short sale is “covered” if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares of Class A common stock in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of Class A common stock compared to the price available under the over-allotment option. The underwriters may also sell shares of Class A common stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. Each underwriter will be responsible for shares of Class A common stock for which payment from its customers has not been received prior to the closing of this offering.

From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us, our affiliates and employees, for which they receive customary fees and commissions.

A prospectus in electronic format, from which you can view a presentation by our management and obtain your bidder ID through embedded hyperlinks will be made available on a web site. You must obtain a bidder ID in order to participate in this offering. See “Auction Process” for an explanation of how to obtain a bidder ID. A prospectus in electronic format may also be made available on the web sites maintained by one or more of the other underwriters.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act arising out of any untrue statement or alleged untrue statement or caused by any omission or alleged omission of a material fact required to be stated in this prospectus. Pursuant to an agreement with the underwriters, we will be reimbursed for some of our expenses incurred in the offering.

Each of the underwriters severally represents and agrees that:

•	it has not offered or sold and prior to the expiry of a period of six months from the closing date, will not offer or sell any Class A common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any any Class A common stock in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Class A common stock in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

Representations of Purchasers

By purchasing Class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	The purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws.

•	Where required by law, that the purchaser is purchasing as principal and not as agent.

•	The purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Class A common stock, for rescission against us and the selling stockholders in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Class A common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Class A common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the Class A common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Class A common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the for investment by the purchaser under relevant Canadian legislation.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain material U.S. federal income and estate tax considerations relating to the ownership and disposition of common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the IRS might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of common stock could differ from those described below. For purposes of this summary, a “non-U.S. holder” is any holder other than a citizen or resident of the United States, a corporation organized under the laws of the United States or any state, a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source. If a partnership or other flow-through entity is a beneficial owner of common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Dividends

Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below apply);

•	the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

If any dividend on common stock, or gain from the sale, exchange or other disposition of common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under “—Dividends.” We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati beneficially hold an aggregate of 197,132 shares of our Class B common stock, which represents less than 0.1% of our outstanding shares of Class B common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Additionally, on April 29, 2004 we filed with the SEC a registration statement on Form 10 pursuant to Section 12(g) of the Exchange Act. On June 28, 2004, this registration statement became effective and consequently we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above.

Google Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Google Inc.

We have audited the accompanying consolidated balance sheets of Google Inc. as of December 31, 2002 and 2003, and the related consolidated statements of income, redeemable convertible preferred stock warrant and stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Google Inc. at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/S/    ERNST & YOUNG LLP

San Francisco, California

April 20, 2004, except as to
Note 13 as to which the date
is June 25, 2004

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31,		As of June 30, 2004
	2002	2003	Actual	Pro Forma
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,752	$148,995	$254,698
Short-term investments	88,579	185,723	293,989
Accounts receivable, net of allowance of $2,297, $4,670 and $5,611	61,994	154,690	191,187
Income taxes receivable	—	—	45,047
Deferred income taxes	12,646	22,105	30,334
Prepaid revenue share, expenses and other assets	10,825	48,721	66,634

Total current assets	231,796	560,234	881,889
Property and equipment, net	53,873	188,255	320,718
Goodwill	—	87,442	87,442
Intangible assets, net	96	18,114	16,313
Prepaid revenue share, expenses and other assets, non-current	1,127	17,413	21,660

Total assets	$286,892	$871,458	$1,328,022

Liabilities, Redeemable Convertible Preferred Stock Warrant and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,394	$46,175	$61,830
Accrued compensation and benefits	14,528	33,522	33,931
Accrued expenses and other current liabilities	10,810	26,411	41,054
Accrued revenue share	13,100	88,672	93,435
Deferred revenue	11,345	15,346	18,256
Income taxes payable	25,981	20,705	—
Current portion of equipment leases	4,350	4,621	3,751

Total current liabilities	89,508	235,452	252,257
Long-term portion of equipment leases	6,512	1,988	456
Deferred revenue, long-term	1,901	5,014	6,023
Liability for stock options exercised early, long-term	567	6,341	8,576
Deferred income taxes	580	18,510	42,199
Other long-term liabilities	—	1,512	1,512

Commitments and contingencies

Redeemable convertible preferred stock warrant	13,871	13,871	—

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, issuable in series: 166,896, 164,782 and 164,782 shares authorized at December 31, 2002 and 2003 and June 30, 2004, 70,432, 71,662 and 79,099 shares issued and outstanding at December 31, 2002 and 2003 and June 30, 2004, no shares issued and outstanding pro forma; aggregate liquidation preference of $40,815 and $62,458 at December 31, 2003 and June 30, 2004	44,346	44,346	79,860	—
Class A and Class B common stock, $0.001 par value: 700,000 shares authorized, 145,346, 160,866, and 165,012 shares issued and outstanding, excluding 3,281, 11,987, and 10,203 shares subject to repurchase (see Note 9) at December 31, 2002 and 2003 and June 30, 2004 and 244,111 shares outstanding pro forma	145	161	165	244
Additional paid-in capital	83,410	725,219	956,882	1,036,663
Note receivable from officer/stockholder	(4,300)	(4,300)	—	—
Deferred stock-based compensation	(35,401)	(369,668)	(352,815)	(352,815)
Accumulated other comprehensive income	49	1,660	(1,481)	(1,481)
Retained earnings	85,704	191,352	334,388	334,388

Total stockholders’ equity	173,953	588,770	1,016,999	$1,016,999

Total liabilities, redeemable convertible preferred stock warrant and stockholders’ equity	$286,892	$871,458	$1,328,022

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835
Costs and expenses:
Cost of revenues	14,228	131,510	625,854	204,596	641,775
Research and development	16,500	31,748	91,228	29,997	80,781
Sales and marketing	20,076	43,849	120,328	42,589	104,681
General and administrative	12,275	24,300	56,699	22,562	47,083
Stock-based compensation(1)	12,383	21,635	229,361	70,583	151,234

Total costs and expenses	75,462	253,042	1,123,470	370,327	1,025,554

Income from operations	10,964	186,466	342,464	189,490	326,281
Interest income (expense) and other, net	(896)	(1,551)	4,190	719	(1,198)

Income before income taxes	10,068	184,915	346,654	190,209	325,083
Provision for income taxes	3,083	85,259	241,006	132,241	182,047

Net income	$6,985	$99,656	$105,648	$57,968	$143,036

Net income per share:
Basic	$0.07	$0.86	$0.77	$0.44	$0.93

Diluted	$0.04	$0.45	$0.41	$0.23	$0.54

Pro forma basic (unaudited)			$0.51		$0.63

Number of shares used in per share calculations:
Basic	94,523	115,242	137,697	131,525	153,263

Diluted	186,776	220,633	256,638	253,024	265,223

Pro forma basic (unaudited)			208,825		227,366

(1) Stock-based compensation is allocated as follows (see Note 1):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cost of revenues	$876	$1,065	$8,557	$2,813	$7,622
Research and development	4,440	8,746	138,377	38,237	92,102
Sales and marketing	1,667	4,934	44,607	14,711	27,576
General and administrative	5,400	6,890	37,820	14,822	23,934

	$12,383	$21,635	$229,361	$70,583	$151,234

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANT

AND STOCKHOLDERS’ EQUITY

(in thousands)

	Redeemable Convertible Preferred Stock Warrant		Convertible Preferred Stock		Class A and Class B Common Stock		Addi- tional Paid-In Capital Amount	Notes Receiv- able from Officer/ Stock- holders	Deferred Stock- Based Compen- sation	Accumu- lated Other Compre- hensive Income	Retained Earnings (Accu- mulated Deficit)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	—	$—	69,988	$42,873	119,940	$120	$13,669	$(34)	$(8,457)	$—	$(20,937)	$27,234
Issuance of Series C convertible preferred stock	—	—	444	1,042	—	—	—	—	—	—	—	1,042
Issuance of Class B common stock upon exercise of stock options for cash and notes receivable, net of repurchases	—	—	—	—	17,312	17	5,271	(4,300)	—	—	—	988
Payments of notes receivable from stockholders	—	—	—	—	—	—	—	34	—	—	—	34
Issuance of Class B common stock	—	—	—	—	132	—	114	—	—	—	—	114
Issuance of Series C convertible preferred stock warrants	—	—	—	232	—	—	—	—	—	—	—	232
Issuance of Class B common stock warrants	—	—	—	—	—	—	1,140	—	—	—	—	1,140
Value of options granted to non-employees	—	—	—	—	—	—	186	—	—	—	—	186
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	19,954	—	(19,954)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(381)	—	12,578	—	—	12,197
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	—	6,985	6,985

Balance at December 31, 2001	—	—	70,432	44,147	137,384	137	39,953	(4,300)	(15,833)	—	(13,952)	50,152
Issuance of Class B common stock upon exercise of stock options for cash, net of unvested stock options exercised early and repurchases	—	—	—	—	7,962	8	2,254	—	—	—	—	2,262
Issuance of Series C convertible preferred stock warrants	—	—	—	199	—	—	—	—	—	—	—	199
Issuance of Series D redeemable convertible preferred stock warrant	—	13,871	—	—	—	—	—	—	—	—	—	—
Value of options granted to non-employees	—	—	—	—	—	—	1,460	—	—	—	—	1,460
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	40,141	—	(40,141)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(398)	—	20,573	—	—	20,175
Comprehensive income:
Change in unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	49	—	49
Net income	—	—	—	—	—	—	—	—	—	—	99,656	99,656

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	99,705

Balance at December 31, 2002	—	$13,871	70,432	$44,346	145,346	$145	$83,410	$(4,300)	$(35,401)	$49	$85,704	$173,953

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANT

AND STOCKHOLDERS’ EQUITY—(Continued)

(in thousands)

	Redeemable Convertible Preferred Stock Warrant		Convertible Preferred Stock		Class A and Class B Common Stock		Addi- tional Paid-In Capital Amount	Notes Receiv- able from Officer/ Stock- holders	Deferred Stock- Based Compen- sation	Accumu- lated Other Compre- hensive Income	Retained Earnings (Accu- mulated Deficit)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2002	—	$13,871	70,432	$44,346	145,346	$145	$83,410	$(4,300)	$(35,401)	$49	$85,704	$173,953
Issuance of Class A and Class B common stock upon exercise of stock options for cash, net of unvested stock options exercised early and repurchases	—	—	—	—	9,896	10	3,710	—	—	—	—	3,720
Issuance of Series C convertible preferred stock	—	—	1,230	—	—	—	—	—	—	—	—	—
Vesting of shares exercised early (see Note 9)	—	—	—	—	3,078	3	934	—	—	—	—	937
Issuance of fully vested common stock and stock options in connection with acquisitions	—	—	—	—	2,265	3	72,674	—	—	—	—	72,677
Issuance of fully vested common stock and stock options in connection with licensed technology	—	—	—	—	46	—	863	—	—	—	—	863
Issuance of restricted shares to employees in connection with acquisitions	—	—	—	—	235	—	10,752	—	(10,752)	—	—	—
Value of options granted to non-employees	—	—	—	—	—	—	15,816	—	—	—	—	15,816
Deferred stock-based compensation related to options granted to employees	—	—	—	—	—	—	540,673	—	(540,673)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees	—	—	—	—	—	—	(3,613)	—	217,158	—	—	213,545
Comprehensive income:
Change in unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	—	—	(51)	—	(51)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,662	—	1,662
Net income	—	—	—	—	—	—	—	—	—	—	105,648	105,648

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	107,259

Balance at December 31, 2003	—	13,871	71,662	44,346	160,866	161	725,219	(4,300)	(369,668)	1,660	191,352	588,770
Issuance of Class A and Class B common stock upon exercise of stock options and warrants for cash, net of unvested stock options exercised early and repurchases (unaudited)	—	—	—	—	1,197	1	662	—	—	—	—	663
Vesting of shares exercised early (see Note 9) (unaudited)	—	—	—	—	2,930	3	2,948	—	—	—	—	2,951
Issuance of Series D preferred stock upon exercise of warrant (unaudited)		(13,871)	7,437	35,514	—	—	—	—	—	—	—	35,514
Issuance of fully vested common stock and stock options in connection with an acquisition (unaudited)	—	—	—	—	3	—	428	—	—	—	—	428
Issuance of restricted shares to an employee in connection with an acquisition (unaudited)	—	—	—	—	16	—	1,538	—	(1,538)	—	—	—
Tax benefits from exercise of warrants (unaudited)	—	—	—	—	—	—	93,244	—	—	—	—	93,244
Value of options granted to non-employees (unaudited)	—	—	—	—	—	—	5,431	—	—	—	—	5,431
Deferred stock-based compensation related to options granted to employees (unaudited)	—	—	—	—	—	—	132,668	—	(132,668)	—	—	—
Amortization of deferred stock-based compensation, net of reversals for terminated employees (unaudited)	—	—	—	—	—	—	(5,256)	—	151,059	—	—	145,803
Payment of stockholder’s note receivable (unaudited)	—	—	—	—	—	—	—	4,300	—	—	—	4,300
Comprehensive income:	—	—	—	—	—	—	—	—	—	—	—	—
Change in unrealized gain on available-for-sale investments (unaudited)	—	—	—	—	—	—	—	—	—	(907)	—	(907)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	(2,234)	—	(2,234)
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	143,036	143,036

Total comprehensive income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	139,895

Balance at June 30, 2004 (unaudited)	—	$—	79,099	$79,860	165,012	$165	$956,882	$—	$(352,815)	$(1,481)	$334,388	$1,016,999

See accompanying notes.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Operating activities
Net income	$6,985	$99,656	$105,648	$57,968	$143,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	9,831	17,815	43,851	15,885	49,824
Amortization of warrants	4,157	10,953	4,864	4,732	62
Amortization of intangibles	194	215	6,334	2,114	4,801
In-process research and development	—	—	11,618	—	950
Stock-based compensation	12,383	21,635	229,361	70,583	151,234
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,736)	(43,877)	(90,385)	(34,174)	(36,497)
Income taxes, net	2,398	11,517	(6,319)	16,619	42,950
Prepaid revenue share, expenses and other assets	(22)	(5,875)	(58,913)	(13,750)	(21,946)
Accounts payable	1,643	5,645	36,699	10,727	15,642
Accrued expenses and other liabilities	4,207	15,393	31,104	6,232	11,866
Accrued revenue share	—	13,100	74,603	35,923	4,763
Deferred revenue	1,049	9,088	6,980	4,315	3,919

Net cash provided by operating activities	31,089	155,265	395,445	177,174	370,604

Investing activities
Purchases of property and equipment	(13,060)	(37,198)	(176,801)	(60,553)	(182,283)
Purchase of short-term investments	(26,389)	(93,061)	(316,599)	(89,528)	(471,081)
Maturities and sales of short-term investments	11,460	20,443	219,404	97,474	361,908
Acquisitions, net of cash acquired	—	—	(39,958)	(39,452)	(3,538)
Change in other assets	(1,102)	99	—	—	—

Net cash used in investing activities	(29,091)	(109,717)	(313,954)	(92,059)	(294,994)

Financing activities
Proceeds from issuance of convertible preferred stock, net	1,042	—	—	—	—
Proceeds from exercise of stock options, net	988	2,262	15,476	7,845	8,553
Proceeds from exercise of warrants	—	—	—	—	21,877
Payments of notes receivable from stockholders	34	—	—	—	4,300
Payments of principal on capital leases and equipment loans	(4,503)	(7,735)	(7,386)	(3,946)	(2,403)

Net cash provided by (used in) financing activities	(2,439)	(5,473)	8,090	3,899	32,327

Effect of exchange rate changes on cash and cash equivalents	—	—	1,662	(689)	(2,234)

Net increase (decrease) in cash and cash equivalents	(441)	40,075	91,243	88,325	105,703
Cash and cash equivalents at beginning of year	18,118	17,677	57,752	57,752	148,995

Cash and cash equivalents at end of period	$17,677	$57,752	$148,995	$146,077	$254,698

Supplemental disclosures of cash flow information
Property and equipment acquired under equipment leases	$7,679	$7,303	$—

Cash paid for interest	$1,677	$2,285	$1,739

Cash paid for taxes	$685	$73,763	$247,422

Note receivable from officer/stockholder in exchange for common stock	$4,300	$—	$—

Issuance of redeemable convertible preferred stock warrant in conjunction with an AdSense agreement	$—	$13,871	$—

Issuance of convertible preferred stock warrants in conjunction with capital lease arrangements	$232	$199	$—

Issuance of common stock warrants in connection with recruitment fees	$1,140	$—	$—

Acquisition related activities:
Issuance of common stock in connection with acquisitions, net of deferred stock-based compensation	$114	$—	$73,540

Reduction in income taxes payable due to warrant exercises	$—	$—	$—	$—	$93,244

See accompanying notes.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 1.    The Company and Summary of Significant Accounting Policies

Nature of Operations

Google Inc. (“Google” or the “Company”) was incorporated in California on September 1998. The Company re-incorporated in the State of Delaware in August 2003. The Company offers highly targeted advertising solutions, global Internet search solutions through its own destination Internet site and intranet solutions via an enterprise search appliance.

Basis of Consolidation

The consolidated financial statements include the accounts of Google and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. The Company has included the results of operations of acquired entities from the date of acquisition (see Note 4).

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of June 30, 2004, the consolidated statements of income for the six months ended June 30, 2003 and 2004, the consolidated statements of cash flows for the six months ended June 30, 2003 and 2004 and the consolidated statement of redeemable convertible preferred stock warrant and stockholders’ equity for the six months ended June 30, 2004 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position at June 30, 2004, its results of operations and its cash flows for the six months ended June 30, 2003 and 2004. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, the Company evaluates its estimates, including those related to accounts receivable allowance, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, the value of common stock for the purpose of determining stock-based compensation (see below), and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The Company has granted stock options at exercise prices equal to the value of the underlying stock as determined by its board of directors on the date of option grant. For purposes of financial accounting for stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options and issued under other transactions that are higher than the values determined by the board. These reassessed values were determined based on a number of factors, including input from advisors, the Company’s historical and forecasted operating results and cash flows, and comparisons to publicly-held

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

companies. The reassessed values were used to determine the amount of stock-based compensation recognized related to stock and stock option grants to employees and non-employees, the amount of expense related to stock warrants issued to third-parties (see Note 9) and the purchase prices of the Company’s acquisitions (see Note 4).

Revenue Recognition

The following table presents the Company’s revenues (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Advertising revenues:
Google web sites	$66,932	$306,978	$792,063	$341,002	$646,974
Google Network web sites	—	103,937	628,600	198,801	679,978

Total advertising revenues	66,932	410,915	1,420,663	539,803	1,326,952
Licensing and other revenues	19,494	28,593	45,271	20,014	24,883

Revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835

In the first quarter of 2000, the Company introduced its first advertising program through which it offered advertisers the ability to place text-based ads on Google web sites targeted to users’ search queries. Advertisers paid the Company based on the number of times their ads were displayed on users’ search results pages and the Company recognized revenue at the time these ads appeared. In the fourth quarter of 2000, the Company launched Google AdWords, an online self-service program that enables advertisers to place text-based ads on Google web sites. AdWords advertisers originally paid the Company based on the number of times their ads appeared on users’ search results pages. In the first quarter of 2002, the Company began offering AdWords exclusively on a cost-per-click basis, so that an advertiser pays the Company only when a user clicks on one of its ads. The Company recognizes as revenue the fees charged advertisers each time a user clicks on one of the text-based ads that are displayed next to the search results on Google web sites. Effective January 1, 2004, the Company now offers a single pricing structure to all of its advertisers based on the AdWords cost-per-click model.

Google AdSense is the program through which the Company distributes its advertisers’ text-based ads for display on the web sites of the Google Network members. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company recognizes as revenues the fees it receives from its advertisers. This revenue is reported gross primarily because the Company is the primary obligor to its advertisers.

The Company generates fees from search services through a variety of contractual arrangements, which include per-query search fees and search service hosting fees. Revenues from set-up and support fees and search service hosting fees are recognized on a straight-line basis over the term of the contract, which is the expected period during which these services will be provided. The Company’s policy is to recognize revenues from per-query search fees in the period queries are made and results are delivered.

The Company provides search services pursuant to certain AdSense agreements. Management believes that search services and revenue share arrangements represent separate units of accounting pursuant to EITF 00-21 Revenue Arrangements with Multiple Deliverables. These separate services are provided simultaneously to the Google Network member and are recognized as revenues in the periods provided.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The Company also generates fees from the sale and license of its Search Appliance, which includes hardware, software and 12 to 24 months of post-contract support. As the elements are not sold separately, sufficient vendor-specific objective evidence does not exist for the allocation of revenue. As a result, the entire fee is recognized ratably over the term of the post-contract support arrangement in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended.

Deferred revenue is recorded when payments are received in advance of the Company’s performance in the underlying agreement on the accompanying consolidated balance sheets.

Cost of Revenues

Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments made to Google Network members. These payments are primarily based on revenue share arrangements under which the Company pays its Google Network members most of the fees it receives from its advertisers. In addition, certain AdSense agreements obligate the Company to make guaranteed minimum revenue share payments to Google Network members based on their achieving defined performance terms, such as number of search queries or advertisements displayed. The Company amortizes guaranteed minimum revenue share prepayments (or accretes an amount payable to its Google Network member if the payment is due in arrears) based on the number of search queries or advertisements displayed on the Google Network member’s web site. In addition, concurrent with the commencement of certain AdSense agreements the Company purchased certain items from, or provided other consideration to, its Google Network members. These amounts are amortized on a pro-rata basis over the related term of the agreement.

Traffic acquisition costs were $94.5 million and $526.5 million in 2002 and 2003, and $166.7 million and $548.0 million in the six months ended June 30, 2003 and 2004. There were no traffic acquisition costs in 2001.

In addition, cost of revenues consists of the expenses associated with the operation of the Company’s data centers, including depreciation, labor, energy and bandwidth costs. Cost of revenues also includes credit card and other transaction fees relating to processing customer transactions.

Reclassification

Revenues and cost of revenues amounts have been reclassified in all periods presented to reflect the reporting of revenues equal to the advertiser fees received by the Company. The Company had previously reported revenues net of payments and amounts owed to its Google Network members under its AdSense program.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Stock-based Compensation

Stock-based compensation as shown on the accompanying consolidated income statements consists of amortization of deferred stock-based compensation related to restricted shares and options to purchase Class A and Class B common stock to employees and the values of options to purchase such stock issued to non-employees.

As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-based Compensation (“SFAS 123”), the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Under APB 25, deferred compensation for options granted to employees is equal to its intrinsic value, determined as the difference between the exercise price and the reassessed value for accounting purposes of the underlying stock on the date of grant.

For purposes of financial accounting for employee stock-based compensation, management has applied hindsight within each year to arrive at reassessed values for the shares underlying the options. The Company has recorded deferred stock-based compensation equal to the difference between these reassessed values and the exercise prices.

In connection with restricted shares and unvested stock options granted to employees, the Company recorded deferred stock-based compensation costs of $20.0 million, $40.1 million, $551.4 million and $134.2 million in 2001, 2002, 2003 and the six months ended June 30, 2004. The deferred stock-based compensation amounts arising from these equity activities for each of the six three month periods ended June 30, 2004 were computed as follows:

	Three Months Ended				2003 Total	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003		March 31, 2004	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Options granted to employees	10,262,100	1,431,552	5,785,185	1,281,895	18,760,732	1,004,780	965,520
Weighted average exercise price	$0.49	$3.30	$5.17	$9.62		$16.27	$38.43
Weighted average reassessed value of underlying stock	$13.09	$33.99	$52.33	$75.05		$88.13	$97.03
Weighted average reassessed deferred stock-based compensation per option	$12.60	$30.69	$47.16	$65.43		$71.86	$58.60
Deferred stock-based compensation related to options (in millions)	$129.3	$43.9	$272.8	$83.9	$529.9	$72.2	$56.6
Restricted shares granted to employees		120,000	114,999		234,999		16,175
Weighted average reassessed value of restricted shares		$25.96	$66.41				$95.09
Deferred stock-based compensation related to restricted shares (in millions)		$3.1	$7.6		$10.7		$1.5
Deferred stock-based compensation related to option modifications (in millions)				$10.8	$10.8	$3.9

Total deferred stock-based compensation (in millions)	$129.3	$47.0	$280.4	$94.7	$551.4	$76.1	$58.1

Net amortization of deferred stock-based compensation totaled $12.2 million, $20.2 million, $213.5 million and $145.8 million in 2001, 2002, 2003 and the six months ended June 30, 2004. The deferred stock-based compensation is being amortized using the accelerated vesting method, in accordance with SFAS 123,

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in connection with Selling, Goods or Services (“EITF 96-18”), and Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 28, over the vesting period of each respective restricted share and stock option, generally over four or five years. The remaining unamortized, deferred stock-based compensation for all restricted shares and stock option grants through June 30, 2004 assuming no change in the stock option accounting rules and assuming all employees remain employed at Google for their remaining vesting periods will be expensed as follows over the remaining six months of 2004 and each of the next four years and thereafter (in millions):

(unaudited)
2004	$117.2
2005	137.7
2006	66.9
2007	24.1
2008	5.2
Thereafter	1.7

$352.8

The Company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS 123 and EITF 96-18. Under SFAS 123 and EITF 96-18, the Company uses the Black-Scholes method to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

The Company recorded stock-based compensation expense of $186,000, $1.5 million, $15.8 million and $5.4 million for the value of stock options earned by non-employees in 2001, 2002, 2003 and the six months ended June 30, 2004.

At December 31, 2003, there were 500,150 unvested options to purchase shares of Class B common stock held by non-employees with a weighted- average exercise price of $0.69 and a weighted-average 48 month remaining vesting period. These options will generally vest on a monthly and ratable basis subsequent to December 31, 2003. No options that vest over time were granted to non-employees in the six months ended June 30, 2004.

Pro forma information regarding net income has been determined as if the Company had accounted for its employee stock options under the method prescribed by SFAS 123. The resulting effect on pro forma net income disclosed may not be representative of the effects on net income on a pro forma basis in future years.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Had compensation cost for options granted under the option plans (see Note 9) been determined based on the fair value method prescribed by SFAS 123, the Company’s net income and net income per share would have been adjusted to the pro forma amounts below (in thousands, except per share data):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Net income, as reported	$6,985	$99,656	$105,648	$57,968	$143,036
Add: Stock-based employee compensation expense included in reported net income	12,197	20,175	213,545	64,989	145,803
Deduct: Total stock-based employee compensation expense under the fair value based method for all awards	(14,648)	(22,390)	(215,946)	(65,709)	(148,599)

Net income, pro forma	$4,534	$97,441	$103,247	$57,248	$140,240

Net income per share:
As reported—basic	$0.07	$0.86	$0.77	$0.44	$0.93
Pro forma—basic	$0.05	$0.85	$0.75	$0.44	$0.92
As reported—diluted	$0.04	$0.45	$0.41	$0.23	$0.54
Pro forma—diluted	$0.02	$0.44	$0.40	$0.23	$0.53

For purposes of the above pro forma calculation, the value of each option granted through June 30, 2004 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Risk-free interest rate	4.38%	3.34%	2.11%	1.87%	2.51%
Expected volatility	100%	75%	75%	75%	75%
Expected life (in years)	4	3	3	3	3
Dividend yield	—	—	—	—	—

The weighted-average fair value of an option granted in 2001, 2002 and 2003, and in the six months ended June 30, 2003 and 2004, was $0.91, $2.79 and $29.12, $16.18 and $73.17, using the Black-Scholes pricing model.

Stock Options Exercised Early

The Company typically allows employees to exercise options prior to vesting. Upon the exercise of an option prior to vesting, the exercising optionee is required to enter into a restricted stock purchase agreement with the Company, which provides that the Company has a right to repurchase the shares purchased upon exercise of the option at the original exercise price; provided, however, that its right to repurchase these shares will lapse in accordance with the vesting schedule included in the optionee’s option agreement. In accordance with EITF 00-23, Issues Related to Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, stock options granted or modified after March 21, 2002, which are subsequently exercised for cash prior to vesting are treated differently from prior grants and related exercises. The consideration received for an exercise of an

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

option granted after the effective date of this guidance is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares and liability are only reclassified into equity on a ratable basis as the award vests. The Company has applied this guidance and recorded a liability on the consolidated balance sheets relating to 3,281,004, 11,987,482 and 10,203,007 of options granted subsequent to March 21, 2002 that were exercised and are unvested at December 31, 2002 and 2003 and at June 30, 2004. Furthermore, these shares are not presented as outstanding on the accompanying consolidated statements of redeemable convertible preferred stock warrant and stockholders’ equity and consolidated balance sheets. Instead, these shares are disclosed as outstanding options in the footnotes to these financial statements.

Stock Split

In February and June 2003, the Company affected separate two-for-one stock splits. In addition, the Company affected other splits in prior years. All references to Class A and Class B common stock and preferred stock shares and per share amounts including options and warrants to purchase Class A and Class B common stock have been retroactively restated to reflect the stock split as if such split had taken place at the inception of the Company.

Net Income Per Share

The Company computes net income per share in accordance with SFAS 128, Earnings per Share. Under the provisions of SFAS 128, basic net income per share is computed using the weighted average number of Class A and Class B common shares outstanding during the period except that it does not include unvested Class A and Class B common shares subject to repurchase or cancellation. Diluted net income per share is computed using the weighted average number of Class A and Class B common shares and, if dilutive, potential Class A and Class B common shares outstanding during the period. Potential Class A and Class B common shares consist of the incremental Class A and Class B common shares issuable upon the exercise of stock options, warrants, unvested common shares subject to repurchase or cancellation and convertible preferred stock. The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method. Convertible preferred stock is reflected on an if-converted basis.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Basic and diluted net income per share:
Numerator:
Net income	$6,985	$99,656	$105,648	$57,968	$143,036

Denominator:
Weighted average Class A and Class B common shares outstanding	125,135	143,317	168,093	164,346	174,317
Less: Weighted average unvested Class A and Class B common shares subject to repurchase or cancellation	(30,612)	(28,075)	(30,396)	(32,821)	(21,054)

Denominator for basic calculation	94,523	115,242	137,697	131,525	153,263
Effect of dilutive securities
Add:
Weighted average convertible preferred shares	70,432	70,432	71,128	70,593	74,103
Weighted average stock options and warrants and unvested Class A and Class B common shares subject to repurchase or cancellation	21,821	34,959	47,813	50,906	37,857

Denominator for diluted calculation	186,776	220,633	256,638	253,024	265,223

Net income per share, basic	$0.07	$0.86	$0.77	$0.44	$0.93

Net income per share, diluted	$0.04	$0.45	$0.41	$0.23	$0.54

Pro Forma Net Income Per Share (unaudited)

Pro forma basic net income per share have been computed to give effect to the conversion of convertible preferred stock into Class B common stock upon the closing of the Company’s initial public offering on an if-converted basis for the year ended December 31, 2003 and for the six months ended June 30, 2004.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table sets forth the computation of pro forma basic net income per share (in thousands, except per share amounts):

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(unaudited)	(unaudited)
Numerator:
Net income	$105,648	$143,036

Denominator:
Weighted average Class A and Class B common shares outstanding	168,093	174,317
Less: Weighted average unvested Class A and Class B common shares subject to repurchase or cancellation	(30,396)	(21,054)
Add: Adjustments to reflect the weighted average effect of the assumed conversion of preferred stock from the date of issuance	71,128	74,103

Denominator for basic pro forma calculation	208,825	227,366

Pro forma net income per common share, basic	$0.51	$0.63

We have not included pro forma diluted net income per share in the table above or on the accompanying statements of income because it is the same as diluted net income per share.

Certain Risks and Concentrations

The Company’s revenues are principally derived from online advertising, the market for which is highly competitive and rapidly changing. Significant changes in this industry or changes in customer buying behavior could adversely affect the Company’s operating results.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investments and accounts receivable. Cash equivalents consist of money market funds. Short term investments consist primarily of agency notes, market auction preferred securities, municipal auction rate receipts and municipal bonds held with five financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the U.S. In 2003 and in the six months ended June 30, 2004, the Company generated approximately 71% and 69% of its revenues from customers based in the U.S. with the majority of customers outside of the U.S. located in Japan and Europe. Many of the Company’s Network members are in the Internet industry. To appropriately manage this risk, the Company performs ongoing evaluations of customer credit and limits the amount of credit extended, but generally no collateral is required. The Company maintains reserves for estimated credit losses and these losses have generally been within management’s expectations.

Advertising and other revenues generated from America Online, Inc., which is also a stockholder, accounted for 15%, 16% and 13% of revenues, primarily through the Company’s AdSense program, in 2002, 2003 and the six months ended June 30, 2004. No other Google Network member web sites generated advertising revenues for greater than 10% of revenues in these periods.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

of their short maturities. The carrying amounts of the Company’s equipment loans and capital leases approximate fair value of these obligations based upon management’s best estimates of interest rates that would be available for similar debt obligations at December 31, 2002 and 2003.

Cash and Cash Equivalents and Short-Term Investments

The Company invests its excess cash in money market funds and in highly liquid debt instruments of the U.S. government, its agencies and municipalities. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents; all highly liquid investments with stated maturities of greater than three months are classified as short-term investments.

Management determines the appropriate classification of its investments in debt and marketable equity securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company’s debt and marketable equity securities have been classified and accounted for as available-for-sale. The Company does not intend to hold securities with stated maturities greater than twelve months until maturity. In response to changes in the availability of and the yield on alternative investments as well as liquidity requirements, the Company occasionally sells these securities prior to their stated maturities. These securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as a component of stockholders’ equity. Any realized gains or losses on the sale of short-term investments are determined on a specific identification method, and such gains and losses are reflected as a component of interest income or expense.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Management reviews the accounts receivable by aging category to identify specific customers with known disputes or collectibility issues. In determining the amount of the reserve, management makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. The Company also maintains a sales allowance to reserve for potential credits issued to customers. The amount of the reserve is determined based on historical credits issued.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years. Equipment under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets. Construction in process is primarily related to the building of production equipment servers and lease-hold improvements. Depreciation for these assets commences once they are placed in service.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property and equipment and certain identifiable intangibles, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to its long-lived assets in any of the years presented.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company completed its first goodwill impairment test at November 30, 2003, and found no impairment. The test was based on the Company’s single operating segment and reporting unit structure.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 2 to 3 years. The Company believes no events or changes in circumstances have occurred that would require an impairment test for these assets.

Income Taxes

The Company recognizes income taxes under the liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currency

Generally, the functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains (losses) are deferred and recorded in accumulated other comprehensive income as a component of stockholders’ equity. The Company recorded $1.7 million of net translation gains in 2003. There was no translation gain or loss in 2001 and 2002. Net gains and losses resulting from foreign exchange transactions are included in the consolidated income statements. The Company recognized $2.1 million of net gains resulting from foreign exchange transactions in 2003. Net transaction gains and losses recognized during 2001 and 2002 were not material.

Derivative Financial Instruments

The Company hedges certain net asset and liability exposures with forward foreign exchange contracts to reduce the risk that our cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. This program is not designed for trading or speculative purposes. No foreign currency hedge transactions were entered into prior to the six months ended June 30, 2004.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, The Company recognizes derivative instruments and hedging activities as either assets or liabilities on the balance sheet at fair value. Neither the cost nor the fair value of these forward foreign exchange contracts was material at June 30, 2004. Changes in the fair value of these instruments are recorded as interest income (expense) and other, net and were not material in the six months ended June 30, 2004. The notional principal of forward foreign exchange contracts to purchase U.S. dollars with Euros was $116.9 million at June 30, 2004. There were no other forward foreign exchange contracts outstanding at June 30, 2004.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Advertising Expenses

The Company expenses advertising costs in the period in which they are incurred. For the years ended December 31, 2001, 2002 and 2003 advertising expenses totaled approximately $5.3 million, $7.0 million and $20.9 million, including $2.8 million and $1.4 million of warrant amortization expense in 2001 and 2002 and none in 2003.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on foreign exchange and unrealized gains and losses on available- for-sale investments. The differences between total comprehensive income and net income as disclosed on the consolidated statement of redeemable convertible preferred stock warrant and stockholders’ equity for 2001, 2002 and 2003 were insignificant.

Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The guidance in Issue 00-21 is effective for revenue arrangements entered into in fiscal periods after June 15, 2003. The adoption of Issue 00-21 did not have an impact on the Company’s financial statements.

During November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the existing disclosure requirements for a guarantor in its interim and annual financial statements regarding its obligations under guarantees issued. It also clarifies that at the time a guarantee is issued, the guarantor must recognize an initial liability for the fair value of the obligations it assumes under the guarantee and must disclose that information in its financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements apply to guarantees outstanding at December 31, 2002. The Company adopted the provisions of FIN 45 at January 1, 2003. The adoption of this Interpretation did not have an impact on the Company’s operating results. See further discussion regarding indemnifications in Note 7.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51. This Interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack specified characteristics. The Company does not have any variable interest entities.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how a company classifies and

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company’s financial statements.

Note 2.    Cash, Cash Equivalents and Short-term Investments

Cash, cash equivalents and short-term investments consist of the following (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Cash and cash equivalents	$57,752	$148,995	$254,698

Short-term investments:
Municipal securities	86,979	166,538	277,629
Market auction preferred securities(1)	1,600	8,000	3,000
U.S. government notes	—	11,185	13,360

Total short-term investments	88,579	185,723	293,989

Total cash, cash equivalents and short-term investments	$146,331	$334,718	$548,687

(1)	Market auction preferred securities are securities with perpetual maturities that are structured with short-term reset dates of generally less than 90 days. At the end of the reset period, investors can sell or continue to hold the securities at par. These securities are classified in the table below based on their stated maturity dates.

The Company has not experienced any significant realized gains or losses on its investments in the periods presented. Gross unrealized gains and losses at December 31, 2002 and 2003 and at June 30, 2004 were not material.

The following table summarizes the estimated fair value of our securities held in short-term investments classified by the stated maturity date of the security (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Due within 1 year	$17,744	$29,381	$28,641
Due within 1 year through 5 years	—	81,830	163,683
Due within 5 years through 10 years	—	11,382	14,831
Due after 10 years	70,835	63,130	86,834

Total	$88,579	$185,723	$293,989

In addition, at December 31, 2002 and at both December 31, 2003 and June 30, 2004, the Company had $376,000 and $11.0 million of restricted cash and investment securities classified as other current assets which are included in “prepaid revenue share, expenses and other assets” in the accompanying consolidated balance sheets.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 3.    Interest Income (Expense) and Other

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(in thousands)			(unaudited)
Interest income	$861	$1,215	$2,663	$1,176	$2,747
Interest expense	(1,758)	(2,570)	(1,931)	(1,028)	(540)
Other	1	(196)	3,458	571	(3,405)

Interest income (expense) and other, net	$(896)	$(1,551)	$4,190	$719	$(1,198)

Note 4.    Acquisitions

Applied Semantics, Inc.

In April 2003, the Company acquired all of the voting interests of Applied Semantics, Inc. (“ASI”) to strengthen its search and advertising programs, including content-targeted advertising programs. The transaction was accounted for as a business combination.

The total purchase price was $102.4 million and consisted of a cash payment of $41.5 million, including direct transaction costs of $400,000, and the issuance of 1,825,226 fully vested shares of the Company’s Class A common stock and 557,574 fully vested and unvested options to purchase the Company’s Class A common stock valued at $60.9 million. This value was based on a reassessed value per share determined by management as of April 2003 through the application of hindsight. The intrinsic value of the unvested options to purchase 81,352 shares of Class A common stock on the date of acquisition was recorded as deferred stock-based compensation and is being amortized as compensation expense on an accelerated basis over the related vesting periods of three to 47 months contingent upon each individual’s continued employment with the Company.

The fair values of the assets and liabilities acquired, including intangible assets, were determined by management with input from an advisor. The total purchase price was allocated as follows (in thousands):

Goodwill	$84,192
Developed technology	16,600
Customer contracts and other	4,100
Net tangible assets acquired	3,612
Deferred tax asset	1,074
Deferred stock-based compensation	1,933
Deferred tax liabilities	(9,074)

Total	$102,437

Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisition, any future products that may arise from ASI’s technology when combined with the Company’s technology, as well as ASI’s skilled and specialized workforce. The goodwill amount is not deductible for tax purposes.

The developed technology and customer contracts and other have a weighted-average useful life of three and two years, and a combined weighted average life of 2.81 years.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Cash consideration of $900,000 may be paid over the next four years to certain former employees of ASI contingent upon their continued employment with the Company and will be recognized as expense as it is earned by the employees. As of December 31, 2003, the Company had paid approximately $300,000 of this amount.

The results of operations of ASI have been included in the Company’s consolidated income statements since the completion of the acquisition on April 23, 2003. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisition of ASI occurred on January 1, 2002 (in thousands, except per share amounts):

	Year Ended December 31,
	2002	2003
	(unaudited)
Revenues	$445,695	$1,468,753
Net income	$94,749	$105,072
Net income per share—basic	$0.81	$0.76
Net income per share—diluted	$0.43	$0.41

Other Acquisitions

During the year ended December 31, 2003 the Company acquired all of the voting interests of three other companies. Two of the companies were accounted for as business combinations. Because the third company was considered a development stage enterprise, the transaction was accounted for as an asset purchase in accordance with EITF Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.

The total purchase price for the three acquisitions was $15.3 million and consisted of a cash payment of $1.5 million and the issuance of 440,000 fully vested shares of the Company’s Class A common stock valued at $13.8 million. The total purchase price was allocated as follows (in thousands):

Goodwill	$3,250
Developed technology	3,651
Net liabilities assumed	(1,759)
Deferred tax liabilities	(1,487)
Purchased in-process research and development	11,618

Total	$15,273

Purchased in-process research and development of $11.6 million was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. That amount is included in research and development expenses on the accompanying consolidated income statement and is not deductible for tax purposes.

Goodwill includes but is not limited to the synergistic value and potential competitive benefits that could be realized by the Company from the acquisitions, any future products that may arise from the related technology, as well as the skilled and specialized workforce acquired. The goodwill amount is not deductible for tax purposes.

The developed technology has a weighted-average useful life of three years.

In addition in conjunction with the acquisitions, the Company issued 234,999 restricted shares of the Company’s Class A common stock valued at approximately $10.7 million. The fair value of the restricted shares

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

was recorded as deferred stock-based compensation and will be amortized to compensation expense on an accelerated basis over the related vesting periods of two to five years, contingent upon each individual’s continued employment with the Company.

Note 5.    Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows (in thousands):

Balance as of January 1, 2003	$—
Goodwill acquired during year	87,442

Balance as of December 31, 2003	$87,442

Information regarding the Company’s acquisition-related intangible assets that are being amortized is as follows (in thousands):

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed technology	$20,917	$5,514	$15,403
Customer contracts and other	4,100	1,389	2,711

Total	$25,017	$6,903	$18,114

Amortization expense of acquisition-related intangible assets for the year ended December 31, 2003 was $6.3 million.

Estimated amortization expense for acquisition-related intangible assets on the Company’s December 31, 2003 consolidated balance sheet for the fiscal years ending December 31, is as follows (in thousands):

2004	$8,767
2005	7,423
2006	1,924

$18,114

Note 6.    Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Information technology assets	$78,764	$204,417	$363,018
Furniture and fixtures	1,835	6,803	10,232
Leasehold improvements	908	7,677	9,530
Construction in process	5,379	42,940	61,271

Total	86,886	261,837	444,051
Less accumulated depreciation and amortization	33,013	73,582	123,333

Property and equipment, net	$53,873	$188,255	$320,718

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Note 7.    Commitments and Contingencies

Capital Leases

In June 2001, the Company entered into a master equipment lease agreement with a financial institution. The agreement provided for an initial equipment lease line of credit not to exceed $5.0 million. In October 2001, the same financial institution provided for the syndication of another equipment lease line of credit not to exceed $10.0 million. Through December 31, 2003 and June 30, 2004, $15.0 million had been borrowed cumulatively under these equipment lease lines of credit.

The equipment financed under the capital lease arrangement is included in property and equipment and the related amortization is included in depreciation and amortization expense. The cost of assets financed under the capital lease was $15.0 million at December 31, 2002 and 2003. The related amortization expense was $728,000, $4.1 million and $5.0 million during 2001, 2002 and 2003 and accumulated amortization was $4.8 million and $9.8 million at December 31, 2002 and 2003. The equipment leases have payment terms of 36 months.

The Company has issued warrants to purchase 179,956 shares of Series C convertible preferred stock in connection with its draw on the equipment lease lines (see Note 9).

Operating Leases

During 2003, the Company entered into a nine year sublease agreement for its headquarters in Mountain View, California. According to the terms of the sublease, the Company will begin making payments in July 2005 and payments will increase at 3% per annum thereafter. The Company recognizes rent expense under this arrangement on a straight line basis. The lease terminates on December 31, 2012, however, the Company may exercise two five year renewal options at its discretion. The Company has an option to purchase the property for approximately $172.4 million, which is exercisable in 2006. In connection with the lease, the Company has a letter of credit which requires it to maintain $9.0 million of cash and investment securities as collateral. This required collateral effectively expires in April 2004. As a result, it is classified as other current assets, which is included in “prepaid revenue share, expenses and other assets” on the accompanying consolidated balance sheets. At December 31, 2003, the Company was in compliance with its financial covenants under the lease.

In addition, the Company has entered into various non-cancelable operating lease agreements for certain of its offices and data centers throughout the U.S. and for international subsidiaries with original lease periods expiring between 2004 and 2015. The Company is committed to pay a portion of the buildings’ operating expenses as determined under the agreements. Certain of these arrangements have free or escalating rent payment provisions. The Company recognizes rent expense under such arrangements on a straight line basis. Total payments relating to leases having an initial or remaining non-cancelable term less than one year are $2.3 million and are not included in the table below. Rent expense was $2.0 million, $3.7 million, and $9.8 million in 2001, 2002, and 2003.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

At December 31, 2003, future payments under capital leases and minimum payments under non-cancelable operating leases with a remaining term greater than one-year are as follows over each of the next five years and thereafter (in thousands):

	Capital Leases	Operating Leases
2004	$5,304	$7,378
2005	2,080	13,596
2006	—	18,620
2007	—	18,774
2008	—	18,769
Thereafter	—	69,592

Total minimum payments required	7,384	$146,729

Less amounts representing interest	775

Minimum future payments of principal	6,609
Current portion	4,621

Long-term portion	$1,988

AdSense Agreements

In connection with our AdSense revenue share agreements, the Company is periodically required to make non-cancelable guaranteed minimum revenue share payments to a small number of its Google Network members over the term of the respective contracts. Under some of our contracts, these guaranteed payments can vary based on the Google Network members achieving defined performance terms, such as number of advertisements displayed or search queries. In some cases, certain guaranteed amounts will be adjusted downward if the Google Network members do not meet their performance terms and, in some cases, these amounts will be adjusted upward if they exceed their performance terms. In all but one of these AdSense agreements, if a Google Network member were unable to perform under the contract, such as being unable to provide search queries, as defined under the terms of that agreement, then the Company would not be obligated to make any non-cancelable guaranteed minimum revenue share payments to that member.

Under one AdSense agreement, the Company is obligated to make $5.6 million of non-cancelable guaranteed minimum revenue share payments through 2005 irrespective of whether or not the Google Network member achieves defined performance goals. The only circumstance in which the non-cancelable guaranteed minimum revenue share payments would not be due to this Google Network member would be material breach, as defined in the agreement.

Management believes future non-cancelable guaranteed minimum revenue share payments will be significantly greater than the contractual minimum of $5.6 million. To date, total advertiser fees generated under these AdSense agreements have exceeded the total guaranteed minimum revenue share payments. In 2003, the Company made $108.8 million of non-cancelable minimum guaranteed revenue payments.

Purchase Obligations

Additionally, the Company had $11.9 million of other non-cancelable contractual obligations and $24.9 million of open purchase orders for which we have not received the related services or goods at

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

December 31, 2003. The Company has the right to cancel these open purchase orders upon 10 days notice prior to the date of delivery. The majority of these purchase obligations are related to data center operations.

Letters of Credit

At December 31, 2003 and associated with several leased facilities, the Company has unused letters of credit for $12.2 million and related compensating cash balances of $11.0 million as included in “prepaid revenue share, expenses and other assets” in the accompanying consolidated balance sheets. At December 31, 2003, the Company was in compliance with its financial covenants under the letters of credit.

Indemnifications

While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees do not represent significant commitments or contingent liabilities of the indebtedness of others. Accordingly, the Company has not recorded a liability related to indemnification provisions.

Legal Matters

See Note 14 for a discussion of a settlement agreement entered into between the Company and Yahoo.

Certain companies have filed trademark infringement and related claims against the Company over the display of ads in response to user queries that include trademark terms. The outcomes of these lawsuits have differed from jurisdiction to jurisdiction. A court in France has held the Company liable for allowing advertisers to select certain trademarked terms as keywords. The Company has appealed this decision. The Company is also subject to two lawsuits in Germany on similar matters where one court preliminarily reached a similar conclusion as the court in France while another court held that the Company is not liable for the actions of our advertisers prior to notification of trademark rights. The Company is litigating similar issues in other cases in the U.S., France, Germany and Italy. Management believes that any adverse results in these lawsuits may result in, or even compel, a change in this practice which could result in a loss of revenues on a prospective basis. As the proceedings related to these lawsuits are currently at a relatively early stage, the magnitude of any unfavorable outcome cannot be reasonably estimated at this time.

Currently, there is no other significant litigation pending against the Company other than as disclosed in the paragraph above. From time to time, the Company may become a party to litigation and subject to claims incident to the ordinary course of the Company’s business. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company’s business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Note 8.    Redeemable Convertible Preferred Stock Warrant

As a part of an AdSense agreement entered into during 2002, the Company issued to the Google Network member fully vested warrants to purchase 7,437,452 shares of Series D convertible preferred stock. The warrants have an exercise price of $2.91 and a life of five years. These warrants expire in 2012. See Note 14.

The Company determined the fair value of the warrants to be $13.9 million. At December 31, 2003, the warrants have been fully amortized.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Under certain circumstances, the Company could be required to pay the holder of the warrant the lesser of (i) the fair value of the warrants (as calculated and defined in the warrant agreement using a Black-Scholes pricing model) and (ii) $5.82 per share for maximum payment of approximately $43.3 million.

As a result of the redemption feature of the warrant, the fair value of the warrants has been classified outside of stockholders’ equity. Currently, the circumstances necessary for this warrant to be redeemable are not probable and, therefore, the warrant has not been classified as a liability and the value has not been adjusted from the calculated amount. In the future, should a redemption event become probable, the warrant value would be reclassified as a liability and its value adjusted. Any adjustments in value would be recorded as a deemed dividend.

Note 9.    Stockholders’ Equity

Convertible Preferred Stock

Convertible preferred stock consists of the following (in thousands):

	As of December 31,					As of June 30, 2004
	2002		2003
						(unaudited)
	Shares Authorized	Shares Issued and Outstanding	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series A	15,360	15,360	15,360	15,360	$960	15,360	15,360	$960
Series A-1	15,360	—	15,360	—	—	15,360	—	—
Series B	50,651	49,823	50,445	49,823	24,677	50,445	49,823	24,677
Series B-1	50,651	—	50,445	—	—	50,445	—	—
Series C	10,000	5,249	9,149	6,479	15,178	9,149	6,479	15,178
Series C-1	10,000	—	9,149	—	—	9,149	—	—
Series D	7,437	—	7,437	—	—	7,437	7,437	21,643
Series D-1	7,437	—	7,437	—	—	7,437	—	—

	166,896	70,432	164,782	71,662	$40,815	164,782	79,099	$62,458

Significant terms of the Series A, A-1, B, B-1, C, C-1, D and D-1 convertible preferred stock are as follows:

•	Holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to noncumulative dividends of $0.00625, $0.0496, $0.2343 and $0.2910 per share, respectively, if and when declared by the board of directors in preference to holders of common stock. No dividends have been declared through December 31, 2003.

•	In the event of liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, stockholders will receive distributions of $0.0625 for each share of Series A or A-1 convertible preferred stock, $0.4953 for each share of Series B or B-1 convertible preferred stock, and $2.3425 for each share of Series C or C-1 convertible preferred stock, and $2.91 for each share of Series D or D-1 convertible preferred stock. All remaining assets will be shared on a prorata basis between the Class A and Class B common stockholders.

•

Each share of the convertible preferred stock is convertible into one share of Class B common stock of the Company at the option of the holder and carries voting rights equivalent to the Class B common stock on a share-for-share basis. The conversion rate of the convertible preferred stock is

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

subject to adjustment in the event of, among other things, stock splits and stock dividends. Each share of convertible preferred stock automatically converts into Class B common stock in the event of a public offering of the Company’s common stock in which the gross proceeds and the offering price per share exceed certain minimum amounts.

•	The holders of Series A, B, C, and D convertible preferred stock are entitled to the right of first offer with respect to equity financings of the Company (which does not include an initial public offering of the Company’s stock). If the stockholders do not exercise this right in the event of an equity financing at a price per share less than the original respective issue price of Series A, B, C and D convertible preferred stock, then shares of Series A, B, C and D convertible preferred stock will be automatically converted into an equivalent number of shares of Series A-1, B-1, C-1, or D-1 convertible preferred stock, respectively.

Class A and Class B Common Stock

The Company’s Board of Directors has authorized two classes of common stock, Class A and Class B. The Company had authorized 400,000,000 and 300,000,000 shares and at December 31, 2003 there were 11,220,718 and 161,632,445 shares legally outstanding of Class A and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Shares of Class B common stock may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer to Class A common stock. See Note 13.

At December 31, 2003 and June 30, 2004 there were 115,986,783 and 111,922,880 shares of Class A and Class B common stock reserved for future issuance, as presented in the following table:

	December 31, 2003	June 30, 2004
		(unaudited)
Outstanding convertible preferred stock	71,662,432	79,099,884
Outstanding options to purchase Class A and Class B common stock	17,363,122	16,732,657
Options to purchase Class A and Class B common stock available for grant	5,440,155	3,891,192
Warrants to purchase Class B common stock	1,294,308	1,194,308
Warrants to purchase convertible preferred stock	8,239,284	801,832
Unvested shares related to options granted and exercised subsequent to March 21, 2002 to purchase Class A and Class B common stock	11,987,482	10,203,007

Total Class A and Class B common stock reserved for future issuance	115,986,783	111,922,880

Stock Plans

The Company maintains the 1998 Stock Plan, the 2000 Stock Plan, the 2003 Stock Plan, the 2003 Stock Plan (No. 2) and the 2003 Stock Plan (No. 3) and plans assumed through acquisitions which are collectively referred to as the “Stock Plans.” Under the Company’s Stock Plans, incentive and nonqualified stock options or rights to purchase Class A and Class B common stock may be granted to eligible participants. Options must generally be priced to be at least 85% of the Class A or Class B common stock’s fair market value at the date of grant as determined by the board of directors (100% in the case of incentive stock options). Options are generally granted for a term of ten years. Initial options granted under the Stock Plans generally vest 25% after the first year of service and ratably each month over the remaining 36-month period. Additional options granted under the Stock Plans generally vest 20% after the first year of service and ratably each month over the remaining 48-

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

month period. Typically, options may be exercised prior to vesting. Sales of stock under stock purchase rights are made pursuant to restricted stock purchase agreements. There are 24,205,579 shares of Class A and Class B common stock outstanding and subject to repurchase related to the Stock Plans at December 31, 2003. Of this total, 12,218,097 and 11,987,482 shares are related to options granted through and after March 21, 2002, in accordance with EITF 00-23, respectively.

The following table summarizes the activity under the Company’s Stock Plans:

	Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2000	18,884,848	8,477,488	$0.25
Additional options authorized	15,241,708	—	—
Options granted	(26,990,768)	26,990,768	$0.30
Options exercised	—	(17,754,728)	$0.30
Options canceled	898,000	(898,000)	$0.24
Options repurchased	443,740	—	$0.06

Balance at December 31, 2001	8,477,528	16,815,528	$0.28
Additional options authorized	14,400,000	—	—
Options granted	(14,980,716)	14,980,716	$0.30
Options exercised	—	(8,520,668)	$0.28
Options canceled	351,100	(351,100)	$0.30
Options repurchased	557,772	—	$0.25

Balance at December 31, 2002	8,805,684	22,924,476	$0.29
Additional options authorized	16,034,880	—	—
Options granted	(19,846,158)	19,846,158	$2.65
Options exercised	—	(13,145,075)	$0.54
Options canceled	274,955	(274,955)	$1.50
Options repurchased	170,794	—	$0.29

Balance at December 31, 2003	5,440,155	29,350,604	$2.47
Additional options authorized	64,338	—	—
Options granted (unaudited)	(1,973,111)	1,973,111	$27.14
Options exercised (unaudited)	—	(4,138,473)	$3.67
Options canceled (unaudited)	249,578	(249,578)	$2.69
Options repurchased (unaudited)	110,232	—	$0.45

Balance at June 30, 2004 (unaudited)	3,891,192	26,935,664	$5.21

The number of options outstanding at December 31, 2002 and 2003 and June 30, 2004 includes 3,281,004, 11,987,482 and 10,203,007 of options granted and exercised subsequent to March 21, 2002 that are unvested at December 31, 2002 and 2003 and June 30, 2004, in accordance with EITF 00-23, Issues related to the accounting for stock compensation under APB Opinion No. 25 and FASB Interpretation No. 44.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table summarizes additional information regarding outstanding and exercisable options at December 31, 2003:

	Options Outstanding					Options Exercisable
Range of Exercise Prices	Total Number of Shares	Unvested options granted and exercised subsequent to March 21, 2002	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.01–$ 2.00	21,080,838	10,548,989	10,531,849	8.1	$0.40	10,304,146	$0.40
$3.50–$ 3.50	1,211,262	540,214	671,048	9.4	$3.50	597,648	$3.50
$5.00–$ 7.00	5,771,739	628,559	5,143,180	9.5	$5.15	5,037,530	$5.15
$9.00–$ 9.00	476,050	155,508	320,542	9.8	$9.00	291,742	$9.00
$10.00–$10.00	810,715	114,212	696,503	9.9	$10.00	664,203	$10.00

$0.01–$10.00	29,350,604	11,987,482	17,363,122	8.7	$2.47	16,895,269	$2.45

The number of options exercisable at December 31, 2001 and 2002 were 16,815,528 and 22,924,476.

The following table summarizes additional information regarding outstanding and exercisable options at June 30, 2004 (unaudited):

	Options Outstanding					Options Exercisable
Range of Exercise Prices	Total Number of Shares	Unvested options granted and exercised subsequent to March 21, 2002	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$0.01–$ 9.00	24,180,607	9,687,734	14,492,873	8.2	$2.28	14,163,166	$2.27
$10.00–$19.78	1,260,587	408,275	852,312	9.5	$10.76	809,562	$10.77
$20.00–$28.80	794,657	74,405	720,252	9.7	$21.52	659,902	$21.30
$30.73–$39.57	386,975	28,493	358,482	9.8	$34.20	345,557	$34.20
$42.39–$44.71	173	—	173	9.7	$43.41	173	$43.41
$50.00–$50.00	139,200	1,600	137,600	9.9	$50.00	130,100	$50.00
$60.00–$60.00	173,465	2,500	170,965	9.9	$60.00	156,340	$60.00

$0.01–$60.00	26,935,664	10,203,007	16,732,657	8.4	$5.21	16,264,800	$5.08

Note Receivable from Stockholder / Officer

In connection with the exercise of employee stock options, the Company has a $4.3 million loan receivable at December 31, 2003. This outstanding balance is for a loan that was made in 2001, to the Company’s Chief Executive Officer pursuant to a full recourse promissory note and stock pledge agreement. The note accrues interest at 7.38% compounded semi-annually and is repayable in full on September 28, 2005. See Note 14.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Warrants to Purchase Class B Common and Preferred Stock

	Shares Subject to Purchase at December 31, 2003	Weighted-Average Exercise Price Per Share	Shares Subject to Purchase at June 30, 2004	Weighted-Average Exercise Price Per Share
			(unaudited)
Warrant Types
Class B Common	1,294,308	$0.46	1,194,308	$0.30
Series B Convertible Preferred	621,876	$0.72	621,876	$0.72
Series C Convertible Preferred	179,956	$2.34	179,956	$2.34
Series D Convertible Preferred	7,437,452	$2.91	—	—

Total	9,533,592	$2.42	1,996,140	$0.62

The Company determined the value of these warrants at the date of grant using the Black-Scholes option pricing model based on the estimated fair value of the underlying stock, a volatility rate of 100% or 75%, no dividends, a risk-free interest rate ranging from 4.93% to 6.84%, and an expected life of three to ten years which coincides with the maximum exercise periods of the warrants.

Class B Common

In 2001, the Company issued fully vested, nonforfeitable warrants to purchase 1,194,308 shares of Class B common stock at a price of $0.30 per share in connection with recruitment fees. The Company determined the value of the warrants to be $1.1 million. The entire fair value of the warrants was expensed during 2001 as general and administrative expense on the accompanying consolidated income statements. Also, in October 2000, the Company issued fully vested, nonforfeitable warrants to purchase 100,000 shares of Class B common stock at a price of $2.34 per share. See Note 14. The above warrants expire in 2006 and 2005.

Series B Preferred

In 1999, the Company issued fully vested, nonforfeitable warrants to purchase 403,840 shares of Series B convertible preferred stock in connection with an equipment line of credit. The warrants have an exercise price of $0.495. The Company determined the fair value of the warrants to be $157,000. In connection with additional drawdowns on the equipment line of credit during 2000, the Company issued 74,216 and 143,820 warrants to purchase Series B convertible preferred stock with an exercise price of $0.62 and $1.42, respectively. The Company determined the fair value of these warrants to be $28,000 and $269,000. The cost of the warrants was expensed as additional interest expense over the life of the loan arrangement. These warrants remain outstanding and expire in 2005.

Series C Preferred

In June 2000, the Company issued warrants to purchase shares of Series C convertible preferred stock to a customer in connection with a Branding and Promotion Agreement whereby the customer provided advertising to the Company over a two-year period. The warrants had an exercise price of $2.34 per share. The Company determined the fair value of the warrants to be $5.7 million. The entire fair value of the warrants was expensed ratably over the two years of the agreement as sales and marketing expense on the accompanying consolidated income statements. In June 2003, the warrant converted in accordance with its terms into 1,229,944 shares of Series C convertible preferred stock. The conversion of this warrant was the subject of a dispute that was settled as described in Note 14.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

In 2001, the Company issued fully vested, nonforfeitable warrants to purchase 108,260 shares of Series C convertible preferred stock in connection with draw downs on the Company’s equipment lease lines of credit. The warrants have an exercise price of $2.345. The Company determined the fair value of the warrants to be $232,000. The cost of the warrants is being expensed as additional interest expense over the life of the lease arrangement. These warrants expire in 2011.

In 2002, the Company issued fully vested, nonforfeitable warrants to purchase 71,696 shares of Series C convertible preferred stock in connection with draw downs on the Company’s equipment lease lines of credit discussed in Note 7. The warrants have an exercise price of $2.345. The Company determined the fair value of the warrants to be $199,000. The cost of the warrants is being expensed as additional interest expense over the life of the lease arrangement. These warrants expire in 2012.

Series D Preferred

In 2002, the Company issued 7,437,452 redeemable warrants to purchase Series D convertible preferred stock to a customer in connection with a revenue-share agreement (see Note 8 and Note 14).

Note 10.    401(k) Plan

The Company has a 401(k) Savings Plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 15% of their eligible compensation, subject to certain limitations. The Company matches employee contributions up to the lesser of 3.5% of the employee’s salary or $2,200. Employee and Company contributions are fully vested when contributed. The Company contributed approximately $329,000, $663,000 and $1.7 million during 2001, 2002 and 2003, respectively.

Note 11.    Income Taxes

Income from continuing operations before income taxes included income/(loss) from foreign operations of approximately $500,000 and $(6.5) million for 2002 and 2003. Pretax income from foreign operations was immaterial for 2001.

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2001	2002	2003
Current:
Federal	$4,260	$74,081	$187,686
State	1,017	19,683	52,336
Foreign	—	1,367	965

Total	5,277	95,131	240,987
Deferred:
Federal	(1,782)	(8,504)	712
State	(412)	(1,368)	(693)
Foreign	—	—	—

Total	(2,194)	(9,872)	19

Provision for income taxes	$3,083	$85,259	$241,006

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The reconciliation of federal statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

	Year Ended December 31,
	2001	2002	2003
Expected provision at federal statutory rate, 35%	$3,524	$64,720	$121,329
State taxes, net of federal benefit	393	11,905	33,568
Stock based compensation expense	4,334	7,572	79,764
Foreign rate differential	—	—	3,249
In-process research and development	—	—	4,066
Valuation allowance (utilized)/provided	(5,558)	(461)	—
Other individually immaterial items	390	1,523	(970)

Provision for income taxes	$3,083	$85,259	$241,006

Deferred Tax Assets

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financing reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2002	2003
Deferred tax assets:
Net operating loss carryforwards	$210	$482
Deferred compensation	4,054	5,661
State taxes	6,216	15,947
Deferred revenue	834	775
Accruals and reserves not currently deductible	4,725	4,684
Tax credits	—	291
Other	42	28

Total deferred tax assets	16,081	27,868
Deferred tax liabilities:
Depreciation	(3,959)	(15,778)
Identified intangibles	—	(8,223)
Other	(56)	(272)

Total deferred tax liabilities	(4,015)	(24,273)

Net deferred tax assets	$12,066	$3,595

The net valuation allowance decreased by approximately $5.6 million and $500,000 during the years ended December 31, 2001 and 2002 respectively.

At December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $604,000 and $5.3 million, respectively. As of December 31, 2003, the Company had federal credit carryforwards of approximately $291,000. The net operating loss and credit carryforwards will begin to expire in 2006, if not utilized.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Utilization of the net operating loss and credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

Note 12.    Information about Geographic Areas

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company considers itself to be in a single reporting segment and operating unit structure.

Revenues by geography are based on the billing address of the advertiser. The following table sets forth revenues and long-lived assets by geographic area (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues:
United States	$71,029	$341,570	$1,038,409	$404,478	$928,921
International	15,397	97,938	427,525	155,339	422,914

Total revenues	$86,426	$439,508	$1,465,934	$559,817	$1,351,835

	As of December 31,
	2001	2002	2003
Long-lived assets:
United States	$28,217	$55,009	$267,348
International	—	87	43,876

Total long-lived assets	$28,217	$55,096	$311,224

Note 13.    Subsequent Event

Class A and Class B Common Stock

The Company’s certificate of incorporation previously provided that upon an initial public offering meeting certain criteria, the Company’s Class A Senior common stock, which has ten votes per share, would automatically convert into common stock, which has one vote per share. In April 2004, the Company’s Board of Directors authorized, and on June 25, 2004 its stockholders approved, certain amendments to the Company’s certificate of incorporation. Pursuant to these amendments, each share of Class A Senior common stock was reclassified as one share of Class B common stock and each share of common stock was reclassified as one share of Class A common stock. In addition, these amendments changed the conversion rights of the Class A Senior common stock (now Class B common stock) to provide that these shares would no longer automatically convert into shares of common stock (now Class A common stock) upon an initial public offering. Also, shares of Class B common stock may be converted at any time at the option of the stockholder into Class A common stock and

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

automatically convert upon any sale or transfer (subject to certain exceptions set forth in the certificate of incorporation). These amendments have been reflected in the accompanying consolidated financial statements as if they had been made at the inception of the Company. See Note 9.

Note 14.	Events Subsequent to Date of Independent Registered Public Accounting Firm’s Report (unaudited)

Initial Public Offering and 2004 Stock Plan

In April 2004, the Company’s board of directors approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company’s Class A common stock. In April 2004, the Company’s board of directors adopted, and on June 25, 2004, its stockholders approved, the 2004 Stock Plan. The 2004 Stock Plan provides for the grant of incentive stock options to the Company’s employees and nonstatutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, restricted stock units and other stock based awards to the Company’s employees, directors, and consultants. No awards have yet been issued pursuant to the 2004 Stock Plan.

Rescission Offer

Shares issued and options granted under the Company’s 1998 Stock Plan, 2003 Stock Plan, 2003 Stock Plan (No. 2) and 2003 Stock Plan (No. 3) may not have been exempt from registration or qualification under federal securities laws and the securities laws of certain states. As a result, the Company intends to make a rescission offer to the holders of these shares and options beginning approximately 30 days after the effective date of this registration statement. If this rescission is accepted, the Company could be required to make aggregate payments to the holders of these shares and options of up to $25.9 million, which includes statutory interest, based on shares and options outstanding as of June 30, 2004. In addition, if it is determined that the Company offered securities without properly registering them under federal law or state law, or securing an exemption from registration, federal or state regulators could impose fines or other sanctions as provided under these laws. Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required. If any or all of the offerees reject the rescission offer, the Company may continue to be liable for this amount under federal and state securities laws. As management believes there is only a remote possibility the rescission offer will be accepted by any of the Company’s option holders and stockholders in an amount that would result in a material expenditure by the Company, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on the Company’s results of operations, cash flows or financial position.

Note Receivable from Stockholder/Officer

In April 2004, the Company’s Chief Executive Officer fully repaid the principal and accrued interest due under a full recourse promissory note. See Note 9.

Redeemable Convertible Preferred Stock Warrant

In May 2004, the redeemable warrant to purchase 7,437,452 shares of Series D convertible preferred stock was fully exercised by the holder through a cash payment of $21.6 million. See Note 8.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

Class B Common Stock Warrant

In May 2004, a warrant to purchase 100,000 shares of Class B common stock was fully exercised by the holder through a cash payment of $234,000.

Settlement of Disputes with Yahoo

On August 9, 2004, the Company and Yahoo entered into a settlement agreement resolving two disputes that had been pending between them. The first dispute concerned a lawsuit filed by Yahoo’s wholly-owned subsidiary, Overture Services, Inc., against the Company in April 2002 asserting that certain services infringed Overture’s U.S. Patent No. 6,269,361. In its court filings, the Company denied that it infringed the patent and alleged that the patent was invalid and unenforceable.

The second dispute concerned a warrant held by Yahoo to purchase 3,719,056 shares of the Company’s stock in connection with a June 2000 services agreement. Pursuant to a conversion provision in the warrant, the Company in June 2003 issued 1,229,944 shares to Yahoo. Yahoo contended it was entitled to a greater number of shares, while the Company contended that it had fully complied with the terms of the warrant.

As part of the settlement, Overture will dismiss its patent lawsuit against the Company and has granted the Company a fully-paid, perpetual license to the patent that was the subject of the lawsuit and several related patent applications held by Overture. The parties also mutually released any claims against each other concerning the warrant dispute. In connection with the settlement of these two disputes, the Company issued to Yahoo 2,700,000 shares of Class A common stock.

The Company will incur a non-cash charge in the third quarter of 2004 related to this settlement. Based on a per share value of the settlement consideration equal to the Company’s $85.00 per share initial public offering price included in this prospectus, the Company preliminarily estimates that this non-cash charge will be between $185 million and $205 million in the three months ending September 30, 2004. The non-cash charge will include, among other items, the value of shares associated with the settlement of the warrant dispute. The non-cash charge associated with these shares is required because the shares are being issued after the warrant was converted. The Company will also realize an income tax benefit in the third quarter, based on preliminary estimates, of between $70 million and $80 million related to this non-cash charge. The charge will result in a net loss for the Company in the three months ending September 30, 2004. The Company anticipates that it will capitalize various intangible assets obtained in this settlement and that these amounts will be amortized ratably over their useful lives, preliminarily expected to be between one and five years. The issuance of 2,700,000 shares represents approximately one percent of the number of shares currently expected to be used in the diluted per share calculation for the three and nine months ending September 30, 2004 and for the year ending December 31, 2004. The foregoing estimates of the amounts to be expensed, the associated tax benefit and the periods over which the capitalized assets will be amortized, are preliminary. As a result, these estimates are subject to further review and may change materially. The Company will engage a third party valuation consultant to assist management in the allocation of the settlement amount and the determination of the useful lives of the capitalized assets and expects to complete these analyses during the third quarter of 2004.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The unaudited pro forma information below presents net income (loss) and per share amounts assuming the settlement had occurred on January 1, 2003 and balance sheet data assuming it had occurred on December 31, 2003. For the purposes of the settlement we have assumed a per share value of the settlement consideration equal to the $85.00 per share initial public offering price included in this prospectus.

The unaudited pro forma adjustments were derived from the preliminary estimates discussed in the footnotes below. These estimates are subject to further review and may change materially. The following data is in thousands, except per share and footnote amounts:

	Year Ended December 31, 2003					Six Months Ended June 30, 2004
	Actual	Pro Forma Adjustments		Pro Forma		Actual	Pro Forma Adjustments		Pro Forma
		(unaudited)		(unaudited)		(unaudited)	(unaudited)		(unaudited)
		$(195,000	)(a)				$—
		75,000	(b)				—
		(12,000	)(c)				(6,000	)(c)
		3,000	(d)				1,500	(d)

Net income (loss)	$105,648	$(129,000)		$(23,352)		$143,036	$(4,500)		$138,536

Net income (loss) per share—basic	$0.77			$(0.17)		$0.93			$0.89
Shares used in per share calculation—basic	137,697	2,700	(e)	140,397		153,263	2,700	(e)	155,963
Net income per share—diluted	$0.41			—	(h)	$0.54			$0.52
Shares used in per share calculation—diluted	256,638			—	(h)	265,223	2,700	(e)	267,923

	December 31, 2003
	Actual	Pro Forma Adjustments		Pro Forma
		(unaudited)		(unaudited)
Total assets	$871,458	$34,500	(f)	$905,958

Total liabilities	268,817	(75,000	)(b)	193,817

		(195,000	)(a)
		75,000	(b)
		229,500	(g)

Total stockholders’ equity	588,770	109,500		698,270

(a)	To reflect the one-time non-cash charge related to the settlement of the warrant dispute and other items assumed to be equal to the midpoint of the preliminarily estimated range of between $185 million and $205 million.

(b)	To reflect the income tax benefit related to the non-cash charge (noted in (a) above) assumed to be equal to the midpoint of the preliminarily estimated range of between $70 million and $80 million.

(c)	To reflect the amortization expense related to the various intangible assets obtained in this settlement based on a preliminarily estimated average amortization period of approximately 3 years.

(d)	To reflect the income tax benefit resulting from the amortization expense related to the various intangible assets obtained in this settlement.

(e)	To reflect the 2,700,000 shares of Class A common stock issued to Yahoo in connection with this settlement.

(f)	To reflect the capitalization of various intangible assets obtained in this settlement.

(g)	To reflect the value of the 2,700,000 shares of Class A common stock issued to Yahoo in connection with this settlement based on a per share value of $85.00 which is equal to the initial public offering price included in this prospectus.

(h)	The “income per share—diluted” amount for the year ended December 31, 2003 pro forma is not provided because the effect of the additional shares is anti-dilutive.

Google Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Information as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited)

The following table provides a preliminary allocation of the $229.5 million ascribed to the value of the shares issued in connection with this settlement. This preliminary allocation is subject to further review and may change materially.

	(in thousands)
	(unaudited)
Settlement of warrant dispute and other items	$195,000	(see footnote (a) above)
Intangible assets	34,500	(see footnote (f) above)

Total consideration	$229,500

Magazine Article

Information about the Company has been published in an article appearing in the September 2004 issue of Playboy Magazine and entitled “Playboy Interview: Google Guys.” This article includes quotations from Larry and Sergey, and has been reprinted by a number of news media outlets. The Company does not believe that its involvement in the Playboy Magazine article constitutes a violation of Section 5 of the Securities Act of 1933. However, if the Company’s involvement were held by a court to be in violation of the Securities Act of 1933, the Company could be required to repurchase the shares sold to purchasers in this offering included in this Registration Statement at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation. The Company would contest vigorously any claim that a violation of the Securities Act occurred. Management currently believes there is only a remote possibility that the ultimate outcome with respect to any such claim that might be made would materially adversely affect the operating results, financial position or liquidity of the Company.

Applied Semantics, Inc.

INDEX TO FINANCIAL STATEMENTS

Year ended December 31, 2002

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Applied Semantics, Inc.

We have audited the accompanying balance sheet of Applied Semantics, Inc. as of December 31, 2002 and the related statements of operations, redeemable convertible preferred stock and net capital deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Semantics, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

San Francisco, California

June 20, 2003

Applied Semantics, Inc.

BALANCE SHEET

(In thousands, except per share data)

December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$1,953
Accounts receivable, net of allowance of $11	3,659
Prepaid expenses and other current assets	74

Total current assets	5,686
Property and equipment, net	526
Other assets	6

Total assets	$6,218

Liabilities, redeemable convertible preferred stock, and net capital deficiency
Current liabilities:
Accounts payable	$36
Accrued revenue share	2,278
Accrued commissions	196
Other accrued expenses	145
Deferred revenue	246
Income taxes payable	25
Current portion of equipment leases	28

Total current liabilities	2,954
Noncurrent portion of equipment leases	60
Commitments
Series B redeemable convertible preferred stock, par value $0.001 (liquidation preference of $5,453); 2,536 shares authorized; 1,976 issued and outstanding	5,394
Net capital deficiency:
Undesignated preferred stock, par value $0.001; 6,504 authorized; none outstanding
Series A-1 convertible preferred stock, par value $0.001; 500 shares authorized, issued, and outstanding (liquidation preference of $500)	500
Series A-2 convertible preferred stock, par value $0.001; 100 shares authorized, issued, and outstanding (liquidation preference of $125)	125
Series A-3 convertible preferred stock, par value $0.001; 360 shares authorized; 205 issued, and outstanding (liquidation preference of $410)	410
Common stock, par value $0.001; 40,000 shares authorized; 10,202 shares issued and outstanding	2,936
Deferred stock-based compensation	(413)
Accumulated deficit	(5,748)

Total net capital deficiency	(2,190)

Total liabilities, redeemable convertible preferred stock, and net capital deficiency	$6,218

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF OPERATIONS

(In thousands)

Year Ended December 31, 2002
Net revenues	$6,187
Costs and expenses:
Cost of revenues	566
Research and development expenses	1,711
Selling and marketing expense	1,483
General and administrative expenses(1)	2,361

Total costs and expenses	6,121

Income from operations	66
Interest income	8
Interest expense and other	(5)

Income before income taxes	69
Provision for income taxes	25

Net income	$44

(1)	Includes stock-based compensation expense of $1,029 consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to nonemployees for services rendered.

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND NET CAPITAL DEFICIENCY

(In thousands)

	Redeemable Convertible Preferred Stock Series B		Convertible Preferred Stock
			Series A-1		Series A-2		Series A-3		Common Stock		Deferred Stock-Based Compensation	Accumulated Deficit	Net Capital Deficiency
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2001	1,976	$5,394	500	$500	100	$125	205	$410	10,202	$2,450	$(956)	$(5,792)	$(3,263)
Fair value of options granted to nonemployees	—	—	—	—	—	—	—	—	—	26	—	—	26
Deferred stock-based compensation	—	—	—	—	—	—	—	—	—	460	(460)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,003	—	1,003
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	—	—	44	44

Balance at December 31, 2002	1,976	$5,394	500	$500	100	$125	205	$410	10,202	$2,936	$(413)	$(5,748)	$(2,190)

See accompanying notes.

Applied Semantics, Inc.

STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2002
Operating activities
Net income	$44
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	496
Loss on disposal of property and equipment	5
Stock-based compensation	1,029
Changes in assets and liabilities:
Accounts receivable	(2,694)
Prepaid expenses and other current assets	(21)
Accounts payable	12
Accrued revenue share	1,929
Other accrued expenses	224
Deferred revenue	209
Income taxes payable	25

Net cash provided by operating activities	1,258

Investing activities
Purchases of property and equipment	(151)
Decrease in other assets	37

Net cash used in investing activities	(114)

Financing activities
Payments of principal on equipment leases	(22)

Net cash used in financing activities	(22)

Net increase in cash and cash equivalents	1,122
Cash and cash equivalents at beginning of year	831

Cash and cash equivalents at end of year	$1,953

Supplemental disclosures of cash flow information
Property and equipment acquired under capital leases	$108

Cash paid for interest	$2

See accompanying notes.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2002

1.    Summary of the Company and Significant Accounting Policies

Nature of Operations

Applied Semantics, Inc. (the “Company”), a California corporation, formerly known as Oingo, Inc., is a developer and provider of software technology solutions that enable businesses, their customers, and their employees to create value by better organizing, managing, and retrieving unstructured information in enterprise, Web-enabled, and e-commerce environments. The Company’s solutions are based on its CIRCA Technology, which understands, organizes, and extracts knowledge from unstructured content in a way that mimics human thought and language, allowing for more effective information retrieval. Focusing on specific markets, the Company has introduced products through each of its business units: Naming Solutions (DomainAppraise, DomainPark, DomainSense, Error Page Assistant) and Enterprise Solutions (Auto-Categorizer, Metadata Creator, and Page Summarizer).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Revenue Recognition

The Company primarily derives its revenue from revenue share agreements for application services. These are three-way revenue share arrangements wherein the Company receives advertising content from one of its content providers, and then subsequently distributes that content to a third party’s (“Partner”) Web sites. Revenue is generated when end users click-through to the content providers’ advertisements listed on the Partner’s Web sites. The revenues earned by the Company from its customers under these types of arrangements are reported net of the payment due to partners. The Company’s gross revenues and cost of revenues would have been $6.4 million higher for the year ended December 31, 2002, if these transactions had been accounted for on a gross basis. Amounts due to partners under these revenue share arrangements are reported as accrued revenue share in the accompanying balance sheet. The Company also has revenue from licensing agreements. Revenues from the licensing agreements are recognized on a straight-line basis over the term of the related contracts. These amounts, however, have not been a significant revenue stream to date. Any set-up and support fees are also recognized on a straight-line basis over the service period.

Deferred revenue is recorded when payments are received in advance of the Company’s performance in the underlying agreement.

Cost of Revenues

Cost of revenues consists primarily of the expenses associated with the operation of the Company’s server networks, including depreciation of hardware, amortization of capitalized computer software for internal use, datacenter expenses, and royalties related to a patent license agreement.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments having an original maturity of three months or less.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Certain Risks and Concentrations

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high-credit quality financial institutions and has not experienced losses with respect to these items. Cash equivalents consist of cash on deposit with a bank and money market deposits. As of December 31, 2002, two customers represented approximately 64% and 19% of accounts receivable. For the year ended December 31, 2002, two customers represented approximately 53% and 16% of total revenues. The Company regularly evaluates its customers’ ability to satisfy credit obligations and maintains an allowance for potential credit losses, when deemed necessary. Credit and losses incurred to date have not been significant.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Equipment under capital leases is amortized over the shorter of the estimated useful life or the related lease term.

Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of their short maturities. The carrying amounts of the Company’s equipment leases approximate fair value of these obligations based upon management’s best estimates of interest rates that would be available for similar debt obligations at December 31, 2002.

Income Taxes

The Company recognizes income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statements and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. In addition, valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

Stock-Based Compensation

As permitted by the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“FAS 123”), as amended, the Company accounts for employee stock-based compensation using the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Deferred

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

compensation for options granted to employees is determined as the difference between the deemed fair value of the Company’s stock on the date options were granted and the exercise price.

Pro forma information regarding net income (loss) has been determined as if the Company had accounted for its employee stock options under the fair-value method prescribed by FAS 123. The resulting effect on pro forma net income (loss) disclosed is not likely to be representative of the effects of income (loss) on a pro forma basis in future years due to additional grants and vesting in subsequent years.

Had compensation cost for options granted under the Company’s option plan been determined based on the fair value at the grant dates for the awards under a method prescribed by FAS 123, the Company’s net income (loss) would have been adjusted to the pro forma amounts below (in thousands):

Year Ended December 31, 2002
Net income, as reported	$44
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,003
Deduct: Total stock-based employee compensation expense under the fair-value-based method for all rewards, net of related tax effects	(1,120)

Net income (loss), pro forma	$(73)

1.    The fair value of each option granted was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions:

Year Ended December 31, 2002
Risk-free interest rate	4.65%
Expected life (in years)	5
Dividend yield	—

The weighted-average deemed fair market value of an option granted during 2002 was $0.36.

The Company accounts for stock awards issued to nonemployees in accordance with the provisions of FAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Under FAS 123 and EITF 96-18, stock awards to nonemployees are accounted for at their fair value using the Black-Scholes method. The fair value of options granted to nonemployees is periodically remeasured as the underlying options vest.

Advertising Expenses

The Company expenses advertising costs in the period in which they are incurred. For the year ended December 31, 2002, advertising expenses totaled approximately $5,000.

Comprehensive Income

Comprehensive income generally represents all changes in net capital deficiency except those resulting from investments or contributions by shareholders. To date, the Company’s comprehensive income has equaled its net income.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Reclassifications

Certain prior-period amounts have been reclassified to conform to the current-period presentation.

Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue 00-21, Accounting for Multiple Element Revenue Arrangements, addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. The final consensus will be applicable to agreements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The Company is evaluating the impact of this consensus on its financial position and operating results.

In November 2002, the FASB issued Interpretation No. 45 (or “FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The disclosure requirements are effective for interim periods or fiscal years ending after December 15, 2002, and have been adopted. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company is evaluating the impact of this interpretation on the Company’s financial position and operating results.

In December 2002, the FASB issued FAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“FAS 148”). This statement amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. While FAS 148 does not amend FAS 123 to require companies to account for employee stock options using the fair-value method, the disclosure provisions of FAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair-value method of FAS 123 or the intrinsic-value method of APB 25. Since the Company accounts for stock-based compensation under APB 25 and has no current plans to switch to FAS 123, the impact of FAS 148 will be limited to the reporting of the effects on net income (loss) if the Company accounted for stock-based compensation under FAS 123. FAS 148 is effective for fiscal years ending after December 15, 2002, and the disclosure provisions have been reflected in these financial statements.

2.    Commitments

Operating Lease

The Company leases its office space under an operating lease that expired in January 2003. Rent expense under this operating lease amounted to approximately $157,000 during 2002 and was recognized on a straight-line basis over the term of the lease. The Company entered into another operating lease for a new facility in December 2002 that began in February 2003 and expires in May 2006.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Capitalized Leases

The Company leases certain equipment, which is accounted for as capital leases. The gross assets under capital lease at December 31, 2002, were $114,000, with accumulated depreciation of $21,000. The Company has recorded $12,000 of depreciation expense for leased assets during 2002, which is included in the accompanying statement of operations.

Future minimum lease payments as of December 31, 2002, under capital and noncancelable operating leases are as follows (in thousands):

	Capital Leases	Operating Lease
2003	$38	$256
2004	43	281
2005	26	286
2006	—	121

Total minimum payments required	107	$944

Less amounts representing interest	19

Minimum future payments of principal	88
Current portion	28

Noncurrent portion	$60

3.    Property and Equipment

Property and equipment consist of the following (in thousands):

December 31, 2002
Computers and equipment	$1,049
Computer software for internal use	567
Furniture and fixtures	24
Leasehold improvements	15

1,655
Accumulated depreciation and amortization	(1,129)

Property and equipment, net	$526

4.    Redeemable Convertible Preferred Stock

In August 2000, the Company issued 1,976,756 shares of Series B redeemable convertible preferred stock (the “Series B shares”) for $2.76 per share and net proceeds of approximately $5.4 million. The declaration of dividends rests in the sole discretion of the Company’s Board of Directors. The right to dividends is not cumulative. Each Series B share has a liquidation preference of $2.76 per share. Each Series B share may be converted at any time, at the holder’s option, into a share of common stock at a conversion price of $2.76 per share. Such shares shall automatically convert into common stock immediately prior to the closing of an underwritten public offering, as defined. The holders of the Series B shares are entitled to vote on all matters and

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

are entitled to the number of votes equal to the number of full common shares into which such holders’ series of preferred shares could be converted. The Series B shares are redeemable at the option of at least 20% of the holders if a qualified initial public offering, as defined, has not occurred five years subsequent to the Series B purchase date. Each Series B share is redeemable at a redemption price equal to the original Series B issue price plus any declared and unpaid dividends.

5.    Net Capital Deficiency

Convertible Preferred Stock

In May 2000, the Company issued 500,000, 100,000, and 205,000 shares of Series A-l, A-2, and A-3 convertible preferred stock, respectively (collectively, the “Series A shares”) in exchange for 1,610,000 shares of common stock representing a 1-for-2 ratio. The value of each Series A share is equal to the price originally paid for the share of common stock for which it was exchanged. The price per share was $1.00, $1.25, and $2.00 for a Series A-l, A-2, and A-3 share, respectively. The declaration of dividends rests in the sole discretion of the Company’s Board of Directors, and the right to dividends is not cumulative. Each Series A share has a liquidation preference equal to the original issue price per share, as defined above, plus any declared and unpaid dividends. Each Series A share may be converted at any time, at the holder’s option, into a share of common stock at a conversion price equal to the original issue price of the Series A share. Such shares shall automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, as defined. The holders of the Series A shares are entitled to vote on all matters and are entitled to the number of votes equal to the number of full common shares into which such holders’ Series of preferred shares could be converted.

Founders Stock

Concurrent with the issuance of the Series B shares, the Company entered into Stock Restriction Agreements with the two founders of the Company. Pursuant to the terms of these agreements, all 10,200,000 common shares owned by the founders of the Company became restricted and subject to a right of repurchase by the Company at a per share amount equal to the original per share issuance price applicable to each share being repurchased. Such right of repurchase shall be exercisable only during the 60-day period following the date of the shareholder’s termination. This right of repurchase shall lapse, with respect to the shares, over 48 equal monthly installments measured from January 1, 1999. The Company’s management determined that at December 31, 2000, the Stock Restriction Agreements were compensatory. As of the date of execution of the Stock Restriction Agreements, 6,162,500 shares of common stock with a value of $2.3 million were subject to repurchase upon termination of the shareholders. Accordingly, the Company recorded deferred stock compensation in this amount, which was amortized to stock compensation expense, as the repurchase right lapses. Amortization for the year ended December 31, 2002, resulted in stock compensation charges of $956,000. As of December 31, 2002, no shares were subject to the restriction.

Additionally, on August 7, 2000, the Company and the purchasers of the Series B shares (the “Investors”) entered into Right of First Refusal and Co-sale Agreements (the “Agreements”) with the two founders of the Company. The Agreements state that should the founders propose to sell to a third party any shares held by them, the Company will have the first right to purchase such shares at the price and on the terms offered by the third party. If the Company does not exercise such right within the specified period of time, then the Investors will have the right to purchase all or a portion of such shares at the same price and terms offered by the third party. Should neither the Company nor the Investors purchase all the shares through their right of first refusal, then each Investor shall have the right to participate in the proposed sale (the “Co-Sale”). The Investor may sell up to

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

that number of common and/or preferred shares equal to the product of the number of shares under the Co-Sale agreement and the Investor’s proportionate share of equity holdings. The rights under these Agreements expire on the earlier to occur of (i) the point in time at which the Investor no longer owns shares of the Company, (ii) the closing of a public offering, as defined, (iii) a sale of a majority of the Company shares, as defined, or (iv) 15 years.

1999 Stock Plan

Under the Company’s 1999 Stock Option/Stock Issuance Plan (the “1999 Stock Plan”), incentive stock options and nonqualified options, as well as other stock-based awards, may be granted to employees, directors, and consultants. All awards have a maximum term of 10 years. Options are granted at exercise prices that approximated the fair value of the common stock and generally vest over four years or as specifically defined by the stock option agreement. All options granted through December 31, 2002, are immediately exercisable into restricted shares of common stock. Any shares issued upon the exercise of options are subject to a right of repurchase by the Company at the original exercise price, which right generally lapses over a four-year period. As of December 31, 2002, none of the options granted, subject to this repurchase right, had been exercised.

The following table summarizes the activity under the Company’s 1999 Stock Plan (shares in thousands):

	Shares Available for Grant	Options Outstanding
		Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2001	3,180	2,820	$0.25
Options granted	(1,423)	1,423	$0.38
Options canceled	597	(597)	$0.35

Balance at December 31, 2002	2,354	3,646	$0.28

The following table summarizes additional information regarding outstanding and exercisable options as of December 31, 2002 (shares in thousands):

Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life
		(In years)
$0.15	1,706	7.44
$0.38	1,940	9.08

	3,646	8.83

Stock-Based Compensation

In 2002, the Company recorded deferred stock-based compensation cost totaling $460,000 in connection with stock option grants to employees. These amounts are being amortized over the vesting period of the related options using the straight-line vesting method. The amount represents the difference between the exercise price and the reassessed value for accounting purposes of the Company’s common stock on the date the stock options were granted. Amortization of deferred stock-based compensation totaled $47,000 during 2002.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Options Granted to Nonemployees

The Company has granted options to nonemployees in exchange for services. These options have a vesting period of 36 months. The Company granted options under the 1999 Stock Plan to nonemployees to purchase 60,000 shares of common stock in 2001. No options were granted to nonemployees during 2002. The Company determined the value of the options granted to nonemployees using the Black-Scholes option pricing model using the following assumptions: 131% volatility, no dividends, risk-free interest rate of 3.83%, and an expected life of 10 years. For the year ended December 31, 2002, the Company recognized approximately $26,000 of stock-based compensation expense related to the fair value of options granted to nonemployees.

Warrants

In January 2001, the Company issued fully vested nonforfeitable warrants to purchase 36,142 shares of common stock at a purchase price of $0.38 per share in connection with recruitment fees. The Company determined the value of the warrants at the date of grant using the Black-Scholes option pricing model to be approximately $11,000 using the following assumptions: 119% volatility, 0% dividend yield, risk-free interest rate of 4.88%, and a contractual life of five years. The entire fair value of the warrants was expensed as stock-based compensation within general and administrative expenses during 2001, as it related to past services rendered. As of December 31, 2002, the warrants remain outstanding and unexercised.

In 2000, in conjunction with a convertible financing arrangement, the Company issued fully vested nonforfeitable warrants to purchase 12,655 shares of Series A-3 convertible preferred stock at a purchase price of $2.00 per share. These warrants, with a contractual life of three years, remain outstanding and unexercised at December 31, 2002. The Company determined the value of the warrants using the Black-Scholes option pricing model to be approximately $18,000 using the following assumptions: 116% volatility, no dividends, risk-free interest rate of 5.13%, and an expected life of three years.

Reserved Shares

Common stock reserved for future issuance was as follows at December 31, 2002 (in thousands):

Warrants	49
1999 Stock Plan	6,000
Conversion of preferred stock	2,781

Total common stock reserved for future issuance	8,830

6.    401(k) Plan

The Company has a 401(k) Savings Plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 15% of their eligible compensation, subject to certain limitations. The Company did not make any contributions for 2002.

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

7.    Income Taxes

The provision for income taxes consisted of the following (in thousands):

Year Ended December 31, 2002
Current:
Federal	$—
State	25

Total	25
Deferred:
Federal	—
State	—

Total	—

Provision for income taxes	$25

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows (in thousands):

Year Ended December 31, 2002
Expected provision at federal statutory rate	$24
State taxes, net of federal benefit	25
Stock-based compensation expense	325
Valuation allowance	(351)
Other individually immaterial items	2

Provision for income taxes	$25

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

December 31, 2002
Deferred tax assets:
Net operating loss carryforwards	$1,277
Research and development credit carryforwards	83
Deferred compensation	37
State taxes	9
Accruals and reserves not currently deductible	30
Depreciation	14

Total deferred tax assets	1,450
Valuation allowance	(1,450)

Net deferred tax assets	$—

Applied Semantics, Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2002

The net valuation allowance decreased by approximately $503,000 during the year ended December 31, 2002.

As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $3.0 million and $4.1 million, respectively. The Company also had federal research and development credit carryforwards of approximately $83,000. The net operating loss and credit carryforwards will begin to expire in 2020 if not utilized.

Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

8.    Subsequent Event

In April 2003, all of the outstanding shares of the Company were purchased by Google Inc. (“Google”). The Company was acquired for approximately 1.2 million shares of Google common stock and $41.5 million in cash.

Applied Semantics Inc.

INDEX TO CONDENSED FINANCIAL STATEMENTS

Three Months ended March 31, 2003 (Unaudited)

Applied Semantics, Inc.

BALANCE SHEET

(In thousands, except per share data)

As of March 31, 2003
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,861
Accounts receivable, net of allowance of $11	2,933
Prepaid expenses and other current assets	72

Total current assets	4,866

Property and equipment, net	517
Other assets	23

Total assets	$5,406

Liabilities, redeemable convertible preferred stock, and net capital deficiency
Current liabilities:
Accounts payable	$804
Accrued revenue share	82
Accrued commissions	107
Other accrued expenses	206
Deferred revenue	178
Income taxes payable	157
Current portion of equipment leases	34

Total current liabilities	1,568

Noncurrent portion of equipment leases	92

Commitments

Series B redeemable convertible preferred stock, par value $0.001 (liquidation preference of $5,453); 2,536 shares authorized; 1,976 issued and outstanding	5,394

Net capital deficiency:
Undesignated preferred stock, par value $0.001; 6,504 authorized; none outstanding
Series A-1 convertible preferred stock, par value $0.001; 500 shares authorized, issued, and outstanding (liquidation preference of $500)	500
Series A-2 convertible preferred stock, par value $0.001; 100 shares authorized, issued, and outstanding (liquidation preference of $125)	125
Series A-3 convertible preferred stock, par value $0.001; 360 shares authorized; 205 issued, and outstanding (liquidation preference of $410)	410
Common stock, par value $0.001; 40,000 shares authorized; 10,202 shares issued and outstanding	2,945
Deferred stock-based compensation	(384)
Accumulated deficit	(5,244)

Total net capital deficiency	(1,648)

Total liabilities, redeemable convertible preferred stock, and net capital deficiency	$5,406

See accompanying notes.

Applied Semantics, Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended
	March 31, 2002	March 31, 2003
	(unaudited)
Net revenues	$818	$2,228

Costs and expenses:
Cost of revenues	130	180
Research and development expenses	423	419
Selling and marketing expense	300	426
General and administrative expenses(1)	454	533

Total costs and expenses	1,307	1,558

Income (loss) from operations	(489)	670

Interest income	2	3
Interest expense and other	—	(12)

Income (loss) before income taxes	(487)	661
Provision for income taxes	—	157

Net income (loss)	$(487)	$504

(1)	Includes stock-based compensation expense of $239 and $29, consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to nonemployees for services rendered.

See accompanying notes.

Applied Semantics, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31, 2002	March 31, 2003
	(unaudited)
Operating Activities
Net income (loss)	$(487)	$504
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	120	129
Loss on disposal of property and equipment		12
Stock-based compensation	239	29
Changes in assets and liabilities:
Accounts receivable	(292)	726
Prepaid expenses and other current assets	(5)	2
Accounts payable	(221)	768
Accrued revenue share	199	(2,196)
Other accrued expenses	11	(27)
Deferred revenue	159	(68)
Income taxes payable	—	132

Net cash provided by (used in) operating activities	(277)	11

Investing activities
Purchases of property and equipment	(46)	(132)
Decrease in other assets	—	(17)

Net cash used in investing activities	(46)	(149)

Financing activities
Payments of principal on equipment leases	(1)	(9)
Financing of equipment under capital lease	23	47
Proceeds from exercises of stock options	—	8

Net cash provided by financing activities	22	46

Net decrease in cash and cash equivalents	(301)	(92)
Cash and cash equivalents at beginning of period	832	1,953

Cash and cash equivalents at end of period	$531	$1,861

See accompanying notes.

Applied Semantics, Inc.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.    The Company and Basis of Presentation

Applied Semantics, Inc. (the “Company”), a California corporation, formerly known as Oingo, Inc., is a developer and provider of software technology solutions that enable businesses, their customers, and their employees to create value by better organizing, managing, and retrieving unstructured information in enterprise, Web-enabled, and e-commerce environments. The Company’s solutions are based on its CIRCA Technology, which understands, organizes, and extracts knowledge from unstructured content in a way that mimics human thought and language, allowing for more effective information retrieval. Focusing on specific markets, the Company has introduced products through each of its business units: Naming Solutions (DomainAppraise, DomainPark, DomainSense, Error Page Assistant) and Enterprise Solutions (Auto-Categorizer, Metadata Creator, and Page Summarizer).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with our audited financial statements and notes for the year ended December 31, 2002.

NOTE 2.    Commitments

Operating Leases

The Company leases its office lease under an operating lease that expired in January 2003. The Company entered into another operating lease for a new facility in December 2002 that began in February 2003 and expires in May 2006.

Capital Leases

The Company leases certain equipment, which is accounted for as capital leases. The company entered into a capital lease in the current period. The gross assets under lease at March 31, 2003, were $159,000, with accumulated depreciation of $29,000. The Company has recorded $9,000 of depreciation expense for leased assets during the first quarter 2003, which is included in the accompanying statement of operations.

NOTE 3.    Subsequent Events

In April 2003, all of the outstanding shares of the Company were purchased by Google Inc. The Company was acquired for 1,191,497 shares of Google common stock and $41.5 million in cash.

In connection with the acquisition, the vesting of stock options for certain employees of the Company was accelerated by Google. The stock-based compensation charge related to the acceleration of vesting was included in the total purchase price of the Company by Google.

Applied Semantics, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

The following unaudited pro forma combined condensed consolidated statement of income has been prepared to give effect to the acquisition of Applied Semantics, Inc. (ASI) by Google Inc. (Google) using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated statement of income. This unaudited pro forma statement of income was prepared as if the acquisition had been completed at January 1, 2003 by combining the respective historical statements of income for both Google and ASI.

The unaudited pro forma combined condensed consolidated statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisition occurred on January 1, 2003, nor are they necessarily indicative of future results of operations. The pro forma combined condensed consolidated statement of income includes pro forma adjustments. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The acquisition was accounted for under the purchase method of accounting. The allocation of the purchase price was based upon the estimated fair value of the acquired assets and liabilities in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations.

Applied Semantics, Inc.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

	Year Ended December 31, 2003 (in thousands, except per share amounts)
	Google	ASI(1)	Pro forma Adjustments		Pro forma Combined
Net revenues	$1,465,934	$2,819	$—		$1,468,753
Costs and expenses:
Cost of revenues	625,854	227	1,722	(b)	627,803
Research and development	91,228	526			91,754
Sales and marketing	120,328	577	628	(b)	121,533
General and administrative	56,699	1,065			57,764
Stock-based compensation(2)	229,361	29	203	(b)	229,593

Total costs and expenses	1,123,470	2,424	2,553		1,128,447

Income from operations	342,464	395	(2,553)		340,306
Interest income, expense and other, net	4,190	(9)	(141)	(a)	4,040

Income before income taxes	346,654	386	(2,694)		344,346
Provision for income taxes	241,006	154	(1,886)	(c)	239,274

Net income	$105,648	$232	$(808)		$105,072

Income per share—basic	$0.77				$0.76
Income per share—diluted	$0.41				$0.41
Shares used in per share calculation—basic	137,697				138,153
Shares used in per share calculation—diluted	256,638				257,225

(1)    The ASI statement of income data is for the period from January 1, 2003 through April 23, 2003, the date of the acquisition.

(2)    Stock-based compensation, consisting of amortization of deferred stock-based compensation and the fair value of options and warrants issued to non-employees for services rendered, is allocated as follows:

	Google	ASI	Pro forma Adjustments		Pro forma Combined
Cost of revenues	$8,557	$—	$16		$8,573
Research and development	138,377	—	23		138,401
Sales and marketing	44,607	—	104		44,711
General and administrative	37,820	29	60		37,908

	$229,361	$29	$203		$229,593

Pro Forma Adjustments

a)	To reflect decrease in interest income resulting from cash payment of $41.5 million for the acquisition.

b)	To eliminate the amortization of ASI historical deferred compensation and reflect amortization of the amortizable intangible assets and deferred compensation resulting from the acquisition. The weighted average life of amortizable intangible assets approximates 3 years and the remaining vesting period of unvested employee stock options ranges from three to 47 months.

c)	To adjust the provision for taxes to reflect the impact of ASI’s net income and the pro forma adjustments. The pro forma adjustment for income taxes was determined based upon the effective tax rate.

Applied Semantics, Inc.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

1.    Basis of Pro Forma Presentation

The unaudited pro forma combined condensed statement of income of Google and ASI for the year ended December 31, 2003 is presented as if the transaction had been consummated on January 1, 2003. The unaudited pro forma combined condensed statement of income for the twelve months ended December 31, 2003 combines the results of operations of Google and ASI for the fiscal year ended December 31, 2003.

The total purchase price was $102.4 million. The fair value of Google stock options to be issued was determined using the Black-Scholes option-pricing model. For the unvested options assumed, the intrinsic value was recorded as unearned stock-based compensation and will be amortized as compensation expense on an accelerated basis over the related vesting periods of one to forty-seven months contingent upon each stockholder’s continued employment with the Company. The total purchase price of the ASI acquisition is as follows (in thousands):

Cash consideration (including $350K of merger related costs)	$41,451
Fair value of Google common stock issued	47,383
Fair value of options issued to purchase Google common stock	13,603

Aggregate purchase price	$102,437

The total purchase price is allocated to ASI’s net tangible and intangible assets based upon their estimated fair value at the merger date. The purchase price allocation is as follows (in thousands):

Goodwill	$84,192
Identified intangible assets	20,700
Deferred stock-based compensation	1,933
Net tangible assets	3,612
Deferred tax liabilities	(8,000)

Aggregate purchase price	$102,437

$84.2 million has been allocated to Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Asset”, goodwill will not be amortized and will be tested for impairment at least annually.

Identified intangible assets acquired were valued using assistance from an appraiser. Identified intangible assets are comprised of the following (in thousands):

	Fair Value	Estimated Useful Life
Developed Technology	$16,600	3 years
Customer contracts	$3,700	2 years
Trademark	$200	3 years
Non-compete agreement	$200	2 years

2.    Pro Forma Combined Net Income Per Share

Shares used to calculate unaudited pro forma net income per basic share were adjusted to reflect 1,825,226 shares issued in exchange for the outstanding ASI shares to Google’s weighted average shares outstanding. Shares used to calculate unaudited pro forma net income per diluted share were adjusted to reflect 1,825,226 shares and 493,959 options (using the treasury stock method) issued as part of the acquisition.

Appendix A

Voice: Thanks for your interest in Google. You should view this presentation together with the more detailed information included elsewhere in the prospectus. An investment in Google involves significant risks. We’re not just saying that. There are many risk factors listed in the prospectus. You should review them carefully before going any further.

Thanks for your interest in Google You should view this presentation together with the more detailed information included elsewhere in the Prospectus.An investment in Google involves significant risks. Were not just saying that. There are many risk factors listed in the prospectus. You should review them carefully before going any further.

Voice: Note from our lawyers. The following presentation contains certain forward-looking statements regarding the Company’s long-term strategy and growth prospects as well as the projected growth of the Internet advertising market, drivers of the Company’s business and its competitive position which are subject to risks and uncertainties.

Note from our Lawyers The following presentation contains certain forward-looking statements regarding the Company's long term strategy and growth prospects as well as the projected growth of the Internet advertising market, drivers of the Company's business and its competitive position which are subject to risks and uncertainties.

Voice: These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our prospectus, including but not limited to the significant competition we face in web search and keyword-targeted Internet advertising markets and from traditional media companies, our expectation that our future revenue growth rate will decline and that there will be downward pressure on our operating margin, our ability to successfully innovate and provide new products and services to our users, advertisers and Google Network members.

Note from our Lawyers, Continued These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the "Risk Factors" section of our Prospectus, including but not limited to the significant competition we face in web search and keyword-targeted Internet advertising markets and from traditional media companies, our expectation that our future revenue growth rate will decline and that there will be downward pressure on our operating margin, our ability to successfully innovate and provide new products and services to our users, advertisers and Google Network members.

Voice: In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances in the presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Note from our Lawyers, Continued In light of these risk, uncertainties and assumptions, the forward-looking events and circumstances in the presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Meet the Management

Eric: Well, hello and welcome. My name is Eric Schmidt and I am the CEO of Google. We’re delighted to have you be part of this presentation. In a few minutes, you will be hearing from Larry Page and Sergey Brin, our founders, and George Reyes, our Chief Financial Officer, on important aspects of our business.

Eric Schmidt Chief Executive Officer

Sergey: Hello, I’m Sergey Brin. I’m one of the founders of Google and also currently the President of Technology.

Larry: I’m Larry Page, co-founder and President of Google, and I’m delighted to have this opportunity to communicate with our potential shareholders.

Larry Page & Sergey Brin Founders and Presidents

Voice: Why run an auction for the Google IPO?

Larry: As we embarked on the process of going public we started to look at the ways in which people actually do the offering. And one thing we’re interested in is making the process more democratic; making our shares available to more investors and to do that in sort of a rational way that would work. And this led us naturally to pursue an auction-based IPO which, although unusual in the United States, has been used in other countries more. And, it’s something that we’re hopeful that will work well and will serve both the Company and the investor, as well.

Why Run an Auction for the Google IPO?

Voice: Why have you chosen a dual-class structure?

Sergey: While this kind of dual class structure is somewhat unusual in technology, it’s not at all unusual in the media industry and in fact the Washington Post and The New York Times; their parent companies both have such dual class structures. Also, there are other prestigious companies in other spaces, such as Berkshire-Hathaway, that also have this structure. The reason that companies put in place these kinds of dual class structures is to preserve their core values, their editorial integrity, any kind of corporate culture they want to preserve for the long term and want to insulate against short term market forces which may sway them one way or the other. And in this way, we are trying to preserve what we think is important about Google. We never want, for example, there to be a short term revenue or profit opportunity that makes us do something that we feel compromises the integrity of our website or of our company. And by having this dual class structure, we feel that it’s much less likely that something like that would happen.

Why Have You Chosen a Dual-Class Structure?

Voice: What is Google’s mission?

The Company's Mission

Larry: Google’s mission is to organize the world’s information and make it universally accessible and useful. When we started Google in 1998 out of Stanford University, we searched about 30 million  web pages. And at the time that was pretty competitive. That was about as big as most search engines, not quite as big as the biggest, but we soon overcame those. Now we’re searching many billions of web pages, so over a hundred times bigger, and Google works well. You can find a lot of things you’re interested in using Google, but we hope to make it much, much better over time, and to really understand the query that you type, to really understand all the information that’s available, and while there’s a lot of information on the web, not all the information in the world is currently on the web, and so making more information available, understanding it better, understanding what you want better, are all important goals for us, and things that we think we can make a lot of progress on using technology and things that will really matter to people. You’ll have an easier time finding the information you’re interested in. There might be important medical or financial decisions or other things that you do.

Googles Mission To organize the worldsinformation and make it universallyaccessible and useful

Voice: We’ve heard from Larry now. How would you characterize Google’s mission? What is the Company trying to accomplish?

Sergey: I think today the technology world, and Google as a part of it, stands on the place of great opportunity. I think the Internet is just the beginning of the kinds of ways that we can use technologies to affect peoples’ everyday lives. And we want to encourage people at Google to really look at problems that really matter. Google, I think, really matters today because information really matters to people. Sometimes people have something related to their health or something related to their family, their career, their education. These are the kinds of information people search for on Google and it can affect them. We want to make sure that the problems we focus on and the products we develop or products that we try to develop will always have a large effect on a large number of people and will ultimately, leave a lasting legacy for the products we’ve developed.

Googles Mission What is the Company trying to accomplish?

Voice: What are some of the implications of that mission and those goals? How do they affect how you run the business?

Larry: With Google’s long term focus, we do expect that we’re going to take on a number of projects which, while we hope succeed, some of them will not, and they’ll use up some short term capital. So as investors I think that you should request of us that we take that long term view, that we’re willing to make investments and we might have a little bit more fluctuation in our results than other companies. But we actually believe that’s the right way to optimize for the long term, and we’ll have the fortitude to do that and we do request that of our investors as well.

Googles Mission What are some of the implications of that mission and those goals? How do they affect how you run the business?

Voice: You’ve talked about loftier goals for the Company. Could you talk more specifically about how you aim to have an even broader impact?

Sergey: I believe that a successful corporation has a responsibility that’s greater than simply growing itself as large as it can be. I believe large, successful corporations, have a number of resources and have an obligation to apply some of those resources to at least try to solve or ameliorate a number of the world’s problems and ultimately to make the world a better place. The small way in which Google’s doing this right now is through the Google Grants program, and this is a program we have that provides non-profits advertising credits in the Google ad system. We have close to 300 charities participating right now in areas ranging from the environment to poverty to education really across the board and affecting issues around the world. Now that’s just really the tip of the iceberg of what I hope Google can accomplish. The next step will be the establishment of the Google Foundation. And we’re working to put that together and to create a structure that we will initially endow with, in some way, with a value of roughly 1% of Google’s equity, and we plan to continue to contribute to it with a small percentage of profits and also a way for our employees to spend time at the Google Foundation. I hope eventually that this can develop into a substantial organization that really produces a great outcome for the people of the world.

Google and the Community

Eric: Thank you Larry and Sergey. As many of you know, Google was founded at Stanford—literally in Larry’s dorm room. Larry and Sergey went out and bought dozens of servers and terabytes of storage and used that to create a service that is now used by millions of people. The principles that they established at the very beginning drive the company today and still affect the way we make our decisions.

The BeginningBorn at Stanford, raised in a garage (c) Stanford University 1995: Google A research project at Stanford University

Google is organized around three important constituencies:

The first and by far the most important is our users. We spend hours and hours everyday trying to think of things that will make our products and services even more useful to our users. We focus on helping them more easily and efficiently solve problems, gather information and communicate more clearly.

We also serve advertisers. Through Google AdWords, advertisers are able to deliver relevant ads cost-effectively to Internet users.

The businesses these advertisers are building with Google, as a result of effective targeting, are changing the way advertising works and the way advertisers approach their markets.

For example, we don’t help advertisers find 24 to 36 year old males. Instead, we help them find consumers interested in purchasing flat panel televisions.

These advertisers pay us only when a user clicks on one of their ads.

Now, the third very important group we serve includes the growing collection of independent third-party web sites or publishers.

We have not created the content on these sites. Rather, we simply provide a mechanism by which the publishers can offer their viewers access to our search technology or can display targeted advertisements from our global network of advertisers.

It is this unique mix of users, advertisers and web sites that drives our business.

Google products connect users, advertisers, and web sites Relevant and useful informationEase of useAccess from anywhereObjectivityGlobal audience of interested buyersMeasurable return on investmentPrecise campaign controlInternational support and expertiseBetter user experienceIncreased traffic Revenue opportunitiesAccess to global network of advertisers

Google is organized around the simple screen that you see before you. This very simple user interface has made a big difference in the way people think about how to access information through computers.

We believe that the more powerful technology becomes, the easier it should be to use.

The service attempts to figure out exactly what you’re looking for. If we don’t get it right the first time, maybe we’ll get it the second or third time. Our goal is to get it right every time.

Using our technology, as well as what we have learned and continue to learn about operating these very large data centers, we strive to make the search experience even better.

Value to UsersFast, accurate and easy to use

What Google does is more than just “search” in the sense of that simple interface.

As you can see, we do websearch but we also do image search. In fact, we have many new products and services in our portfolio, and we expect to continue to introduce more over time.

Each product or service reflects our effort to address a new opportunity with respect to the growth of the Internet and the availability of information around us.

One of the things that we believe at Google is that the Internet is in its infancy in terms of how information will be developed, analyzed and made useful.

In fact, the goal of the Company is to organize all of the world’s information, whether it’s images (of which we have 880 million searchable images today); or information on web sites, where we have the largest index; or, other content - like local information or e-mail messages, like Gmail.

We develop and improve new products with many rounds of testing. Some of them start off working better than others.

We strive to continuously improve them or replace them with something even better as we learn more, and the technology just gets better and better.

Value to UsersGoogle connects users to many kinds of information WebSearch Google Image Search Google News Froogle Google Groups Google Catalogs Google Local Google Toolbar Google Wireless Gmail Orkut Blogger

As you can see, the Company is the clear leader in search. The data you see is from Media Metrix by the way. We’re very proud of these results. Still, we know that it’s a very competitive market and that we have to work hard if we hope to maintain that lead, but that is our goal. We work very hard with new algorithms and new approaches to make our results better and better, and more relevant to the world.

Value to UsersConsistently #1 in search Worlds largest online index of web sites more than 4 billion web pages Leading Internet Search Destinations Total Audience Minutes per Month (MM) Source: ComScore MediaMetrix, June 2004

Now, why would advertisers be so interested in this area? Why would it be such a big deal?

If you take a look at this slide, you will see that the relative industry growth trends for the Internet versus other media.

As you can see, in the U.S. today, the Internet is the fastest growing medium for advertisers. This data shows a 102% projected growth rate between 2000 and 2007 in consumer usage of the Internet compared with single digit growth or declines in most media types. Not surprisingly, in addition to Google, there are a number of other companies that recognize that this is a big opportunity for advertisers.

Now let me explain to you a little bit about how our advertising actually works.

Value to AdvertisersThe Internet is where the growth is Notes:1. Change in media consumption by U.S. consumers2. Data for 2000-2007 as a % increase/(decrease) in absolute termsSource:Veronis Suhler Stevenson Communications Industry Forecast (2003) Internet +101.9%, Radio +16.2%, TV +8.8%, Newspapers (6.7)%, Magazines (11.9)%

Here is the typical Google search results page. You can see that this relevant and cost-effective online advertising makes a difference. On the left, you see the results of a search. On the right, you can see the targeted and associated ads.

Now, unlike the earlier Internet advertising efforts, we didn’t just show any ad along with the search. We used special technology invented by Google, to take a search term and figure out which ads were most likely to be relevant. Whereas people tend to ignore untargeted ads, we found that people actually like these ads because they provide additional, relevant information.

In addition to providing general information about a search topic, our ads also display information on how to learn more about or purchase the product. This extra information works well for both the user and the advertiser. That’s really the secret of why the model has worked so well for us. We found a way to make advertising useful, not annoying.

Now, how do we choose which ads to run where? Well, we run auctions to gauge how interested each advertiser is in each search term. Advertisers bid for keywords and then we determine the order of the ads on the right based on the advertisers’ willingness to pay and users’ demonstrated interest in clicking on those ads.

Now, we’re very careful at Google to maintain a separation between the left and the right, of course. On the left, nothing involving money or Google’s policies or outside pressure influences those rankings. Rankings are done by the computers based on what the world thinks is most relevant. On the right – or on the advertising side – the answers are very much influenced by how much the advertisers are willing to pay.

That separation is not very different from what you’d see say in a newspaper where the writers write and submit their stories, but the advertisers can advertise right next to that content and the newspapers get paid for it. It’s the same division, but now it’s much more targeted on the Internet.

That’s how our business works on Google and the other sites that we control.

However, we also have other businesses.

Value to AdvertisersRelevant, cost-effective online advertising Search Term AdWords Ads Search Results

We also offer a service known as AdSense for search.

AdSense makes targeted advertising available not just to Google, but also to other important companies like AOL and Ask Jeeves, and hundreds of other partners.

This Google network of AdSense partners is an important part of our business success as it helps us to help our advertisers reach an ever wider audience.

Yet another option we offer the members of the Google network is a service called AdSense for content, which you see pictured on the right.

With this product, we try to provide financial incentives to make it easier for people to publish content. It’s not free to put up just a web site and keep it up to date.

By running AdSense for Content on their sites, these publishers can use ads from the Google network of advertisers to generate revenue and offset some of their operating costs that they have.

We partner with them to run targeted ads on their sites, and thanks to our ‘revenue sharing’ program, both of us generate revenue in a new way.

George will talk to you more about this, but we share the revenue from these ads with the publishers.

We hope this program will enable the publishing of additional web content that would not have otherwise been available on the Internet and we’re very excited about the growth there.

Value to AdvertisersRelevant, cost-effective online advertising Search Term AdWords Ads Search Results

Sustaining the Success Technology and Innovation Scale Our Brand Our Culture

So, how does Google do it and, more importantly for investors, how will Google sustain its edge?

We rely on four important elements of the business to keep us ahead.

For starters, this company is first and foremost a technology company. We’re organized around the inventions and capabilities of these new platforms that are becoming available by virtue of inexpensive personal computers, new software technologies, new algorithms, new approaches to understanding information. Our technology is our first proprietary competitive advantage.

Second is how we have learned to use that technology. This is a very large operation. We have not only invested in the technology, but we’ve also learned how to make these technologies scale. As you have seen elsewhere in the prospectus, we spend a tremendous amount of money on hardware that goes into the data centers where we run our business. Coordinating the machines, in multiple locations, to run our many ad auctions for many advertisers while constantly answering search queries is very much a non-trivial exercise. In fact, we believe that the technology required is one of our most important proprietary advantages.

Third is our brand. We are so proud to have been named “Brand of the Year” two years running by Interbrand and we work very hard to make sure that the name Google is well-known and well thought of around the world.

Fourth, and truly important, is our culture. We want the very best people to want to work here. We offer them benefits from meals to on-site health care and laundry facilities to let them know how much we value their contributions and to keep them, frankly, from ever leaving the office. Our people are definitely one of our most important advantages and we rely on them to help us stay ahead of the pack.

Now as healthy as our business is today and as many advantages as we have, we believe it is important to you, the potential investor, to understand the significant risks we face as we work to grow our Company. I don’t have time to go through all of them here, but I strongly, strongly recommend that you read the risk factors section in this prospectus to get a full understanding of the challenges that lie ahead.

I want to make sure that you fully understand the risks of your investment before you make a decision to bid on Google shares, so please, please review them carefully.

And with that, I would like to turn the presentation over to our, on our financial performance, by introducing you to our Chief Financial Officer, George Reyes.

George: Thank you Eric and thanks to all of you for joining us today. I would like to take the next few minutes to talk to you about our business. Specifically, I want to address three topics with you: how Google makes money, how Google invests or spends the money it makes, and finally, I’d like to discuss our auction process with you. Hopefully, much of what you will hear today will be a refresher based upon what you have already read in the rest of our prospectus. If not, I encourage you to read this very important document. So, how does Google make money?

George Reyes Chief Financial Officer

What we see on this slide is a Google.com search results page. As users seek answers, their search queries return not only relevant search results but highly relevant and targeted ads as well. The search results appear on the left-hand side of the page. The highly-targeted and relevant ads appear on the right-hand side of the page. We make money each time a user clicks on an ad. Through the first half of 2004, Google.com represented roughly 48% of our total revenues. Now let’s look at how we make money for our network advertising members.

Value to AdvertisersRelevant, cost-effective online advertising Search Term AdWords Ads Search Results

We make money for our network advertising members in two ways: first, through our AdSense for search program, second, through our AdSense for content program. Let’s start first with AdSense for search. With our AdSense for search program, we are showing targeted and very relevant ads from our advertisers just below the search results of our network advertising member, in this case AOL. Each time a user clicks on an ad, we get paid and we share the majority of that revenue with our advertising network member. Let’s now look at AdSense for content. As you can see in this example, a user is reading an article on a website, in this case, PetPlace.com. AdSense for content focuses on serving targeted and relevant ads based upon the content that the user is reading. Similar to AdSense for search, we get paid each time a user clicks on an ad, and we share the majority of that revenue with our advertising network member. Our AdSense program has become our largest source of revenue, generating about 50% of our revenues through the first half of 2004, up from 24% in 2002. Let’s now look at how these advertising programs have driven our overall revenue growth.

Value to Web Sites AdSense Program AdSense for search AdSense for content

As you can see from this slide, Google has grown its revenue rapidly since 2001. The revenue growth has been primarily driven by Google.com and our AdSense business. Additionally, our international revenues have increased from 18% of revenue in 2001 to 31% of revenue through the first half of 2004. So, that is where the money comes from. Let’s now talk about how we invest or spend it. I’d like to spend a few moments talking about Google’s cost structure.

Strong Revenue Growth Revenues Domestic International 2001 $86, 2002 $440, 2003 $1,466, 2004 1H $1,352

What we see on this slide is Google’s cost structure: cost of revenues, operating expenses and stock-based compensation. Let’s start with cost of revenue, in blue. The largest components of our cost of revenue are traffic acquisitions costs, followed by operating expenses, in yellow, which really comprise the sales and marketing, R&D and G&A functions of the company. And lastly, stock-based compensation expense shown in grey, which represents a non-cash charge that reflects the difference between the exercise prices of the options granted to employees and the reassessed values of the underlying shares on the dates they were granted. The reassessed values of the shares were determined based on a number of factors, including input from advisors, our historical and forecasted operating results and cash flows, and comparisons to publicly held companies in the internet sector. To give you some context on the size of this charge, stock-based compensation increased from $22 million in 2002 to $229 million in 2003 and to $151 million in the first half of 2004. In addition to all of the expenses shown on this chart, we also pay a lot of income taxes due to our high levels of profitability and the fact that stock-based compensation is not deductible for tax purposes. Now, let’s look at the growth in our net income.

Operating costs as a % of revenues

As you can see from this chart, we have also been growing our net income each year. The apparent slowing in net income growth between 2002 and 2003 is caused by a $208 million increase in stock-based compensation, year over year, a non-cash charge. Similarly, the growth in net income for the first half of 2004 was reduced by $151 million for stock-based compensation charges. Before we wrap up, I would like to say a few words about our auction process.

Strong ProfitabilityAttractive business model with significant financial scale Net Income

First, you need an account with one of our underwriters. If you do bid, you will be asked to specify both the number of shares and the price per share you are willing to pay. You should read the sections in the prospectus linked to “Auction Process” and “How to Participate in our IPO” to understand how our auction will work. You should also understand that stocks can be volatile and Google’s stock could go down after the IPO. I hope this discussion has helped you to better understand our financial results. Now, I’d like to turn it back to Eric.

The auction process You will need an account with one of our underwriters in order to participate If you bid, you will be asked to specify both the number of shares and the price per share you are willing to pay You should read the sections in the prospectus titled Auction Process and How to Participate in the Auction for our IPO to understand how our auction will work. You should also understand that stocks can be volatile and Googles stock could go down after the IPO.

So, thank you very much George and to all of you who have spent some time getting to know our business better.

Just to summarize: our fundamental goal is to connect people to relevant information and conversely to connect that relevant information to the people who need it.

We believe that helping businesses grow through these connections, and making this all work seamlessly will make the world very much a better place.

And we love building the technology that capitalizes on the tremendous opportunity opened up to us by the Internet.

Thank you very, very much.

Google Inc.

Appendix B

Please see “Risk Factors—If our involvement in a September 2004 magazine article about Google were held to be in violation of the Securities Act of 1933, we could be required to repurchase securities sold in this offering. You should rely only on statements made in this prospectus in determining whether to purchase our shares” for certain information in the following article that has been modified or updated.

PLAYBOY INTERVIEW: GOOGLE GUYS

A candid conversation with America’s newest billionaires about their oddball company, how they tamed the web and why their motto is “Don’t be evil”

Just five years ago a googol was an obscure, unimaginable concept: the number one followed by 100 zeros. Now respelled and capitalized, Google is an essential part of online life. From American cities to remote Chinese villages, more than 65 million people use the Internet search engine each day. It helps them find everything from the arcane to the essential, and Google has become a verb, as in, “I Googled your name on the Internet and, uh, no thanks, I’m not interested in going out Friday night.”

In addition to being the gold standard of Internet search engines, Google is setting a new example for business. It’s difficult to imagine Enron or WorldCom with a creed similar to Google’s: “Don’t be evil,” a motto the company claims to take seriously.

This maxim was perhaps most apparent in May when the company announced it was going public. Google founders Sergey Brin and Larry Page explained their lofty ambitions. “Searching and organizing all the world’s information is an unusually important task that should be carried out by a company that is trustworthy and interested in the public good,” they wrote in an unprecedented letter to Wall Street. With the release of the letter, Newsweek reported, “The century’s most anticipated IPO was on, and the document, revealing the search giant’s financial details, business strategy and risk factors, instantly eclipsed Bob Woodward’s Iraq book as the most talked about tome in the nation.”

Page, 31, is the son of Carl Page, a pioneer in computer science and artificial intelligence at the University of Michigan. Larry was surrounded by computers when he was growing up and once built a programmable ink-jet printer out of Legos. Reticent but wide-eyed and reflective, he is Google’s clean-cut geek in chief, the brilliant engineer and mathematician who oversees the writing of the complex algorithms and computer programs behind the search engine. His partner, Brin, 30, is a native of Moscow, where his father was a math professor. As Jews, the Brins where discriminated against and taunted when they walked down the street. “I was worried that my children would face the same discrimination if we stayed there,” his father told Reuters. “Sometimes the love for one’s country is not mutual.” The family emigrated to the U.S. when Brin was six. A part-time trapeze artist. Brin is the company’s earnest and impassioned visionary—a quieter, nerdier Steve Jobs. Early on, when Google CEO Eric Schmidt was asked how the company determines what exactly is and is not evil, he answered, “Evil is whatever Sergey says is evil.”

Page and Brin met as graduate students at Stanford University. After years of analyzing the mathematics, the computer science and the psychological intricacies involved in searching for useful information on the ever-growing World Wide Web, they came up with the Google search engine in 1998. It was far superior to existing engines, and many companies, including Yahoo and MSN, licensed it. (Yahoo recently severed its ties with Google, introducing its own search engine. Bill Gates, who once admitted that “Google kicked our butts” on search-engine technology, has announced that Microsoft will launch its own search engine next year.) With its simple design and unobtrusive ads, Google has quickly become one of the most frequented websites on the Internet, and the company is one of the fastest growing in history. The financial press has estimated that after the initial public offering, Google will be valued at $30 billion, and Brin and Page, each of whom owns about 15 percent, will be worth more than $4 billion apiece.

The two are unlikely billionaires. They seem uninterested in the accoutrements of wealth. Both drive Priuses, Toyota’s hybrid gas-and-electric car. It is impossible to imagine them in Brioni suits. Brin often wears a T-shirt and shorts. Page usually dresses in nondescript short-sleeve collared shirts. Both rent modest apartments. Their only indulgences so far fall into the realm of technology, such as Brin’s Segway Human Transporter, which he occasionally rides around the Googleplex, the company’s Silicon Valley headquarters. (Page often scoots around on Rollerblades or rides a bike.) Page bought a digital communicator that employs voice-recognition technology to place phone calls. Both men are notorious workaholics, though The Wall Street Journal, which uncharacteristically did some sleuthing into their personal lives, reported that they have girlfriends. “Mr. Page has been dating an employee at Google, according to people close to the company,” the Journal reported. “Mr. Brin has started going out with the sister of a Google employee.”

Contributing Editor David Sheff met with the Google founders at the Googleplex. It is unlike most other offices, with free Odwalla juice, random toys, a pool table, a courtyard lined with scooters and bikes, and an on-site masseuse. In the company’s airy cafeteria, the former chef to the Grateful Dead prepares lunch. Sheff arrived at Google just before the company entered the quiet period prior to its IPO, but he found Brin and Page less interested in the billions of dollars on the horizon than in the day-to-day challenge of running a hugely successful company that provides a valuable service, does good in the world and is fun to work for.

“When I arrived, Brin was indeed having fun, playing a sweaty game of volleyball in an open-air plaza,” reports Sheff. “Dragged in shoeless from the court, he contemplated questions with great seriousness while occasionally stabbing at a salad. Throughout our conversation, he and Page, who wore shoes, rarely sat down. Instead they stood up, leaned on their chair backs, climbed on their chairs and wandered about the windowed conference room. It’s apparently impossible to sit still when you’re engaged in changing the world.”

PLAYBOY: Google has emerged as one of the most watched companies in the world. Since deciding to go public, have you worried that Google could become less fun because of quarterly reports and the scrutiny of thousands of investors?

PAGE: I worry, but I’ve worried all along. I worried as we got bigger and there were new pressures on the company. It wasn’t so long ago that we were all on one floor. Then we moved to a new, larger office building and were on two floors. We added salespeople. Each change was huge and happened over a very short period of time. I learned you have to pay a lot of attention to any company that’s changing rapidly. When we had about 50 people, we initiated weekly TGIF meetings on Friday afternoons so everyone would know what had happened during the week. But those meetings have broken down because we now have too many people, about 1,000, including many who work in different time zones. We try to have a summation of the week’s work via e-mail, but it’s not the same. When you grow, you continually have to invent new processes. We’ve done a pretty good job keeping up, but it’s an ongoing challenge.

PLAYBOY: It’s one thing to have volleyball games, refrigerators full of free juice and massages when you’re a start-up, but can you maintain such a laid-back culture as a public company?

PAGE: We think a lot about how to maintain our culture and the fun elements. I don’t know if other companies care as much about those things as we do. We spent a lot of time getting our offices right. We think it’s important to have a high density of people. People are packed together everywhere. We all share offices. We like this set of buildings because it’s more like a densely packed university campus than a typical suburban office park.

PLAYBOY: We read that you originally wanted a building without telephones.

BRIN: That was Larry. He was making the argument that you call most people on their cell phones because you’re not sure if they’re at their desk. Why bother having land lines? We decided to have them, though, because the quality is better. It’s nice to have them.

PLAYBOY: Do you subscribe to any particular management theories, or do you make them up as you go?

PAGE: We try to use elements from different companies, but a lot is seat-of-your-pants stuff.

PLAYBOY: How will you avoid the mistakes of many other dot-coms? After their IPOs, employees became more focused on the stock price than on their jobs. Many of those companies are gone.

PAGE: Those companies are not good analogues for Google.

PLAYBOY: But like you, they were Internet-focused technology companies. What’s the difference?

PAGE: A lot of those companies were around for less than a year or two before they went public. We’ve been around for five. We’re at a pretty significant scale, too. We have more than 150,000 advertisers and a lot of salespeople. Millions of people use Google. It’s a completely different thing.

PLAYBOY: And you’re profitable.

PAGE: That’s a difference, yes. The dot-com period was difficult for us. We were dismayed in that climate.

PLAYBOY: What dismayed you?

PAGE: We knew a lot of things people were doing weren’t sustainable, and that made it hard for us to operate. We couldn’t get good people for reasonable prices. We couldn’t get office space. It was a hypercompetitive time. We had the opportunity to invest in 100 or more companies and didn’t invest in any of them. I guess we lost a lot of money in the short term—but not in the long term.

PLAYBOY: Companies tried to buy you, too. Did you ever consider selling Google?

PAGE: No. We think we’re an important company, and we’re dedicated to doing this over the long term. We like being independent.

PLAYBOY: Is your company motto really “Don’t be evil”?

BRIN: Yes, it’s real.

PLAYBOY: Is it a written code?

BRIN: Yes. We have other rules, too.

PAGE: We allow dogs, for example.

BRIN: As for “Don’t be evil,” we have tried to define precisely what it means to be a force for good—always do the right, ethical thing. Ultimately, “Don’t be evil” seems the easiest way to summarize it.

PAGE: Apparently people like it better than “Be good.”

BRIN: It’s not enough not to be evil. We also actively try to be good.

PLAYBOY: Who ultimately decides what is evil? Eric Schmidt, your CEO, once said, “Evil is whatever Sergey decides is evil.”

PAGE: That was not one of his best quotes, though it’s memorable.

PLAYBOY: How does it work?

BRIN: We deal with all varieties of information. Somebody’s always upset no matter what we do. We have to make a decision; otherwise there’s a never-ending debate. Some issues are crystal clear. When they’re less clear and opinions differ, sometimes we have to break a tie. For example, we don’t accept ads for hard liquor, but we accept ads for wine. It’s just a personal preference. We don’t allow gun ads, and the gun lobby got upset about that. We don’t try to put our sense of ethics into the search results, but we do when it comes to advertising.

PLAYBOY: Who decides that wine is all right but hard liquor isn’t?

BRIN: We collect input. I think we do a good job of deciding. As I said, we believe that “Don’t be evil” is only half of it. There’s a “Be good” rule also.

PLAYBOY: How are you good?

BRIN: We have Google grants that give advertising to nonprofit organizations. A couple hundred nonprofits—ranging from the environment to health to education to preventing various kinds of abuse by governments—receive free advertising on Google.

PAGE: We’re also working to set up a Google foundation that will have even broader initiatives. The “Be good” concept also comes up when we design our products. We want them to have positive social effects. For example, we just released Gmail, a free e-mail service. We said, “We will not hold your e-mail hostage.” We will make it possible for you to get your e-mail out of Gmail if you ever want to.

BRIN: You won’t have to stay with us just to keep your address.

PAGE: Which is something we view as a social good.

BRIN: Another social good is simply providing a free and powerful communication service to everyone in the world. A schoolchild in Cambodia can have a Gmail account.

PLAYBOY: But Yahoo and MSN’s Hotmail already offer free e-mail accounts.

BRIN: This one has one gigabyte of storage—200 times more.

PLAYBOY: But there’s a catch. You have stated that you will scan e-mail in order to target advertisements based on its content. As a San Jose Mercury News columnist wrote, “If Google ogles your e-mail, could Ashcroft be far behind?”

BRIN: When people first read about this feature, it sounded alarming, but it isn’t. The ads correlate to the message you’re reading at the time. We’re not keeping your mail and mining it or anything like that. And no information whatsoever goes out.

PLAYBOY: Regardless, it’s analogous to someone looking over our shoulder as we write private messages.

PAGE: You should trust whoever is handling your e-mail.

BRIN: We need to be protective of the mail and of people’s privacy. If you have people’s e-mail, you have to treat that very seriously. We do. Everyone who handles e-mail has that responsibility.

PLAYBOY: The Electronic Privacy Information Center equates such monitoring with a telephone operator listening to your conversations and pitching ads while you talk.

BRIN: That’s what Hotmail and Yahoo do, don’t forget. They have big ads that interfere with your ability to use your mail. Our ads are more discreet and off to the side. Yes, the ads are related to what you are looking at, but that can make them more useful.

PAGE: During Gmail tests, people bought lots of things using the ads.

BRIN: Today I got a message from a friend saying I should prepare a toast for another friend’s birthday party. Off to the side were two websites I could go to that help prepare speeches. I like to make up my own speeches, but it’s a useful link if I want to take advantage of it.

PLAYBOY: Even that sounds ominous. We may not want anyone—or any machine—knowing we’re giving a speech at a friend’s birthday party.

BRIN: Any web mail service will scan your e-mail. It scans it in order to show it to you; it scans it for spam. All I can say is that we are very up-front about it. That’s an important principle of ours.

PLAYBOY: But do you agree that it raises a privacy issue? If you scan for keywords that will trigger ads, you could easily scan for political content.

BRIN: All we’re doing is showing ads. It’s automated. No one is looking, so I don’t think it’s a privacy issue. To me, if it’s a choice between big, intrusive ads and our smaller ones, it’s a pretty obvious choice. I’ve used Gmail for a while, and I like having the ads.

PLAYBOY: Do the ads pay for the extra storage space?

BRIN: Yes. Targeted advertising is an important component. We could have had glaring videos appear before you look at every message. That could generate revenue too. Our ads aren’t distracting; they’re helpful.

PAGE: I find it works well. And it’s an example of the way we try to do good. It’s a high-quality product. I like using it. Even if it seems a little spooky at first, it’s useful, and it’s a good way to support a valuable service.

PLAYBOY: Did the outcry about the privacy issue surprise you?

BRIN: Yes. The Gmail thing has been a bit of a lesson.

PAGE: We learned a few things. There was a lot of debate about whether we were going to delete people’s mail if they wanted it to be deleted. Obviously, you want us to have backups of your mail to protect it, but that raises privacy issues. We created a policy statement about privacy, and the attorneys probably got a little ahead of themselves. The lawyers wrote something that was not very specific. It said something like, “If you request that we delete your e-mail, it may remain on a backup system for a while.” It led people to say, “Google wants to keep my deleted mail.” That’s not our intent at all. Since then we have added some language explaining it. We intend to try to delete it.

PLAYBOY: That’s not reassuring.

PAGE: But you wouldn’t want us to lose your mail, either. There’s a trade-off. So yes, we learned some things. We could have done a better job on the messaging. In its earliest testing stages Gmail was available only to a small number of people. People started talking about it before they could try it. I didn’t expect them to be so interested. We released the privacy policy, and they were very interested in that. It was all they had access to, so it sparked a lot of controversy. The more people tried Gmail, however, the more they understood it.

BRIN: Journalists who tried it wrote positive reviews.

PLAYBOY: With the addition of e-mail, Froogle—your new shopping site—and Google news, plus your search engine, will Google become a portal similar to Yahoo, AOL or MSN? Many Internet companies were founded as portals. It was assumed that the more services you provided, the longer people would stay on your website and the more revenue you could generate from advertising and pay services.

PAGE: We built a business on the opposite message. We want you to come to Google and quickly find what you want. Then we’re happy to send you to the other sites. In fact, that’s the point. The portal strategy tries to own all of the information.

PLAYBOY: Portals attempt to create what they call sticky content to keep a user as long as possible.

PAGE: That’s the problem. Most portals show their own content above content elsewhere on the web. We feel that’s a conflict of interest, analogous to taking money for search results. Their search engine doesn’t necessarily provide the best results; it provides the portal’s results. Google conscientiously tries to stay away from that. We want to get you out of Google and to the right place as fast as possible. It’s a very different model.

PLAYBOY: Until you launched news, Gmail, Froogle and similar services.

PAGE: These are just other technologies to help you use the web. They’re an alternative, hopefully a good one. But we continue to point users to the best websites and try to do whatever is in their best interest. With news, we’re not buying information and then pointing users to information we own. We collect many news sources, list them and point the user to other websites. Gmail is just a good mail program with lots of storage.

BRIN: Ironically, toward the end of the 1990s most of the portals started as search engines. Yahoo was the exception, but Excite, Infoseek, HotBot and Lycos began as search engines. They diversified and didn’t take searching as seriously as they should have. Searching was viewed as just another service, one of 100 different services. With 100 services, they assumed they would be 100 times as successful. But they learned that not all services are created equal. Finding information is much more important to most people than horoscopes, stock quotes or a whole range of other things—which all have merit, but searching is substantially more important. They lost sight of that. It’s why we started Google in the first place. We decided that searching is an important problem that requires serious concentration. That continues to be our focus.

PLAYBOY: What does Google do that early search engines didn’t?

BRIN: Before Google, I don’t think people put much effort into the ordering of results. You might get a couple thousand results for a query. We saw that a thousand results weren’t necessarily as useful as 10 good ones. We developed a system that determines the best and most useful websites. We also understood that the problem of finding useful information was expanding as the web expanded. In 1993 and 1994, when Mosaic, the predecessor of Netscape, was launched, a “What’s New” page listed new websites for the month and then, when more began appearing, for the week. At the time, search engineers had to deal with a relative handful of sites, first thousands and then tens of thousands. By the time we deployed our initial commercial version of Google in late 1998, we had 25 million or 30 million pages in our index. Today we have billions—more than 4 billion, in fact. That volume requires a different approach to search technology.

PLAYBOY: How do you refine the results when there are so many websites?

BRIN: We had to solve several problems. One was relevance: How do we determine if a web page relates to what you ask? Next, although many results may be relevant, which are the most relevant and the most useful? That’s something we continue to work hard on. Another important consideration is that the kinds of questions people ask have changed. They have become far more challenging and complex. People’s expectations have grown. They ask for unusual things that have a variety of associated linguistic challenges. We have to deal with all of those situations.

PLAYBOY: Specifically, how do you deal with them?

BRIN: It’s so complex—there’s not one way but many ways. We worked hard to understand the link structure of the web. It’s analogous to the way people provide references to one another. If I’m looking for a doctor in the area, I might go around and ask my friends to recommend good doctors. They in turn may point me to other people who know more than they do—”This guy knows the whole field of Bay Area doctors.” I would then go to that person and ask him. The same thinking applies to websites. They refer to one an other with links, a system that simulates referrals. The web is far more expansive and broad, however, so there must be refinements to the system. We have to look at who is doing the referring. It presents a new challenge: How do you decide the importance of the links on a site? We do it with mathematical formulas that go deeper and weigh many factors.

PAGE: That’s a small part of how we actually link pages. It’s very complex.

BRIN: We have to consider many other challenges. How do you deal with different words that refer to the same concept? How do you help people find websites in languages they understand? Can we translate pages for them? Google is all about getting the right information to people quickly, easily, cheaply—and for free. We serve the world—all countries, at least 100 different languages. It’s a powerful service that most people probably couldn’t have dreamed of 20 years ago. It’s available to the rich, the poor, street children in Cambodia, stock traders on Wall Street—basically everybody. It’s very democratic.

PLAYBOY: Tim Berners-Lee, who designed the World Wide Web, worried that commercial content would prevail on the Internet, pushing aside open and free conversation and information from individuals. Does Google have a bias toward commercial websites?

BRIN: One thing that’s important to us is the distinction between advertising and pure search results. We make it clear when something is paid for. Our advertising is off to the side and in a couple of slots across the top. Ads are clearly marked. There’s a clear, large wall between the objective search results and the ads, which have commercial influence. Other search engines don’t necessarily distinguish. Beyond ads, with other search engines, payment affects the results. We think that’s a slippery slope. At Google, the search results cannot be bought or paid for.

PLAYBOY: Will that distinction be protected after the IPO? What if your shareholders push you to accept payment for better placement in search results?

BRIN: It doesn’t make sense. Why don’t you, as a magazine, accept payment for your articles? Why are advertisements clearly separate?

PLAYBOY: Our editorial content retains its credibility only if it isn’t influenced by advertisers. If that line were unclear, our readers would rebel.

PAGE: There you go. It’s no different for Google. People use Google because they trust us.

PLAYBOY: With search engines, however, the line between editorial content and advertisements may become less obvious than in magazines. As you note, some search engines do not clearly identify results that are paid for. How can users know the difference?

PAGE: It’s a problem for us because some people assume we blur the distinction as well. But people are smart. They can distinguish pure results. We will continue to make it clear.

BRIN: It’s an important issue, something people should be concerned about. We’re dedicated to separating advertising and search results, and we want people to understand the distinction. The more awareness among the entire world’s people about these questions—their ability to understand results that are tainted versus those that are not—the better. It’s not enough for us to improve the search engine so it provides better results from more web pages; we must also protect it from people who attempt to manipulate the results. People try to find ways around our system, and we continue to work on the problem.

PLAYBOY: And yet an entire industry of optimizers seeks to influence Google search results. They claim they can help companies place higher in your rankings, but sometimes they resort to treachery. How do you counteract them?

BRIN: You have to distinguish among optimizers. Some do perfectly legitimate things—they’re just trying to create informative sites.

PAGE: They help people find what they’re looking for.

BRIN: But some people do surreptitious things. They try to influence the system.

PLAYBOY: What are some examples of new techniques people use to influence your search results?

BRIN: People send us web pages to review that are different from the ones they’ll send to users. It’s known as cloaking. They’ll put stuff on their web pages that the user can’t see—black-on-black text, for example. We consider that manipulative and work to combat it.

PLAYBOY: Playing cat and mouse like this, how can you be sure to stop them?

PAGE: We have a lot of people devoted to stopping them. We do a good job.

BRIN: People try new things all the time. By now, the people who succeed have to be very sophisticated. All the obvious or trivial things one might think of have been done many times, and we’ve dealt with them.

PAGE: It’s going to get harder and harder to do these things. However, the benefits are obviously large, so some people will try to manipulate the results. Ultimately, it’s not worth it. If you’re spending time, trouble and money promoting your results, why not just buy advertising? We sell it, and it’s effective. Use that instead. Advertising is more predictable and probably more effective.

PLAYBOY: Yet it may not carry the weight of a search that appears to be unaffected by money.

PAGE: Yes. So people will try, and we will continue to stop them. Eventually people may realize that it’s more efficient just to pay to promote their things, if that’s what they want to do.

BRIN: That’s absolutely true, because ads on Google work. We know that when people are looking for commercial things, they use the ads. They know they’re ads and they know they’re just commercial, yet they use them.

PLAYBOY: How do you fight Google bombing, a tactic some people use to manipulate search results by linking words? For instance, if they have their way, the query “world’s dumbest man” might lead you to the White House web page.

BRIN: That’s in a different category. We call it spam but not in the sense of e-mail. People try to make political statements using search results. They want to affect the results when you search for something obscure and specific, say “French military victories.” They get tons of people to link the phrase to a website that pushes their political point of view. These queries are rare. The number of people interested in French military victories is tiny. There may be no other websites dedicated to that topic, so people create a page with the idea of controlling a message.

PAGE: People do it because it’s like discovering fire: “We can affect the web!” Well, you are the web, so of course you can affect it.

BRIN: Typically Google bombs don’t affect people looking for information.

PAGE: They’re more like entertainment.

PLAYBOY: How can you balance the more modest sites of nonprofits or consumer groups with those of enormous companies and industries? If we research a controversial topic, how can Google be certain to point us to sites that reflect both sides of an issue?

BRIN: I agree that diversity of sources is a desirable goal, and in fact the results naturally tend to be diverse. We do some simple things to increase the diversity. If you check almost any topic, you will get diverging viewpoints. Everyone on any side of an issue will typically complain, though. Environmentalists will say, “Why aren’t you showing our results first?” An industrial group will say, “Why aren’t you showing our results first?” They all want to be number one. We think it’s good for us to encourage diverse viewpoints, and the search engine presents them. It happens naturally as a response to queries.

PLAYBOY: But don’t companies with enormous budgets have the ability to pay for deep sites with lots of links and overwhelm the opposition?

PAGE: Actually, given the factors the search engines take into consideration, opposition groups do well in search results. For example, environmental groups tend to be very active on the Internet. That’s how they organize. They have good websites with a lot of activity. All of that is factored into the search results. Thus their sites will be prominent in the listings.

BRIN: Yes. On such a search, you would likely get the best environmental sites as well as the best sites representing the industry, for two sides of the issue. I’m sure there are counterexamples, and I’m sure we could do a better job.

PAGE: In general we’re trying to use the web’s self-organizing properties to decide which things to present. We don’t want to be in the position of having to decide these things. We take the responsibility seriously. People depend on us.

PLAYBOY: Yet you’ve been criticized for caving to pressure from organizations that objected to some of your search results. In one famous case, the Church of Scientology pressured you to stop pointing out a website critical of it.

PAGE: That was more of a legal issue.

BRIN: The Scientologists made a copyright claim against an anti-Scientology site. It had excerpts from some of their texts. The counter-Scientology site, Xenu.net, didn’t file an appeal. It sort of folded. Consequently, we were forced to omit their results, but we explain what happened on the search. If things are missing from a search, we often link to websites that explain the controversies. So now, if you do a generic search on Scientology, you get a link to a site that discusses the legal aspects of why the anti-Scientology site isn’t listed. In addition, this independent site links to the anti-Scientology site. As a result, if you search for Scientology, you will be armed with anti-Scientology materials as well as pro-Scientology material.

PAGE: A Stanford University organization has volunteer lawyers posting complaints about cases like this related to web searches. We’re able to link to this site. It’s a nice compromise. In general, though, few things get removed in this way. It’s not a practical problem.

PLAYBOY: How did you respond when the Chinese government blocked Google because your search engine pointed to sites it forbade, including Falun Gong and pro-democracy websites?

BRIN: China actually shut us down a couple of times.

PLAYBOY: Did you negotiate with the Chinese government to unblock your site?

BRIN: No. There was enough popular demand in China for our services—information, commerce and so forth—that the government re-enabled us.

PLAYBOY: Have you ever agreed to conditions set by the Chinese government?

BRIN: No, and China never demanded such things. However, other search engines have established local presences there and, as a price of doing so, offer severely restricted information. We have no sales team in China. Regardless, many Chinese Internet users rely on Google. To be fair to China, it never made any explicit demands regarding censoring material. That’s not to say I’m happy about the policies of other portals that have established a presence there.

PLAYBOY: Which sites cooperate with Chinese government censors?

BRIN: I’ve heard various things, but I don’t want to spread secondhand rumors. There is a Harvard site that lists what you can and can’t get from different places around the world.

PAGE: Search for “censorship” and “Berkman” and you can get the website. [Editor’s note: The website is at cyber.law.harvard.edu/home.] It has some cool programs that automatically track what is and isn’t available on the web.

PLAYBOY What would you do if you had to choose between compromising search results and being unavailable to millions of Chinese?

BRIN: There are difficult questions, difficult challenges. Sometimes the “Don’t be evil” policy leads to many discussions about what exactly is evil. One thing we know is that people can make better decisions with better information. Google is a useful tool in people’s lives. There are extreme cases, we’re told, when Google has saved people’s lives.

PLAYBOY: How has Google saved lives?

BRIN: When people look up information in a life-threatening situation. Someone wrote that he was having chest pains and wasn’t sure of the cause. He did a Google search, decided he was having a heart attack and called the hospital. He survived and wrote to us. To help in situations like that, Google has to be quick and correct. Other people have written us with similar stories. We get postcards and pictures of them with their family. Those are extremes, but there are countless other examples. People are helped with their careers. Students are helped when they study. It’s a powerful tool.

PLAYBOY: When someone is having chest pains and searches the web for information about them, for example, it’s essential that the information be correct. How does Google know about the veracity of a website’s information?

BRIN: Similar to other media—books, magazines, whatever—you have to use judgment.

PLAYBOY: But isn’t the Net, where anyone can put up a web page, more likely to have erroneous information?

BRIN: Yes. Joe Blow can write something in a few hours, post it and it’s on the Net. It could be about neuroscience, and he may know nothing about neuroscience. More typical inaccuracies in other media are from out-of-date material. In both cases, you have to apply judgment. The Internet helps because you can quickly check a number of different sources. If I were seriously interested in something important to me, I wouldn’t just click on the first search result, read it and take it as God’s word.

PAGE: Which is a great thing about the Internet, because you can read information from many sources and decide. Libraries might have some of the information but probably not all—and not necessarily the most up-to-date.

PLAYBOY: Librarians must hate Google. Will you put them out of business?

BRIN: Actually, more and more librarians love Google. They use it. They do an excellent job helping people find answers on the Internet in addition to using their book collections. Finding information still requires skill. It’s just that you can go much further now. Google is a tool for librarians just as it’s a tool for anyone who wants to use it.

PLAYBOY: Much has been made of the fact that Google has now become a verb. When did you begin to fathom the scale of Google’s success?

PAGE: I don’t remember exactly. Pretty early on I saw a newspaper story about Googling dates. People were checking out who they were dating by Googling them. I think it’s a tremendous responsibility. If you think everybody is relying on us for information, you understand the responsibility. That’s mostly what I feel. You have to take that very seriously.

PLAYBOY: Are you still surprised by the ways people use Google?

PAGE: We hear surprising stories all the time. The amazing thing is that we’re part of people’s daily lives, like brushing their teeth. It’s just something they do throughout the day while working, buying things, deciding what to do after work and much more. Google has been accepted as part of people’s lives. It’s quite remarkable. Most people spend most of their time getting information, so maybe it’s not a complete surprise that Google is successful.

PLAYBOY: Though you have cataloged 4 billion websites, there are more than 10 billion, and the number grows each day. Is it possible for Google to catch up and keep up?

PAGE: We have to. The increasing volume of information is just more opportunity to build better answers to questions. The more information you have, the better.

PLAYBOY: Yet more isn’t necessarily better.

BRIN: Exactly. This is why it’s a complex problem we’re solving. You want access to as much as possible so you can discern what is most relevant and correct. The solution isn’t to limit the information you receive. Ultimately you want to have the entire world’s knowledge connected directly to your mind.

PLAYBOY: Is that what we have to look forward to?

BRIN: Well, maybe. I hope so. At least a version of that. We probably won’t be looking up everything on a computer.

PLAYBOY: How will we use Google in the future?

BRIN: Probably in many new ways. We’re already experimenting with some. You can call a phone number and say what you want to search for, and it will be pulled up. At this stage it’s obviously just a toy, but it helps us understand how to develop future products.

PLAYBOY: Is your goal to have the entire world’s knowledge connected directly to our minds?

BRIN: To get closer to that—as close as possible.

PLAYBOY: At some point doesn’t the volume become overwhelming?

BRIN: Your mind is tremendously efficient at weighing an enormous amount of information. We want to make smarter search engines that do a lot of the work for us. The smarter we can make the search engine, the better. Where will it lead? Who knows? But it’s credible to imagine a leap as great as that from hunting through library stacks to a Google session, when we leap from today’s search engines to having the entirety of the world’s information as just one of our thoughts.